As filed with the Securities and Exchange Commission on June 14, 2023.

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOLEKULE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	45-3213164 (I.R.S. Employer Identification Number)

10455 Riverside Drive

Palm Beach Gardens, FL 33410

(833) 652-5326

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason DiBona

Molekule Group, Inc.

10455 Riverside Drive

Palm Beach Gardens, FL 33410

(833) 652-5326

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Valerie Ford Jacob, Esq. Paul K. Humphreys, Esq. Michael A. Levitt, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Ave. New York, New York 10022 (212) 277-4000	Adam M. Klein, Adv. Hod Mimun, Adv. Goldfarb Gross Seligman & Co. 98 Yigal Alon Street Tel Aviv, Israel 6789141 +972-3-608-9999	David Schapiro, Adv. Arnon, Tadmor-Levy 132 Begin Road, Azrieli Center Tel Aviv, Israel 6702101 +972-3-684-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described in the prospectus contained herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)   ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to the securities described in this prospectus has been filed with the Securities and Exchange Commission. These securities may not be issued or sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION, DATED JUNE 14, 2023

Molekule Group, Inc.

3,519,105 SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE, TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER OF AURA SMART AIR LTD. WITH AVATAR MERGER SUB LTD., A WHOLLY OWNED SUBSIDIARY OF MOLEKULE GROUP, INC.

THIS IS NOT A PROXY STATEMENT OR NOTICE OF MEETING.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This prospectus of Molekule Group Inc., a Delaware corporation (“Molekule,” “we,” “us,” “our” or the “Company”), relates to shares of Molekule common stock, par value $0.01 per share (“Molekule Common Stock”), to be issued to the holders of ordinary shares, no par value (“Aura Ordinary Shares”), of Aura Smart Air Ltd., a company organized under the laws of the State of Israel (“Aura”), as provided for in the Agreement and Plan of Merger, dated as of February 26, 2023 (the “Merger Agreement”), by and among Molekule, Aura and Avatar Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Molekule (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to this prospectus.

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”), at the effective time of the merger contemplated by the Merger Agreement, Merger Sub (as the target company, or Chevrat Ha’Ya’ad) will be merged with and into Aura (as the absorbing company, or HaChevra Ha’Koletet), which shall continue as the surviving corporation of the merger, with Aura thereby becoming a wholly owned subsidiary of Molekule (the “Merger”).

At the effective time of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, each Aura Ordinary Share issued and outstanding immediately prior to the effective time of the Merger (other than Aura Ordinary Shares owned by Aura or its subsidiaries (dormant or otherwise)) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Molekule Common Stock equal to (A) 3,519,105 divided by (B) the aggregate number of issued and outstanding Aura Ordinary Shares as of the closing of the Merger (the “Closing”), in each case without interest (the “Merger Consideration”).

All fractional shares of Molekule Common Stock that would otherwise be issued as part of the Merger Consideration will be rounded down to the nearest whole share of Molekule Common Stock (after aggregating all fractional shares of Molekule Common Stock issuable to such holder).

As of June 14, 2023, the 3,519,105 shares of Molekule Common Stock issuable to the Aura shareholders as Merger Consideration represented approximately 10.35% of the outstanding shares of Molekule Common Stock.

Molekule Common Stock is publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “MKUL.” Following the effectiveness of the Merger, Molekule Common Stock will also be listed on the Tel Aviv Stock Exchange (the “TASE”), subject to obtaining applicable permits and approvals. We urge you to obtain current market quotations for the Molekule Common Stock.

The Merger Agreement provides that the effective time of the Merger will be upon the issuance by the Registrar of Companies of the State of Israel (the “Companies Registrar”) of a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (such certificate, the “Certificate of Merger” and, such time, the “Effective Time”). The Merger is subject to approval by the holders of Aura Ordinary Shares at a shareholder meeting. The special meeting of the holders of Aura Ordinary Shares will be held on          , 2023 beginning at          , Israel Time, at the offices of Aura at 86 Yigal Alon St., Tel Aviv (the special meeting and any adjournments or postponements thereof, the “Aura Special Meeting”). These matters are discussed in greater detail in the notice of shareholders meeting that was issued to Aura shareholders by Aura in accordance with the rules and regulations of the Israel Securities Authority (the “ISA”). At the time of the Aura Special Meeting, holders of Aura Ordinary Shares will not know the exact value of the Merger Consideration that they will receive upon the closing of the Merger.

We urge you to read the accompanying prospectus, including Annex A, carefully and in its entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 17. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger or the other transactions described in this prospectus or the securities to be issued in connection with the Merger or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2023.

i

EXPLANATORY NOTE

On January 12, 2023, the Company completed its previously announced acquisition of Molekule, Inc., a Delaware corporation (“Legacy Molekule”), pursuant to the Agreement and Plan of Merger dated as of October 3, 2022 (the “Molekule Merger Agreement”) by and among the Company, Air King Merger Sub Inc. (“Molekule Merger Sub”), a Delaware corporation and direct wholly owned subsidiary of the Company, and Legacy Molekule. Pursuant to the Molekule Merger Agreement, Molekule Merger Sub merged with and into Legacy Molekule, with Legacy Molekule continuing as the surviving entity and a wholly owned subsidiary of the Company (the “Molekule Merger”). In connection with the closing of the Molekule Merger, the Company changed its name from “AeroClean Technologies, Inc.” to “Molekule Group, Inc.”

This prospectus includes certain business and financial information relating to the Company and Legacy Molekule prior to the Molekule Merger, including historical financial statements and results of operations of the Company and Legacy Molekule as of and for each of the two years in the period ended December 31, 2022 and an unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 that gives effect to the Molekule Merger as if it had occurred on January 1, 2022.

All dollar amounts are stated in U.S. dollars unless otherwise stated.

ABOUT THIS PROSPECTUS

This document, which forms part of a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Molekule, constitutes a prospectus of Molekule under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Molekule Common Stock to be issued to Aura shareholders pursuant to the Merger Agreement.

References to “we,” “us,” “our,” “Molekule” and the “Company” refer to Molekule Group, Inc. (f/k/a AeroClean Technologies, Inc.) together with its subsidiaries prior to or following the Molekule Merger depending on the context. References to “Legacy Molekule” refer to Molekule, Inc. together with its subsidiaries for periods prior to the Molekule Merger. References to “Aura” refer to Aura Smart Air Ltd., a company organized under the laws of the State of Israel, together with its subsidiaries. References to “Merger Sub” refer to Avatar Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Molekule.

You should rely only on the information contained in this prospectus. Molekule and Aura have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is dated          , 2023, and you should not assume that the information contained in this prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Neither the delivery of this prospectus to Aura shareholders nor the issuance by Molekule of Molekule Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Molekule has supplied all information contained in this prospectus relating to Molekule and Merger Sub, and Aura has supplied all information contained in this prospectus relating to Aura. Molekule and Aura have both contributed to the information related to the Merger contained in this prospectus.

ii

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the industry and the markets in which Molekule and Aura operate, including their respective general expectations and market position, market opportunity and market size, are based on reports from various sources. In some cases, this prospectus does not expressly refer to the sources from which this data is derived. In that regard, when this prospectus refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to such information. While we have not independently verified market data and industry forecasts provided by any of these or any other third-party sources referred to in this prospectus, we believe such sources to be reliable and are not aware of any misstatements in such information.

In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which Molekule and Aura operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

TRADEMARKS AND TRADE NAMES

“Pūrgo™,” “SteriDuct™,” “Air Mini+™,” “Air Pro™,” “Air Pro RX™” and related names are trademarks that are owned by Molekule, and “Aura™,” “Ray™” and related names are trademarks that are owned by Aura. Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we or Aura will not assert, to the fullest extent possible under applicable law, our or Aura’s rights or the rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

iii

QUESTIONS AND ANSWERS

The following questions and answers briefly address some of the questions you may have about the Merger, the Merger Agreement and the Aura Special Meeting. They may not include all the information that is important to Aura shareholders. Aura shareholders should carefully read this entire prospectus, including Annex A. Aura shareholders should pay special attention to the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Q:What is the Merger?

A:

Molekule, Aura and Merger Sub have entered into an Agreement and Plan of Merger, dated as of February 26, 2023 (as the same may be amended from time to time). A copy of the Merger Agreement is attached as Annex A to this prospectus. Under the Merger Agreement, subject to satisfaction or waiver of the conditions set forth in the Merger Agreement and described hereinafter and in accordance with the ICL, Merger Sub will merge with and into Aura, with Aura continuing as the surviving corporation and a wholly owned subsidiary of Molekule. As a result of the Merger, Aura will no longer be a publicly-held company in the State of Israel. Following the Merger, Aura Ordinary Shares will be delisted from the TASE, in accordance with applicable rules and policies of the TASE.

Q:	Why am I receiving these materials?
A:

Aura has agreed, subject to approval of the Aura shareholders, to be acquired by Molekule under the terms of the Merger Agreement that are described in this prospectus. At the Aura Special Meeting, Aura will ask its shareholders to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby (the “Transactions”), including the Merger (the “Merger Proposal”).

Each Aura Ordinary Share is entitled to one vote on the Merger Proposal. On the record date of the Aura Special Meeting (the close of business in Israel on          , 2023) (the “Record Date”), there were Aura Ordinary Shares issued and outstanding. Approval of the Merger Proposal requires an affirmative vote of a majority of the votes cast by holders of Aura Ordinary Shares, whether cast in person or by proxy (the “Aura Shareholder Approval”).

If the Merger Proposal is approved at the Aura Special Meeting and the other conditions to the consummation of the Merger are satisfied or waived, then, at the consummation of the Merger, Merger Sub will be merged with and into Aura, with Aura surviving the Merger and becoming a wholly owned subsidiary of Molekule. As a result of the Merger, Aura shareholders will receive shares of Molekule Common Stock in exchange for their Aura Ordinary Shares as described below. You are receiving this prospectus because Molekule is registering under the Securities Act the shares of Molekule Common Stock that are the Merger Consideration that will be issued to you upon completion of the Merger.

This prospectus includes important information about the Merger, the Merger Agreement (a copy of which is attached as Annex A to this prospectus) and the shares of Molekule Common Stock to be issued pursuant to the Merger. You should read this information carefully and in its entirety.

However, please be aware that this prospectus is not a proxy statement or notice of meeting and that we are not asking you for a proxy and you are requested not to send us a proxy. Aura will issue to you a notice of the Aura Special Meeting, which will contain important information about the Aura Special Meeting in accordance with the rules and regulations of the ISA.

Q:	What will Aura shareholders receive in the Merger?
A:

If the Merger is completed, each Aura Ordinary Share issued and outstanding immediately prior to the Companies Registrar issuing a certificate in accordance with Section 323(5) of the ICL (other than Aura Ordinary Shares owned by Aura or its subsidiaries (dormant or otherwise)) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Molekule Common Stock equal to (A) 3,519,105 divided by (B) the aggregate number of issued and outstanding Aura Ordinary Shares as of the Closing, in each case without interest.

All fractional shares of Molekule Common Stock that would otherwise be issued as part of the Merger Consideration will be rounded down to the nearest whole share of Molekule Common Stock (after aggregating all fractional shares of Molekule Common Stock issuable to such holder).

Q:	What equity stake will former Aura shareholders collectively hold in Molekule immediately following the Merger?
A:

As of June 14, 2023, the 3,519,105 shares of Molekule Common Stock issuable to the Aura shareholders as Merger Consideration represented approximately 10.35% of the outstanding shares of Molekule Common Stock.

Q:	When do Molekule and Aura expect to complete the Merger?
A:

Molekule and Aura are working to complete the Merger as soon as practicable. The Merger is expected to close early in the second half of 2023. Neither Molekule nor Aura can predict, however, the actual date on which the Merger will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals.

Q:	What are the conditions to completion of the Merger?
A:

The completion of the Merger is subject to various closing conditions as set forth in the Merger Agreement, including Aura obtaining the Aura Shareholder Approval and an Israeli tax ruling regarding withholding tax, the Registration Statement being declared effective by the SEC and the listing of the Molekule Common Stock on the TASE. The Merger Agreement contains customary termination rights for both Molekule and Aura. For more information, please see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	What happens if I sell my Aura Ordinary Shares after the Record Date but before the Aura Special Meeting?
A:

The Record Date is earlier than the date of the Aura Special Meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your Aura Ordinary Shares after the Record Date but before the date of the Aura Special Meeting, you will retain your right to vote at the Aura Special Meeting. However, you will not have the right to receive the Merger Consideration to be received by the Aura shareholders in the Merger. In order to receive the Merger Consideration, you must hold your Aura Ordinary Shares through the Effective Time, which occurs upon the issuance of the Certificate of Merger by the Companies Registrar.

Q:	Why are Molekule and Aura proposing the Merger?
A:

For information regarding the reasons of the board of directors of Molekule (the “Molekule Board”) for approving the Merger Agreement and the Transactions, see the section entitled “The Merger — Background of the Merger.” For information regarding the reasons of the board of directors of Aura (the “Aura Board”) for approving and recommending approval of the Merger Agreement and the Transactions, see the section entitled “The Merger — Aura’s Reasons for the Merger.”

Q:	When and where is the Aura Special Meeting?
A:	The Aura Special Meeting will be held at the offices of Aura on , 2023 at , Israel Time, at 86 Yigal Alon St., Tel Aviv, 6789116, Israel, subject to any adjournments or postponements thereof.
Q:	What are the material U.S. federal income tax consequences of the Merger?
A:	For information regarding the material U.S. federal income tax consequences of the Merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences.”
Q:	What are the Israeli tax consequences as a result of the Merger?
A:	For information regarding the Israeli tax consequences of the Merger, see the section entitled “The Merger — Certain Israeli Tax Consequences of the Merger.”
Q:	If I am an Aura shareholder, how will I receive the Merger Consideration to which I will become entitled?
A:

Substantially concurrent with the Effective Time, Molekule will instruct its transfer agent to issue book-entry shares representing the Merger Consideration to the Depositary Trust Company for the account of the Tel Aviv Stock Exchange Clearinghouse (the “TASE CH”). Within approximately two trading days, TASE CH will credit the accounts of its members that hold Aura Ordinary Shares as of the Effective Time with the applicable number of whole shares of Molekule Common Stock. Such members will, in turn, credit the accounts of their respective clients that beneficially own Aura Ordinary Shares as of the Effective Time with the applicable number of shares of Molekule Common Stock.

Q:	What happens if the Merger is not completed?
A:

If the Merger is not completed for any reason, Aura shareholders will not receive any consideration for their Aura securities, and Aura will not be acquired by Molekule. If the Merger Agreement is terminated under certain circumstances, Aura may be required to pay Molekule a termination fee as described under the section entitled “The Merger Agreement — Termination of the Merger Agreement; Termination Fee.”

Q:	Are there any risks that I should consider in connection with the Merger?
A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.”
Q:	Do I have dissenters’ rights in connection with the Transactions?
A:	No. The ICL does not provide for any statutory dissenters’ rights for a statutory merger.
Q:	What will happen to my Aura share-based awards?
A:

Each option to purchase Aura Ordinary Shares under the Aura Smart Air Ltd. Global Share Incentive Plan (2021) and the Israeli and U.S. addendums attached to such plan (the “Aura Incentive Plan” and, each option, an “Aura Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time will be canceled and terminated for no consideration or payment. From and after the Effective Time, neither Molekule nor Aura will be required to deliver Aura Ordinary Shares, other share capital of Aura or other compensation of any kind to any person pursuant to or in settlement of any Aura equity or equity-based awards under the Aura Incentive Plan or otherwise, and the Aura Incentive Plan will thereupon terminate. Notwithstanding the foregoing, Molekule may, in its sole discretion from time to time following the Effective Time, grant the right to receive an award of restricted stock units (“Molekule RSUs” and, each such award, a “Molekule RSU Award”) under the Molekule Group, Inc. 2021 Incentive Award Plan (the “Molekule Incentive Plan”) relating to shares of Molekule Common Stock to certain affiliates of Aura on terms set forth in the definitive documents relating to each such Molekule RSU Award.

Q:	Whom do I contact if I have any other questions?
A:

If you have additional questions about the Merger or need additional copies of the prospectus, please contact Molekule at Molekule Group, Inc., 10455 Riverside Drive, Palm Beach Gardens, FL 33410 or by calling (833) 652-5326.

Q:	Where can I find more information about Molekule and Aura?
A:	You can find more information about Molekule and Aura from the various sources described under the section entitled “Where You Can Find Additional Information.”

SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all the information that may be important to you. We urge you to read carefully this prospectus in its entirety, including Annex A.

The Parties

Molekule Group, Inc.

Molekule is a pathogen elimination technology company on a mission to keep work, play and life going by improving indoor air quality (“IAQ”). We have the largest range of proprietary and patented, U.S. Food & Drug Administration (“FDA”)-cleared air purification devices to address the rapidly growing global air purification market. Our air hygiene product, Pūrgo™ (pure-go), is an FDA 510(k) cleared, Class II medical device that provides continuous air filtration, sanitization and supplemental ventilation solutions with technology that can be applied in any indoor space, including in hospitals, offices and even in elevators. Pūrgo™ products feature SteriDuct™, a proprietary germicidal UV-C technology. In addition, our Air Pro and Air Mini+ air purifiers leverage a photoelectrochemical oxidation (“PECO”) technology that can destroy viruses, bacteria, mold, allergens, volatile organic compounds (“VOCs”), chemicals and more from the air. Our purpose is simple: to never stop innovating solutions that keep people healthy and safe, so life never stops. Shares of Molekule Common Stock are traded on Nasdaq under the symbol “MKUL.” Molekule’s principal executive offices are located at 10455 Riverside Drive, Palm Beach Gardens, Florida 33410, and its telephone number is (833) 652-5326.

Aura Smart Air Ltd.

Aura’s award-winning patented smart air technology platform monitors and purifies the air in hospitals, schools, businesses, hotels, restaurants, buses and nursing homes in more than 87 countries around the world. Its unique four-stage purification process is scientifically proven to capture and kill 99.9% of viruses, bacteria, germs and allergens. With offices in Israel, India and the United States, Aura’s clients and partners include leading global organizations such as the Detroit Pistons, Florida Agricultural and Mechanical University, Delos and the New Jersey Hospital Association. It also counts some of the largest school districts in the United States as clients. Aura is an Israeli public company. For the year ended December 31, 2022, Aura had revenue of $5.6 million. Aura Ordinary Shares are listed on the TASE. Aura’s principal executive offices are located at 86 Yigal Alon St., Tel Aviv, 6789116, Israel, and its telephone number is +972-52-583-1126.

Avatar Merger Sub Ltd.

Merger Sub, a wholly owned subsidiary of Molekule, is a company organized under the laws of the State of Israel that was formed on February 13, 2023 for the sole purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. In the Merger, Merger Sub will be merged with and into Aura, with Aura surviving as a wholly owned subsidiary of Molekule, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 10455 Riverside Drive, Palm Beach Gardens, Florida 33410, and its telephone number is (833) 652-5326.

The Merger

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this prospectus and is incorporated by reference into this prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger. The description of the Merger Agreement in this section and elsewhere in this prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement.

On February 26, 2023, Molekule, Aura and Merger Sub entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the ICL, Merger Sub will merge with and into Aura, with Aura continuing as the surviving corporation and a wholly owned subsidiary of Molekule.

Merger Consideration

If the Merger is completed, each Aura Ordinary Share issued and outstanding immediately prior to the Companies Registrar issuing a certificate in accordance with Section 323(5) of the ICL (other than Aura Ordinary Shares owned by Aura or its subsidiaries (dormant or otherwise)) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Molekule Common Stock equal to (A) 3,519,105 divided by (B) the aggregate number of issued and outstanding Aura Ordinary Shares as of the Closing, in each case without interest.

No certificates or scrip representing a fractional share of Molekule Common Stock will be issued to any of the Aura shareholders in connection with payment of the Merger Consideration, and to the extent a fractional share of Molekule Common Stock is issuable as part of the Merger Consideration after aggregating all fractional shares of Molekule Common Stock that otherwise would be received by such Aura shareholder, such fraction shall be rounded down to one whole share of Molekule Common Stock.

As of June 14, 2023, the 3,519,105 shares of Molekule Common Stock issuable to the Aura shareholders as Merger Consideration represented approximately 10.35% of the outstanding shares of Molekule Common Stock.

Treatment of Aura Equity Awards

Each Aura Stock Option that is outstanding and unexercised immediately prior to the Effective Time will be canceled and terminated for no consideration or payment. From and after the Effective Time, neither Molekule nor Aura will be required to deliver Aura Ordinary Shares, other share capital of Aura or other compensation of any kind to any person pursuant to or in settlement of any Aura equity or equity-based awards under the Aura Incentive Plan or otherwise, and the Aura Incentive Plan will thereupon terminate. Notwithstanding the foregoing, Molekule may, in its sole discretion from time to time following the Effective Time, grant the right to receive Molekule RSU Awards relating to shares of Molekule Common Stock to certain affiliates of Aura on terms set forth in the definitive documents relating to each such Molekule RSU Award. See the section entitled “The Merger Agreement — Treatment of Aura Equity Awards.”

Aura’s Reasons for the Merger

The Aura Board recommends that Aura shareholders vote in favor of the Merger Agreement, the Merger and the Transactions. For a discussion of the factors that the Aura Board considered in determining to recommend the approval of the Merger Agreement, the Merger and the Transactions, see the section entitled “The Merger — Aura’s Reasons for the Merger.”

Conditions to Completion of the Merger

In addition to the approval of the Merger Proposal by Aura shareholders, each party’s obligation to complete the Merger is also subject to the satisfaction or waiver (if legally permitted in writing) of certain other conditions, including the effectiveness of the Registration Statement (and the absence of any stop order by the SEC), approval of the listing on Nasdaq of the Molekule Common Stock to be used for the Merger Consideration, the absence of an injunction or law prohibiting the consummation of the Merger, at least 50 days having elapsed after the filing of the Merger Proposal with the Companies Registrar and at least 30 days having elapsed after the Aura Special Meeting, the approval of the ISA and the TASE for the dual listing of Molekule Common Stock on the TASE having been obtained, an Israeli tax ruling having been issued and in full force and effect, a FIRPTA certificate having been obtained from Molekule, the lock-up agreements being in full force and effect, the approval of the Israel Innovation Authority (the “IIA”) having been obtained, the accuracy of the representations and warranties of the parties under the Merger Agreement (subject to the material adverse effect and other materiality standards set forth in the Merger Agreement), the performance by the parties of their respective covenants and obligations under the Merger Agreement in all material respects and delivery of officer’s certificates by the parties certifying satisfaction of certain of the conditions described above.

In addition, Silicon Valley Bank (“SVB”) shall have delivered to Molekule a written consent to the Transactions with respect to Molekule’s debt agreements with SVB (the “Molekule Lender Consent”) and Bank Mizrahi-Tefahot Ltd. (“Bank Mizrahi”) shall have delivered to Aura a written consent to the Transactions with respect to Aura’s loan agreement with Bank Mizrahi (the “Aura Lender Consent” and, together with the Molekule Lender Consent, the “Lender Consents”), and each of the Lender Consents shall be in full force and effect without any amendments having been made. Aura also shall have an aggregate cash balance of at least $400,000 on the date of the Closing (the “Closing Date”); provided, that, subject to Aura’s compliance with its obligations under the Technology

Collaboration Agreement by and between Molekule and Aura, dated February 26, 2023 (the “Technology Collaboration Agreement”), and the Co-Distribution Agreement by and between Molekule and Aura, dated February 26, 2023 (the “Co-Distribution Agreement”), Molekule shall have paid any amounts due and payable by it under the Technology Collaboration Agreement and the Co-Distribution Agreement.

The parties expect to complete the Merger after all of the conditions to the Merger in the Merger Agreement are satisfied or waived, including after Aura receives the Aura Shareholder Approval. For a more complete description of the conditions to the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Timing of the Merger

The Merger is expected to close early in the second half of 2023. Neither Molekule nor Aura can predict when the Merger will be completed because it is subject to conditions beyond each company’s control. For a more complete description of the conditions to the Merger, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

Termination of the Merger Agreement; Termination Fee

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(a)	by mutual written consent of Molekule and Aura;
(b)	by either Molekule or Aura:
(i)	if the Closing has not occurred on or before 5:00 p.m. Israel Standard Time on September 30, 2023 (the “Outside Date”);
(ii)	if a governmental authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order that has become final and non-appealable, and that permanently restrains, enjoins or otherwise prohibits the Transactions; or
(iii)	if the Aura Shareholder Approval shall not have been obtained upon a vote taken thereon at the Aura Special Meeting duly convened therefor or at any adjournment or postponement thereof;
(c)	by Molekule:
(i)	upon certain material and uncured breaches of the terms of the Merger Agreement by Aura;
(ii)	at any time prior to the receipt of the Aura Shareholder Approval, if Aura has breached its obligations described under “The Merger Agreement — No Solicitation” or “— Aura Board Recommendation” (this termination right being referred to as the “No Solicitation Termination Right”); or
(iii)	at any time prior to the Aura Shareholder Approval, if (A) the Aura Board makes an Adverse Recommendation Change (as defined under “The Merger Agreement — Aura Board Recommendation”) or (2) at any time after an Aura acquisition proposal is publicly announced or becomes generally known to the public, Aura shall have failed to publicly reaffirm the Aura Board’s recommendation in favor of the Merger within 10 business days after receipt of a written request from Molekule to do so (this termination right being referred to as the “Recommendation Change Termination Right”); or
(d)	by Aura:
(i)	upon certain material and uncured breaches of the terms of the Merger Agreement by Molekule or Merger Sub; or
(ii)	prior to the Aura Shareholder Approval in order for Aura to enter into a definitive agreement with respect to a superior proposal, as described in the section entitled “The Merger Agreement — Aura Board Recommendation”; provided that, as a condition to the effectiveness of such termination, Aura pays to Molekule the Termination Fee (as defined below) (this termination right is referred to as the “Superior Proposal Termination Right”).

In the event of termination of the Merger Agreement under certain circumstances, a termination fee in the amount of $330,000 may be payable by Aura to Molekule (the “Termination Fee”). For a more complete description of each party’s termination rights and the related Termination Fee obligations, see the section entitled “The Merger Agreement — Termination of the Merger Agreement; Termination Fee.”

No Appraisal Rights for Aura Shareholders

Under Israeli law, Aura shareholders are not entitled to statutory appraisal rights in connection with the Merger. For more information, see the section entitled “Appraisal Rights.”

Restrictions on Sales of Shares of Molekule Common Stock

The Aura shareholders will be prohibited from transferring the shares of Molekule Common Stock that they receive as Merger Consideration for one year following the Closing Date, subject to customary exceptions. The Molekule Board may release some or all of the shares from these provisions at any time in its discretion.

Treatment of Indebtedness of Aura

Aura is party to a loan agreement with Bank Mizrahi consisting of a short-term line of credit and a term loan. As a condition to the Aura Lender Consent, the short-term line of credit was reduced from a maximum of $2.0 million to $1.0 million and $1.3 million of the term loan was repaid by Aura, reducing the principal amount of the term loan to $2.7 million. As a further condition to the Aura Lender Consent, Molekule agreed to provide an unsecured guarantee of Aura’s repayment obligations under the loan agreement up to a maximum amount of $3.38 million, to be effective upon the Closing. Effective upon the Closing, the term loan will be designated as a new term loan bearing interest at the monthly Term rate based on the Secured Overnight Financing Rate (“Term SOFR”) plus 7.75%, but insofar as there are changes in Bank Mizrahi’s borrowing costs, Bank Mizrahi will have the right to increase such interest rate. Principal on the new term loan will be payable in 24 equal monthly installments commencing at the end of the 36-month period following the Closing. Interest on the new term loan is payable monthly commencing one month from the Closing. Molekule’s guarantee of Aura’s obligations under the loan agreement will be subordinate to Molekule’s payment obligations under its debt agreements with SVB.

Material U.S. Federal Income Tax Consequences

Current Molekule stockholders should not experience any U.S. federal income tax consequences as a result of the execution of the Merger Agreement or the consummation of the Merger.

With respect to current Aura shareholders, the parties intend the Merger to be treated as a tax-free reorganization for U.S. federal income tax purposes. Provided the Merger so qualifies, subject to the application of the “passive foreign investment company” (“PFIC”) rules, Aura shareholders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Aura Ordinary Shares for shares of Molekule Common Stock in the Merger. Notwithstanding the foregoing, the completion of the Merger is not conditioned upon the Merger qualifying for the intended tax treatment, and no ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel will be sought regarding the U.S. federal income tax characterization of the Merger, and no assurance can be made as to whether the Merger will be tax-free for U.S. federal income tax purposes. In addition, if Aura is or was a PFIC for any taxable year in which an Aura shareholder that is a U.S. Holder (as defined herein) owned Aura Ordinary Shares, such Aura shareholder would generally be required to recognize gain (but not loss) in respect of its exchange of its Aura Ordinary Shares for shares of Molekule Common Stock regardless of whether the Merger is treated as a reorganization for U.S. federal income tax purposes, and the taxation of such gain would generally be subject certain adverse rules. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Characterization of the Merger — Passive Foreign Investment Company Rules.”

The U.S federal income tax consequences to Aura shareholders of the Merger may depend upon a particular Aura shareholder’s own situation. In addition, Aura shareholders may be subject to U.S. federal non-income, state, local or foreign tax laws that are not discussed in this prospectus. Aura shareholders should therefore consult with their own tax advisors for a full understanding of the tax consequences of the Merger. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences” for further discussion.

Certain Israeli Tax Consequences of the Merger

The following description is not intended to constitute a complete analysis of all Israeli tax consequences to Aura shareholders relating to the Merger. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular person in light of his or her personal circumstances. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Generally, the exchange of Aura Ordinary Shares for the Merger Consideration would be treated as a sale and subject to Israeli tax both for Israeli and non-Israeli resident Aura shareholders. However, certain relief or exemptions may be available under Israeli law. Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals. If such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, at least 10% of (i) the voting rights of Aura, (ii) the rights to receive Aura’s profits or its assets upon liquidation, (iii) the rights to appoint managers or directors or (iv) the rights to instruct any other person to do any of the foregoing (a “Major Shareholder”) on the date of sale or on any date falling within the 12-month period preceding that date of sale, such Major Shareholder would be subject to Israeli capital gains tax at the rate of 30%. The actual capital gains tax rates that may apply to individual Aura shareholders on the sale of Aura Ordinary Shares (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors, including inter alia, the date on which the shares were purchased, whether the shares are held through a nominee company or by the shareholder, the identity of the shareholder and certain tax elections that may have been made in the past by the shareholder. In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2023. Due to certain provisions of the Israeli Tax Ordinance (the “ITO”), the actual effective capital gains tax applicable to certain companies may be different than that specified above.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to “business income,” currently 23% for companies and a marginal tax rate of up to 47% for individuals, plus an additional tax of 3% that is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 698,280 for 2023), which will be referred to as “excess tax.”

Pursuant to Israeli tax law, and subject to certain provisions of the ITO, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax on the sale of Aura Ordinary Shares that were acquired in or after Aura’s initial public offering on the TASE. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation; or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the Israeli Tax Authority (the “ITA”) allowing for an exemption or a reduced tax rate).

Aura is seeking a tax ruling from the ITA with respect to: (i) a full deferral of the obligation of Aura shareholders that generally hold less than 5% of the outstanding Aura Ordinary Shares to pay Israeli tax on the Merger Consideration; and (ii) a limited deferral of the obligation of Aura shareholders that hold 5% or more of the outstanding Aura Ordinary Shares (and elect to participate in such ruling), viz., a deferral in respect of 50% of their Merger Consideration for a period of two years and in respect of the remaining 50% of their Merger Consideration for a period of four years, all subject to the conditions to be set forth in such ruling. The application for the tax ruling includes a request for an arrangement to be applied with respect to shares and equity awards granted to employees or services providers that are subject to tax pursuant to Section 102 or 3(i) of the ITO, all subject to statutory or other customary conditions, obligations and restrictions regularly associated with such a ruling to be included within the ruling. Obtaining an Israeli tax ruling is a closing condition to the consummation of the Merger. There can be no assurance that such tax ruling will be granted before the Closing or at all or that, if obtained, such tax ruling will be granted under the conditions requested by Aura.

Absent receipt by Aura of an applicable tax ruling from the ITA prior to the Closing, if the parties elect to proceed with the Merger, the holders of Aura Ordinary Shares (excluding shares subject to Section 102 of the ITO) will be subject to Israeli capital gains tax in connection with the Merger, the Aura shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the Merger Consideration (unless the shareholder obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below) and, since there is no cash payment as part of the Merger, Molekule (or an exchange agent) will make any payments only after (i) the payment recipient has satisfied its Israeli tax obligation to the sole satisfaction of Molekule (or the exchange agent) or (ii) shares of Molekule Common Stock (out of the Merger Consideration) are sold to the extent necessary to satisfy the full amount of Israeli tax due.

Regardless of whether Aura obtains the requested tax ruling from the ITA, any Aura shareholder who believes that it is entitled to an exemption from withholding tax (or entitled to a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced tax rate and submit such certificate of exemption or ruling to Molekule prior to receiving the Merger Consideration and at least five business days prior to the date that is 180 days following the Closing Date. If Molekule (or an exchange agent) does not receive a valid exemption certificate or tax ruling providing for a full exemption from withholding tax (in form and substance reasonably acceptable to Molekule) prior to delivering the Merger Consideration and at least five business days prior to the date that is 180 days following the Closing Date, since there is no cash component in the Merger Consideration, Molekule (or the exchange agent) will make any payments only after (i) the payment recipient has satisfied its Israeli tax obligation to the sole satisfaction of Molekule (or the exchange agent) or (ii) shares of Molekule Common Stock (out of the Merger Consideration) are sold to the extent necessary to satisfy the full amount of Israeli tax due.

For a more complete description of the Israeli tax consequences of the Merger, see the section entitled “The Merger — Certain Israeli Tax Consequences of the Merger.”

Accounting Treatment

Molekule prepares its financial statements in accordance with accounting principles generally accepted in the United States (“U.S.GAAP”). The Merger will be accounted for using the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Molekule will be treated as the acquiror for accounting purposes.

Summary Risk Factors

You should carefully consider all of the risk factors together with all of the other information included in this prospectus. Some of these risks include, but are not limited to, those described below and in more detail in the section entitled “Risk Factors.”

Risks Related to the Merger

●	If Molekule and Aura are unable to complete the Merger, in a timely manner or at all, each company’s business and share price may be adversely affected.
●	The regulatory approvals required in connection with the Merger may not be obtained or may contain materially burdensome conditions.
●	Market prices for shares of Molekule Common Stock following the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Molekule Common Stock or the Aura Ordinary Shares.
●	Following the Merger, the Molekule Common Stock will be listed for trading on more than one stock exchange, and this may result in price variations.
●	The Merger Consideration is not adjustable based on the market price of Molekule Common Stock and, at the Closing, may have a greater or lesser value than at the time the Merger Agreement was signed.

●	The directors and executive officers of Molekule and Aura have interests and arrangements that may be different from, or in addition to, those of Molekule stockholders and Aura shareholders generally.
●	Molekule, Aura and the combined company may be subject to litigation in connection with the Merger.
●	The rights of holders of Aura Ordinary Shares will change as a result of the Merger.
●	If it is determined the Merger does not qualify as a tax-free “reorganization” for U.S. federal income tax purposes, U.S. Holders of Aura Ordinary Shares will generally recognize capital gain or loss as a result of the Merger.
●	Even if the Merger qualifies as a “reorganization” under Section 368(a) of the Code, a U.S. Holder may still recognize gain as a result of the Merger if Aura is or was classified as a “passive foreign investment company” for any taxable year during which a U.S. Holder held Aura Ordinary Shares.

Risks Related to the Combined Company

●	The combined company will need additional capital to execute its business plan. If the combined company cannot raise additional funds when needed, its operations and prospects could be negatively affected.
●	Molekule’s audited consolidated financial statements include a note regarding substantial doubt about its ability to continue as a going concern.
●	The combined company’s significant indebtedness will expose the combined company to increased costs from rising interest rates and require substantial cash to service.
●	Even if the Merger is successful, we expect to incur future losses and cannot be certain that the combined company will become profitable.
●	The combined company may fail to realize the anticipated benefits of the Merger and the Molekule Merger.
●	The failure to successfully integrate the businesses and operations of Molekule, Legacy Molekule and Aura in the expected time frame may adversely affect the combined company’s future results.
●	Covenants contained in the agreements that will govern the combined company’s indebtedness impose restrictions on us and certain of our subsidiaries that may affect their ability to operate their businesses.
●	Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger and the Molekule Merger.
●	Any acquisitions, partnerships or joint ventures that the combined company enters into could disrupt its operations and have a material adverse effect on its business, financial condition and results of operations.
●	Combined company stockholders may experience dilution in the future.
●	If securities or industry analysts do not publish research or reports about the combined company’s business, if they adversely change their recommendations regarding the Molekule Common Stock or if the combined company’s operating results do not meet their expectations, the Molekule Common Stock price and trading volume could decline.
●	Molekule has never paid dividends and does not currently intend to pay dividends to Molekule stockholders.

●	The combined company’s results of operations may fluctuate significantly, which will make its future results difficult to predict and could cause its results to fall below expectations.
●	The combined company’s future operating results may fluctuate significantly if its investments in innovative technologies are not as profitable as anticipated.
●	Following the completion of the Merger, our exposure to fluctuations in foreign currency exchange rates will be increased.

In addition, Molekule and Aura face other business, financial, operational and legal risks and uncertainties, which are disclosed in the section entitled “Risk Factors.”

SUMMARY HISTORICAL FINANCIAL DATA

Molekule

The following table presents summary historical financial data for the periods indicated below. Molekule derived the summary historical statement of operations data for the years ended December 31, 2022 and 2021 and the balance sheet data as of December 31, 2022 from its audited consolidated financial statements, which are included elsewhere herein.

The statement of operations data for the three months ended March 31, 2023 and 2022 and the balance sheet data as of March 31, 2023 have been derived from Molekule’s unaudited condensed consolidated financial statements, which are included elsewhere herein. The unaudited condensed consolidated financial statements were prepared on the same basis as Molekule’s audited consolidated financial statements. In Molekule’s opinion, such financial statements include all adjustments, consisting of normal recurring adjustments, that Molekule considers necessary for a fair presentation of the financial information for those periods. The Molekule summary historical financial data set forth below are not necessarily indicative of Molekule’s future results.

The Molekule summary historical financial data should be read in conjunction with Molekule’s financial statements and the accompanying notes, which are included elsewhere herein. In addition, the Molekule summary historical financial data should be read in conjunction with the section entitled “Molekule’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Operating Data:
Product revenues	$8,349,422	$6,733	$227,186	$616,511
Cost of sales	(4,674,259)	(3,764)	(112,559)	(338,896)
Total operating expenses	13,909,393	2,673,707	17,407,813	8,521,360
Net loss	(9,933,406)	(2,577,964)	(6,168,931)	(7,923,607)

	As of March 31, 2023	As of December 31, 2022
Balance Sheet Data:
Cash	$7,285,691	$22,062,657
Total assets	128,483,883	29,158,886
Total liabilities	64,745,290	9,455,684
Total stockholders’ equity	63,738,593	19,703,202

Legacy Molekule

The following table presents summary historical financial data for the periods indicated below. We derived the summary historical statement of operations data for the years ended December 31, 2022 and 2021 and the balance sheet data as of December 31, 2022 from Legacy Molekule’s audited consolidated financial statements, which are included elsewhere herein. The Legacy Molekule summary historical financial data set forth below are not necessarily indicative of Molekule’s future results.

The Legacy Molekule summary historical financial data should be read in conjunction with Legacy Molekule’s financial statements and the accompanying notes, which are included elsewhere herein. In addition, the Legacy Molekule summary historical financial data should be read in conjunction with the section entitled “Legacy Molekule’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,
	2022	2021
Operating Data:
Net revenue	$48,028,194	$76,052,125
Cost of revenue	(32,476,891)	(51,508,445)
Total operating expenses	48,337,571	86,543,572
Total other income (expense)	31,234,037	(2,152,575)
Net loss	(1,552,231)	(64,152,467)

As of December 31, 2022
Balance Sheet Data:
Cash and cash equivalents	$2,371,556
Total assets	52,324,757
Total liabilities	62,585,923
Total redeemable convertible preferred stock	16,952,459
Total stockholders’ deficit	(27,213,625)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION GIVING EFFECT TO THE MOLEKULE MERGER

The following summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 is derived from Molekule’s and Legacy Molekule’s audited historical financial statements as of and for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations data give effect to the Molekule Merger as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined statement of operations below does not give effect to the Merger with Aura.

The unaudited pro forma condensed combined statement of operations from which the summary pro forma data is derived has been prepared for illustrative purposes only and is not necessarily indicative of what Molekule’s results of operations actually would have been had the Molekule Merger occurred as of the dates indicated. In addition, the summary unaudited pro forma condensed combined statement of operations from which the following summary data is derived does not purport to project the future operating results of Molekule. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following summary unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements Giving Effect to the Molekule Merger” and the related notes.

Year Ended December 31, 2022
Statement of Operations Data:
Product revenue	$48,255,380
Cost of sales	32,589,450
Gross profit	15,665,931
Operating expenses:
Selling, general and administrative	64,079,328
Research and development	2,655,758
Total operating expenses	66,735,086
Operating loss	(51,069,155)
Change in fair value of warrant liability	(10,623,000)
Other income (expense):
Other income	35,510,107
Other expense	(159,645)
Interest expense	(4,116,425)
Total other income (expense)	31,234,037
Loss before income tax benefit	(9,212,118)
Income tax benefit	(501,254)
Net loss	$(8,710,864)
Net loss per share-basic	$(0.29)
Weighted-average common shares outstanding-basic and diluted	30,107,567

COMPARATIVE MARKET PRICE AND DIVIDEND

INFORMATION FOR MOLEKULE AND AURA

Molekule Market Price and Dividend Information

Molekule Common Stock is currently listed on Nasdaq under the ticker symbol “MKUL.” The following table sets forth, for the calendar quarters indicated, the quarterly high and low bid information for Molekule Common Stock on Nasdaq. Molekule’s fiscal year ends on December 31.

	High ($)	Low ($)	Dividend ($)
2023
Second Quarter (through June 13, 2023)	2.78	1.29	N/A
First Quarter	3.55	1.38	N/A
2022
Fourth Quarter	5.98	2.47	N/A
Third Quarter	16.18	2.44	N/A
Second Quarter	23.70	1.76	N/A
First Quarter	11.57	3.35	N/A
2021
Fourth Quarter (commencing November 24, 2021)	117.35	8.22	N/A

Molekule has never paid any dividends on Molekule Common Stock since it was formed. The payment of cash dividends in the future will be dependent upon Molekule’s revenues and earnings, if any, capital requirements, general financial condition and restrictions contained in debt agreements and will be declared at the discretion of the Molekule Board. It is the current intention of the Molekule Board to retain all earnings, if any, for use in Molekule’s business operations, and accordingly, the Molekule Board does not anticipate declaring any dividends in the foreseeable future.

Under Delaware law, dividends may be payable only out of surplus, which is calculated as net assets less liabilities and capital, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. There is no assurance that Molekule will be able to satisfy these statutory requirements in the future.

Aura Market Price and Dividend Information

Aura Ordinary Shares are listed on the TASE under the symbol “AUSA.” The following table sets forth the high and low prices per share in New Israel Shekels (“NIS”) for Aura Ordinary Shares and cash dividends declared in the periods indicated, each rounded to the nearest whole agora (NIS 0.01). Aura’s fiscal year ends on December 31.

	High (NIS)	Low (NIS)	Dividend (NIS)
2023
Second Quarter (through June 13, 2023)	0.5390	0.3920	N/A
First Quarter	0.9500	0.3600	N/A
2022
Fourth Quarter	0.9590	0.3260	N/A
Third Quarter	2.9800	0.7740	N/A
Second Quarter	4.6970	2.3300	N/A
First Quarter	8.3400	3.8200	N/A
2021
Fourth Quarter	9.9570	6.6670	N/A
Third Quarter	10.8500	6.8420	N/A
Second Quarter	9.8990	7.5500	N/A

Under the terms of the Merger Agreement, prior to the completion of the Merger, Aura is not permitted to declare, set aside, authorize, make or pay any dividend or other distribution without the consent in writing of Molekule, except as described in the Merger Agreement.

Comparison of Molekule and Aura Market Prices

The following table sets forth the closing sale price per share of Molekule Common Stock reported on Nasdaq as of February 24, 2023 and of Aura Ordinary Shares reported on the TASE as of February 26, 2023, in each case the last trading day prior to the public announcement of the Merger, and on June 13, 2023, the last practicable trading day before the filing of this prospectus with the SEC. The market value of Aura Ordinary Shares on these days was converted to U.S. dollars in the table below using the NIS/U.S. dollar exchange rate as last published by the Bank of Israel as of the close of business on each such date. The market prices of Molekule Common Stock and Aura Ordinary Shares, as well as the NIS/U.S. dollar exchange rate, have fluctuated since the date of the announcement of the Merger and will continue to fluctuate from the date of this prospectus to the date of the Aura Special Meeting and the date the Merger is completed and thereafter (in the case of Molekule Common Stock). Consequently, the value of the Merger Consideration to be received in exchange for each Aura Ordinary Share will fluctuate with changes in the market value of Molekule Common Stock and changes in the NIS/U.S. dollar exchange rate until the last trading day before the Merger is complete.

	Molekule Common Stock	Aura Ordinary Shares
February 24, 2023 / February 26, 2023	$2.45	$0.1345(1)
June 13, 2023	2.06	0.1405(2)
(1)	The market value of Aura Ordinary Shares on February 26, 2023 was converted to U.S. dollars using the NIS/U.S. dollar exchange rate of 3.6730, published by the Bank of Israel on the close of business on February 26, 2023.
(2)	The market value of Aura Ordinary Shares on June 13, 2023 was converted to U.S. dollars using the NIS/U.S. dollar exchange rate of 3.5880, published by the Bank of Israel on the close of business on June 13, 2023.

No assurance can be given concerning the market prices of Molekule Common Stock or Aura Ordinary Shares or the NIS/U.S. dollar exchange rate before completion of the Merger or Molekule Common Stock after completion of the Merger. The value of the Merger Consideration to be received in exchange for each Aura Ordinary Share when received by Aura shareholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, shareholders are advised to obtain current market quotations for Molekule Common Stock, Aura Ordinary Shares and the NIS/U.S. dollar exchange rate.

RISK FACTORS

Risks Related to the Merger

If Molekule and Aura are unable to complete the Merger, in a timely manner or at all, each company’s business and share price may be adversely affected.

The obligations of Molekule and Aura to consummate the Merger are subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement — Conditions to Completion of the Merger.”

The required satisfaction of the closing conditions could delay the completion of the Merger for a significant period of time or prevent it from occurring. Any delay in completing the Merger could cause Molekule not to realize some or all of the benefits that the parties expect Molekule to achieve following the Merger.

If the Merger is not completed or is delayed, each company’s share price could fall to the extent that each company’s current price reflects an assumption that the Merger will be completed on the expected timeline. Furthermore, if the Merger is delayed or is not completed and the Merger Agreement is terminated, Molekule and Aura may suffer other consequences that could adversely affect each of their businesses, results of operations and share price, including the following:

●	each has incurred and will continue to incur costs relating to the Merger (including significant legal and advisory fees), and many of these costs are payable whether or not the Merger is completed;
●	matters relating to the Merger (including integration planning) may require substantial commitments of time and resources by Molekule’s and Aura’s management teams, which could otherwise have been devoted to conducting their respective businesses or other opportunities that may have been beneficial to either company;
●	Molekule and Aura may be subject to legal proceedings related to the Merger or the failure to complete the Merger;
●	a delay in completing the Merger, failure to complete the Merger, negative perceptions about the Merger or other factors beyond Molekule’s and Aura’s control may result in negative publicity and a negative perception in the investment community; and
●	any disruptions to Molekule’s and Aura’s businesses resulting from the announcement and pendency of the Merger.

Uncertainty about the Merger may adversely affect each company’s relationships with its customers, suppliers and employees, which could negatively affect Molekule’s and Aura’s businesses, whether or not the Merger is completed.

The announcement of the Merger may cause uncertainties in Molekule’s and Aura’s relationships with their respective customers and suppliers, which could impair each company’s ability to maintain or expand its business. Furthermore, uncertainties about the Merger may cause current and prospective employees of Molekule and Aura to experience uncertainty about their future with their respective companies. These uncertainties may impair the ability of Molekule and Aura to retain, recruit or motivate key employees, which could affect their respective businesses.

The regulatory approvals required in connection with the Merger may not be obtained or may contain materially burdensome conditions.

Completion of the Merger is conditioned upon the receipt of certain regulatory approvals, and neither Molekule and Aura can provide assurance that these approvals will be obtained. If any conditions or changes to the proposed structure of the Merger are required to obtain these regulatory approvals, they may have the effect of jeopardizing or delaying completion of the Merger or reducing the anticipated benefits of the Merger. If Molekule agrees to any material conditions in order to obtain any approvals required to complete the Merger, the business and results of operations of the combined company may be adversely affected.

Market prices for shares of Molekule Common Stock following the completion of the Merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Molekule Common Stock or the Aura Ordinary Shares.

Molekule’s business differs in some regards from Aura’s business, and, accordingly, the results of operations of Molekule following completion of the Merger will be affected by some factors that are different from those currently or historically affecting the results of operations of Molekule or Aura. Therefore, the share price of Molekule Common Stock following the Merger could be affected by factors different from those that have historically affected the market prices of the Molekule Common Stock or the Aura Ordinary Shares. The results of operations of Molekule following completion of the Merger may also be affected by factors different from those that currently affect or have historically affected either Molekule or Aura.

In addition, following completion of the Merger, Molekule may seek to raise additional equity financing through one or more underwritten offerings, private placements or rights offerings, may award significant amounts of equity securities to its employees as equity compensation or may issue significant amounts of equity securities as merger consideration in connection with additional acquisitions, which may result in downward pressure on the share price of Molekule Common Stock. Such issuances would also further dilute the share ownership of existing holders of Molekule Common Stock, who would therefore own a smaller percentage of the Company with each additional equity issuance.

Following the Merger, the Molekule Common Stock will be listed for trading on more than one stock exchange, and this may result in price variations.

Following the Merger, the Molekule Common Stock will be listed for trading on Nasdaq and on the TASE. This may result in price variations. The Molekule Common Stock will be traded on these markets in different currencies, U.S. dollars on Nasdaq and NIS on the TASE. These markets have different opening times and close on different days. For example, the TASE opens generally during Israeli business hours, Sunday through Thursday, while Nasdaq opens generally during New York business hours, Monday through Friday. The two exchanges also observe different public holidays. In addition, actual trading volume on the TASE is generally lower than trading volume on Nasdaq and as such could be subject to higher volatility. Different trading times and differences in exchange rates, among other factors, may result in shares of Molekule Common Stock being traded at a price differential on these two markets. In addition, market influences in one market may influence the price at which shares of Molekule Common Stock are traded on the other.

The Merger Consideration is not adjustable based on the market price of Molekule Common Stock and, at the Closing, may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement provides that the Aura shareholders immediately prior to the Effective Time will receive 3,519,105 new shares of Molekule Common Stock as Merger Consideration. See the section entitled “The Merger Agreement — Effects of the Merger; Merger Consideration.”

Any changes in the market price of Molekule Common Stock before the completion of the Merger will not affect the number of shares of Molekule Common Stock issuable to Aura shareholders pursuant to the Merger Agreement. Therefore, if before the completion of the Merger the market price of Molekule Common Stock declines from the market price on the date of the Merger Agreement, then Aura shareholders could receive Merger Consideration with substantially lower value than the value of such Merger Consideration on the date of the Merger Agreement. Similarly, if before the completion of the Merger the market price of Molekule Common Stock increases from the market price of Molekule Common Stock on the date of the Merger Agreement, then Aura shareholders could receive Merger Consideration with substantially greater value than the value of such Merger Consideration on the date of the Merger Agreement. The Merger Agreement does not include a price-based termination right. Because the Merger Consideration does not adjust as a result of changes in the market price of Molekule Common Stock, for each one percentage point change in the market price of Molekule Common Stock, there is a corresponding one percentage point rise or decline, respectively, in the value of the total Merger Consideration payable to Aura shareholders pursuant to the Merger Agreement.

The directors and executive officers of Molekule and Aura have interests and arrangements that may be different from, or in addition to, those of Molekule stockholders and Aura shareholders generally.

Certain directors and executive officers of Molekule and Aura participate in arrangements that provide them with interests in the Merger that are different from the interests of the respective Molekule stockholders and Aura shareholders, including, among others, the continued service as a director or executive officer of the combined company. These interests, among others, may have influenced the directors and executive officers of Molekule and Aura to support or approve the Merger. For more information concerning the interests of Molekule’s and Aura’s directors and executive officers in the Merger, see the sections entitled “Interests of Molekule’s Directors and Executive Officers in the Merger” and “Interests of Aura’s Directors and Executive Officers in the Merger.”

Molekule, Aura and the combined company may be subject to litigation in connection with the Merger.

Lawsuits may be filed against Molekule and Aura, their respective subsidiaries or their respective directors or executive officers in connection with the Merger or the Transactions. In addition, lawsuits may be filed against the combined company following the Merger. If any such lawsuit is filed, it could result in a reduction in the share price of Molekule, Aura or the combined company following the Merger, substantial costs and diversion of management’s attention and resources, which could adversely affect the business, financial condition or results of operations of Molekule, Aura and the combined company whether or not a settlement or other resolution is achieved.

The rights of holders of Aura Ordinary Shares will change as a result of the Merger.

Upon completion of the Merger, Aura shareholders will become Molekule stockholders, and their rights as Molekule stockholders will be governed by Molekule’s Amended and Restated Articles of Incorporation (the “Molekule Charter”), Molekule’s Amended and Restated Bylaws (the “Molekule Bylaws”) and Delaware law. The terms of the Molekule Charter, the Molekule Bylaws and Delaware law are, in some respects, different than the terms of Aura’s articles of association and Israeli corporate law, which currently govern the rights of Aura shareholders. For more information, see the section entitled “Comparison of Aura Shareholder Rights Before and After the Merger.”

If it is determined the Merger does not qualify as a tax-free “reorganization” for U.S. federal income tax purposes, U.S. Holders of Aura Ordinary Shares will generally recognize capital gain or loss as a result of the Merger.

As further described below in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences,” the Merger is structured to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, there is no assurance that the IRS will not take a contrary position regarding the tax treatment of the Merger or that any such contrary position would not be sustained, nor is the receipt of any tax opinion a condition to the Closing. If it is determined that the Merger does not qualify as a tax-free “reorganization,” the Merger would be a taxable transaction to Aura shareholders for U.S. federal income tax purposes. In that case, a U.S. Holder (as defined below in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences”) would generally recognize capital gain or loss measured by reference to the fair market value of Molekule Common Stock received in exchange for such U.S. Holder’s Aura Ordinary Shares. For more information about the tax consequences related to the Merger, see the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders of the Merger.”

Even if the Merger qualifies as a “reorganization” under Section 368(a) of the Code, a U.S. Holder may still recognize gain as a result of the Merger if Aura is or was classified as a “passive foreign investment company” for any taxable year during which a U.S. Holder held Aura Ordinary Shares.

Even if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, if Aura was a PFIC for any taxable year during which a U.S. Holder (as defined below in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences”) owned Aura Ordinary Shares, certain adverse U.S. federal income tax consequences, including recognition of gain, could apply to such U.S. Holder as a result of the Merger. U.S. Holders of Aura Ordinary Shares should consult their tax advisors regarding the possible classification of Aura as a PFIC and the resulting U.S. federal income tax considerations. See the section entitled “The Merger — Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders of the Merger — Passive Foreign Investment Company Rules.”

Risks Related to the Combined Company

The combined company will need additional capital to execute its business plan. If the combined company cannot raise additional funds when needed, its operations and prospects could be negatively affected.

The design, manufacture, sale, marketing and servicing of the combined company’s devices and other products will be capital-intensive. The combined company will require substantial additional capital to develop its products and services, conduct research and development and fund operations for the foreseeable future. The combined company will need to raise additional capital to scale its manufacturing, roll out other future products or services and also to continue to offer its devices and any services relating to those products. In particular, Molekule is, and the combined company will be, especially focused on developing new devices, SaaS software solutions, advanced sensor technology and smart building integrations and IoT devices, which will require additional capital.

In addition, the combined company may need to raise funds to finance future capital needs, such as making principal and interest payments under its loan agreements. Under our senior loan agreement with SVB, we are required to pay interest monthly and repay the principal amount of the loans under the agreement in 36 equal monthly installments commencing May 1, 2023, and under our mezzanine loan agreement with SVB, which was recently amended, we are required to pay interest monthly and repay the loans under the agreement in 36 equal monthly installments for two tranches beginning April 1, 2025. Under the facility term loan with Trinity Capital Inc. (“Trinity”), we are required to pay principal and interest monthly with the principal being paid in equal monthly installments from the month after the amount was drawn until April 1, 2026. Further, following the Closing, the combined company will guarantee Aura’s payment obligations to Bank Mizrahi, under which Aura will be required to pay interest monthly and repay the term loan in monthly installments beginning 36 months after the Closing.

On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation (“FDIC”) as receiver. At the time of the closure and as of the date of this prospectus, we held assets in securities in sweep accounts purchased through SVB but managed in segregated custodial accounts by a third-party asset manager. On March 13, 2023, the FDIC announced that all of SVB’s deposits and substantially all of its assets had been transferred to a newly created, full-service FDIC-operated bridge bank, Silicon Valley Bridge Bank, N.A. (“SVBB”). SVBB assumed all loans that were previously held by SVB. On March 27, 2023, First-Citizens Bank & Trust Company assumed all of SVBB’s customer deposits and certain other liabilities and acquired substantially all of SVBB’s loans and certain other assets from the FDIC.

Under the terms of our senior loan agreement and mezzanine loan agreement with SVB, we are required to keep substantially all of our cash and investments with SVB. While we have had full access to the assets in our sweep accounts since March 13, 2023, we may be impacted by other disruptions to the U.S. banking system caused by the recent developments involving SVB, including potential delays in our ability to transfer funds and potential delays in making payments to vendors while new banking relationships are established.

For these reasons, among others, we cannot be certain that additional financing will be available to the combined company when and as needed or, if available, that it will be available on acceptable terms. If financing is available, it may be on terms that adversely affect the interests of existing stockholders.

We cannot be certain that additional funds will be available us on favorable terms when required, or at all. Our success in raising additional capital may be significantly affected by general market conditions, the market price of Molekule Common Stock, our financial condition, uncertainty about the future commercial success of our current products and services, the development and commercial success of future products or services, regulatory developments, the status and scope of our intellectual property, any ongoing litigation, our compliance with applicable laws and regulations and other factors.

If we raise funds through the issuance of equity securities or equity-linked securities, such issuances of additional capital stock may cause Molekule stockholders to experience significant dilution of their ownership interests and the per share value of Molekule Common Stock to decline. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of Molekule Common Stock. Sales of a substantial number of shares of Molekule Common Stock in the public market or the perception that these sales might occur could depress the market price of Molekule Common Stock and could impair our ability to raise capital through the sale of additional equity securities. If we raise funds through the issuance of debt securities or through bank borrowings or borrowings from other investors, the terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to its technologies or products, or grant licenses on terms that are not favorable to us.

If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially adversely affected. Our ability to obtain additional financing, if and when required, will depend on investor and lender demand, the combined company’s operating performance, the condition of the capital markets and other factors, and we do not know whether additional financing will be available to us on favorable terms when required, or at all.

In addition, inflation has increased as a result of, among other factors, supply constraints, federal stimulus funding, increases to household savings and the sudden macroeconomic shift in activity levels arising from the loosening or removal of many government restrictions and the broader availability of COVID-19 vaccines. Increased inflation has had, and may continue to have, an effect on interest rates. Increased interest rates may adversely affect our ability to obtain, or the terms under which we can obtain, any potential additional funding.

Molekule’s financial statements include a note regarding substantial doubt about its ability to continue as a going concern.

As set forth in Note 1 of Molekule’s audited consolidated financial statements and unaudited condensed consolidated financial statements included elsewhere in this prospectus, Molekule has concluded that its recurring losses from operations, recurring cash used in operating activities, accumulated deficit, expected working capital needs to fund its combined operations and new debt obligations as a result of the Molekule Merger in January 2023 raise substantial doubt about Molekule’s ability to continue as a going concern, due to the risk that Molekule may not have sufficient cash and liquid assets at March 31, 2023 to cover its operating and capital requirements for the period through May 15, 2024; and if sufficient cash cannot be obtained, Molekule would have to substantially alter, or possibly even discontinue, operations.

For the year ended December 31, 2022, Molekule incurred a net loss of $6,168,931 and its net cash used in operating activities was $10,638,912. For the three months ended March 31, 2023, Molekule incurred a net loss of $9,933,406 and its net cash used in operating activities was $16,044,027. In addition, at December 31, 2022, Molekule’s accumulated deficit was $7,916,791 and it had cash of $22,062,657. At March 31, 2023, Molekule’s accumulated deficit was $17,850,199 and it had cash of $7,285,691. Molekule management’s plans to fund the combined company’s operations include raising capital, managing costs and generating sufficient revenues to offset costs.

There can be no assurances that the combined company will be able to secure any such additional financing on acceptable terms and conditions, which could have a material adverse effect on its business, financial condition and results of operations. If the combined company cannot successfully continue as a going concern, its investors may lose a large proportion of or even their entire investment.

The combined company’s significant indebtedness will expose the combined company to increased costs from rising interest rates and require substantial cash to service.

Upon closing of the Molekule Merger, we assumed approximately $36.5 million of indebtedness under the senior loan agreement and mezzanine loan agreement with SVB and the facility term loan agreement with Trinity. As of the signing of the Merger Agreement, Aura had an aggregate of approximately $3.3 million principal of indebtedness under its term loan and line of credit with Bank Mizrahi. The combined company may incur additional indebtedness in the future as well. The interest rates on the loans with SVB and on the term loan and amounts drawn on the line of credit with Bank Mizrahi are variable and have therefore increased significantly over the past year and expose us, and will expose the combined company, to the risk of higher costs upon further increases in rates. After giving pro forma effect to our assumption of Aura’s indebtedness upon the Closing, a 1% increase or decrease in interest rates would correspondingly increase or decrease the combined company’s annual interest expense by approximately $0.4 million.

Our ability to make scheduled payments on our indebtedness will depend on our future performance and ability to raise additional capital, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. If we are unable to generate sufficient cash to service our debt, we may be required to adopt one or more alternatives, such as selling assets, restructuring our debt or obtaining additional capital through equity sales or incurrence of additional debt on terms that may be onerous or highly dilutive to Molekule stockholders. Our ability to engage in any of these activities would depend on the capital markets and our financial condition at such time, and we may not be able to do so when needed, on desirable terms or at all, which could result in a default on our debt obligations. Any failure by us to make all payments under the debt instruments when due would cause us to be in default under the applicable debt instrument. In the event of any such default, lenders may be able to foreclose on our assets that secure the debt or declare all borrowed funds, together with accrued and unpaid interest, immediately due and payable, thereby potentially causing all of our available cash to be used to pay our indebtedness or forcing us into bankruptcy or liquidation if we do not then have sufficient cash available. Any such event or occurrence could severely and negatively impact our operations and prospects.

Even if the Merger is successful, we expect to incur future losses and cannot be certain that the combined company will become profitable.

We have incurred operating losses each year since our inception and only began to recognize revenue starting in July 2021. Legacy Molekule had declining revenue in the last three years and also sustained operating losses for those years. These losses are expected to continue during 2023. Even if the Merger is successful, we cannot be certain that the combined company will ever achieve or sustain profitability. If the combined company continues to incur operating losses for a period longer than expected, or in an amount greater than expected, the combined company may be unable to continue its operations.

The combined company may fail to realize the anticipated benefits of the Merger and the Molekule Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to combine the Molekule and Aura businesses, while Molekule continues to integrate with Legacy Molekule, in a manner that realizes anticipated synergies and meets or exceeds the forecasted revenue growth trends anticipated by each company. On a combined basis, the combined company expects to benefit from marketing each other’s products. If the combined company is not able to successfully achieve these objectives, then the anticipated benefits of the Merger, as well as the Molekule Merger, may not be realized fully or at all or may take longer to realize than expected.

The failure to successfully integrate the businesses and operations of Molekule, Legacy Molekule and Aura in the expected time frame may adversely affect the combined company’s future results.

Molekule and Aura have operated and, until the completion of the Merger, will continue to operate independently. The Molekule Merger was completed in January 2023, and Molekule’s management continues to consolidate and integrate the Molekule and Legacy Molekule businesses. There can be no assurances that the Molekule and Aura businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Molekule employees or key Aura employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-Closing integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Molekule, Legacy Molekule and Aura in order to realize the anticipated benefits of the Merger and the Molekule Merger so the combined company performs as expected:

●	combining the companies’ operations and corporate functions;
●	challenges arising from the expansion into those Aura jurisdictions where Molekule does not currently operate or have significant operations;
●	coordinating and integrating research and development teams across technologies and products to enhance product development;
●	reducing additional and unforeseen expenses such that integration does not cost more than anticipated;
●	avoiding delays in connection with the Merger or the integration processes of the Molekule Merger and the Merger;
●	integrating personnel from the companies and minimizing the loss of key employees;
●	integrating and unifying the offerings and services available to customers;
●	identifying and eliminating redundant and underperforming functions and assets;
●	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;
●	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;
●	obligations that Molekule will have to counterparties of Aura that arise as a result of the change in control of Aura;
●	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

●	increased scale and complexity of Molekule’s operations resulting from the Molekule Merger and the Merger;
●	consolidating the companies’ administrative and information technology infrastructure and financial systems; and
●	coordinating distribution and marketing efforts.

In addition, at times, the attention of certain members of either company’s management and resources may be focused on completion of the Merger and the integration of the Molekule, Legacy Molekule and Aura businesses and as such may be diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

Covenants contained in the agreements that will govern the combined company’s indebtedness impose restrictions on us and certain of our subsidiaries that may affect their ability to operate their businesses.

We are party to a senior loan agreement and a mezzanine loan agreement, each entered into with SVB, and a facility term loan with Trinity. In addition, the combined company will become a guarantor under the loan agreement with Bank Mizrahi upon the Closing. These agreements contain various affirmative and negative covenants, and future credit or lease agreements that the combined company may enter into also likely will contain affirmative and negative covenants.

The agreements governing our indebtedness with SVB and Trinity contain covenants that restrict our ability to, among other things, incur liens, incur additional indebtedness, other than permitted indebtedness, enter into mergers or acquisitions, sell or otherwise dispose of assets, pay dividends or repurchase stock, make investments and engage in affiliate transactions, subject to customary exceptions. In addition, the agreements with SVB contain a financial covenant that requires us to maintain, at all times, unrestricted and unencumbered cash and cash equivalents of at least $2.0 million to be tested any day, and we are required to maintain an aggregate net revenue of $50.0 million for the 12 months ended March 31, 2024 and, with respect to future annual periods, net revenue levels reasonably agreed between us and SVB prior to February 28 of each calendar year thereafter.

On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. At the time of the closure and as of the date of this prospectus, we held assets in securities in sweep accounts purchased through SVB but managed in segregated custodial accounts by a third-party asset manager. On March 13, 2023, the FDIC announced that all of SVB’s deposits and substantially all of its assets had been transferred to a newly created, full-service FDIC-operated bridge bank, SVBB. SVBB assumed all loans that were previously held by SVB. On March 27, 2023, First-Citizens Bank & Trust Company assumed all of SVBB’s customer deposits and certain other liabilities and acquired substantially all of SVBB’s loans and certain other assets from the FDIC.

Under the terms of our senior loan agreement and mezzanine loan agreement with SVB, we are required to keep substantially all of our cash and investments with SVB. While we have had full access to the assets in our sweep accounts since March 13, 2023, the combined company may be impacted by other disruptions to the U.S. banking system caused by the recent developments involving SVB, including potential delays in its ability to transfer funds and potential delays in making payments to vendors while new banking relationships are established.

The combined company’s ability to comply with these provisions may be affected by events beyond its control. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could accelerate the combined company’s repayment obligations.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger and the Molekule Merger.

The success of the Merger and the Molekule Merger will each depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.

Current and prospective employees of Molekule, including the previous employees of Legacy Molekule who joined Molekule after the Molekule Merger, and Aura may experience uncertainty about their future role with the combined company until strategies with regard to these employees are announced or executed, which may impair Molekule’s and Aura’s ability to attract, retain and motivate key management, sales, marketing, technical and field personnel, prior to and following the Merger. Employee retention may be particularly challenging during the pendency of the Merger, as employees of Molekule and Aura may experience uncertainty about their future roles at the combined company. If Molekule and Aura are unable to retain personnel, including Molekule’s and Aura’s key management, who are critical to the successful integration and future operations of the companies, Molekule and Aura could face disruptions in their operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Merger.

If key employees of Molekule, including the previous employees of Legacy Molekule who joined Molekule after the Molekule Merger, or Aura depart, the integration of the companies may be more difficult and Molekule’s business following the Merger may be harmed. Furthermore, Molekule may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Molekule and Aura, and the combined company’s ability to realize the anticipated benefits of the Merger and the Molekule Merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with integrating employees into Molekule. No assurance can be given that, following Closing, Molekule will be able to attract or retain key employees of Molekule and Aura to the same extent that those companies have been able to attract or retain their own employees in the past.

Any acquisitions, partnerships or joint ventures that the combined company enters into could disrupt its operations and have a material adverse effect on its business, financial condition and results of operations.

Our strategy is to evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. The combined company may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, the combined company may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that it acquires or with which it forms a partnership or joint venture. The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties and may require a disproportionate amount of management attention and financial and other resources.

Any acquisition, partnership or joint venture may not be successful, may reduce the combined company’s cash reserves, may negatively affect its earnings and financial performance and, to the extent financed with the proceeds of debt, may increase its indebtedness. Any acquisition, partnership or joint venture may also involve the issuance of equity securities, either as merger consideration or in order to raise funds through an equity offering or private placement, which would dilute the interests of existing stockholders. We cannot ensure that any acquisition, partnership or joint venture the combined company makes will not have a material adverse effect on its business, financial condition and results of operations.

Combined company stockholders may experience dilution in the future.

From time to time in the future, the combined company may issue additional shares of its capital stock or offer debt or other equity securities, including additional shares of Molekule Common Stock or warrants to purchase Molekule Common Stock, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Issuing additional shares of capital stock, other equity securities or securities convertible into equity may dilute the economic and voting rights of existing stockholders, reduce the market price of shares of Molekule Common Stock or both. Debt securities convertible into equity could be subject to adjustments in the conversion rate pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the combined company’s ability to pay dividends to the holders of the combined company’s common stock. The decision to issue securities in any future offering will depend on market conditions and other factors, which may adversely affect the amount, timing or nature of future offerings. As a result, holders of Molekule Common Stock bear the risk that future offerings may reduce the market price of shares of Molekule Common Stock and dilute their percentage ownership.

On June 29, 2022, we issued a warrant to purchase up to 1,500,000 shares of Molekule Common Stock at an exercise price of $11.00 per share, which was subsequently lowered to $2.00 per share (the “2022 Warrant”). On May 5, 2023, we issued (i) a Series A Warrant to purchase up to 3,125,000 shares of Molekule Common Stock, (ii) a Series B Warrant to purchase up to 6,250,000 shares of Molekule Common Stock and (iii) a Pre-Funded Warrant to purchase up to 2,850,000 shares of Molekule Common Stock (collectively, the “2023 Warrants”). The Series A Warrant has an exercise price of $1.60 per share; the Series B Warrant has an exercise price of $1.84 per share; and the Pre-Funded Warrant has a purchase price of $1.59 per share and a nominal exercise price. Any exercise or partial exercise of these warrants would dilute the holders of Molekule Common Stock. Whether or not the warrants are exercised will depend on the Molekule Common Stock price, and any exercise is at the discretion of the holder of the warrants.

The combined company may issue other warrants, options and derivative securities in the future, which would also dilute the holders of Molekule Common Stock.

In addition, the Molekule Charter authorizes Molekule to issue, without the approval of Molekule stockholders, one or more classes or series of preferred stock having such designations, powers, preferences and relative, participating, optional and other special rights, including preferences over Molekule Common Stock with respect to dividends and distributions, as the Molekule Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Molekule Common Stock. For example, the repurchase or redemption rights or liquidation preferences that could be assigned to holders of preferred stock could affect the residual value of the Molekule Common Stock. For more information, see the section entitled “Description of Molekule Capital Stock.”

If securities or industry analysts do not publish research or reports about the combined company’s business, if they adversely change their recommendations regarding the Molekule Common Stock or if the combined company’s operating results do not meet their expectations, the Molekule Common Stock price and trading volume could decline.

The trading market for the Molekule Common Stock will depend in part on the research and reports that securities or industry analysts publish about the combined company or its businesses. While securities and industry analysts currently cover Molekule, securities and industry analysts may not publish research on the combined company. If no securities or industry analysts provide coverage of the combined company, the trading price for the Molekule Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the combined company downgrade its securities or publish inaccurate or unfavorable research about its businesses or if the combined company’s operating results do not meet analyst expectations, the Molekule Common Stock price would likely decline. If one or more of these analysts cease coverage of the combined company or fail to publish reports on the combined company regularly, demand for Molekule Common Stock could decrease, which might cause the Molekule Common Stock price and trading volume to decline.

Molekule has never paid dividends and does not currently intend to pay dividends to Molekule stockholders.

Molekule has never paid dividends and does not currently intend to pay dividends in the future. Whether any dividends are declared or paid to Molekule stockholders following the Merger, and the amounts of any such dividends that are declared or paid, will be subject to the discretion of the Molekule Board, which may be impacted by any of the following factors:

●	the combined company may not have enough cash to pay such dividends or to repurchase shares due to its cash requirements, capital spending plans, cash flow or financial position;
●	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the combined company’s board of directors, which could change its dividend practices at any time and for any reason;
●	the combined company’s desire to maintain or improve the credit ratings on its debt; and
●	the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law and is limited by the negative covenants in its loan agreements and, potentially, the terms of any future indebtedness that the combined company may incur.

Molekule stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

The combined company’s results of operations may fluctuate significantly, which will make its future results difficult to predict and could cause its results to fall below expectations.

The combined company’s quarterly and annual results of operations may fluctuate significantly, which will make it difficult for the combined company to predict future results. These fluctuations may occur due to a variety of factors, many of which are outside of the combined company’s control and may be difficult to predict, including, but not limited to:

●	expenditures that the combined company may incur to acquire, develop or commercialize additional products and technologies;

●	the level of demand for any future products, which may vary significantly over time;
●	customer mix and the varying lengths of sales cycles for different customer segments;
●	developments involving the combined company’s competitors;
●	the cost of servicing and maintaining the combined company’s products;
●	the timing and cost of, and level of investment in, research and development and commercialization activities, which may change from time to time;
●	the costs associated with acquisitions, including the Merger and the Molekule Merger and other mergers the combined company may pursue in the future;
●	the cost of manufacturing, as well as building out the combined company’s supply chain, which may vary depending on the quantity of productions, and the terms of any agreements the combined company enters into with third-party suppliers; and
●	general market conditions and other factors, including factors unrelated to the combined company’s operating performance or the operating performance of the combined company’s competitors.

The cumulative effects of these factors could result in large fluctuations and unpredictability in the combined company’s quarterly and annual results of operations. As a result, comparing its results of operations on a period-to-period basis may not be meaningful. Investors should not rely on past results as an indication of the combined company’s future performance.

This variability and unpredictability could also result in the combined company’s failing to meet the expectations of industry or financial analysts or investors for any period. If the combined company’s revenue or results of operations fall below the expectations of analysts or investors or below any forecasts it may provide to the market, or if the forecasts of the combined company provided to the market are below the expectations of analysts or investors, the price of the Molekule Common Stock could decline substantially. Such a stock price decline could occur even when the combined company has met any previously publicly stated revenue or operating guidance it may provide.

The combined company’s future operating results may fluctuate significantly if its investments in innovative technologies are not as profitable as anticipated.

On a regular basis, Molekule reviews the existing technologies available in the market and identifies strategic new technologies to develop and invest in. Molekule has currently been, and the combined company will be, devoting significant resources and capital to new technologies in new devices, SaaS software solutions, advanced sensor technology, smart building integrations and internet-of-things (“IoT”) devices. Molekule is investing in research and development, developing relationships with customers and suppliers and re-directing corporate and operational resources so that the combined company may grow within these innovative technologies. The combined company’s results could be harmed if it fails to expand its customer base, if demand for its solutions is lower than expected or if income related to the innovative technologies is lower than anticipated.

In particular, the combined company will continue to devote considerable resources, including the allocation of capital expenditures, to growing the SaaS service offering revenue over the next several years. There can be no assurance that the combined company will meet revenue targets for this service, and if it fails to achieve its revenue goals, its growth and operating results will be materially adversely affected. Additionally, new or existing customers may choose to purchase the combined company’s SaaS services rather than its on-premise solutions. If the combined company’s customers’ purchases trend away from perpetual licenses toward its SaaS, or to the extent customers defer orders, the combined company’s product revenue, and its timing of revenue generally, may be adversely affected, which could adversely affect its results of operations and financial condition.

In addition, the IoT is a relatively new market, and there are a significant number of competitors in the market. If the market does not expand as rapidly as we or others expect or if customers adopt competitive solutions rather than the combined company’s solutions, the combined company’s IoT business may not generate the revenues we expect. Further, customers and potential customers often begin the process of implementing IoT with a proof-of-concept evaluation, in some cases with multiple different technology vendors. The combined company’s success in this emerging market will depend on its ability to engage with customers to ensure that their investment moves beyond planning to broader deployment and yields value at their desired speed and expected costs.

In order to remain competitive, we expect the combined company will continue to make significant investments in technology. However, there is no guarantee that the capital and resources that we have invested, or that the combined company will invest in the future, will allow the combined company to develop suitable SaaS platform enhancements or software applications or maintain and expand the SaaS platform and technology infrastructure, including through IoT solutions as intended, which could have a material adverse effect on the combined company’s ability to compete or require it to purchase expensive software solutions from third-party developers.

Following the completion of the Merger, our exposure to fluctuations in foreign currency exchange rates will be increased.

Aura conducts a significant portion of its operations outside of the United States, which also operate in their respective local currencies, the most significant of which are currently NIS, the euro and the Indian rupee. Therefore, following the completion of the Merger, the combined company’s international operations will account for a more significant portion of overall operations than they do presently for Molekule, and its exposure to fluctuations in foreign currency exchange rates will increase. Because our financial statements will continue to be presented in U.S. dollars subsequent to the completion of the Transactions, the local currencies will be translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, thereby increasing the foreign exchange translation risk.

Risks Related to Molekule’s Business

If our products fail to perform as expected, our ability to develop, market and sell our products could be harmed.

The success of our principal products – Pūrgo, Air Mini+, Air Pro, Air Pro RX and corresponding filters and filter subscriptions – depends on the ability of these products to perform as expected. It is possible: (i) that our products will be found to be less effective than anticipated or fail to receive necessary regulatory clearances; (ii) that the products, even if effective, will be difficult to manufacture at commercial levels or uneconomical to market; (iii) that proprietary rights of third parties will preclude us from using certain technologies or marketing such products; and (iv) that third parties will use or market superior or equivalent technologies or products.

Moreover, our products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. We have a limited frame of reference from which to evaluate the long-term performance of our products. All of our products were initially launched in 2019 or later. If these devices, or additional devices or applications of our technology that we may develop in the future, fail to perform as expected, customers may delay deliveries or terminate further orders and we may need to initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, financial condition and results of operations.

Our future success will depend on our ability to develop and introduce, on a timely basis, products that address the evolving needs of our customers. If we are unable to develop, validate and scale the technology necessary to compete successfully with existing or newly emerging technologies, or if we are unable to develop products based on these technologies, our business, financial condition and results of operations could be seriously harmed.

Global logistics and supply chain bottlenecks could have an adverse effect on our business and operating results.

Logistics and supply chain bottlenecks could have an adverse effect on our business and impact the availability and cost of raw materials and component parts. For example, various electronic components and semi-conductor chips have become increasingly difficult to source and, when available, may be subject to substantially longer lead times and higher costs than historically applicable. We expect these ongoing global logistics and supply chain bottlenecks and component shortages may adversely impact our ability to source component parts at favorable prices (if at all) and may result in delays in, or reduced output from, our third-party manufacturing activities. Higher component costs and/or delays in our ability to manufacture and distribute our products could have a material adverse effect on our sales, revenues and results of operations.

Our limited operating history and rapid growth makes evaluating our current business and future prospects difficult and may increase the risk of investment.

Our limited operating history may make it difficult to evaluate our current business and future prospects as we continue to grow our business. Our ability to forecast our future revenue and operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries as we continue to grow our business. If our assumptions regarding these uncertainties, which we use to plan our business and budget for our expenses, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

We have made, and expect to continue to make, significant investments in our business, including investments in our manufacturing, technology, marketing and sales efforts. These investments include an investment to expand the capabilities of our facilities, increased staffing and further market expansion. If our business does not generate the level of revenue required to support this investment, our net sales and profitability will be adversely affected.

We may not be successful in implementing our proposed business strategy to achieve our expected revenue growth or effectively manage growth.

In the future, even if our revenues increase, our rate of growth may decline. In any event, we will not be able to grow as rapidly or at all if we do not:

●	successfully establish our technology and brand;
●	establish a commercial footprint;
●	accelerate development of prototypes and market introduction of our devices and other novel applications of our proprietary SteriDuct and PECO technologies;
●	capitalize on our collaboration with experts in aerospace;
●	explore opportunities for collaboration; or
●	identify opportunities to establish industry leadership domestically and internationally.

We cannot assure you that we will be able to meet these objectives. As we grow, we expect to invest substantial financial and other resources to:

●	expand into non-medical markets such as schools, long-term care facilities and the aviation and HVAC industries;
●	support the development of a team of senior sales associates;
●	accelerate our development of complementary devices; and
●	incur general administration, including legal, accounting and other compliance, expenses related to being a public company.

Our planned growth will place significant demands on our management and on our operational and financial resources. We have hired and expect to continue hiring additional personnel to support our planned growth.

Our organizational structure will become more complex as we add staff, and we will need to improve our operational, legal, financial and management controls as well as our reporting systems and procedures. We will require significant capital expenditures and the investment of valuable management resources to grow and develop in these areas. We may be unable to hire, train, retain and manage the necessary personnel or to identify, manage and exploit potential strategic relationships and market opportunities. A failure to manage our growth effectively could materially and adversely affect our ability to market our products, which could have a material adverse effect on our business, financial condition and results of operations.

Our products have not been proven to reduce the risk of COVID-19 transmission.

We expect that much of the demand for our products will be based not only on our ability to reduce exposure of immunocompromised patients to airborne organisms that cause HAIs but also reduce the risk of COVID-19 transmission. Since the beginning of the COVID-19 pandemic, we have learned that the original SARS-CoV-2 strain can mutate rapidly, and these mutant strains, such as the Delta and Omicron variants, continue to spread throughout the global population. Accordingly, much is still unknown about the manner in which bacteria and viruses, including the novel coronavirus underlying COVID-19, and any mutation or variation thereof are transmitted among human beings. Current studies have highlighted that COVID-19, like seasonal flu viruses and other pathogens (such as SARS and MERS), is transmitted by air predominantly through contact between an infected person and others. While we have proven that our devices can eliminate 99.99% (“4 Log”) of airborne pathogens in controlled laboratory environments, including the Omicron variant of SARS-CoV-2, we have not conducted any tests or studies regarding the ability of such devices to reduce the spread of COVID-19 and any mutation or variation thereof, and our devices may ultimately not succeed in reducing the spread of COVID-19 or any mutation or variation thereof. Further, additional research may determine that COVID-19 is transmitted among human beings in other ways not known or fully understood. We expect demand for our products would be significantly less than anticipated if our products are not perceived as being effective at reducing the risk of COVID-19 transmission or if COVID-19 is determined to spread in ways other than through airborne transmission.

If we do not successfully anticipate market needs and develop products and services that meet those needs, or if those products and services do not gain market acceptance, our business, operating results and financial condition will be adversely impacted.

We may not be able to anticipate future market needs or be able to improve our products or to develop new products and services to meet such needs on a timely basis, if at all. In addition, our inability to diversify beyond our current offerings could adversely affect our business. Any new products and applications or product and application enhancements that we introduce may not achieve any significant degree of market acceptance from current or potential customers, which would adversely affect our business, operating results, financial condition and profitability. In addition, the introduction of new products or applications, or enhancements to existing products or applications, may decrease customer demand for our products and services, including ongoing subscriptions for our air filters, or future purchases of our products, thereby offsetting the benefit of even a successful product or service introduction. Any of the foregoing could adversely impact our business, operating results and financial condition.

We lack manufacturing experience and capabilities and are required to rely on third-party manufacturers and are dependent on their quality and effectiveness.

We do not have our own manufacturing facilities or capabilities and as such we rely on certain third parties to manufacture our products and product components. We have engaged Mack Molding, an FDA-regulated subsidiary of the privately held Mack Group, to manufacture the Pūrgo device. In addition, we outsource the majority of the manufacture and assembly of our Air Mini+, Air Pro and Air Pro RX air purifiers to IAC, and we also outsource the production of our filters to Columbus Industries.

Although our manufacturers are experienced contract manufacturers of medical devices, there can be no assurance that our manufacturers will be able to continue to manufacture our products successfully, including in a manner that complies with regulatory requirements, or at a scale to meet customer demand. In addition, the failure to achieve and maintain high manufacturing standards, including failure to detect or control unexpected events or unanticipated manufacturing errors, or the frequent occurrence of such errors, could result in delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals and other problems that could seriously hurt our business. Third-party manufacturers can encounter difficulties involving manufacturing processes, facilities, operations, production yields, quality control, compliance and shortages of qualified personnel.

The current term of our agreement with IAC will end in July 2023, at which time the agreement will automatically renew for an additional one-year term, subject to a six-month notice by either party of its intent not to renew. The current term of our agreement with Columbus Industries will expire in 2023 and is automatically renewable for an additional two-year term, subject to a 12-month notice by either party of its intent not to renew. Our agreement with Mack Molding does not have a termination date. If for any reason we are unable to renew the IAC and Columbus Industries agreements or if our third-party manufacturers are unable or unwilling to perform, we may not be able to terminate our agreements with them, and we may not be able to locate alternative manufacturers or enter into favorable agreements with them, nor can we be certain that any such third parties will have the manufacturing capacity to meet future requirements. If these manufacturers, or any alternate manufacturer, experience any significant difficulties in their respective manufacturing processes for our products or product components, or should these manufacturers cease doing business with us, we could experience significant interruptions in the supply of our products or may not be able to create a supply of our products at all. Were we to encounter manufacturing issues, our ability to produce a sufficient supply of our products might be negatively affected. Our inability to coordinate the efforts of our third-party manufacturers, or the lack of capacity available at our third-party manufacturers, could impair our ability to supply our products at required levels.

We cannot guarantee our manufacturing and assembly partners will be able to manufacture our products at commercial scale on a cost-effective basis. If the commercial-scale manufacturing costs of our products are higher than expected, these costs may significantly impact our operating results.

Disruption of our supply chain could have an adverse impact on our business, financial condition and results of operations.

Our ability to manufacture, assemble, transport and sell our products is critical to our success. Damage or disruption to our supply chain, including third-party manufacturing, assembly or transportation and distribution capabilities, due to weather, including any potential effects of climate change, natural disaster, fire or explosion, terrorism, pandemics (such as the ongoing COVID-19 pandemic), strikes, government action or other reasons beyond our control or the control of our suppliers, manufacturers and business partners could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from or manufactured by a single supplier, manufacturer or location, could adversely affect our business or financial results.

We cannot provide assurances that our third-party suppliers will not experience delays in production or shipping or work shortages as a result of the ongoing COVID-19 pandemic, or that such third-party supplies will be able to dedicate sufficient resources to meet our scheduled delivery requirements or that our suppliers will have sufficient resources to satisfy our requirements during any period of sustained demand. Moreover, the global nature of the ongoing COVID-19 pandemic could result in there being fewer alternative suppliers. As a result of the ongoing COVID-19 pandemic, we have experienced significant delays in receiving shipments of our air purifiers from Malaysia to our facility in Fremont, California, as shipping times have increased from approximately 47 days before March 2020, up to approximately 82 days during the first quarter of 2021, to approximately 60 days currently.

Failure of suppliers or manufacturers to supply or manufacture, or delays in supplying or manufacturing, our raw materials, components or products, or allocations in the supply of certain high demand raw materials or components, for any reason, could materially adversely affect our operations and our ability to meet our own delivery schedules on a timely and competitive basis. Additionally, our third-party suppliers or manufacturers may provide us with raw materials, components or products that fail to meet our expectations or the expectations of our customers, which could subject us to product liability claims, other claims and litigation, which could have an adverse effect on our business, operating results and financial condition. In particular, disputes with significant suppliers and manufacturers, including disputes regarding pricing or performance, could adversely affect our ability to supply products to our customers and could materially and adversely affect our product sales, financial condition and results of operations.

Our business activities have been, and may continue to be, disrupted due to the ongoing global COVID-19 pandemic.

We face various risks and uncertainties related to the ongoing global COVID-19 pandemic. Since the first quarter of 2020, the pandemic has led to periods of disruption and volatility in the global economy and capital markets, which has increased the cost of capital and adversely impacted access to capital. During 2020 and, to a lesser extent, 2021 and 2022, the government-enforced travel restrictions, quarantines and business closures around the world that occurred periodically in response to the pandemic have significantly impacted our ability to manufacture, sell and distribute our products to customers around the world. For example, as a result of the global COVID-19 pandemic, we temporarily closed all our offices and continued to incur additional lease expenses for a lease that could not be terminated. The pandemic has, and may continue to, disrupt our third-party manufacturers and supply chain and our ability to fulfill orders for our products. Furthermore, if significant portions of our workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures, remote working or other restrictions in connection with the ongoing global COVID-19 pandemic, our operations will likely be adversely impacted.

It is not currently possible to reliably project the direct impact of the ongoing COVID-19 pandemic on our operations. For example, governmental mandates related to the ongoing global COVID-19 pandemic, among other factors, have negatively impacted, and may continue to impact, personnel and operations at third-party manufacturing and component part supplier facilities in the United States and around the world, creating logistics and supply chain bottlenecks across many industries. These disruptions have adversely impacted the availability and cost of raw materials and component parts. For example, various electronic components and semi-conductor chips have become increasingly difficult to source and, when available, may be subject to substantially longer lead times and higher costs than historically applicable. We expect that these ongoing global logistics and supply chain bottlenecks and component shortages may adversely impact our ability to source component parts at favorable prices (if at all) and may result in delays in, or reduced output from, our third-party manufacturing activities. Higher component costs and/or delays in our ability to manufacture and distribute our products could have a material adverse effect on our sales, revenues and operating results.

To the extent the ongoing COVID-19 pandemic adversely affects our business, operating results and financial condition, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyberattacks and security vulnerabilities or interruptions or delays due to third parties.

Increasing costs for manufactured components, raw materials, transportation, health care and energy prices may adversely affect our profitability.

We use a broad range of manufactured components and raw materials in our products, including aluminum, semiconductors, resin, filtration media and equipment such as fans and motors. Materials, wages and subcontracting costs comprise a significant portion of our total costs. The current economic environment, including increasing interest rates and inflation, has resulted, and may continue to result, in price volatility and an increase of these costs. Further increases in the price of these items could further materially increase our operating costs and materially adversely affect our profit margins. Similarly, transportation, steel and healthcare costs have risen steadily over the past few years and represent an increasing burden for us. Although we try to contain these costs whenever possible, and although we try to pass along increased costs in the form of price increases to our customers, we may be unsuccessful in doing so, and even when successful, the timing of such price increases may lag significantly behind our incurrence of higher costs.

Our ability to expand our product offerings and introduce additional products and services may be limited, which could have a material adverse effect on our business, financial condition and results of operations.

Entry into new markets may require us to compete with new companies, cater to customer expectations and comply with new complex regulations, which may be unfamiliar. Accordingly, we could need to invest significant resources in market research, legal counsel and our organizational infrastructure, and a return on such investments may not be achieved for several years, if at all. Additionally, failure to comply with applicable regulations or to obtain required licenses could result in penalties or fines. Further, we may fail in demonstrating the value of any new value-added product to customers, which would compromise our ability to successfully create new revenue streams or receive returns in excess of investments. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

Customers may cancel, delay or return our orders of our products. As a result, our backlog may not be indicative of our future revenue.

Customers may cancel, delay or return our orders of our products for reasons beyond our control, including for reasons related to and exacerbated by the ongoing global COVID-19 pandemic.

We offer a 30-day trial to our retail customers, pursuant to which, subject to certain conditions, customers may return our ordered product in exchange for a full refund, including any shipping charges associated with that order. If a retail customer elects to return our product, we may not be able to refurbish such unit for a subsequent sale and may ultimately be unable to realize a profit for that unit.

If orders are delayed, the timing of our revenues could be affected and orders may remain in our backlog for extended periods of time. Revenue recognition occurs at time of product shipment and is subject to unanticipated delays. If we receive relatively large orders in any given quarter, fluctuations in the levels of our quarterly backlog can result because the backlog in that quarter may reach levels that may not be sustained in subsequent quarters. As a result, our backlog may not be indicative of our future revenues.

Quality problems with, and product liability claims in connection with, our products could lead to recalls or safety alerts, harm to our reputation or adverse verdicts or costly settlements and could have a material adverse effect on our business, financial condition and results of operations.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure, and our business exposes us to potential product liability risks that are inherent in the design, manufacture and marketing of medical devices and services. In addition, our products may be used in intensive care settings with immunocompromised and seriously ill patients. Component failures, manufacturing defects or design flaws could result in an unsafe condition or injury to, or death of, a patient or other user of our products. These problems could lead to the recall of, or issuance of a safety alert relating to, our products and could result in unfavorable judicial decisions or settlements arising out of warranty or product liability claims and lawsuits, including class actions related to product quality issues or otherwise, which could negatively affect our business, financial condition and results of operations. In particular, a material adverse event involving one of our products could result in reduced market acceptance and demand for all products offered under our brand and could harm our reputation and ability to market products in the future.

High quality products are critical to the success of our business. If we fail to meet the high standards we set for ourselves and that our customers expect, and if our products are the subject of recalls, safety alerts or other material adverse events, our reputation could be damaged, we could lose customers and our revenue could decline.

We attempt to include provisions in our agreements and purchase orders with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.

The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and could cause us to fail to retain existing customers or to fail to attract new customers. Any of the foregoing problems, including product liability claims or product recalls in the future, regardless of the ultimate outcome, could harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

We have limited experience selling our products to healthcare, hospitality and education and government facilities, and we might be unsuccessful in increasing our sales.

Our business-to-business (“B2B”) channel strategy depends in part on our ability to sell our products to healthcare, hospitality and education and government facilities. We have limited experience with respect to sales and marketing, and in particular marketing to hospitals and healthcare facilities. We launched the Molekule Air Platform specifically to address the needs of companies returning to in-person office and work arrangements, and we have limited information to-date in order to fully understand if the needs of our customers will support this business channel strategy. If we are unsuccessful at manufacturing, marketing and selling our products and services, our business, operating results and financial condition will be materially adversely affected.

We have invested and expect to continue to invest in research and development efforts that further enhance our products and technology. Such investments may affect our operating results and liquidity, and, if the return on these investments is lower or develops more slowly than we expect, our revenue and operating results may suffer.

We have invested and expect to continue to invest in research and development efforts that further enhance our products. These investments may involve significant time, risks and uncertainties, including the risk that the expenses associated with these investments may affect our margins, operating results and liquidity and that such investments may not generate sufficient revenues to offset liabilities assumed and expenses associated with these new investments.

The air purification industry changes rapidly as a result of technological and product developments, which may render our products and technology, including our SteriDuct technology and PECO nanotechnology, less effective. We believe that we must continue to invest a significant amount of time and resources in our products and technology to maintain and improve our competitive position. If we do not achieve the benefits anticipated from these investments or if the achievement of these benefits is delayed, our business, operating results and prospects may be materially adversely affected.

Our results of operations could be negatively impacted if we are unable to capitalize on research and development spending.

We have and intend to continue to spend a significant amount of time and resources on research and development projects in order to develop and validate new and innovative products. We believe these projects will result in the commercialization of new products and will create additional future sales. However, factors including regulatory delays, safety concerns or patent disputes could delay the introduction or marketing of new products. We may experience an unfavorable impact on our business and financial condition if we are unable to capitalize on those efforts to successfully market new products.

From time to time, we may receive invitations from third parties to license patents owned or controlled by such parties. We will evaluate these requests and may consider obtaining licenses that are compatible with our business objectives. However, we may not be able to obtain licenses on acceptable terms, if at all.

Our inability to operate without infringing upon the proprietary rights of others or a failure to obtain or maintain any necessary licenses could have a material adverse effect on our business, financial condition or results of operations.

We operate in an industry that is competitive and subject to technological change.

The air purification industry is characterized by intense competition and rapid technological change, and we compete with other companies on a variety of factors, including price, size, product features, manufacturing capabilities and services. Our products compete broadly with other companies offering air purification technology, including large air purifier manufacturers, such as Blueair, a brand owned by Unilever PLC, Dyson and Levoit. Some of our competitors have significantly greater financial and marketing resources than us or are more specialized than we are with respect to particular markets.

Many competitors have longer operating histories, larger customer bases and greater financial, research and development, technical, marketing and sales and personnel resources than us. Given their capital resources, larger companies that compete or may compete with us in the future are better positioned relative to us to substantially increase their manufacturing capacity, research and development and marketing efforts or to withstand any significant reduction in orders by customers. Such larger companies are able to: (i) provide broader and more diverse product lines and market focus and thus are not as susceptible to downturns or seasonality in a particular market; (ii) make greater investments in research and development; (iii) carry on larger research and development initiatives; (iv) undertake more extensive marketing campaigns; and (v) adopt more aggressive pricing policies than us. In addition, some of our competitors have been in operation much longer than we have been and therefore may have more longstanding and established relationships with current and potential customers, established sales and distribution networks, significant goodwill and global name recognition. We also expect to continue to face competition from alternative technologies. Our technology and products may be rendered obsolete or uneconomical by advances in existing technological approaches or products or the development of different approaches or products by one or more of our competitors.

In addition, we believe that the COVID-19 pandemic as well as recently discovered more virulent and more infectious strains of the coronavirus have increased, and will continue to increase, this competition. Further, the FDA Enforcement Policy for Sterilizers, Disinfectant Devices, and Air Purifiers during the Coronavirus Disease 2019 (COVID-19) Public Health Emergency and other temporary accommodations implemented by the FDA as a result of the COVID-19 pandemic to enable disinfectant devices, sterilizers, air purifiers and other medical equipment to be brought to market in an expedited manner has made it easier for new entrants to enter into our market.

Because we are small and do not have a significant amount of capital, we must limit our activities. Our relative lack of capital and resources may adversely affect our ability to compete with large entities that produce and market air purifier products. Furthermore, it may become necessary for us to reduce our prices in response to competition. A reduction in prices of our products could adversely affect our revenues and profitability.

In addition, other entities not currently offering products similar to us may enter the market. Any delays in the general market acceptance of our products may harm our competitive position. Any such delay would allow our competitors additional time to improve their service or product offerings and provide time for new competitors to develop. Increased competition may result in pricing pressures, reduced operating margins and loss of market share, which could have an adverse effect on our business, operating results and financial condition.

If our competition is better able to develop and market products or services that are cheaper, safer, more effective or otherwise more appealing to consumers, we may be unable to effectively compete.

We may collaborate with third parties to help develop certain technologies.

We may seek out collaboration opportunities to extend our UV-C LED technology and PECO nanotechnology to the integrated air handling systems of large buildings, elevators and commercial aircraft.

We also may create strategic alliances with aviation industry suppliers to provide both ground-based and in-flight air purification systems. There can be no assurances that we will enter into any such collaborations or that we will be successful. If our collaborations are not successful, it may impact our ability to develop new technologies and products, which could adversely impact our business, financial condition and results of operations. Further, such collaborations may introduce additional risk with respect to possible unauthorized use or infringement upon our intellectual property rights by the third parties with whom, if any, we ultimately engage in strategic collaborations.

We rely on our information technology systems to manage numerous aspects of our business, and a disruption of these systems could adversely affect our business.

We rely on our information technology systems to manage numerous aspects of our business, including to efficiently purchase materials, components and products from our suppliers and manufacturers, provide procurement and logistic services, ship products to our customers, manage our accounting and financial functions, including our internal controls, and maintain our research and development data. Our information technology systems are an essential component of our business, and any disruption could significantly limit our ability to manage and operate our business efficiently. A failure of our information technology systems to perform properly could disrupt our supply chain, product development and customer experience, which may lead to increased overhead costs and decreased sales and have an adverse effect on our reputation and financial condition. In addition, during the ongoing global COVID-19 pandemic, a substantial portion of our employees have conducted work remotely, making us more dependent on potentially vulnerable communications systems and making us more vulnerable to cyberattacks.

Although we take steps and incur significant costs to secure our information technology systems, including our computer systems, internet sites, email and other telecommunications and data networks, our security measures may not be effective, and our systems may be vulnerable to damage or interruption. The failure of any such systems or the failure of such systems to scale as our business grows could adversely affect our results of operations. Disruption to our information technology systems could result from power outages, computer and telecommunications failures, computer viruses, cyber-attacks or other security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, acts of war or terrorism and usage errors by our employees.

Our reputation and financial condition could be adversely affected if, as a result of a significant cyber-event or otherwise:

●	our operations are disrupted or shut down;
●	our or our customers’ or employees’ confidential, proprietary information is stolen or disclosed;
●	we incur costs or are required to pay fines in connection with stolen customer, employee or other confidential information;
●	we must dedicate significant resources to system repairs or increase cybersecurity protection; or
●	we otherwise incur significant litigation or other costs.

If our computer systems are damaged or cease to function properly, or if we do not replace or upgrade certain systems, we may incur substantial costs to repair or replace them and may experience an interruption of our normal business activities or loss of critical data. Any such disruption could adversely affect our reputation and financial condition.

We also rely on information technology systems maintained by third parties, including third-party cloud computing services and the computer systems of our suppliers, manufacturers, retailers and resellers, for both our internal operations and our customer-facing infrastructure. These systems are also vulnerable to the types of interruption and damage described above, but we have less ability to take measures to protect against such disruptions or to resolve them if they were to occur. Information technology problems faced by third parties on which we rely could adversely impact our business and financial condition as well as negatively impact our brand reputation.

Our digital marketing and social media efforts may expose us to certain risks.

Our marketing efforts currently include various initiatives, including digital marketing on a variety of social media channels, such as Meta Platforms, search engine optimization on websites, such as Google, Bing and Yahoo!, various branding strategies and mobile “push” notifications and email. We anticipate that sales and marketing expenses will continue to represent a significant percentage of our overall operating costs for the foreseeable future. We have acquired a significant number of our customers through digital advertising on platforms and websites owned by Meta and Google. Our investments in sales and marketing may not effectively reach potential customers, potential customers may decide not to buy our products or customer spend for our products may not yield the intended return on investment, any of which could negatively affect our financial results.

Many factors, several of which are beyond our control, may reduce our ability to acquire, maintain and further engage with customers, including:

●	system updates to app stores and advertising platforms such as Instagram and Google, including adjustments to algorithms that may decrease user engagement or negatively affect our ability to reach a broad audience;
●	consumers opting out of the collection of certain personal information, including opting out of cookies, for marketing purposes;
●	consumers opting out of the receipt of promotional emails or text messages;
●	federal and state laws governing the use of personal information in marketing to potential or existing customers and patients and the regulation of the use of discounts, promotions and other marketing strategies in the healthcare industry;
●	changes in advertising platforms’ pricing, which could result in higher advertising costs;
●	changes in digital advertising platforms’ policies, such as those of Instagram and Google, that may delay or prevent us from advertising through these channels, which could result in reduced traffic to and sales on our website and the websites or stores of our third-party resellers, or that may increase the cost of advertising through these channels;
●	changes in search algorithms by search engines;
●	ineffectiveness of our marketing efforts and other spend to continue to acquire new customers;
●	decline in popularity of, or governmental restrictions on, social media platforms where we advertise;
●	the development of new search engines or social media sites that reduce traffic on existing search engines and social media sites; and
●	consumer behavior changes as a result of the ongoing global COVID-19 pandemic.

In addition, we believe that many of our new customers originate from word-of-mouth and other non-paid referrals from existing customers, so we must ensure that our existing customers are satisfied with and continue to derive value from our products and services in order to continue receiving those referrals. If our efforts to satisfy our existing customers are not successful, we may not be able to attract new customers. Further, if our customer base does not continue to grow, we may be required to incur significantly higher marketing expenses than we currently anticipate to attract new customers. A significant decline in our customer base would have an adverse effect on our business, operating results and financial condition.

Changes in our product and channel mix may impact our gross margins and financial performance.

Our financial performance may be affected by the mix of products — Pūrgo, Air Mini+, Air Pro, Air Pro RX and corresponding filters and filter subscriptions — we sell during a given period. Different products as well as different methods of distribution have different margins, and therefore, our gross margins may fluctuate based on the mix of products sold or sales channels through which products are sold in a given period. If our product or channel mix shifts too far into lower gross margin products or sales in a given period and we are not able to sufficiently reduce the production and other costs associated with those products or sales or substantially increase the sales of our higher gross margin products, our profitability could be reduced.

Additionally, the introduction of new products or services may further heighten quarterly fluctuations in gross profit and gross profit margins due to manufacturing ramp-up and start-up costs as well as new product introduction pricing strategies. Other factors that may negatively affect our gross profit include increases in freight and material costs, as well as increased promotional discounting. We may experience significant quarterly fluctuations in gross profit margins or operating income or loss due to the impact of the mix of products, channels or geographic areas in which we sell our products from period to period.

Changes in our pricing model, including due to price competition, could negatively impact our business, including our gross margins and operating results.

We have limited experience with respect to determining the optimal prices for our products and subscription models, and as a result, we have in the past, and expect that we may in the future, need to change our pricing model from time to time, which could impact our financial results. Further, we can give no assurance that we will be able to maintain satisfactory prices for our Pūrgo, Air Mini+, Air Pro and Air Pro RX and other products we may develop in the future. If we are forced to lower the price we charge for our products, including due to the prices of our competitors, our gross margins will decrease, which may harm our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase due to inflation or otherwise and we are unable to offset such increase with an increase in our prices, our margins could erode, which could harm our business, financial condition and results of operations.

In addition, as the market for our products grows, as new competitors introduce competitive products or as we introduce new products or enter into new markets, we may be unable to attract new customers at the same price or based on the same pricing models we have historically used. Pricing decisions may also impact the mix of adoption among our product offerings and negatively impact our overall revenue. Moreover, competition may require us to make substantial price concessions. Our business, operating results and financial condition may be adversely affected by any of the foregoing, and we may have increased difficulty achieving profitability.

Our facilities, as well as the facilities of our third-party manufacturers, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond our or our manufacturers’ control.

A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a pandemic, major flood, seasonal storms, nuclear event or terrorist attack affecting our facilities or the areas in which we are located, or affecting those of our third-party manufacturers, could significantly disrupt our or their operations and delay or prevent product production and distribution during the time required to repair, rebuild or replace our or our third-party manufacturers’ damaged facilities. These delays could be lengthy and costly.

If any of our third-party manufacturers’ facilities are negatively impacted by such a disaster, production and distribution of our products could be delayed, which can impact the period in which we recognize the revenue related to the sale of those products. Additionally, customers may delay purchases of our products until operations return to normal. Even if we are able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in our business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war (including the war in Ukraine) or the outbreak of epidemic diseases (including the outbreak of COVID-19 and variants) could have a negative effect on our operations and sales.

If we are unable to complete and implement our plan to manufacture, fulfill and ship some of our products from our in-house facility, our profitability may suffer.

We have not yet fully implemented our business plans to manufacture, fulfill and ship some of our products entirely from our in-house facility. In particular, we have been coating filter media with our proprietary blend of chemicals using a company called TSG Finishing, and we continue to rely on third-party manufacturers, such as Columbus Industries, for all of the supply in our filter product lines. We have established a manufacturing line to coat our filter media with chemicals at the Peco-Zero facility in Lakeland, Florida, which has been operational since September 2022. Both product improvement and incremental profit in our business are expected from successfully coating filter media in-house. While having the capability to meet a portion of the demand for filters from manufacturing lines set up in the Peco-Zero facility is expected to improve our margins and lower dependency on suppliers, to the extent these efforts are unsuccessful, we may need to write down certain of our investments, and our profitability could suffer as a result.

Global economic disruptions and inflation or stagflation could seriously harm our business.

Broad-based business or economic disruptions could adversely affect our business. For example, Russia’s invasion of Ukraine has prompted the United States and other countries to announce sanctions against Russia. The full effect of this military conflict and related sanctions on the global economy and our existing and prospective customers and, as a result, our business remains uncertain. While the onset of the ongoing global COVID-19 pandemic underscored the urgency of bringing to market air purification solutions to help protect front-line healthcare workers, patients and the general population, associated business shutdowns or disruptions could impair our ability to manufacture or sell our products, which would adversely affect our business, financial condition and results of operations.

Further, inflation or possible stagflation in the United States and other regions has the potential to adversely affect our liquidity, business, financial condition and operating results by increasing our overall product cost structure, which would negatively impact our business, particularly if we are unable to achieve the increases in product prices necessary to appropriately offset the additional costs sufficient to maintain margins. The existence of inflation in certain economies has resulted in, and may continue to result in, higher interest rates and capital costs, energy and shipping costs, increased costs of labor, weakening exchange rates and other similar effects. Although we may take measures to mitigate the impact of this inflation, if these measures are not effective, our business, financial condition, operating results and liquidity will be materially adversely affected. Even if such measures are effective, there could be a difference between the timing of when these beneficial actions impact our operating results and when the cost of inflation is incurred. Inflation and any economic challenges may also adversely impact spending patterns by our customers.

In addition, current macroeconomic conditions have caused turmoil in the banking sector. For example, on March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. At the time of the closure and as of the date of this prospectus, we held assets in securities in sweep accounts purchased through SVB but managed in segregated custodial accounts by a third-party asset manager. On March 13, 2023, the FDIC announced that all of SVB’s deposits and substantially all of its assets had been transferred to a newly created, full-service FDIC-operated bridge bank, SVBB. SVBB assumed all loans that were previously held by SVB. On March 27, 2023, First-Citizens Bank & Trust Company assumed all of SVBB’s customer deposits and certain other liabilities and acquired substantially all of SVBB’s loans and certain other assets from the FDIC.

While we have had full access to the assets in our sweep accounts since March 13, 2023, we may be impacted by other disruptions to the U.S. banking system caused by the recent developments involving SVB, including potential delays in our ability to transfer funds and potential delays in making payments to vendors while new banking relationships are established.

We cannot predict at this time to what extent our or our collaborators, employees, suppliers, contract manufacturers and/or vendors could be negatively impacted by these and other macroeconomic and geopolitical events.

The sale of our products depends in part upon customer discretionary spending, and economic conditions that adversely impact consumers’ ability and desire to spend discretionary income may reduce overall levels of spending on our products. For example, during the fiscal year ended December 31, 2022, Legacy Molekule observed a slowdown in purifier sales on its direct-to-consumer website, which it believes was a result of macroeconomic conditions negatively impacting prospective customers’ willingness to purchase air purifiers.

We cannot accurately predict future revenues or profitability in the evolving market for air purification technology and products.

The market for air purification technology and products is rapidly evolving. As is typical for a rapidly evolving industry, demand for and market acceptance of recently introduced products are subject to a high level of uncertainty and may be influenced by uncertain economic conditions or the existence or absence of seasonal wildfires or health epidemics. For example, uncertain economic conditions may affect a prospective customer’s discretionary income and willingness to purchase our air purifiers, and the absence of seasonal wildfires or health epidemics could negatively impact the demand for our air purifiers. Moreover, since the market for our products is evolving, it is difficult to predict the future growth rate, if any, and size of this market.

Because of our limited operating history and the emerging nature of the markets in which we compete, we may be unable to accurately forecast our revenues or our profitability. The market for our products and the long-term acceptance of our products are uncertain, and our ability to attract and retain qualified personnel with industry expertise, particularly sales and marketing personnel, is uncertain. To the extent we are unsuccessful in increasing revenues, we may be required to appropriately adjust spending to compensate for any unexpected revenue shortfall, or to reduce our operating expenses, causing us to forego potential revenue generating activities, either of which could have a material adverse effect on our business, operating results and financial condition.

Our business is subject to seasonal sales, which could result in volatility in our operating results, some of which may not be immediately reflected in our financial position and results of operations.

Our business may be affected by the general seasonal trends common to the retail and air purification markets. These include, but are not limited to:

●	seasonal demand associated with the holiday season in the fourth quarter of each year; and

●	increased interest in air purification products associated during periods of increased natural disasters, such as seasonal wildfires in California and the Pacific Northwest, which typically take place in late summer.

This seasonality may adversely affect our business and cause our results of operations to fluctuate.

Risks Related to Regulation

We are subject to continuing regulation by the FDA, and if we fail to comply with regulations, including FDA and other state regulations, our business could suffer.

We and the third-party suppliers and manufacturers we engage with to produce our air purifiers and filters are subject to FDA regulatory requirements, which include quality system regulations related to the manufacture of our products, labeling regulations and medical device reporting (“MDR”) regulations. For example, MDR regulations require us to report to the FDA if we become aware of information that reasonably suggests our air purifiers or component products may have caused or contributed to a death or serious injury, or have malfunctioned and the products or a similar product we market would likely cause or contribute to a death or serious injury if the malfunction were to recur. We are also required to report corrections and removals to the FDA where the correction or removal was initiated to reduce a risk to health posed by our products or to remedy a violation of the Federal Food, Drug, and Cosmetic Act (the “FDCA”) caused by any of our products that may present a risk to health, and maintain records of other corrections or removals.

The manufacturing process for a product cleared as a medical device, such as Pūrgo, the Air Mini+, the Air Pro and the Air Pro RX, is subject to FDA regulations. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as the FDA’s quality system regulations. Although our agreements with our contract manufacturers require us to perform according to FDA quality system requirements, any of our suppliers or manufacturers could fail to comply with such requirements or to perform their obligations to us in relation to quality or otherwise. Under such circumstances, we may choose or be forced to enter into an agreement with another third-party manufacturer, which we may not be able to do on reasonable terms, if at all. If we are required to change manufacturers for any reason, we must verify that the new manufacturer maintains facilities and procedures that comply with applicable quality standards and regulations. The delays associated with the qualification of a new contract manufacturer could negatively affect our ability to produce our products in a timely manner or within budget.

The FDA regulates promotion, advertising and claims made with respect to FDA-regulated medical devices, including our Pūrgo, Air Mini+, Air Pro and Air Pro RX products. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties.

The FDA and state authorities have broad enforcement powers. We and our third-party suppliers and manufacturers are subject to ongoing inspection by regulatory authorities from time to time. Any failure by us or our third-party suppliers or manufacturers to comply with applicable regulatory requirements could result in enforcement actions by the FDA or state agencies, which may include any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
●	recall, termination of distribution, administrative detention, injunction or seizure of our products;
●	customer notifications or repair, replacement or refunds;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying our requests for modifications to our air purifier devices, including Pūrgo, the Air Mini+, the Air Pro and the Air Pro RX;
●	withdrawing or suspending clearance that has already been granted;
●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

●	criminal prosecution.

Any corrective action, whether voluntary or involuntary, as well as potentially defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

We are subject to certain advertising and promotional regulations.

In addition to the laws and regulations enforced by the FDA, advertising for various services and for non-restricted medical devices is subject to federal truth-in-advertising laws enforced by the Federal Trade Commission (the “FTC”), as well as comparable state consumer protection laws. Our efforts to promote medical device products via social media initiatives may subject us to additional scrutiny of our practices. For example, the FTC and other consumer protection agencies scrutinize all forms of advertising (whether in digital or traditional formats) for business services, consumer-directed products and non-restricted medical devices to ensure that advertisers are not making false, misleading or unsubstantiated claims or failing to disclose material relationships between the advertiser and their products’ endorsers, among other potential issues. The FDA oversees the advertising and promotional labeling for restricted medical devices and ensures, among other things, that there is effective communication of, and a fair and balanced presentation of, the risks and benefit of such high-risk medical devices.

Under the Federal Trade Commission Act (the “FTC Act”), the FTC is empowered, among other things, to: (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including injunctions affecting the manner in which we would be able to market our products in the future, or criminal prosecution. We are planning to increase our advertising activities that may be subject to these federal and state truth-in-advertising laws. Any actual or perceived non-compliance with those laws could lead to an investigation by the FTC or a comparable state agency, or could lead to allegations of misleading advertising by private plaintiffs. Any such action against us could disrupt our business operations, cause damage to our reputation and result in a material adverse effect on our businesses.

For example, in November 2020, Legacy Molekule was named as a defendant in a class action lawsuit that alleged, among other things, that Legacy Molekule misrepresented the capabilities of its products. Legacy Molekule entered into a class-wide settlement of this matter, and the settlement was finalized on January 25, 2022. As a result of the settlement, as of the years ended December 31, 2022 and 2021, Legacy Molekule accrued a loss liability of $2.7 million. Any future litigation or actions against us in the future could disrupt our business operations, cause damage to our reputation and result in a material adverse effect on our business.

Significant additional governmental regulation could subject us to unanticipated delays, which would adversely affect our sales and revenues.

Our business strategy depends in part on our ability to get our products into the market as quickly as possible. Additional laws and regulations, or changes to existing laws and regulations that are applicable to our business, may be enacted or promulgated, and the interpretation, application or enforcement of existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcement or the specific effects any of these might have on our businesses.

Any future laws, regulations, interpretations, applications or enforcement could delay or prevent regulatory clearance of our products and our ability to market our products. Moreover, changes that result in our failure to comply with the requirements of applicable laws and regulations could result in the types of enforcement actions by the FDA or other agencies as described above, all of which could impair our ability to have manufactured and to sell the affected products.

Our international operations subject us to a variety of risks and uncertainties that could adversely affect our business and operating results. Our business is subject to risks associated with manufacturing and selling our products in locations outside of the United States.

Some of our products and components are manufactured in facilities located in Malaysia, China and Mexico, and our products are distributed in more than 10 countries around the world. Accordingly, we face significant operational risks from doing business internationally. For current and potential international customers whose contracts are denominated in U.S. dollars, the relative change in local currency values creates relative fluctuations in our product pricing. These changes in international end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets.

Other risks and uncertainties we face from global operations include:

●	limited protection for the enforcement of contract and intellectual property rights in certain countries where we may sell our products or work with suppliers, manufacturers, retailers, resellers or other third parties;
●	potentially longer sales and payment cycles and potentially greater difficulties in collecting accounts receivable;
●	costs and difficulties of customizing products for foreign countries;
●	challenges in providing solutions across a significant distance, in different languages and among different cultures;
●	laws and business practices favoring local competition;
●	being subject to a wide variety of complex foreign laws, treaties and regulations and adjusting to any unexpected changes in such laws, treaties and regulations;
●	compliance with U.S. laws affecting activities of U.S. companies abroad, including the U.S. Foreign Corrupt Practices Act, and compliance with anti-corruption laws in other countries, such as the U.K. Bribery Act;
●	tariffs, trade barriers and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets;
●	operating in countries with a higher incidence of corruption and fraudulent business practices;
●	changes in regulatory requirements, including export controls, tariffs and embargoes, other trade restrictions, competition, corporate practices and data privacy concerns;
●	potential adverse tax consequences arising from global operations;
●	rapid changes in government, economic and political policies and conditions; and
●	political or civil unrest or instability, terrorism or epidemics and other similar outbreaks or events.

Our failure to effectively manage the risks and uncertainties associated with global operations could limit future growth of our business and adversely affect our business and operating results.

In particular, the majority of our products are manufactured by IAC in facilities in Malaysia and China. In each of these countries, the government may exercise substantial control over certain sectors of the economy through regulation and state ownership. Changes in the laws and regulations of Malaysia or China, or in our interpretation or enforcement, including with respect to IAC’s operations, may significantly impact us. Further, tensions between the United States and China have led to a series of tariffs being imposed by the United States on imports from mainland China, as well as other business restrictions.

Changes in tax laws or tax rulings could materially affect our financial position, operating results and cash flows.

The tax regimes we are subject to or operate under, including income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations or rulings, or changes in interpretations of existing laws and regulations, could materially affect our financial position and results of operations. For example, the 2017 Tax Cuts and Jobs Act (the “Tax Act”) made broad and complex changes to the U.S. tax code, including changes to U.S. federal tax rates, additional limitations on the deductibility of interest, both positive and negative changes to the utilization of future net operating loss (“NOL”) carryforwards, allowing for the expensing of certain capital expenditures and putting into effect the migration from a “worldwide” system of taxation to a more territorial system.

Future guidance from the IRS with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) has already modified certain provisions of the Tax Act. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation. The issuance of additional regulatory or accounting guidance related to the Tax Act could materially affect our tax obligations and effective tax rate in the period issued.

In addition, our international operations are, and to the extent we expand internationally, our operations will be, subject to other jurisdictions with complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have an adverse impact on our liquidity and operating results. In addition, the authorities in several jurisdictions could review our tax returns and impose additional tax, interest and penalties, which could have an impact on us and on our operating results. In addition, many countries in Europe and a number of other countries and organizations have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in the countries where we do business or require us to change the manner in which we operate our business.

We are subject to environmental, health and safety laws and regulations related to our operations, which could subject us to compliance costs or potential liability in the event of non-compliance.

We are subject to various environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials, and the health and safety of our employees. Under these laws, regulations and requirements, we also could be subject to liability for improper disposal of chemicals and waste materials, including those resulting from the use of our products and accompanying materials by end-users. Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us. Compliance with extensive environmental, health and safety laws could require material expenditures, changes in our operations or site remediation. In addition, we use hazardous materials in our businesses, and we must comply with environmental laws and regulations associated therewith. Any claims relating to improper handling, storage or disposal of these materials or noncompliance with applicable laws and regulations could be time consuming and costly and could adversely affect our business and operating results.

In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we may generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict, joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances, could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, operating results and financial condition and could adversely affect our reputation.

In addition, the export of our products internationally from our or our manufacturers’ production facilities subjects us to environmental laws and regulations concerning the import and export of chemicals and hazardous substances such as the U.S. Toxic Substances Control Act and the European Union (“EU”) Registration, Evaluation, Authorisation and Restriction of Chemical Substances. These laws and regulations require the testing and registration of some chemicals that we ship along with, or that form a part of, our products. If we fail to comply with these or similar laws and regulations, we may be required to make significant expenditures to reformulate the chemicals that we use in our products or incur costs to register such chemicals to gain or regain compliance. Additionally, we could be subject to significant fines or other civil and criminal penalties should we not achieve such compliance.

The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, operating results and financial condition.

Aspects of our businesses are subject to privacy, data use and data security regulations, which could increase our costs.

We collect personally identifiable information from our employees, prospects and our customers. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our products to current, past or prospective customers. We must comply with privacy laws in the United States, Europe and elsewhere (to the extent of our respective operations in such jurisdictions), including the General Data Protection Regulations (“GDPR”) in the EU, which became effective May 25, 2018, and the California Consumer Privacy Act of 2018, which was enacted on June 28, 2018 and became effective on January 1, 2020. Further, in connection with its withdrawal from the EU, the United Kingdom has implemented the GDPR as of January 1, 2021 (as it existed on December 31, 2020 but subject to certain U.K.-specific amendments). These laws create new individual privacy rights and impose increased obligations, including disclosure obligations, on companies handling personal data. In many jurisdictions, consumers must be notified in the event of a data security breach, and such notification requirements continue to increase in scope and cost. Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our products to current, past or prospective customers. While we have invested in, and intend to continue to invest in, resources to comply with these standards, we may not be successful in doing so, and any such failure could have an adverse effect on our business, operating results and reputation.

As privacy, data use and data security laws are interpreted and applied, compliance costs may increase, particularly in the context of ensuring that adequate data protection and data transfer mechanisms are in place. In recent years, there has been increasing regulatory enforcement and litigation activity in this area in the United States and in various other countries in which we operate.

We may not be able to achieve or maintain satisfactory pricing and margins for our products, which could harm our business and results of operations.

We can give no assurance that we will be able to maintain satisfactory prices for our devices and other products we develop in the future. If we are forced to lower the price we charge for our devices, our gross margins will decrease, which will harm our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase due to inflation or otherwise and we are unable to offset such increase with an increase in our prices, our margins could erode, which could harm our business, financial condition and results of operations.

Risks Related to our Intellectual Property

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others.

We may be sued for infringing or misappropriating the proprietary rights of others. We may have to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products or technology infringe a third party’s proprietary rights. Other companies may have filed patent applications on concepts similar to the concepts underlying our technologies and products. In addition, patents may be issued covering UV-C LED SteriDuct technology and PECO nanotechnology or other technologies or methods of air purification that could prevent us from developing our technologies or products or that relate to certain other aspects of technology that we utilize or expect to utilize.

If we are unable to adequately protect or enforce our intellectual property rights, such information may be used by others to compete against us.

We have devoted substantial resources to the development of our technology, including our SteriDuct technology and PECO nanotechnology, and related intellectual property rights. Our success and future revenue growth will depend, in part, on our ability to protect the various facets of our intellectual property. We rely on a combination of registered and unregistered intellectual property and protect our rights using patents, trademarks, trade secrets, confidentiality agreements and invention assignment agreements, along with other methods. Moreover, we rely on an exclusive worldwide license from the University of Florida Research Foundation, Inc. (“UFRF”) for use of PECO nanotechnology in certain products and processes.

Despite our efforts to protect our intellectual property and proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, including our UV-LED SteriDuct technology or PECO nanotechnology, inventions, processes, improvements or any other intellectual property. We cannot assure you that any of our existing or future patents or other intellectual property rights will not be challenged, invalidated, circumvented or will otherwise provide us with meaningful protection. Any of our pending patent applications may not be granted, and we may not be able to obtain foreign patents or pending applications corresponding to our U.S. patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. Once the patents have expired, it is possible that competitors and other third parties may commercialize products that utilize our proprietary processes, which could materially reduce or eliminate any competitive advantage that we may have over our competitors.

There may be circumstances where we may not have the right to control the preparation, filing and prosecution of all patent applications that we license from third parties, or to maintain or enforce the rights to patents licensed from third parties, in which case, we will be dependent on our licensors to obtain, maintain and enforce patent protection for our licensed intellectual property. Our licensors may not successfully prosecute the patent applications that are licensed to us, and even if patents are issued in respect of these patent applications, our licensors may fail to maintain these patents or may determine not to pursue litigation against other companies that are infringing these patents. In other words, such licensed patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. Further, we cannot be certain that such activities related to the preparation, filing, prosecution, maintenance or enforcement of the licensed patent rights by licensors have been or will be conducted in compliance with applicable laws and regulations or will result in valid and enforceable patent rights. We may have limited control over the manner in which our licensors initiate an infringement proceeding against a third-party infringer of the licensed patent rights or defend certain of the licensed patent rights. It is possible that the licensor’s infringement proceeding or defense activities with respect to the licensed patent rights may be less vigorous than had we conducted them. In the event that our licensors fail to adequately pursue and maintain patent protection for the licensed patents and patent applications they control, and to timely cede control of such prosecution or enforcement to us, our competitors might be able to enter the market, which would have a material adverse effect on our business.

Our trade secrets, know-how and other unregistered proprietary rights are a key aspect of our intellectual property portfolio. While we take reasonable steps to protect our proprietary information and intellectual property in trade secrets and other forms of confidential information protection, and enter into confidentiality agreements and invention assignment agreements intended to protect such rights, such agreements can be difficult and costly to enforce or may not provide adequate remedies if violated, and we may have inadvertently not have entered into such agreements with all relevant parties, or some of the agreements may prove invalid in some or all jurisdictions. Such agreements may be breached, and trade secrets or confidential information may be willfully or unintentionally disclosed, including by employees who may leave the company and join our competitors, or our competitors or other parties may learn of the information in some other way. The disclosure to, or independent development by, a competitor of our proprietary information and intellectual property, including our SteriDuct technology and PECO nanotechnology, trade secrets, know-how or other technology-related information not protected by a patent or other intellectual property right could materially reduce or eliminate any competitive advantage that we may have over such competitor.

If our patents and other intellectual property rights do not adequately protect our technology, our competitors may be able to offer competitive or similar products. Competitors may also be able to develop similar technology independently, reverse engineer our technology or design around our patents and other intellectual property rights. Any of the foregoing events would lead to increased competition and reduce our revenue or gross margins, which would adversely affect our operating results.

If we attempt to enforce our intellectual property rights, we may be subject or party to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation, regardless of merit, can be costly, lengthy and substantially disruptive to business operations, including, for example, by diverting attention and energies of management and key technical personnel and by increasing costs of doing business. Even if we are ultimately able to enforce our intellectual property rights against third-party infringers, we may not be able to enjoin such infringers from continuing their infringing activity while the dispute or litigation is ongoing. Any of the foregoing could adversely affect our businesses and financial condition.

As part of any settlement or other compromise to avoid complex, protracted litigation, we may agree not to pursue future claims against a third party, including related to alleged infringement of our intellectual property rights. Part of any settlement or other compromise with another party may resolve a potentially costly dispute but may also have future repercussions on our ability to defend and protect our intellectual property rights, which in turn could adversely affect our businesses.

If we breach any of our license agreements, it could have a material adverse effect on our businesses, operating results and financial condition.

We are party to a license agreement that grants us an exclusive worldwide license for use of PECO nanotechnology in certain licensed products and processes, and we have entered and may in the future enter into license agreements with third parties under which we may license the improved PECO or other technology in our current or future products.

These intellectual property license agreements may require us to comply with various obligations, as well as potential royalty and milestone payments and other obligations. If we fail to comply with our obligations under any of these or future license agreements, use the licensed intellectual property in an unauthorized manner or if we become subject to bankruptcy-related proceedings or otherwise materially breach any license agreements, the terms of the license granted may be materially modified by rendering currently exclusive licenses non-exclusive or we may give our licensors the right to terminate the applicable license agreement, in whole or in part. Generally, the loss or termination of our rights under the PECO license or any other licenses that we may acquire in the future could harm our businesses, financial condition and results of operations.

We may also, in the future, enter into license agreements with third parties under which we are sublicensor. If a sublicensor fails to comply with its obligations under its upstream license agreement with its licensor, the licensor may have the right to terminate the upstream license, which may result in termination of the sublicense. If this were to occur, we would no longer have rights to the applicable intellectual property unless we are able to secure our own direct license with the owner of the relevant rights, which may not be achievable on reasonable terms, or at all, which may impact our ability to continue to develop and commercialize our products that incorporate the relevant intellectual property.

Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:

●	the scope of rights granted under the license agreement and other interpretation-related issues;
●	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;
●	our right to sublicense patent and other intellectual property rights to third parties;
●	our diligence obligations with respect to the use of the licensed technology, and what activities satisfy those diligence obligations;
●	our right to transfer or assign the license;
●	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and
●	whether and the extent to which inventors are able to contest the assignment of our rights to our licensors.

If disputes over intellectual property that we have licensed or license in the future prevent or impair our ability to maintain our current licensing arrangements on acceptable terms or at all, we may be unable to successfully develop and commercialize our current or future products, which could have a material adverse effect on our business. In addition, if disputes arise as to ownership of licensed intellectual property, our ability to pursue or enforce the licensed patent rights may be jeopardized. If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize our products could suffer. Further, certain of our future license agreements with third parties may limit or delay our ability to consummate certain transactions, may impact the value of those transactions or may limit our ability to pursue certain activities.

Our intellectual property licensed from various third parties may be subject to retained rights.

Licensors often retain certain rights under license agreements, including the right to use the underlying licensed intellectual property for non-commercial academic and research use, to publish general scientific findings from research related to the licensed intellectual property and to make customary scientific and scholarly disclosures of information relating to the licensed intellectual property. It is difficult to monitor whether licensors limit our use of the licensed intellectual property to these uses, and we could incur substantial expenses to enforce our rights to licensed intellectual property in the event of misuse.

In addition, the United States federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act, or the Bayh-Dole Act. The federal government retains a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself. In addition, a number of other countries have similar regimes regarding “march-in” rights. We have collaborated with academic institutions to accelerate our research or development efforts and may need to do so again in the future. While we try to avoid engaging with university partners in projects in which there is a risk that government funds may be commingled, we cannot guarantee that any co-developed intellectual property will be free from government rights pursuant to the Bayh-Dole Act or similar legislation. If, in the future, we co-own or license intellectual property that is critical to our business that is developed in whole or in part with government funds subject to the Bayh-Dole Act or other similar legislation, our ability to enforce or otherwise exploit such licensed intellectual property may be adversely affected.

Our strategy of obtaining rights to key technologies through in-licenses may not be successful.

We may seek to expand our technology and product offerings in part by in-licensing the rights to key technologies. The future growth of our business will depend in part on our ability to in-license or otherwise acquire the rights to additional technologies. We cannot assure you that we will be able to in-license or acquire the rights to any technologies from third parties on acceptable terms or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

The in-licensing and acquisition of these technologies is a competitive area, and a number of more established companies are or may also pursue strategies to license or acquire technologies that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater capabilities. In addition, companies that perceive us to be a competitor may be unwilling to license rights to us. Furthermore, we may be unable to identify suitable technologies within our area of focus. If we are unable to successfully obtain rights to suitable technologies, our business, financial condition and results of operations could suffer.

Third-party lawsuits and assertions that we or our licensors have infringed upon patents, trade secrets or other intellectual property rights of third parties may have a significant adverse effect on our financial condition.

Third parties may own issued patents and pending patent applications that exist in fields relevant to air purification processes, SteriDuct technology or PECO nanotechnology or any other technology related to or underlying our products. Some of these third parties may assert that we or our respective licensors are employing our proprietary technology without authorization. There may be third-party patents or patent applications with claims related to air purification processes, SteriDuct technology or PECO nanotechnology or any other technology related to or underlying our products. Because patent applications can take many years to issue as patents, there may be currently pending patent applications that may later result in issued patents that our products and technology may potentially infringe. In addition, third parties may obtain patents in the future and claim that our or our respective licensors’ products or technology infringe upon these obtained patents. Any third-party lawsuit or other assertion to which we or our respective licensors are subject alleging our infringement of patents, trade secrets or any other intellectual property rights may have a significant adverse effect on our financial condition.

Our business relies on technological and other innovations embodied in various forms of proprietary information and other intellectual property related information. Any failure to protect our intellectual property rights could potentially harm our competitive advantages to an extent, which may have an adverse effect on our operating results and financial condition.

We may be required to make significant capital investments into the research and development of proprietary information and other intellectual property as we develop, improve and scale our processes, technologies and products, and failure to fund and make such investments, or underperformance of the technology funded by those investments, could severely impact our business, financial condition and operating results. From time to time, we collaborate with partners on certain research and development activities, and the success of such research and development activities is aided by the cooperation of such partners.

In addition, our failure to adequately protect our intellectual property rights could result in the reduction or loss of our competitive advantage. We may be unable to prevent third parties from using our proprietary information and other intellectual property without our authorization or from independently developing proprietary information and other intellectual property that is similar to ours, particularly in those countries where the laws do not protect our proprietary rights to the same degree as in the United States or those countries where we do not have intellectual property rights protection. The use of our proprietary information and other intellectual property, including our SteriDuct technology and PECO nanotechnology, by others could reduce or eliminate competitive advantages that we have developed, potentially causing us to lose sales, licensing opportunities, actual or potential customers, or otherwise harm our businesses. If it becomes necessary for us to litigate to protect these intellectual property rights, any proceedings could be burdensome, lengthy and costly, could result in counterclaims challenging our intellectual property (including validity or enforceability) or accusing us of infringement, and we may not prevail.

Our patent applications and issued patents may be practiced by third parties without our knowledge. Our competitors may also attempt to design around our patents or copy or otherwise obtain and use our proprietary information and other intellectual property, including our SteriDuct technology and PECO nanotechnology. Moreover, our competitors may already hold or have applied for patents in the United States or abroad that, if enforced, could possibly prevail over our patent rights or otherwise limit our ability to manufacture, sell or otherwise commercialize one or more of our products in the United States or abroad. With respect to pending patent applications, we may not be successful in securing issued patents, or the claims of such patents may be narrowed, any of which may limit our ability to protect inventions that these applications were intended to cover, which could harm our ability to prevent others from exploiting our technologies and commercializing products similar to our products. In addition, the expiration of a patent can result in increased competition with consequent erosion of profit margins.

Our confidentiality agreements could be breached or may not provide meaningful protection for at least a portion of our trade secrets or proprietary technology. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and proprietary technology, including our SteriDuct technology and PECO nanotechnology. Violations by others of our confidentiality agreements and the loss of employees who have specialized knowledge and expertise could harm our competitive position resulting from the exclusive nature of such knowledge and expertise and cause our sales and operating results to decline as a result of increased competition. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means.

The applicable governmental authorities may not approve any of our pending trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to obtain and retain use of our trademarks in those jurisdictions. Moreover, third parties may seek to oppose our applications or otherwise challenge the resulting registrations. In the event that our trademarks are not approved or are successfully challenged by third parties, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote significant resources to rebranding and advertising and marketing new brands. We could be sued by third parties who, unbeknown to us, have pre-existing rights to such marks or brands in our markets or industries.

The failure of any of our patents, trademarks, trade names, trade secrets, other intellectual property rights, intellectual property right assignments or confidentiality agreements to protect our proprietary information and other intellectual property, including our SteriDuct technology and PECO nanotechnology and product design, our other proprietary technology and any other technology and know-how, could have a material adverse effect on our businesses and operating results.

We may incur substantial costs enforcing and defending our intellectual property rights.

We may incur substantial expense and costs in protecting, enforcing and defending our intellectual property rights against third parties. Intellectual property disputes may be costly, lengthy and substantially disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any and all of these could have an adverse effect on our business and financial condition.

Risks Related to Molekule Common Stock

The largest Molekule stockholders have the ability to control all matters submitted to Molekule stockholders for approval.

The six largest Molekule stockholders beneficially own, in the aggregate, approximately 60% of the outstanding shares of Molekule Common Stock. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to Molekule stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any charter amendment, merger, consolidation or sale of all or substantially all of our assets. These stockholders could cause us to take actions that these stockholders believe to be in our best interests but with which the remainder of Molekule stockholders disagree. For example, they could cause us to enter into mergers with companies that operate in different businesses or could elect to cause us to sell all or substantially all of our assets.

This concentration of voting power may have the effect of deterring hostile takeovers, delaying or preventing changes in control, or limiting the ability of other Molekule stockholders to approve transactions that they may deem to be in the best interests of Molekule. Moreover, the concentration of stock ownership may adversely affect the trading price of Molekule Common Stock by reducing the number of shares trading in the market or to the extent investors perceive a disadvantage in owning stock of a company with significant stockholders.

While Molekule Common Stock is listed on Nasdaq, if we do not meet Nasdaq’s continuing listing requirements, we could be delisted, and there can be no assurance that an active and liquid public market will fully develop or be sustained.

Molekule Common Stock is listed on Nasdaq. Notwithstanding such listing, there can be no assurance that an active or liquid public market will fully develop or be sustained. In addition, if we do not meet Nasdaq’s continuing listing requirements, including Nasdaq requirements related to maintenance of a minimum stock price, the aggregate market value of Molekule Common Stock and the number of public holders of Molekule Common Stock, we could be delisted by Nasdaq. In the absence of an active or liquid public market:

●	investors may have difficulty buying and selling or obtaining market quotations;
●	market visibility for our securities may be limited; and
●	a lack of visibility for our securities may have a depressive effect on any market price for our securities.

Moreover, there can be no assurance that securities analysts of brokerage firms will provide coverage of the Company, if at all. In the event there is no active or liquid public market for Molekule Common Stock or coverage of the Company by securities analysts of brokerage firms, you may be unable to dispose of Molekule Common Stock at desirable prices or at all. Moreover, there is a risk that Molekule Common Stock could be delisted from Nasdaq or any other trading market on which it may be listed or quoted.

The lack of an active trading or liquid public market may impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to use our securities as consideration for future acquisitions.

The trading price and volume of Molekule Common Stock may be volatile.

The trading price and volume of Molekule Common Stock may be volatile. The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of Molekule Common Stock. As a result, you may suffer a loss on your investment.

The market for Molekule Common Stock will depend on a number of factors, most of which we cannot control, including:

●	general economic conditions within the U.S. and internationally, including changes in interest rates;
●	general market conditions, including fluctuations in commodity prices;
●	domestic and international economic, legal and regulatory factors unrelated to our performance;

●	actual or anticipated fluctuations in our quarterly and annual results and those of our competitors;
●	quarterly variations in the rate of growth of our financial indicators, such as revenue, EBITDA, net income and net income per share;
●	our businesses, operations, results and prospects;
●	our operating and financial performance;
●	future mergers and strategic alliances;
●	changes in government regulation, taxes, legal proceedings or other developments;
●	shortfalls in our operating results from levels forecasted by securities analysts;
●	changes in revenue or earnings estimates, or changes in recommendations by equity research analysts;
●	failure to achieve the perceived benefits of the mergers as rapidly as or to the extent anticipated by financial or industry analysts;
●	speculation in the press or investment community;
●	the failure of research analysts to cover Molekule Common Stock;
●	sales of Molekule Common Stock by the Company, large stockholders or management, or the perception that such sales may occur;
●	changes in accounting principles, policies, guidance, interpretations or standards;
●	announcements concerning us or our competitors;
●	public reaction to our press releases, other public announcements and filings with the SEC;
●	strategic actions taken by competitors;
●	actions taken by Molekule stockholders;
●	additions or departures of key management personnel;
●	maintenance of acceptable credit ratings or credit quality;
●	the general state of the securities markets; and
●	the risk factors described in this prospectus.

These and other factors may impair the market for Molekule Common Stock and the ability of investors to sell shares of Molekule Common Stock at an attractive price. These factors also could cause the market price and demand for Molekule Common Stock to fluctuate substantially, which may negatively affect the price and liquidity of Molekule Common Stock. Many of these factors and conditions are beyond the control of us or Molekule stockholders.

Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert management’s attention and resources and harm our business, operating results and financial condition.

If shares of Molekule Common Stock become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in shares of Molekule Common Stock may be adversely affected.

If we fail to meet certain criteria specified in the federal securities laws, including with respect to our reported net tangible assets, transactions in shares of Molekule Common Stock may become subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such shares to persons other than institutional accredited investors must:

●	make a special written suitability determination for the purchaser;
●	receive the purchaser’s written agreement to the transaction prior to sale;
●	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
●	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If shares of Molekule Common Stock become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions, and trading activity in shares of Molekule Common Stock may be adversely affected. As a result, the market price of shares of Molekule Common Stock may be depressed, and you may find it more difficult to sell shares of Molekule Common Stock. We believe that we are currently not subject to the “penny stock” rules, but that could change in the future.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Molekule Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find Molekule Common Stock less attractive because we may rely on these exemptions. If some investors find Molekule Common Stock less attractive as a result, there may be a less active trading market for Molekule Common Stock, and the Molekule Common Stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates, and we will incur additional costs in connection with complying with the accounting standards applicable to public companies at such time or times as they become applicable to us.

We will remain an “emerging growth company” for up to five years (through the fiscal year ending December 31, 2026), although we will lose that status sooner if our revenue exceeds $1.235 billion in any year, if we issue more than $1.0 billion in non-convertible debt in a three-year period or if the market value of Molekule Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of any year.

Because of our status as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. Any inability to raise additional capital as and when we need it could have a material adverse effect on our business, financial condition, results of operations, liquidity and prospects.

The sale of significant amounts of shares of Molekule Common Stock in the market, or the perception that such sales could occur, would have a material adverse effect on the market price of shares of Molekule Common Stock.

Any sale of significant amounts of shares of Molekule Common Stock in the market, or the prospect of any such sale, would have a material adverse effect on the future market price for shares of Molekule Common Stock or on our ability to obtain future financing. Any of the foregoing may have a depressive effect on the price of shares of Molekule Common Stock.

Our officers, directors and other Molekule stockholders — who collectively own 25,057,558 shares of Molekule Common Stock, or approximately 73.7% of the outstanding shares of Molekule Common Stock, have agreed that they will not offer, sell or otherwise transfer any shares of Molekule Common Stock until July 12, 2023, subject to limited exceptions.

Any release of shares of Molekule Common Stock under these lock-up agreements, or the perception that such release could occur, would have a negative effect on the trading price of Molekule Common Stock. In addition, a significant number of shares of Molekule Common Stock will be eligible for sale in the public market on July 12, 2023. The trading price of Molekule Common Stock may decline as this lock-up expiration date approaches and following the expiration of these lock-up agreements.

We have and expect to continue to incur significant increased costs as a result of operating as a public company, and our management is now required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to reporting requirements under the Exchange Act, the other rules and regulations of the SEC and the rules and regulations of Nasdaq.

The expenses required to adequately report as a public company are material, and compliance with the various reporting and other requirements applicable to public companies requires considerable time and attention of management. For example, the Sarbanes-Oxley Act and the rules of the SEC and national securities exchanges impose various requirements on public companies, including requiring the establishment and maintenance of effective disclosure and internal controls. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives.

These rules and regulations have and will continue to increase our legal and financial compliance costs and have and will continue to make some activities more time consuming and costly. For example, we expect these rules and regulations will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits on coverage or incur substantial costs to maintain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified personnel to serve on the Molekule Board, its board committees or as executive officers.

Certain provisions contained in the Molekule Charter and the Molekule Bylaws, and certain provisions of Delaware law, may prevent or delay an acquisition of Molekule or other strategic transactions, which could decrease the trading price of the Molekule Common Stock.

The Molekule Charter and the Molekule Bylaws contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids and to encourage prospective acquirers to negotiate with the Molekule Board rather than to attempt a hostile takeover.

In addition, because Molekule has not chosen to be exempt from Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), this provision could also delay or effectively prevent a change of control that some stockholders may favor. In general, Section 203 provides that, subject to limited exceptions, persons that, together with their affiliates and associates, acquire ownership of 15% or more of the outstanding voting stock of a Delaware corporation shall not engage in any “business combination” with that corporation or its subsidiaries, including any merger or various other transactions, for a three-year period following the date on which that person became the owner of 15% or more of the corporation’s outstanding voting stock.

Molekule believes these provisions could help to protect Molekule stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Molekule Board and by providing the Molekule Board with more time to assess any acquisition proposal. These provisions are not intended to make Molekule immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some Molekule stockholders and could delay or effectively prevent an acquisition that the Molekule Board determines is not in the best interests of Molekule and its stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

The Molekule Bylaws provide that the Court of Chancery in the State of Delaware is the sole and exclusive forum for substantially all disputes between Molekule and its stockholders, which could limit Molekule stockholders’ ability to obtain a favorable judicial forum for disputes with Molekule or its directors, officers or employees.

The Molekule Bylaws contain a forum and venue selection provision, which provides that, unless Molekule consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of Molekule; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of Molekule to Molekule or Molekule stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Molekule Charter or the Molekule Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants in such action.

It further provides that, if any action the subject matter of which is within the scope of the forum and venue selection provision is filed in a court other than a court located within the State of Delaware in the name of any Molekule stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum and venue selection provision; and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder. It further provides that any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Molekule shall be deemed to have notice of and consented to the provisions of the forum and venue selection provision.

For the avoidance of doubt, the forum and venue selection provision described above applies to any claim falling within the four categories of actions described above, regardless of whether such claim arises under the common law or under statute. However, in accordance with Section 27 of the Exchange Act, the federal courts shall have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The choice of forum provision in the Molekule Bylaws may limit Molekule stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Molekule or its directors, officers, employees or agents, which may discourage such lawsuits against Molekule and its directors, officers, employees and agents even though an action, if successful, might benefit Molekule stockholders. The applicable courts may also reach different judgments or results than would other courts, including courts where a Molekule stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more or less favorable to Molekule than to its stockholders. With respect to the provision making the Court of Chancery of the State of Delaware (or, if such court lacks jurisdiction, any other state or federal court located within the State of Delaware) the sole and exclusive forum for certain types of actions, Molekule stockholders who do bring a claim in the Court of Chancery or a state or federal court located within the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Finally, if a court were to find this provision of the Molekule Bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Molekule may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on Molekule.

Financial Industry Regulatory Authority sales practice requirements may limit your ability to buy and sell Molekule Common Stock, which could depress the Molekule Common Stock price.

Financial Industry Regulatory Authority (“FINRA”) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy Molekule Common Stock, which may limit your ability to buy and sell shares of Molekule Common Stock, have an adverse effect on the market for Molekule Common Stock and thereby depress the share price of Molekule Common Stock.

The forward-looking statements contained in this prospectus are subject to several known and unknown risks that could have a material impact on our performance.

This prospectus contains forward-looking statements, including forecasts of future performance as well as other statements regarding, among other items, our business strategies and anticipated demand for our products. These forecasts and other forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks related to our new and uncertain technology and business, the early stage of commercialization and development of our products, our limited operating history, competition, the uncertainty of intellectual property protection and other risks discussed in this section as well as other factors referenced herein.

General Risk Factors

Business or economic disruptions could seriously harm our business.

Broad-based business or economic disruptions could adversely affect our business. Adverse changes in global or regional economic conditions periodically occur, including recession or slowing growth, changes or uncertainty in fiscal, monetary or trade policy, higher interest rates, tighter credit, inflation, lower capital expenditures by businesses, increases in unemployment and lower consumer confidence and spending. Such adverse changes could result from geopolitical and security issues, such as armed conflict and civil or military unrest, political instability, human rights concerns and terrorist activity, catastrophic events such as natural disasters and public health issues (including the COVID-19 pandemic), supply chain interruptions, new or revised export, import or doing business regulations, including trade sanctions and tariffs, or other global or regional occurrences.

For example, Russia’s invasion of Ukraine has prompted the U.S. and other countries to announce sanctions against Russia, which could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, particularly if current or new sanctions continue for an extended period of time or if geopolitical tensions result in expanded military operations on a global scale. In addition, the recent invasion of Ukraine by Russia, and the impact of sanctions against Russia and the potential for retaliatory acts from Russia, could result in increased cyberattacks against U.S. companies. The full effect of this military conflict and related sanctions on the global economy and our existing and prospective customers and, as a result, our business remains uncertain.

While the onset of the COVID-19 global pandemic underscored the urgency of bringing to market air purification solutions to help protect front-line healthcare workers, patients and the general population, associated business shutdowns or disruptions could impair our ability to manufacture or sell our products, which would adversely affect our business, financial condition and results of operations.

We are dependent on management and key personnel, and our business would suffer if we fail to retain our key personnel and attract additional highly skilled employees.

Our success depends, to a significant degree, upon the continued contributions of the members of our senior management and highly credentialed scientists. If we lose the services of one or more of these people, we may be unable to achieve our business objectives. We may be unable to attract and retain personnel with the advanced technical qualifications or managerial experience necessary for the development of our business and products or commercialization of our products.

Our success depends on the specialized skills of our management team and key operating personnel, particularly those of our Chief Executive Officer, Jason DiBona, our Chief Financial Officer, Ryan Tyler, and our Chief Operating Officer, Ritankar “Ronti” Pal. This may present particular challenges as we operate in a specialized industry, which may make replacement of our management team and key operating personnel difficult. A loss of any of our managers or key employees, or our failure to satisfactorily perform our responsibilities, could have an adverse effect on our business, operating results, financial condition and prospects.

Our success has been dependent, and will continue to depend, on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization, particularly research and development and marketing and sales. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies with which we compete for experienced employees have greater resources than us and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training employees, which increases their value to competitors that may seek to recruit them.

In addition, our current employees are at-will employees, which means that either we or the employee may terminate the employment relationship at any time, and our agreements with our independent contractors generally extend only on a monthly basis after an initial term, with the ability of either party to terminate the agreement upon prior notice to the other party.

We may not be able to attract, develop and maintain the skilled workforce necessary to operate our business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which will negatively impact our business, operating results, financial condition and prospects. Each member of senior management, as well as our key employees, may terminate employment without notice and without cause or good reason. The members of our senior management, except for Mr. DiBona, Mr. Tyler and Mr. Pal, are not subject to non-competition agreements. Accordingly, the adverse effect resulting from the loss of certain members of senior management could be compounded by our inability to prevent them from competing with us.

We have, intend to and may continue to acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to Molekule stockholders and otherwise disrupt our operations and adversely affect our business, financial condition and results of operations.

Our success will depend, in part, on our ability to grow our business, which has included and we expect will continue to include acquisitions. We may identify opportunities to establish industry leadership domestically and internationally through selective joint ventures and acquisitions that further capitalize on our differentiated technology. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. We may also seek to acquire businesses in industries in which we do not currently operate. Some of these acquisitions or other transactions may be material. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

●	diversion of management’s time and focus from operating our business to addressing acquisition integration challenges;
●	coordination of technology, research and development and sales and marketing functions;
●	retention of employees from the acquired company;
●	cultural challenges associated with integrating employees from the acquired company into our organization;
●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
●	the need to implement or improve controls, policies and procedures at a business that prior to the acquisition may have lacked effective controls, policies and procedures;
●	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our results of operations;
●	liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and
●	litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with acquisitions and investments could result in our failure to realize the anticipated benefit of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

We utilize information technology systems and networks to process, transmit and store electronic information in connection with our business activities. As the use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data, all of which are vital to our operations and business strategy. There can be no assurance that we will be successful in preventing cyber-attacks or successfully mitigating their effects.

Despite the implementation of security measures, our computer systems and those of our current and future third-party service providers are vulnerable to damage or disruption from hacking, computer viruses, software bugs, unauthorized access or disclosure, natural disasters, terrorism, war and telecommunication, equipment and electrical failures. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all. Unauthorized access, loss or dissemination could disrupt our operations, including our ability to conduct research and development activities, process and prepare company financial information and manage various general and administrative aspects of our business.

To the extent that any such disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure or theft of confidential, proprietary or personal information, we could incur liability, suffer reputational damage or poor financial performance or become the subject of regulatory actions by federal, state or non-U.S. authorities, any of which could adversely affect our business.

We may need to initiate lawsuits to protect or enforce our patents or other proprietary rights, which would be expensive and, if unsuccessful, may cause us to lose some of our intellectual property rights.

In order to protect or enforce our patent and other intellectual property rights, it may be necessary for us to initiate patent or other intellectual property litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. These lawsuits could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at a risk of not being issued. Further, these lawsuits may also provoke the defendants to assert claims against us. The patent position of medical device firms is highly uncertain, involves complex legal and factual questions and has recently been the subject of much litigation. There can be no assurance that we will prevail in any such suits or proceedings or that the damages or other remedies awarded to us, if any, will be commercially valuable.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, financial condition and results of operations.

We may be subject various legal proceedings from time to time, which could have a material adverse effect on our business, financial condition and results of operations. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business. See the section entitled “Business of Molekule — Legal Proceedings.”

Insurance policies may be expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not know if we will be able to obtain and maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which may adversely affect our business, financial position and results of operations.

Risks Related to Aura

Aura expects a lack of significant profits in the coming years.

Aura is in the first stages of commercial marketing of its products. Therefore, there is no certainty that Aura’s operations will turn a profit in the short term. In order to deal with the aforementioned risk, Aura is working to expand the scope of its customers and to streamline and reduce its production costs. Furthermore, Aura is working to expand the range of its products. Aura can provide no assurance that such measures will be successful.

Aura’s business is subject to the state of the Israeli economy and the spread of the COVID-19 virus.

In early 2020, the Covid pandemic, caused by the COVID-19 virus, began spreading around the world and was eventually declared as a global pandemic by the World Health Organization. The outbreak of the pandemic and the uncertain times that followed its rapid spread caused a global health and economic crisis, which also affected the state of Israel. Since the outbreak of the pandemic, some of the world’s population received a COVID-19 vaccination. However, at the same time, new variants of the virus evolved and different countries around the world experienced additional outbreaks at various magnitudes.

Aura estimates that the continuation of the pandemic as a result of the evolution of the Omicron variant and/or additional variants together with its present and future consequences may affect Aura’s business in light of its field of operations – the field of indoor air quality and the system it is developing for purifying air inside buildings and enclosed spaces in different manners, as detailed below.

The ongoing outbreak of the COVID-19 virus could increase the influence of the risk factors Aura is exposed to as a result of a general worsening of economic conditions, including the onset of a recession, a general economic slowdown and a decrease in the rate of consumption. Furthermore, any limitations imposed on the transfer of goods as a result of a virus outbreak may have an effect on the availability of the raw materials used by Aura and may cause their prices to change and may also have an effect on the distribution of Aura’s products in various countries around the world.

Aura faces risks related to war and security incidents.

The security situation in the State of Israel and its area may affect Aura, whose management, offices, logistics centers and production facilities are located in Israel. The deterioration of the security situation, including a war leading to the closure of air and seaports, may delay the activities related to the distribution of Aura’s products. Furthermore, it is possible that some of Aura’s employees and directors will be called to reserve service, which could have an impact on Aura’s operations.

Aura faces risks from its activity in developing countries.

Aura markets its products also in developing countries, which are exposed to crises and some of which are characterized by a government or regime that is sometimes politically and economically unstable. Such crises may delay and even reduce the scope of Aura’s sales in these countries, thus damaging its income.

Aura is dependent on a single supplier.

Aura is dependent on the Beth El group since Beth El is the only supplier that produces Aura’s products in three different plants. Beth El is responsible for the entire production chain of Aura’s products, starting with the purchase of the raw materials, through the assembly of the products and their inspection to their packaging for shipment. A decrease in the volume of the manufacturer’s activity or in its production capacity, including due to financial difficulties it may encounter, may have a material impact on Aura’s operation, including damage its reputation in the event of delays in the delivery of products to clients. Aura estimates that if it is forced to terminate the engagement with Beth El, the production of its products may stop for approximately three months before an alternative manufacturer is found and production begins with said manufacturer.

Aura has a history of losses and may not be able to achieve profitability in the near, medium or long term (if at all).

Investments in start-up companies, such as Aura, are risky. Investing in start-up companies, such as Aura, may not yield the investors in such companies the desired return, and may even result in the loss of all or most of the investment funds. In addition, the companies operating in Aura’s field have accumulated significant losses, they continue to accumulate losses over long periods even after the end of research and development, and many companies operating in Aura’s field show profitability from the sale of products and/or business collaborations only after years (and even decades), if at all. Aura has a history of losses and may not be able to achieve profitability in the near, medium or long term (if at all).

Aura is exposed to competition.

Aura is exposed to competition both from parties currently operating in Aura’s field of operation and from parties who may compete with it in the future due to the increased rate of growth experienced by Aura’s field of operations in light of the spread of the COVID-19 virus. Aura is working to promote and speed up its entry into additional markets with the aim of establishing itself as a leading company in the field. Furthermore, Aura is working to deepen its hold in the markets in which it operates and to increase its market share.

The creation of an alternative technology or the reverse engineering of Aura’s products may harm the scope of Aura’s activities.

Aura’s business depends to a great extent on its intellectual property rights. Aura submitted several patent and trademark registration applications. The creation of an alternative technology or the reverse engineering of Aura’s products may harm the scope of Aura’s activities.

Failure to obtain sufficient insurance coverage may harm Aura’s activity, its growth rate and its ability to penetrate the relevant markets.

Aura purchased insurance policies to secure the insurance coverage required for its operations, including professional liability, product liability and cargo insurance. However, not all possible risks are covered or can be fully covered by the various policies arranged, and therefore, in the event of damage or loss, the insurance benefits received, to the extent any are received, will not necessarily cover the full extent of the damage and/or all the possible losses (both with respect to damage caused to third parties, including Aura’s clients, and with respect to product quality and/or its suitability for its operational purpose). Furthermore, there are certain insurance policies that Aura may decide not to arrange at all for various reasons such as the lack of financial viability. It will be noted that the decision on the type and scope of the insurance is made taking into account various consideration, including, without limitation, the cost of the insurance, its nature and the extent of the coverage offered, the relevant legal requirements and the ability to obtain proper coverage in the insurance market. Aura may be exposed to warranty claims for its products and other additional claims that could affect its business, its reputation and its ability to enter into engagements with clients and retain existing clients. As a result, failure to obtain sufficient insurance coverage may harm Aura’s activity, its growth rate and its ability to penetrate the relevant markets.

Aura is dependent on skilled and professional personnel.

Aura’s activity is characterized by the highest level of knowledge, professionalism and expertise in its field and also requires personnel with experience and knowledge in its fields of operation, including in the fields of research, engineering, marketing and sales. Aura’s ability to continue developing its products and meet sales and business development goals depends, without limitation, on its ability to continue employing such skilled personnel.

A malfunction in one of the production and/or storage processes could lead to damage to Aura’s products.

Aura’s products are manufactured according to strict quality requirements. A malfunction in one of the production and/or storage processes could lead to damage to Aura’s products and, as a result, to Aura’s business results. Aura deals with this risk factor, without limitation, by controlling the production and storage processes and defining authorization levels for those trained to work in the product environment, as well as installing physical security measures at the production and storage sites. Aura can provide no assurances that these measures will be successful.

The existence of operational difficulties over a long period of time may damage Aura.

Aura provides new, innovative and complex systems for production. Aura must deliver the systems at times that match its clients’ needs. In addition, Aura is constantly looking at ways to lower its production costs. As a result of the above, Aura faces the need to overcome operational difficulties in order to ensure the quality of its systems and its ability to meet its obligations towards its clients with respect to delivery times. The existence of operational difficulties over a long period of time may damage Aura’s reputation and lead to the diversion of orders and projects for Aura’s competitors.

Aura is exposed to various cyber risks.

Cyber and information security risks threaten the activity of companies characterized by targeted technological knowledge. The Aura Air system, being based, among other things, on the use of internet technologies, is exposed to various cyber risks, including cyber-attacks that may cause damage to the information in its systems and their shutdown. Aura prepares to counter these risks, including cyber-attacks, by various means, which include, without limitation, encryption of information with an advanced encryption standard, use of an automatic system that scans to detect breaches in Aura’s cloud services, definition of separate identities for system users, use of cryptographic authentication and authorization techniques, designing the device securely without ports, monitoring Aura servers and using storage media meeting the requirements of ISO 27001, 27017 and 27018 standards.

Despite Aura’s attempts to reduce the aforementioned exposure, cyber-attacks occur unexpectedly, and it is not certain that the measures taken by Aura to eradicate the possible damages from cyber-attacks will help it if they do occur. The damage caused to Aura by a cyber-attack may have a negative impact on Aura’s reputation, operations and results.

Aura may be unable to penetrate markets in additional countries.

As part of Aura’s strategy, it intends to grow and penetrate into additional markets in potential target countries. Penetrating a new market also requires experience, proven technology, compliance with the quality standards accepted in that country, use of certain communication protocols and cyber restrictions to the extent that there are any, which may affect the rate of penetration of Aura’s products into the market, something that may have an adverse effect on Aura’s growth and its business results.

Failure to comply with “preferred enterprise” requirements may damage Aura.

In accordance with the approvals received, Aura operates as a “preferred enterprise.” The tax benefits that Aura receives as part of the “preferred enterprise” program require it to meet various conditions. Partial or complete failure to comply with these requirements may result in the demand for payment of additional taxes retroactively and even damage Aura’s status as a “preferred enterprise” in the future.

Aura may be sued for the violation of intellectual property rights of third parties.

Aura may be sued for the violation of intellectual property rights of third parties, including, without limitation, a breach of the defenses put in place by third parties, even if such is not done maliciously. This may damage Aura’s ability to sell and develop certain products, as well as cause additional expenses, including, without limitation, for the purchase of user licenses and legal protections. A loss in a lawsuit or the inability to sell and develop certain technologies may have a negative impact on Aura’s operating results and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that Molekule refers you to in this prospectus, as well as oral statements made or to be made by Molekule and Aura, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the safe harbor provisions, with respect to the businesses, strategies and plans of Molekule and Aura, their expectations relating to the Merger and their future financial condition and performance. Statements included in this prospectus that are not historical facts are forward-looking statements, including statements about the beliefs and expectations of the management of each of Molekule and Aura. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements that are intended to be covered by the safe harbor provisions, although not all forward-looking statements contain such identifying words. Molekule cautions investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside Molekule’s and Aura’s control and that may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date of this prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

●	general economic conditions in the markets in which Molekule and Aura operate;
●	the impact of the COVID-19 pandemic and related prophylactic measures;
●	expected timing of regulatory approvals and product launches;
●	non-performance of third-party vendors and contractors;
●	risks related to Molekule’s and Aura’s ability to successfully sell their products and the market reception to and performance of their products;
●	compliance with, and changes to, applicable laws and regulations;
●	the limited operating history of Molekule, Legacy Molekule and Aura;
●	the ability of Molekule and Aura to manage growth;
●	the ability of Molekule and Aura to obtain additional financing when and if needed;
●	the ability to expand Molekule’s and Aura’s product offerings;
●	the ability of Molekule and Aura to compete with others in their industry;
●	the ability of Molekule and Aura to protect their intellectual property;
●	the ability of certain existing Molekule stockholders to determine the outcome of matters that require Molekule stockholder approval;
●	Molekule’s ability to retain the listing of Molekule Common Stock on Nasdaq;
●	the ability of Molekule and Aura to defend against legal proceedings;
●	success in retaining or recruiting, or changes required in, Molekule’s or Aura’s officers, key employees or directors;
●	the ability to successfully integrate the businesses of Molekule, Legacy Molekule and Aura;

●	the ability of the parties to achieve the expected benefits from the Merger within the expected time frames or at all;
●	the incurrence of significant transaction and other related fees and costs;
●	the incurrence of unexpected costs, liabilities or delays relating to the Merger;
●	the risk that the public assigns a lower value to Aura’s business than the value used in negotiating the terms of the Merger;
●	the risk that the Transactions may not be accretive to Molekule’s current stockholders;
●	the risk that the Transactions may prevent Molekule from acting on future opportunities to enhance stockholder value;
●	the dilutive impact of the stock consideration that will be issued in the Merger;
●	the risk that any goodwill or identifiable intangible assets recorded due to the Merger could become impaired; and
●	potential disruptions to the business of the companies while the Merger is pending.

For further discussion of these and other risks, contingencies and uncertainties you should consider, please see the section entitled “Risk Factors.”

All subsequent written or oral forward-looking statements attributable to Molekule or Aura or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Molekule nor Aura is under any obligation, and each expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

GIVING EFFECT TO THE MOLEKULE MERGER

On January 12, 2023, Molekule Group, Inc. (f/k/a AeroClean Technologies, Inc.), a Delaware corporation (“Molekule”), completed its previously announced acquisition of Molekule, Inc., a Delaware corporation (“Legacy Molekule”), pursuant to the Agreement and Plan of Merger dated as of October 3, 2022 (the “Molekule Merger Agreement”) by and among Molekule, Air King Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Molekule (“Molekule Merger Sub”), and Legacy Molekule. Pursuant to the Molekule Merger Agreement, Molekule Merger Sub merged with and into Legacy Molekule, with Legacy Molekule continuing as the surviving entity and a wholly owned subsidiary of Molekule (the “Molekule Merger”). In connection with the closing of the Molekule Merger, Molekule changed its name from “AeroClean Technologies, Inc.” to “Molekule Group, Inc.”

At the effective time of the Molekule Merger, the outstanding shares of Legacy Molekule common stock, par value $0.0001 per share, that were issued and outstanding immediately prior to the effective time of the Molekule Merger were converted automatically into, and the holders of such shares were entitled to receive, by virtue of the Molekule Merger and upon the terms and subject to the conditions set forth in the Molekule Merger Agreement, 14,907,210 fully paid and nonassessable shares of Molekule Common Stock (the “Molekule Merger Consideration”).

At the effective time of the Molekule Merger, each in-the-money Legacy Molekule warrant, by virtue of the Molekule Merger and without further action on the part of the holder thereof, converted into the right to receive, for each share of Legacy Molekule common stock subject to such in-the-money Legacy Molekule warrant (including shares of Legacy Molekule common stock issuable upon conversion of any Legacy Molekule preferred stock issuable upon exercise of any Legacy Molekule warrant), a portion of the Molekule Merger Consideration equal to the Molekule Merger Consideration that would have been payable in respect of such share had such in-the-money Legacy Molekule warrant been exercised immediately prior to the effective time of the Molekule Merger less the exercise price with respect to such warrant. Each Legacy Molekule warrant issued and outstanding as of the effective time of the Molekule Merger that was not an in-the-money Legacy Molekule warrant was automatically cancelled and terminated for no consideration immediately prior to the effective time of the Molekule Merger.

At the effective time of the Molekule Merger, each outstanding option to acquire Legacy Molekule common stock was cancelled and terminated for no consideration. Any shares of Legacy Molekule common stock that were available for issuance pursuant to Legacy Molekule’s 2015 stock plan (the “Residual Shares”) were converted at the effective time of the Molekule Merger into the number of shares of Molekule Common Stock equal to the product of the number of such Residual Shares and the exchange ratio determined in accordance with the Molekule Merger Agreement.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the separate historical financial statements and accompanying notes of Molekule and Legacy Molekule as of and for the year ended December 31, 2022.

The unaudited pro forma condensed combined statement of operations are based on and have been derived from Molekule’s and Legacy Molekule’s audited historical financial statements as of and for the year ended December 31, 2022. The unaudited pro forma condensed combined statement of operations were prepared in accordance with Article 8 of Regulation S-X using the assumptions set forth in the notes hereto and transaction accounting adjustments that reflect the application of accounting required by U.S. GAAP, including the effects of the Molekule Merger. The unaudited pro forma condensed combined have been prepared on the basis that Molekule is the acquirer for accounting purposes. The unaudited pro forma condensed combined financial statements do not include a pro forma balance sheet as the Molekule Merger is reflected in the most recent historical balance sheet as of March 31, 2023 filed in Molekule’s Form 10-Q for the quarterly period then ended. The unaudited pro forma condensed combined financial statements do not include a pro forma statement of operations for the three months ended March 31, 2023 as the results of Legacy Molekule are included in Molekule's results of operations from the date of acquisition, January 12, 2023. Molekule does not believe that the results of Legacy Molekule's operations for the period from January 1, 2023 through January 11, 2023 are material to the consolidated results of operations of Molekule for the period ended March 31, 2023. Pro forma financial information related to the acquisition of Aura Smart Air Ltd. is not included because the acquisition is not “significant” within the meaning of Regulation S-X.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022 gives effect to the Molekule Merger as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined statement of operations are for illustrative and informational purposes only and are not intended to represent what Molekule’s results of operations would have been had the Molekule Merger occurred on the dates indicated. The following unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with (i) the historical financial statements of

Molekule and the related notes included elsewhere herein and (ii) the historical financial statements of Legacy Molekule and the related notes included elsewhere herein.

The unaudited pro forma condensed combined statement of operations gives pro forma effect to the consummation of the Molekule Merger on the terms provided for in the Molekule Merger Agreement, and the unaudited pro forma adjustments reflect adjustments related to (1) the application of the acquisition method of accounting in connection with the Molekule Merger and (2) the preliminary fair value estimate of assets to be acquired and liabilities to be assumed. The Molekule Merger is subject to closing adjustments that represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and that are subject to change as additional information becomes available and analyses are performed. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined statement of operations as required by SEC rules. Differences between these preliminary estimates and the final merger accounting may be material. The pro forma financial information does not give effect to the potential impact of current financial conditions or any anticipated revenue enhancements, cost savings or operating synergies that may result from the Molekule Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

	Historical Molekule(a)	Historical Legacy Molekule(b)	Reclassification Adjustments			Transaction Accounting Adjustments			Pro Forma Condensed Combined
Product revenues	$227,186	$48,028,194	$			$			$48,255,380
Cost of sales	112,559	32,476,891							32,589,450
Gross profit	114,628	15,551,303							15,665,931
Operating expenses:
Selling, general and administrative	15,453,261	—		47,636,365	(c)		989,702	(d)	64,079,328
Research and development	1,954,552	—		701,206	(c)				2,655,758
General, administrative, research and development	—	38,948,195		(38,948,195)	(c)				—
Sales, marketing and advertising	—	9,389,376		(9,389,376)	(c)				—
Total operating expenses	17,407,813	48,337,571					(989,702)		66,735,086
Operating loss	(17,293,185)	(32,786,268)					(989,702)		(51,069,155)
Change in fair value of warrant liability	(10,623,000)	—							(10,623,000)
Other income (expense):
Other income	—	35,510,107							35,510,107
Other expense	—	(159,645)							(159,645)
Interest expense	—	(4,116,425)							(4,116,425)
Total other income (expense)	—	31,234,037							31,234,037
Loss before income tax benefit	(6,670,185)	(1,552,231)					(989,702)		(9,212,118)
Income tax benefit	(501,254)	—							(501,254)
Net loss	$(6,168,931)	$(1,552,231)		$—			$(989,702)		$(8,710,864)
Net loss per share-basic	$(0.42)	$—							$(0.29)
Weighted-average common shares outstanding:
Basic and diluted	14,676,369	—					15,431,198	(e)	30,107,567

See the accompanying notes to the unaudited pro forma condensed combined statement of operations, which are an integral part hereof. The pro forma adjustments are explained in the notes below.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1. Description of the Transaction

On October 3, 2022, Molekule, Legacy Molekule and Molekule Merger Sub entered into the Molekule Merger Agreement, pursuant to which they agreed to combine in an all-stock transaction. Pursuant to the Molekule Merger Agreement, on January 12, 2023, Merger Sub merged with and into Legacy Molekule, with Legacy Molekule continuing as the surviving entity and a wholly owned subsidiary of Molekule. In connection with the closing of the Molekule Merger, Molekule changed its name from “AeroClean Technologies, Inc.” to “Molekule Group, Inc.”

At the effective time of the Molekule Merger, the outstanding shares of Legacy Molekule common stock, par value $0.0001 per share, that were issued and outstanding immediately prior to the effective time of the Molekule Merger were converted automatically into, and the holders of such shares were entitled to receive, by virtue of the Molekule Merger and upon the terms and subject to the conditions set forth in the Molekule Merger Agreement, 14,907,210 fully paid and nonassessable shares of Molekule Common Stock.

At the effective time of the Molekule Merger, each in-the-money Legacy Molekule warrant, by virtue of the Molekule Merger and without further action on the part of the holder thereof, converted into the right to receive, for each share of Legacy Molekule common stock subject to such in-the-money Legacy Molekule warrant (including shares of Legacy Molekule common stock issuable upon conversion of any Legacy Molekule preferred stock issuable upon exercise of any Legacy Molekule warrant), a portion of the Molekule Merger Consideration equal to the Molekule Merger Consideration that would have been payable in respect of such share had such in-the-money Legacy Molekule warrant been exercised immediately prior to the effective time of the Molekule Merger less the exercise price with respect to such warrant. Each Legacy Molekule warrant issued and outstanding as of the effective time of the Molekule Merger that was not an in-the-money Legacy Molekule warrant was automatically cancelled and terminated for no consideration immediately prior to the effective time of the Molekule Merger.

At the effective time of the Molekule Merger, each outstanding option to acquire Legacy Molekule common stock was cancelled and terminated for no consideration. The Residual Shares were converted at the effective time of the Molekule Merger into the number of shares of Molekule Common Stock equal to the product of the number of such Residual Shares and the exchange ratio determined in accordance with the Molekule Merger Agreement.

Note 2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements have been prepared pursuant to Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The accompanying unaudited pro forma condensed combined financial statements are based on the historical financial information of Molekule and Legacy Molekule. In the opinion of Molekule’s management, the unaudited pro forma condensed combined financial statements reflect adjustments that are necessary to present fairly the unaudited pro forma condensed combined statements of operations for the period indicated.

The unaudited pro forma condensed combined statement of operations is for illustrative and informational purposes only and is not intended to represent what Molekule’s results of operations would have been had the Molekule Merger occurred on the dates indicated. The unaudited pro forma condensed combined statement of operations also should not be considered indicative of Molekule’s future results of operations.

Molekule and Legacy Molekule prepared their respective statement of operations in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The Molekule Merger is being accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification 805, Business Combinations, with Molekule being treated as the accounting acquirer. In identifying Molekule as the acquiring entity for accounting purposes, Molekule and Legacy Molekule took into account a number of factors, including (i) which entity is issuing its equity interests, (ii) the expectation that, following the effective time of the Molekule Merger, holders of shares of Molekule Common Stock as of immediately prior to the effective time of the Molekule Merger will hold, in the aggregate, more than 50% of the issued and outstanding shares of Molekule Common Stock immediately following the effective time of the Molekule Merger, (iii) the intended corporate governance structure of Molekule following the effective time of the Molekule Merger, (iv) the intended senior management of Molekule following the effective time of the Molekule Merger and (v) the terms of the share exchange. No single factor was the sole determinant in the overall conclusion that Molekule is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022 gives effect to the Molekule Merger as if it had occurred on January 1, 2022.

Purchase Price Consideration

The allocation of the purchase price consideration reflected in these pro forma condensed combined financial statements consists of equity consideration in the form of shares of Molekule Common Stock issued to Legacy Molekule stockholders with a value of $52,466,073 based on 14,907,210 shares of Molekule Common Stock that Molekule issued to holders of Legacy Molekule common stock in connection with the Molekule Merger, 23,608 shares of Molekule Common Stock issued to Legacy Molekule warrantholders and 500,380 shares of Molekule Common Stock that vested prior to or on the closing date of the Molekule Merger. The value has been calculated based on the $3.40 share price of Molekule Common Stock on January 12, 2023 (the closing date of the Molekule Merger).

The valuation of the Molekule Merger Consideration is calculated as follows:

Shares of Molekule Common Stock Issued to Legacy Molekule Stockholders	14,907,210
Shares of Molekule Common Stock Issued to Legacy Molekule Warrantholders	23,608
Total	14,930,818
Molekule closing share price as of January 12, 2023	$3.40
Consideration Transferred for Share Exchange	50,764,781
Fair value of replacement awards attributable to pre-Molekule Merger services	1,701,292
Total Consideration Transferred	$52,466,073

Note 3. Adjustments to Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

(a)	The historical data presented for Molekule Group, Inc. has been derived from Molekule’s audited consolidated statement of operations for the year ended December 31, 2022.
(b)	The historical data presented for Molekule, Inc. has been derived from Legacy Molekule’s audited consolidated statement of operations for the year ended December 31, 2022.
(c)	Legacy Molekule’s “sales, marketing and advertising” expenses of $9,389,376 has been reclassified to “selling, general and administrative” expenses to conform to Molekule’s presentation. Legacy Molekule’s “general, administrative, research and development” expenses of $38,948,195 has been reclassified to “selling, general and administrative” expenses of $38,246,989 and “research and development” expenses of $701,206 to conform to Molekule’s presentation.
(d)	Represents (1) one-time transaction-related expenses of $367,425 that were incurred in connection with the Molekule Merger and (2) $622,277 of stock-based compensation for equity granted in connection with the Molekule Merger.
(e)	Basic and diluted loss per share were calculated using the historical weighted average shares outstanding and reflects (a) the issuance of 14,907,210 shares of Molekule Common Stock to Legacy Molekule stockholders as Molekule Merger Consideration, (b) the issuance of 23,608 shares of Molekule Common Stock to Legacy Molekule warrantholders as Molekule Merger Consideration and (c) 500,380 shares of Molekule Common Stock that vested prior to or on the closing of the Molekule Merger, assuming in each case that the shares were outstanding since January 1, 2022. Molekule’s warrants and restricted stock units were not included since the effects of potentially dilutive securities are antidilutive.

INFORMATION ABOUT THE COMPANIES

Molekule Group, Inc.

Molekule is a pathogen elimination technology company on a mission to keep work, play and life going by improving IAQ. We have the largest range of proprietary and patented, FDA-cleared air purification devices to address the rapidly growing global air purification market. Our air hygiene product, Pūrgo™, is an FDA 510(k) cleared, Class II medical device that provides continuous air filtration, sanitization and supplemental ventilation solutions with technology that can be applied in any indoor space, including in hospitals, offices and even in elevators. Pūrgo™ products feature SteriDuct™, a proprietary germicidal UV-C technology. In addition, our Air Pro and Air Mini+ air purifiers leverage a PECO technology that can destroy viruses, bacteria, mold, allergens, VOCs, chemicals and more from the air. Our purpose is simple: to never stop innovating solutions that keep people healthy and safe, so life never stops. Shares of Molekule Common Stock are traded on Nasdaq under the symbol “MKUL.” Molekule’s principal executive offices are located at 10455 Riverside Drive, Palm Beach Gardens, Florida 33410, and its telephone number is (833) 652-5326.

Aura Smart Air Ltd.

Aura’s award-winning patented smart air technology platform monitors and purifies the air in hospitals, schools, businesses, hotels, restaurants, buses and nursing homes in more than 87 countries around the world. Its unique four-stage purification process is scientifically proven to capture and kill 99.9% of viruses, bacteria, germs and allergens. With offices in Israel, India and the United States, Aura’s clients and partners include leading global organizations such as the Detroit Pistons, Florida Agricultural and Mechanical University, Delos and the New Jersey Hospital Association. It also counts some of the largest school districts in the United States as clients. Aura is an Israeli public company. For the year ended December 31, 2022, Aura had revenue of $5.6 million. Aura Ordinary Shares are listed on the TASE. Aura’s principal executive offices are located at 86 Yigal Alon St., Tel Aviv, 6789116, Israel, and its telephone number is +972-52-583-1126.

Avatar Merger Sub Ltd.

Merger Sub, a wholly owned subsidiary of Molekule, is a company organized under the laws of the State of Israel that was formed on February 13, 2023 for the sole purpose of effecting the Merger. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. In the Merger, Merger Sub will be merged with and into Aura, with Aura surviving as a wholly owned subsidiary of Molekule, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at 10455 Riverside Drive, Palm Beach Gardens, Florida 33410, and its telephone number is (833) 652-5326.

THE MERGER

The following discussion contains certain information about the proposed Merger. This discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A hereto. You are urged to carefully read this entire prospectus, including the Merger Agreement included in Annex A hereto.

General

Upon the satisfaction or waiver of the conditions to closing contained in the Merger Agreement, (i) at the Effective Time, Merger Sub will merge with and into Aura, with Aura continuing as the surviving corporation and as a wholly owned subsidiary of Molekule, and the separate existence of Merger Sub will cease, and (ii) the Aura Ordinary Shares issued and outstanding immediately prior to the Effective Time, except as otherwise described herein, will be converted automatically into, and the holders of such Aura Ordinary Shares shall be entitled to receive, by virtue of the Merger and upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Consideration.

Background of the Merger

As part of Molekule’s ongoing strategic planning process, the Molekule Board and the Molekule management team regularly review and assess various potential strategic transactions available to enhance value for the Molekule stockholders and in pursuit of Molekule’s goal to achieve market leadership.

In connection with Molekule’s strategic objectives of expanding its sales reach by developing a broad network of channel sales and distribution partners and to build a broad range of product lines and service offerings, the Molekule Board authorized Molekule management to prepare a list of potential acquisition targets. Aura was one of several companies included on this list of strategic targets, and Molekule management considered Aura attractive for its advanced software, sensor and IoT technology, which Molekule believes it can implement across its range of products.

As part of Aura’s ongoing strategic planning process, the Aura Board and the Aura management team regularly review and assess various potential strategic transactions available to enhance value for the Aura shareholders and in pursuit of Aura’s goal to achieve market share.

In connection with Aura’s strategic objectives of achieving market share by joining a company with financial resources and a strong brand in the main target markets, the Aura Board authorized Aura management to prepare a list of alternative courses of action.

On April 26, 2022, Aviad Shnaiderman, Chief Executive Officer of Aura, made initial contact with Jason DiBona, Chief Executive Officer of Molekule. Mr. DiBona and Mr. A. Shnaiderman exchanged messages and agreed to meet in the future.

On May 9, 2022, Messrs. DiBona and A. Shnaiderman met via videoconference. During this discussion, the parties explored the prospect of Molekule and Aura pursuing a potential transaction. The discussion ended without any agreement between the parties on any specific or general next steps. Later that week, Mr. DiBona met with Ryan Tyler, Chief Financial Officer of Molekule, to update him on the videoconference with Mr. A. Shnaiderman. Messrs. DiBona and Tyler agreed to continue discussions with Aura.

Also later that week, Mr. A. Shnaiderman met with Yuval Bronstein, Chairman of Aura, to update him on the videoconference with Mr. DiBona and received a green light to continue discussions with Molekule.

In the month following the initial meeting, Mr. DiBona contacted Mr. A. Shnaiderman indicating Molekule’s desire to continue exploratory discussions.

On May 26, 2022, Molekule and Aura executed a Mutual Non-Disclosure Agreement for the purpose of considering a potential transaction.

On June 13, 2022, Molekule management, consisting of Messrs. DiBona and Tyler, met with Aura management, consisting of Mr. A. Shnaiderman, Eldar Shnaiderman (Chief Technology Officer) and Ofer Bluemenfeld (Chief Financial Officer). The purpose of the meeting was introductory in nature. Aura management presented on, among other things, Aura’s background, historical financial statements, desire to pursue a potential business combination and potential synergies between the parties. Mr. DiBona thanked Aura management for participating in the videoconference and suggested that the group schedule a date and time to continue discussions.

In early July 2022, Messrs. DiBona and Tyler contacted Amin Khoury, PhD (Hon), Chairman of the Molekule Board, to update him on management’s discussions with Aura. It was noted that, although the information on Aura was preliminary, the Company should continue discussions with Aura with respect to a potential business combination.

On July 14, 2022, Messrs. A. Shnaiderman and Bluemenfeld updated the Aura Board on management’s discussions with Molekule. The Aura Board requested that Aura management present reasons for the transaction, so the Aura Board could decide whether management should go forward with the conversations.

Also on July 14, 2022, Molekule management, consisting of Messrs. DiBona and Tyler, presented to the Aura Board. Messrs. DiBona and Tyler discussed Molekule’s long-term strategic goals and plans and noted the benefits of the potential business combination, including the possibility of implementing Aura’s advanced software, sensor and IoT technology into Molekule’s range of products.

On July 28, 2022, members of Aura management, consisting of Messrs. A. Shnaiderman, E. Shnaiderman and Blumenfeld and Roei Friedberg (Chief Executive Officer of Aura Americas) presented to the Molekule Board. The participants in the meeting discussed the two companies’ market positions and the potential merits, to be confirmed in due diligence, of a business combination. The Molekule and Aura participants in this meeting agreed to engage in further exploratory discussions.

Between late July and early October 2022, the Molekule and Aura management teams met weekly to discuss their respective businesses.

On August 11, 2022, the Molekule Board and Molekule management, consisting of Messrs. DiBona and Tyler, met by videoconference. During the meeting, Mr. Tyler provided an update on Molekule’s mergers and acquisition strategy and potential targets, including Aura. The Molekule Board and Molekule management agreed that Aura could be an attractive acquisition target due to its sector position, available product lines and marketing initiatives.

On August 17, 2022, the Aura Board and Aura management, consisting of Messrs. Bluemenfeld, A. Shnaiderman and E. Shnaiderman, met by videoconference. During the meeting, Mr. A. Shnaiderman provided an update on the conversations with Molekule regarding the proposed merger. In light of the possibility that the proposed merger would include ancillary arrangements between Aura’s controlling shareholders and Molekule, for the sake of prudence, the Aura Board decided that the negotiations would be carried out by a special committee of the Aura Board that would include three independent directors – Alon Granot, Amir Gil and Dganit Palti. The special committee appointed independent legal counsel.

On August 28, 2022, the Aura Board and Aura management, consisting of Messrs. Bluemenfeld, A. Shnaiderman and E. Shnaiderman, met by videoconference. During the meeting, Mr. A. Shnaiderman provided the reasons for the proposed merger and the advantages and synergies of the combined companies.

On October 12, 2022, Molekule management, Aura management and the Legacy Molekule executives and director who were expected to join Molekule after the completion of the Molekule Merger (Jonathan Harris, then Chief Executive Officer of Legacy Molekule, Ritankar “Ronti” Pal, then Chief Financial Officer and Chief Operating Officer of Legacy Molekule, and Brad Feld, then a member of the Legacy Molekule board of directors) participated in a videoconference. The purpose of the meeting was to introduce the broader management teams from each company to one another. Molekule management discussed the expected synergies in connection with the Molekule Merger.

Later in October, the Molekule Board and Molekule management met with the Aura Board.

On November 7, 2022, Molekule management met with Aura management to discuss the potential integration of the patented technologies of the companies.

On November 10, 2022, the Molekule Board held a telephonic meeting via videoconference with Molekule management. At the meeting, Messrs. DiBona and Tyler provided an update on the potential transaction with Aura and discussed strategic updates on Aura, including regarding Aura’s history, financing, financial information, technology solutions and intellectual property and potential synergies between the Company and Aura. Mr. Tyler noted that, although Molekule was continuing to have ongoing discussions with Aura regarding a potential business combination, all necessary financial analysis and due diligence would need to be completed before any agreement could be reached. It was noted that all financial information received by Molekule to date was preliminary in nature. At the meeting, the Molekule Board agreed to engage Freshfields Bruckhaus Deringer US LLP (“Freshfields”) as U.S. legal counsel in connection with the potential transaction.

On November 14, 2022, Messrs. DiBona and Tyler and the following members of the Molekule Board: Dr. Khoury; Michael Senft; Thomas P. McCaffrey; and Timothy J. Scannell, met with the special committee of the Aura Board, consisting of the following directors: Amir Gil; Alon Granot; and Dganit Palti, as well as representatives from Meitar, counsel to the special committee. On November 22, 2022, there was a follow-up meeting with the same participants. The purpose of both meetings was to ask further questions about each of the respective businesses and the potential synergies of a business combination between the companies.

On December 5, 2022, after Aura’s controlling shareholders confirmed that they did not have and would not have a personal interest in the merger, the special committee dissolved. The special committee was formed in light of the possibility that Aura’s controlling shareholders might have personal interests in the merger; however, during the negotiations, the parties did not discuss any arrangements that might be considered personal interests of Aura’s controlling shareholders.

During the week of December 12, 2022, Messrs. DiBona and Harris, Joe Lester (Principal Engineer at Molekule), Azhar Zuberi (VP of Software and IT Infrastructure at Molekule) and Gene Ehrbar (VP of Product Management at Molekule) visited Aura’s office in Tel Aviv to conduct due diligence. During their visit to Tel Aviv, Molekule management inspected Aura’s products and technology, and the parties discussed how Aura’s products and technology could be integrated into Molekule’s products to develop their customer offering.

On January 4, 2023, the Aura Board held a meeting with members of Aura management and Arnon, Tadmor-Levy (“Arnon”), counsel for Aura, during which Aura management reported on the preliminary due diligence obtained during Molekule’s trip to Israel and the potential benefits of a transaction with Molekule. Arnon discussed the key legal steps to be undertaken in connection with a potential transaction, including the requirement that Molekule would list the Molekule Common Stock on the TASE.

On January 5, 2023, the Molekule Board held a special telephonic meeting with members of Molekule management and Freshfields, during which Molekule management reported on the preliminary due diligence obtained during their trip to Israel and the potential benefits of a transaction with Aura. Freshfields discussed the key legal steps to be undertaken in connection with a potential transaction, including the requirement that Molekule would list the Molekule Common Stock on the TASE as well as the requirement that shares of Molekule Common Stock issued as merger consideration would need to be registered on a Form S-4 with the SEC.

On January 12, 2023, representatives of Goldfarb Gross Seligman & Co. (“Goldfarb”), Israeli counsel for Molekule, and Arnon participated in a call to discuss due diligence and preliminary drafting of the merger agreement. Later that day, representatives of Goldfarb and Freshfields received access to Aura’s virtual data room to facilitate the due diligence process. That same day, representatives of Freshfields and Goldfarb submitted due diligence requests based on review of the available materials, and Arnon was given access to Molekule’s virtual diligence room.

On January 14, 2023, representatives of Freshfields provided representatives of Arnon with a draft of the proposed merger agreement, which reflected, among other things: (1) that Molekule Common Stock would be issued to Aura shareholders at a to-be-determined exchange ratio; (2) termination of the Aura Stock Options and Aura warrants upon the closing of the proposed merger; (3) a six-month lock-up of all Aura shareholders pursuant to lock-up agreements to be effective upon the closing of the proposed merger; (4) representations, which would not survive the closing of the proposed merger, regarding each party’s capitalization, due authority, required approvals and Aura’s businesses generally; (5) operating restrictions on Aura’s business during the period between signing and closing; (6) customary termination rights for each party; and (7) customary closing conditions, including the SEC declaring the Registration Statement effective and the Molekule Common Stock to be issued in connection with the proposed merger being approved for listing on Nasdaq.

During the week of January 16, 2023, representatives of Molekule, Freshfields and Aura met in Palm Beach Gardens, Florida to discuss a potential transaction. Representatives of Goldfarb and Arnon joined periodically via videoconference.

On January 18, 2023, representatives of Freshfields provided Arnon with an initial draft of a letter of intent (the “LOI”), which included an exclusivity agreement and non-binding term sheet, that provided for, among other terms, a stock-for-stock merger.

On January 19, 2023, representatives of Arnon provided Freshfields and Molekule comments to the LOI, including with respect to the duration of the exclusivity period, merger consideration, treatment of Aura warrants and Aura Stock Options, the requirement for an Israeli tax ruling, conditions to signing and conditions to closing, among other things. Later that day and following further negotiation, Molekule and Aura executed the LOI.

On January 26, 2023, the Molekule Board held a special telephonic meeting with members of Molekule management and Freshfields. At the meeting, members of Molekule management provided an update on the potential transaction with Aura. The Molekule Board and members of Molekule management discussed certain proposed terms of the potential transaction, including the consideration to be paid by Molekule. The Chairman noted that a combination with Aura would contribute both enterprise software and advanced sensor technology that is implementable across Molekule’s existing device platforms with major global healthcare, commercial and municipal customers. He also noted that the combination of the two companies would accelerate (i) an immediate and aggressive push into the burgeoning B2B market at a reduced cost to Molekule than if it pursued that business objective on its own and (ii) Molekule’s SaaS offering with AI-enabled technology for customers and “smart building” owners seeking to monitor and control IAQ on an enterprise-wide basis from a single location and facilitate the safe return of in-office workers. Further, the Chairman noted that the combination of the businesses would bring Molekule closer to executing its strategy of combining organic technology development with targeted, inorganic, strategic transactions to build the industry leader in IAQ solutions with a comprehensive suite of patented and proprietary products and technologies.

On January 29, 2023, representatives of Arnon sent representatives of Freshfields a revised draft of the merger agreement. Among other things, the revised draft of the merger agreement: (1) removed the obligation that both parties use reasonable best efforts to obtain approval of the IIA with respect to the transactions; (2) proposed that the parties obtain a different Israeli withholding tax ruling than that which was included in Molekule’s initial draft of the merger agreement; and (3) proposed that Aura’s obligation to close the transaction be conditioned on a member of Aura’s advisory board having been elected to serve as a member of the Molekule Board.

On February 1, 2023, representatives of Molekule, Freshfields, Goldfarb, Aura and Arnon participated in a videoconference to discuss the need to obtain consents from SVB and Bank Mizrahi in connection with the potential transaction.

On February 2, 2023, representatives of Molekule, Freshfields, Goldfarb, Aura and Arnon participated in a videoconference to discuss Arnon’s conversation with Bank Mizrahi on obtaining the required consent and further discussion on proposals to receive consents from SVB and Bank Mizrahi. Later that day, SVB and Bank Mizrahi each entered into the Lender Consents.

Also on February 2, 2023, representatives of Freshfields submitted a notice and an extension agreement to the LOI to Aura to extend the exclusivity period from February 6, 2023 to February 16, 2023.

Between February 2, 2023 and February 6, 2023, Molekule continued to conduct due diligence, and representatives of Arnon provided additional due diligence materials in response to follow-up questions and disclosure requests. On February 6, 2023, the parties participated in a legal due diligence call to discuss the status of the virtual data rooms, corporate questions and material agreements.

On February 6, 2023, representatives of Freshfields sent representatives of Arnon drafts of the merger agreement, form of support agreement and form of lock-up agreement. The proposed form of support agreement provided that, among other things, the Aura shareholders beneficially owning greater than 5% of the Aura Ordinary Shares (currently holding approximately 47.6% of the outstanding Aura Ordinary Shares) would vote in favor of the proposed transaction at the time the merger agreement was signed. The proposed form of lock-up agreement to be signed by Aura shareholders currently holding approximately 48.6% of the outstanding Aura Ordinary Shares and the holder of Aura’s warrants would also be executed concurrently with the execution of the merger agreement and provide for, among other things, a six month lock-up of the shares of Molekule Common Stock to be received by such Aura shareholders as merger consideration.

On February 6, 2023, Molekule and Aura executed the extension agreement to the LOI, extending the exclusivity period from February 6, 2023 to February 16, 2023.

Between February 6, 2023 and February 16, 2023, the parties and their representatives continued to negotiate the merger agreement and ancillary agreements thereto.

On February 14, 2023, representatives of Freshfields sent representatives of Arnon an initial draft of a technology collaboration agreement, whereby at signing Aura’s technology would be integrated with the Company’s products.

On February 15, 2023, representatives of Freshfields sent representatives of Arnon an initial draft of a distribution agreement, whereby at signing the Company would receive exclusive distribution rights to Aura’s products in the Americas (other than as prohibited under an existing distribution agreement between Aura and Delos Living, which currently has exclusivity to distribute Aura’s products in the transportation field in the U.S. and other jurisdictions) and Aura would receive exclusive rights to distribute Molekule’s products outside the U.S.

On February 16, 2023, the Molekule Board held a meeting via videoconference, which was also attended by Molekule management and representatives of Freshfields and Goldfarb. The Chairman provided an overview of the deal terms and agreements to be entered into. Representatives of Freshfields reviewed the fiduciary duties of the Molekule Board under Delaware law and presented important factors for the Molekule Board to consider in evaluating the potential transaction, including the strategic rationale and value of the potential transaction to Molekule and its stockholders. Thereafter, representatives of Freshfields provided an overview of the diligence process and the specific areas covered in the legal due diligence process. A representative from Freshfields then discussed the contractual arrangements with Aura’s material manufacturer and key supplier and presented an overview of the key terms and ancillary documents to be entered into in connection with the potential transaction. In addition, representatives from Freshfields explained the process to obtain the Molekule Board’s final approval of the potential transaction, which would be accomplished by the Molekule Board signing a unanimous written consent at such time when all signing conditions had been satisfied. Freshfields noted that the resolutions that would be included in the unanimous written consent would include approval of: (1) the proposed merger, which would include authorization to enter into a merger agreement, the form of support agreement, the form of lock-up agreement, the distribution agreement, the technology collaboration agreement and the SVB consent; and (2) the stock issuance, which would consist of 3,426,792 shares of Molekule Common Stock to be issued as merger consideration. Representatives from Goldfarb then discussed the requirement to publish a prospectus in Israel, the conditions and obligations under the Israeli “dual listing” regime and other legal implications of the potential transaction in Israel.

During the February 16, 2023 Molekule Board meeting, Mr. Tyler presented the standalone and pro forma financial information. Mr. Tyler discussed with the Molekule Board Aura’s balance sheet, income statement and forecast for fiscal year 2023. Mr. Tyler also discussed the standalone preliminary forecast for Aura for fiscal year 2023 prepared by Aura management and a preliminary pro forma combined income statement for fiscal year 2023. Topics discussed with the Molekule Board included growth in B2B sales and filter revenues and a reduction in certain overhead costs, with expectations that financial results would be down approximately 20% from 2021 on a pro forma basis with Legacy Molekule, with a cash balance of approximately $6.0 million at the end of the fiscal year. Mr. Tyler also discussed expected synergies to be achieved in connection with the potential transaction. Following the meeting, representatives of Freshfields, Goldfarb and Arnon continued to exchange drafts of the merger agreement and ancillary agreements.

On February 16, 2023, the Aura Board held a meeting, which was also attended by Aura management and representatives of Arnon. Messrs. Bluemenfeld and A. Shnaiderman provided an overview of the deal terms and agreements to be entered into. Representatives of Arnon reviewed the fiduciary duties of the Aura Board under Israeli law and presented important factors for the Aura Board to consider in evaluating the potential transaction. Mr. Bluemenfeld then discussed the contractual arrangements with Aura’s material manufacturer and key supplier and presented an overview of the key terms and ancillary documents to be entered into in connection with the potential transaction.

During the February 16, 2023 Aura Board meeting, Mr. Bluemenfeld presented the D&O runoff policy, Bank Mizrahi terms for the consent, the material manufacturer (Beth El) total exposure and reasons for the proposed merger. Mr. Bluemenfeld also discussed expected synergies to be achieved in connection with the potential transaction. Following the meeting, representatives of Freshfields, Goldfarb and Arnon continued to exchange drafts of the merger agreement and ancillary agreements.

On February 23, 2023, representatives of Freshfields and Arnon finalized drafts of the proposed merger agreement, Molekule and Aura disclosure schedules and the ancillary agreements.

Also on February 23, 2023, representatives of Freshfields updated the Molekule Board on the agreed forms of the transaction documents and changes to the agreements since the February 16, 2023 Molekule Board meeting, including, in the merger agreement, granting Aura the option of pursuing different tax withholding rulings subject to specified conditions, in the form of lock-up agreement, revising the duration of the lock-up period from six months to one year, and, in the technology collaboration agreement, the requirement that Aura place a copy of its source code into escrow and revising the termination conditions.

Additionally on February 23, 2023, Aura’s management and representatives of Arnon updated the Aura Board on the agreed forms of the transaction documents and changes to the agreements since the February 16, 2023 Aura Board meeting, including, in the merger agreement, granting Aura the option of pursuing different tax withholding rulings subject to specified conditions, in the form of lock-up agreement, revising the duration of the lock-up period from six months to one year, and, in the technology collaboration agreement, the requirement that Aura place a copy of its source code into escrow and revising the termination conditions.

On February 23, 2023, the Aura Board approved the Merger Agreement and related transactional matters and Israeli securities law matters.

After further discussion and based on the considerations set forth above, including the anticipated benefits of the Merger, on February 26, 2023, the Molekule Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, were fair to and in the best interests of Molekule and its stockholders, (ii) declared it advisable for Molekule to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein, (iii) authorized the issuance of the Merger Consideration, (iv) approved the execution and delivery of the Merger Agreement and each of the ancillary agreements to the Merger Agreement by Molekule, the performance by Molekule of its covenants and other obligations under the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and conditions set forth therein, (v) further approved the execution and filing of a registration statement on Form S-4 and all other documents required to be filed or furnished to the SEC in connection with the Transactions and (vi) agreed that the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, was authorized and approved in accordance with the requirements of the DGCL and any applicable anti-takeover laws.

After further discussion and based on the considerations set forth above, including the anticipated benefits of the Merger, on February 26, 2023, the Aura Board unanimously (i) determined that the Merger Agreement and the Transactions, including the Merger, were fair to and in the best interests of Aura and its shareholders, (ii) declared it advisable for Aura to enter into the Merger Agreement and consummate the Merger upon the terms and subject to the conditions set forth therein, (iii) approved the Merger Consideration, (iv) approved the execution and delivery of the Merger Agreement and each of the ancillary agreements to the Merger Agreement by Aura, the performance by Aura of its covenants and other obligations under the Merger Agreement and the consummation of the Transactions, including the Merger, upon the terms and conditions set forth therein, (v) further approved the filing of the Form S-4 with the SEC and the ISA and (vi) agreed that the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, was authorized and approved in accordance with the requirements of Israeli law.

On February 26, 2023, Molekule and Aura executed and delivered the Merger Agreement and the ancillary agreements were executed and delivered by the parties thereto.

Later on February 26, 2023, Molekule issued a press release announcing the execution of the Merger Agreement and summarizing the material terms of the Transactions, and on February 27, 2023, Aura issued an immediate report summarizing the terms of the Merger Agreement. Later on February 27, 2023, Molekule filed the immediate report with the SEC.

Aura’s Reasons for the Merger

The members of the Aura Board considered many factors in its resolution that the Merger Agreement, the Merger and the Transactions are advisable and in the best interests of Aura and its shareholders, including the following:

●	The Aura Board believes that the synergies and collaboration of Aura’s activity with Molekule’s activity, inter alia, by combining their technologies, will allow the combined company to expand the range of their products that will be offered to customers, as well as to expand the variety and scope of Aura’s customers in various markets, including the United States, and accelerate the development and sales in such markets.
●	The Aura Board found that the Merger Consideration is fair, reasonable, in accordance with market conditions and expresses a fair price for the Aura shareholders, taking into account, among other factors, Aura’s business and financial condition, market conditions, the feasibility of completing the Merger and the timetables for its completion and Molekule’s business and financial condition as disclosed in Molekule’s public reports.
●	It should be noted that the Aura Board did not use methods such as discounted cash flow or adjusted asset valuation to determine the fair values of the companies party to the Transactions; rather, the fair values were primarily determined based on factors such as the market price of both Aura and Molekule.

●	The Merger Consideration reflects a premium of approximately 59% (based on the closing price of each of Aura Ordinary Shares and Molekule Common Stock on the relevant stock exchange and the exchange rate at the end of the trading day on the date of approval of the Merger Agreement by the Aura Board) and a premium of about 249% - based on the average closing prices during the 30 trading days preceding the date of approval by the Aura Board.
●	The Aura Board is of the opinion that the Merger Consideration will allow the Aura shareholders to benefit from the potential upside of holding Molekule Common Stock, the combined company’s potential long-term growth and the synergies of Aura’s activity with Molekule’s activity. The Aura Board is of the opinion that the Merger Consideration is fair and reflects the current fair value of Aura.
●	Considering Aura’s financial condition, the Aura Board is of the opinion that the Merger will enable Aura’s activity to continue for a longer period than it could as a stand-alone company.
●	The fact that other potential alternative transactions, such as capital raising, were not feasible.
●	Although the completion of the Merger is contingent on certain conditions, the Aura Board is of the opinion that the Merger can be completed within a reasonable time.
●	Considering the financial position of the merging companies, no reasonable concern exists that the surviving corporation will be unable to fulfill the obligations of Aura to its creditors as a result of the Merger.
●	Based on the abovementioned factors, the Aura Board determined that the Merger Agreement, the Merger and the other Transactions are advisable and in the best interests of Aura and the Aura shareholders and recommends the Aura shareholders vote in favor of the Merger Agreement, the Merger and the other Transactions.

Treatment of Indebtedness of Aura

Aura is party to a loan agreement with Bank Mizrahi consisting of a short-term line of credit and a term loan. As a condition to the Aura Lender Consent, the short-term line of credit was reduced from a maximum of $2.0 million to $1.0 million and $1.3 million of the term loan was repaid by Aura, reducing the principal amount of the term loan to $2.7 million. As a further condition to the Aura Lender Consent, Molekule agreed to provide an unsecured guarantee of Aura’s repayment obligations under the loan agreement up to a maximum amount of $3.38 million, to be effective upon the Closing. Effective upon the Closing, the term loan will be designated as a new term loan bearing interest at the monthly Term SOFR plus 7.75%, but insofar as there are changes in Bank Mizrahi’s borrowing costs, Bank Mizrahi will have the right to increase such interest rate. Principal on the new term loan will be payable in 24 equal monthly installments commencing at the end of the 36-month period following the Closing. Interest on the new term loan is payable monthly commencing one month from the Closing. Molekule’s guarantee of Aura’s obligations under the loan agreement will be subordinate to Molekule’s payment obligations under its debt agreements with SVB.

Closing and Effectiveness of the Merger

The Closing is expected to take place on the second business day following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions to completion of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied by action taken at the Closing but subject to the satisfaction or waiver of such conditions) in accordance with the Merger Agreement or on such other date as Molekule and Aura may mutually agree in writing.

Support Agreements

In connection with the execution of the Merger Agreement, Aura shareholders beneficially owning greater than 5% of the Aura Ordinary Shares (currently holding approximately 47.6% of the outstanding Aura Ordinary Shares) executed Support Agreements, dated February 26, 2023, pursuant to which such Aura shareholders agreed to irrevocably and unconditionally vote or execute a written consent to adopt the Merger Agreement and approve the Merger. The Support Agreements will terminate on the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement or (iii) the mutual agreement of the parties.

Post-Closing Dividend Policy

Molekule has never paid any cash dividends on shares of Molekule Common Stock and does not expect to pay cash dividends following the Merger. The payment of cash dividends in the future will be dependent upon Molekule’s revenues and earnings, if any, capital requirements and general financial condition and will be declared at the discretion of the Molekule Board. In addition, the terms of Molekule’s loan agreements contain restrictions on its ability to pay dividends, and the terms of agreements governing debt that Molekule may incur in the future may also limit or prohibit dividend payments. It is the current intention of the Molekule Board to retain all earnings, if any, for use in its business operations, and accordingly, the Molekule Board does not anticipate declaring any dividends in the foreseeable future.

Under Delaware law, dividends may be paid only out of surplus, which is calculated as net assets less liabilities and capital, or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. There is no assurance that Molekule will be able to satisfy these statutory requirements in the future.

Nasdaq and TASE Listings; Delisting of Aura Ordinary Shares

Molekule has agreed to take those actions reasonably necessary in order to list the shares of Molekule Common Stock on the TASE immediately prior to the completion of the Merger. Molekule has also agreed to use its best efforts to obtain, prior to the Closing, the agreement of the TASE to list such shares of Molekule Common Stock to be issued as Merger Consideration on the TASE.

Molekule will file a listing document with the ISA and TASE for the listing of Molekule Common Stock on the TASE upon the effectiveness of the Merger.

If the Merger is completed, Aura Ordinary Shares will cease to be listed on the TASE in accordance with the applicable rules and policies of the TASE.

Listing of Molekule Common Stock

Molekule Common Stock is currently listed on Nasdaq. It is a condition to the Closing that the Molekule Common Stock to be issued as Merger Consideration have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the Registration Statement of which this prospectus forms a part, and subject to the lock-up provisions discussed below, the shares of Molekule Common Stock issued as Merger Consideration will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act. This prospectus does not cover resales of shares of Molekule Common Stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this prospectus, or the Registration Statement of which this prospectus forms a part, in connection with any resale of shares of Molekule Common Stock.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of Aura Ordinary Shares of receiving Molekule Common Stock in the Merger and to Non-U.S. Holders (as defined below) of the ownership and disposition of Molekule Common Stock. This summary deals only with holders that hold their Aura Ordinary Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based on the existing provisions of the Code, the U.S. Treasury Regulations promulgated under the Code and administrative rulings and court decisions in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This summary is not a complete description of all the tax consequences of the Merger and, in particular, does not address tax considerations applicable to investors subject to special rules, such as certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, U.S. expatriates or former long-term residents of the United States, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, dealers or traders, insurance companies, tax-exempt entities, persons that hold directly, indirectly or constructively 10% or more of Aura’s equity interests, persons holding their shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, including the constructive sale provisions of Section 1259 of the Code, holders that treat their Aura Ordinary Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, holders who acquired their Aura Ordinary Shares in connection with stock option or stock purchase plans or in other compensatory transactions and persons subject to the “applicable financial statement” tax accounting rules under Section 451(b) of the Code. It also does not address any U.S. state and local tax, U.S. federal non-income tax or non-U.S. tax considerations. It also does not address the alternative minimum tax or the Medicare tax on net investment income. The following discussion is intended only as a summary of certain material U.S. federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to approve the Merger.

As used herein, “holder” means a beneficial owner of Molekule Common Stock or Aura Ordinary Shares (as applicable). “U.S. Holder” means a holder that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of a U.S. person and the primary supervision of a U.S. court or (iv) an estate the income of which is subject to U.S. federal income tax without regard to its source. “Non-U.S. Holder” means a holder that is, for U.S. federal income tax purposes, an individual, a corporation, a trust or an estate that is not a U.S. Holder.

Partnerships (or other pass-through entities) holding Aura Ordinary Shares, and partners (or other owners) in such partnerships (or other pass-through entities), should consult their own tax advisors about the U.S. federal income tax consequences to them of receiving Molekule Common Stock as Merger Consideration.

The tax treatment of the Merger to a U.S. Holder will depend, in part, on whether or not Aura is or was classified as a PFIC for U.S. federal income tax purposes at any point during a U.S. Holder’s holding period. Except as discussed below under “— Passive Foreign Investment Company Rules,” this discussion assumes that Aura is not and has not been classified as a PFIC for U.S. federal income tax purposes.

The tax consequences of the Merger will depend on a holder’s specific situation. Holders should consult their own tax advisors as to the U.S. federal income tax consequences to them in light of their particular circumstances, as well as the applicability and effect of the alternative minimum tax and any state, local and non-U.S. income or other tax laws and any changes in those laws.

Tax Consequences to U.S. Holders of the Merger

Molekule and Aura intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of Code. Notwithstanding the foregoing, the completion of the Merger is not conditioned upon the Merger qualifying for the intended tax treatment, and neither Molekule nor Aura has requested, and neither intends to request, a ruling from the IRS or an opinion of counsel as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. If the Merger failed to qualify as a reorganization, holders of Aura Ordinary Shares who receive shares of Molekule Common Stock in exchange for Aura Ordinary Shares would generally be treated as if they sold their Aura Ordinary Shares in exchange for shares of Molekule Common Stock in a fully taxable transaction. Holders should consult their tax advisors regarding the tax characterization of the Merger under their particular circumstances, including whether the Merger qualifies as a reorganization and the tax considerations relevant to them if the Merger fails to qualify as a reorganization.

Subject to the PFIC rules discussed below, provided that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, holders will generally not recognize any gain or loss on their exchange of Aura Ordinary Shares for Molekule Common Stock as a result of the Merger.

Holders will generally have an adjusted tax basis in the shares of Molekule Common Stock received as Merger Consideration equal to the adjusted tax basis of the Aura Ordinary Shares surrendered by such holder in the Merger. The holding period for Molekule Common Stock received as Merger Consideration will generally include the holding period for the Aura Ordinary Shares surrendered therefor. If a holder holds different blocks of Aura Ordinary Shares (generally, Aura Ordinary Shares acquired on different dates or at different prices), such holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Molekule Common Stock received as Merger Consideration.

Passive Foreign Investment Company Rules

If Aura has been a PFIC at any point during a U.S. Holder’s holding period, special rules will apply to such U.S. Holder’s exchange of their Aura Ordinary Shares for Molekule Common Stock in the Merger. A non-U.S. corporation such as Aura will be classified as a PFIC for U.S. federal income tax purposes for any taxable year if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of passive assets. Aura will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

As a publicly traded foreign corporation, for this purpose, Aura can generally treat the aggregate fair market value of its gross assets as being equal to the aggregate value of its outstanding shares (“market capitalization”) plus the total amount of its liabilities and treat the excess of the fair market value of its assets over their book value as a non-passive asset to the extent attributable to its non-passive income. Aura has held a substantial amount of cash and cash equivalents and, based on the historic composition of Aura’s assets and the fair market value of such assets, it is possible that Aura may need to rely on the presence of goodwill to avoid being classified as a PFIC in its current or a prior taxable year. However, a decline in the price of Aura Ordinary Shares in 2022 has resulted in such goodwill declining significantly.

Aura’s status as a PFIC in any year depends on its assets and activities in that year. Because PFIC status is factual in nature, is determined annually and generally cannot be determined until the close of the taxable year, there can be no assurance that Aura will not be considered a PFIC for any taxable year. Due to recent fluctuations in the market price of Aura Ordinary Shares, it is possible Aura may be classified as a PFIC for its current or a prior taxable year. U.S. Holders are urged to consult their tax advisors regarding whether Aura is or has been classified as a PFIC for any taxable year.

If Aura were a PFIC for any taxable year during a U.S. Holder’s holding period, the taxation of such U.S. Holder’s exchange of their Aura Ordinary Shares for shares of Molekule Common Stock will be subject to special adverse tax rules. Under these special tax rules:

●	such U.S. Holders will recognize gain (but not loss) regardless of whether the Merger qualifies as a reorganization for purposes of Section 368(a) of the Code;
●	the gain will be allocated ratably over the U.S. Holder’s holding period for their Aura Ordinary Shares;
●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which Aura was classified as a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income;
●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and
●	the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

U.S. Holders are urged to consult their tax advisors regarding whether Aura has been a PFIC at any time within their holding period and the resulting U.S. federal income tax consequences to them of the Merger, including the consequences if the U.S. Holder has made a mark-to-market election with respect to its Aura Ordinary Shares.

Tax Considerations to U.S. Holders in Respect of Ownership and Disposition of Molekule Common Stock

Dividends

Distributions paid by Molekule out of its current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income. Corporate U.S. Holders should generally be eligible for the dividends received deduction, and non-corporate U.S. Holders should generally qualify for reduced rates applicable to qualified dividend income, assuming in each case, that a minimum holding period and certain other generally applicable requirements are satisfied. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in their Molekule Common Stock and thereafter as capital gain. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Molekule.

Sales or other dispositions of Molekule Common Stock

A U.S. Holder will recognize capital gain or loss on the sale or other disposition of their Molekule Common Stock in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in their Molekule Common Stock and the amount realized from the disposition. Any gain or loss on a sale or other disposition of Molekule Common Stock generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder has held the Molekule Common Stock for more than one year. Deductions for capital losses are subject to limitations.

Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of Molekule Common Stock

Distributions

Distributions on Molekule Common Stock that are characterized as dividends paid to a Non-U.S. Holder will generally be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must furnish to Molekule or its paying agent a valid IRS Form W-8 BEN or BEN-E (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to Molekule or its paying agent prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder who qualifies for a reduced treaty rate does not timely provide Molekule or the payment agent with the required certification, such Non-U.S. Holder may be entitled to a credit against their U.S. federal income tax liability or a refund of the tax withheld, which the Non-U.S. Holder may claim by filing the appropriate claim for refund with the IRS.

Dividends that are treated as “effectively connected” with a trade or business conducted by a Non-U.S. Holder within the United States (and, if an applicable income tax treaty so provides, are also attributable to a U.S. permanent establishment of such Non-U.S. Holder) are not subject to withholding tax, provided that the Non-U.S. Holder satisfies certain certification and disclosure requirements. Instead, such dividends, net of specified deductions and credits, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. To the extent a dividend is effectively connected with a U.S. trade or business, non-corporate Non-U.S. Holders may be eligible for taxation at reduced U.S. federal tax rates applicable to qualified dividend income. Any such effectively connected dividends received by a Non-U.S. Holder that is a treated as a corporation for U.S. federal income tax purposes may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as specified by an applicable income tax treaty.

Sales or Other Dispositions of Molekule Common Stock

Subject to the discussions under “— Information Reporting and Backup Withholding” and “— FATCA,” a Non-U.S. Holder will generally not be subject to any U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale or other disposition of Molekule Common Stock. Gain on sale of Molekule Common Stock may be subject to U.S. net income tax (and in respect of corporate Non-U.S. Holders, branch profits tax) if the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the Non-U.S. Holder within the United States). Additionally, a Non-U.S. Holder that is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements will be subject to a flat 30% tax on the amount of gain derived from the sale, together with certain other U.S. source capital gains realized during such year, to the extent that they exceed certain U.S. source capital losses realized during such year.

FATCA

Sections 1471-1474 of the Code (commonly known as “FATCA”) impose a 30% withholding tax on certain types of payments (including dividends) made to “foreign financial institutions” and certain other non-U.S. entities unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If any payee, whether or not it is a beneficial owner or an intermediary with respect to a payment, is a foreign financial institution that is not subject to special treatment under certain intergovernmental agreements, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertakes to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent them from complying with these reporting or other requirements. Withholding under this legislation on withholdable payments to foreign financial institutions and certain non-financial foreign entities would also apply with respect to the gross proceeds of a disposition of Molekule Common Stock (which will include sales, redemptions and returns on capital). However, proposed regulations on which taxpayers may rely suspend this withholding requirement in respect of gross proceeds until final regulations are published. Failure by a Non-U.S. Holder (or any non-U.S. intermediary through which it will hold its stock) that is subject to FATCA to comply with its certification and reporting requirements, or properly document its status as a person not subject to FATCA withholding, could result in withholding at a rate of 30% on withholdable payments made to the Non-U.S. Holder. Non-U.S. Holders or U.S. Holders owning Molekule Common Stock through a non-U.S. intermediary should consult their tax advisors regarding this legislation.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends, sales proceeds or other amounts paid to Non-U.S. Holders, unless an exemption applies. Backup withholding tax may apply to amounts paid to Non-U.S. Holders if the Non-U.S. Holder fails to establish an exemption thereto. A Non-U.S. Holder can claim a credit against its U.S. federal income tax liability for the amount of any backup withholding tax and a refund of any excess, provided that all required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

THE DISCUSSION ABOVE DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR HOLDER. EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF THE MERGER IN LIGHT OF THE HOLDER’S OWN CIRCUMSTANCES.

Certain Israeli Tax Consequences of the Merger

The following description is not intended to constitute a complete analysis of all Israeli tax consequences of Aura shareholders relating to the Merger. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular person in light of his or her personal circumstances. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Aura is seeking a tax ruling from the ITA with respect to (i) a full deferral of the obligation of Aura shareholders that generally hold less than 5% of the outstanding Aura Ordinary Shares to pay Israeli tax on the Merger Consideration and (ii) a limited deferral of the obligation of Aura shareholders that hold 5% or more of the outstanding Aura Ordinary Shares (and elect to participate in such ruling), viz., a deferral in respect of 50% of their Merger Consideration for a period of two years and in respect of the remaining 50% of their Merger Consideration for a period of four years, all subject to the conditions to be set forth in such ruling. The application for the tax ruling includes a request for an arrangement to be applied with respect to shares and equity awards granted to employees or services providers that are subject to tax pursuant to Section 102 or 3(i) of the ITO, all subject to statutory or other customary conditions, obligations and restrictions regularly associated with such a ruling to be included within the ruling. Obtaining an Israeli tax ruling is a closing condition to the Merger. There can be no assurance that such tax ruling will be granted before the Closing or at all or that, if obtained, such tax ruling will be granted under the conditions requested by Aura.

Absent receipt by Aura of an applicable tax ruling from the ITA prior to the Closing, if the parties elect to proceed with the Merger, the holders of Aura Ordinary Shares (excluding shares subject to Section 102 of the ITO) will be subject to Israeli capital gains tax in connection with the Merger, the Aura shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the Merger Consideration (unless the shareholder obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below), and since there is no cash payment as part of the Merger, Molekule (or an exchange agent) will make any payments only after (i) the payment recipient has satisfied its Israeli tax obligation to the sole satisfaction of Molekule (or the exchange agent) or (ii) shares of Molekule common stock (out of the Merger Consideration) are sold to the extent necessary to satisfy the full amount of Israeli tax due.

Discussions between Aura and the ITA regarding the scope of the rulings are ongoing. If and when the Israeli tax treatment of the Merger is finalized, Aura will describe such treatment in an immediate report on the ISA’s website, referred to as “MAGNA.”

Israeli Capital Gains Tax

Generally, the exchange of Aura Ordinary Shares for the Merger Consideration would be treated as a sale and subject to Israeli tax both for Israeli and the non-Israeli resident shareholders of Aura. However, certain relief or exemptions may be available under Israeli law.

Israeli law generally imposes capital gains tax on the real capital gain from the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets located in Israel, including shares of Israeli companies by non-residents of Israel, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise. Israeli law distinguishes between real capital gain and inflationary surplus. The real capital gain is the excess of the total capital gain over the inflationary surplus. You should consult your own tax advisor as to the method you should use to determine the inflationary surplus.

Generally, the capital gains tax rate applicable to the real capital gain is 25% for individuals, unless such shareholder claims a deduction for interest and CPI linkage differences expenses in connection with the shares sold, in which case the real capital gain will generally be taxed at a rate of 30%. If such individual is holding or is entitled to purchase, directly or indirectly, alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, at least 10% of (i) the voting rights of Aura, (ii) the rights to receive Aura’s profits or its assets upon liquidation, (iii) the rights to appoint managers or directors or (iv) the rights to instruct a Major Shareholder to do any of the foregoing on the date of sale or on any date falling within the 12-month period preceding that date of sale, such Major Shareholder would be subject to Israeli capital gains tax at the rate of 30%.

The actual capital gains tax rates that may apply to individual Aura shareholders on the sale of Aura Ordinary Shares (which may be effectively higher or lower than the rates mentioned above) are subject also to various factors, including, inter alia, the date on which the shares were purchased, whether the shares are held through a nominee company or by the shareholder, the identity of the shareholder and certain tax elections that may have been made in the past by the shareholder.

In general, companies are subject to the corporate tax rate on real capital gains derived from the sale of shares at the rate of 23% in 2023. Please note that, due to certain provisions of the ITO, the effective capital gains tax applicable to certain companies may be different than that specified above.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to “business income,” currently 23% for companies and a marginal tax rate of up to 47% for individuals, plus an additional tax of 3%, which is imposed on individuals whose annual taxable income exceeds a certain threshold (NIS 698,280 for 2023); see “— Excess Tax” below.

Pursuant to Israeli tax law, non-Israeli residents (individuals or corporations) will generally be exempt from Israeli capital gains tax, subject to certain provisions of the ITO, on the sale of Aura Ordinary Shares that were acquired in or after Aura’s initial public offering on the TASE. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in such non-Israeli corporation; or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

Other non-Israeli residents (individuals or corporations) may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty between Israel and the seller’s country of residence (subject to the receipt of a valid certificate from the ITA allowing for an exemption or a reduced tax rate). For example, under the Convention between the Government of the State of Israel and the Government of the United States of America with Respect to Taxes on Income (the “U.S.-Israel Tax Treaty”), Israeli capital gains tax would generally not apply when arising from the sale, exchange or disposition of Aura Ordinary Shares by a person who qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty and who holds the shares as a capital asset and is entitled to claim the benefits afforded to such person by the treaty. However, such exemption will not apply if (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel, (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties, (iii) the capital gains from such sale, exchange or disposition may be attributed to a permanent establishment of the U.S. resident that is maintained in Israel, under certain terms, (iv) the U.S. resident holds, directly or indirectly, securities representing 10% or more of the voting rights during any part of the 12-month period preceding the effective time of the sale, exchange or disposition, subject to certain conditions, or (v) the U.S. resident, if an individual, was physically present in Israel for a period or periods aggregating to 183 days or more during the relevant taxable year.

In order to obtain an applicable withholding tax exemption for capital gains tax, certain documentation or declarations will need to be provided to the ITA.

You are urged to consult with your own tax advisor regarding the applicability of these tax treaties to you and your receipt of Merger Consideration.

Excess Tax

Individuals who are subject to tax in Israel are also subject to an additional tax at a rate of 3% on annual income exceeding a certain threshold (NIS 698,280 for 2023), which amount is linked to the annual change in the Israeli consumer price index, including, but not limited to, dividends, interest and capital gain, subject to the provisions of an applicable tax treaty.

Israeli Tax Withholding

Whether or not a particular shareholder is actually subject to Israeli capital gains tax in connection with the Merger, absent receipt by Aura of an applicable tax ruling from the ITA prior to the Closing, if the parties elect to proceed with the Merger, all Aura shareholders will be subject to Israeli withholding tax at the rate of 25% (for individuals) and 23% (for corporations) on the Merger Consideration (unless the shareholder requests and obtains an individual certificate of exemption or a reduced tax rate from the ITA, as described below), and since there is no cash component in the Merger Consideration, the Merger Consideration will be paid to any Aura shareholder only after (i) the shareholder has satisfied its Israeli tax obligation to the sole satisfaction of Molekule (or an exchange agent) or (ii) shares of Molekule Common Stock (out of the Merger Consideration) are sold to the extent necessary to satisfy the full amount of Israeli tax due.

Aura is currently in discussions with the ITA on the scope of the final tax ruling and the exemptions that may be provided to Aura shareholders and, as of the date hereof, no definitive ruling has been obtained from the ITA. Obtaining a tax ruling is a closing condition to the Merger. There can be no assurance that a tax ruling will be granted before the Closing or at all or that, if obtained, such tax ruling will be granted on the terms requested by Aura.

Regardless of whether Aura obtains the requested tax ruling from the ITA, any holder of Aura Ordinary Shares who believes that it is entitled to such an exemption from withholding tax (or entitled to a reduced tax rate) may separately apply to the ITA to obtain a certificate of exemption from withholding or an individual tax ruling providing for no withholding or withholding at a reduced rate, and submit such certificate of exemption or ruling to Molekule prior to receiving the Merger Consideration and at least five business days prior to the date that is 180 days following the Closing Date.

Please note that the above does not apply with respect to Aura shareholders subject to tax pursuant to Section 102 of the ITO.

The Israeli tax withholding consequences of the Merger to Aura shareholders and holders of Aura Stock Options subject to Section 102 of the ITO may vary depending upon the particular circumstances of each shareholder or holder of Aura Stock Options subject to Section 102 of the ITO, as applicable, and the final tax ruling issued by the ITA.

The Israeli tax withholding consequences of the Merger to Aura shareholders may vary depending upon the particular circumstances of each shareholder and the final tax ruling issued by the ITA.

The Israeli tax ruling mentioned above may not be obtained or may contain such provisions, terms and conditions as the ITA may prescribe, which may be different from those detailed above. Certain categories of shareholders are expected to be excluded from the scope of any ruling ultimately granted by the ITA, and the final determination of the type of holders of Aura Ordinary Shares who will be included in such categories will be based on the outcome of the ongoing discussions with the ITA.

Withholding

Each of Molekule and Aura (or anyone on their behalf, including an exchange agent) (each, a “Payor”) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement to any person or entity (each, a “Payee”) such amounts as are required to be deducted and withheld with respect to the making of such payment under the ITA, the Code or any provision of applicable tax law. Any amounts so withheld shall be treated for all purposes of the Merger Agreement as having been paid to the Payee in respect of which such deduction and withholding was made, provided that, with respect to the withholding of Israeli tax, in the event any holder of record of Aura Ordinary Shares provides the Payor with a Valid Tax Certificate issued by the ITA regarding the withholding (or exemption from withholding) of Israeli tax from the consideration payable in respect thereof, then the deduction and withholding of any amounts under the ITO or any other provision of Israeli law or requirement, if any, from the

Merger Consideration payable to such holder of record of Aura Ordinary Shares shall be made only in accordance with the provisions of such Valid Tax Certificate. To the extent amounts are so withheld, they shall be paid to the appropriate governmental authority prior to the last day on which such payment is required, and then such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the Payee in respect of which such deduction and withholding was made. To the extent any Payor withholds any amounts, such Payor shall provide the affected Payee, as soon as practicable (but no later than within 30 business days), with sufficient evidence regarding such withholding.

Notwithstanding the foregoing, with respect to Israeli taxes, and in accordance with the undertaking provided by an exchange agent to Molekule as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), the consideration payable to each Payee of Aura shall be retained by the exchange agent for the benefit of each such Payee for a period of up to 180 days from Closing (the “Withholding Drop Date”) (during which time no Payor shall make any payments to any Payee or withhold any amounts for Israeli taxes from the payments deliverable pursuant to the Merger Agreement). If no later than five business days prior to the Withholding Drop Date a Valid Tax Certificate is delivered to Payor, then, with respect to the affected Payee, the deduction and withholding of any Israeli taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such shareholders concurrently therewith subject to any non-Israeli withholding that is applicable to the payment (if any). If any Payee (i) does not provide Payor with or is not the subject of a Valid Tax Certificate, by no later than five business days before the Withholding Drop Date, or (ii) submits a written request with Payor to release its portion of the Merger Consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such shareholder’s portion of the Merger Consideration shall be calculated according to the applicable withholding rate as reasonably determined by Molekule in accordance with applicable law.

For the avoidance of doubt, a Payor shall not be required to transfer any portion of the Merger Consideration to any Payee unless (i) a Valid Tax Certificate providing for a full or partial exemption is delivered by such Payee and/or (ii) shares of Molekule Common Stock out of such Payee’s Merger Consideration, to the extent necessary to satisfy the full amount due with regards to Israeli taxes, were sold and the Israeli taxes were remitted to the ITA.

In the event that the parties hereto received a tax ruling in form and substance reasonably acceptable to Molekule, the Israeli withholding tax procedures shall be made according to the provisions set under such ruling.

Restrictions on Sales of Shares of Molekule Common Stock

Pursuant to the lock-up agreements, Aura shareholders currently holding approximately 48.6% of the outstanding Aura Ordinary Shares and the holder of Aura’s warrants will be prohibited from transferring the shares of Molekule Common Stock that they receive as Merger Consideration for one year following the Closing Date, subject to customary exceptions. The Molekule Board may release some or all of the shares from these provisions at any time in its discretion.

Accounting Treatment

Molekule prepares its consolidated financial statements in accordance with U.S. GAAP. The Merger will be accounted for under the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, Molekule will estimate the fair value of Aura’s assets acquired and liabilities assumed and conform the accounting policies of Aura to its own accounting policies.

INTERESTS OF MOLEKULE’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Certain Molekule directors and executive officers may have interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of Molekule stockholders generally. The Molekule Board was aware of and considered these interests, among other matters, in reaching its determination that the Merger is fair to and in the best interests of Molekule and its stockholders and in approving and declaring advisable the Merger Agreement and the Transactions.

Molekule’s current non-employee directors are Amin J. Khoury, Ph.D. (hon), David Helfet, M.D., Michael Senft, Thomas P. McCaffrey, Heather Floyd, Timothy J. Scannell, Stephen M. Ward, Jr. and Brad Feld. At the Effective Time, each such non-employee director will continue in service with the combined company.

The current Molekule executive officers are (i) Jason DiBona, Chief Executive Officer, (ii) Ryan Tyler, Chief Financial Officer, and (iii) Ritankar “Ronti” Pal, Chief Operating Officer. At the Effective Time, each of Messrs. DiBona, Tyler and Pal will continue in their respective roles with the combined company.

INTERESTS OF AURA’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Certain Aura directors and executive officers may have interests in the Merger, including financial interests, that may be different from, or in addition to, the interests of Aura shareholders generally. The Aura Board was aware of and considered these interests, among other matters, in reaching its determination that the Merger is fair to and in the best interests of Aura and its shareholders and in approving and declaring advisable the Merger Agreement and the Transactions.

The current Aura non-employee directors are Yuval Bronstein, Aviram Nissan, Ph.D., Dganit Palti, Alon Grano and Amir Gil. At the Effective Time, no Aura non-employee director will be a director of the combined company.

The current Aura executive officers are (i) Aviad Shnaiderman, Chief Executive Officer, (ii) Eldar Shnaiderman, Chief Technology Officer, (iii) Ofer Blumenfeld, Chief Financial Officer, (iv) Gilad Kalina, Vice President, Research and Development, (v) Maya Peled, Chief Marketing Officer, (vi) Nevo Ben Shitrit, Chief Business Development Officer, (vii) Roei Friedberg, United States Chief Executive Officer, and (viii) Bharadwaj PV, Indian Chief Executive Officer. At the Effective Time, no Aura executive officers will be an executive officer of the combined company.

Treatment of Aura Equity Awards

At the Effective Time, each Aura Stock Option will, by virtue of the Merger and without further action on the part of the holder thereof, be cancelled and terminated for no consideration or payment. From and after the Effective Time, neither Molekule nor Aura will be required to deliver Aura Ordinary Shares, other share capital of Aura or other compensation of any kind to any person pursuant to or in settlement of any Aura equity or equity-based awards under the Aura Incentive Plan or otherwise.

Aura Executive Employment Agreements

Each current Aura executive officer, excluding Messrs. Friedberg and PV, is a party to an employment agreement with Aura under which such executive officer has elected not to receive statutory severance under Israeli law in consideration for Aura making monthly payments equal to 8.33% of such executive officer’s then-current base salary into a severance fund on their behalf. These executive officers will receive payments from the severance fund following any termination of employment, in accordance with Israeli severance laws.

In addition, the employment of each current Aura executive officer, except for Mr. Friedberg, can only be terminated by Aura without Cause (as defined in the applicable employment agreement) with 30 days’ notice. Aura is entitled to waive the notice period if it provides a terminated executive officer with 30 days’ pay in lieu of notice.

Mr. Friedberg is not entitled to any severance benefits upon a termination of his employment.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the Merger Agreement, which is attached as Annex A and incorporated by reference into this prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this prospectus. This section is only intended to provide you with information regarding the terms of the Merger Agreement. Neither Molekule nor Aura intends that the Merger Agreement will be a source of business or operational information about Molekule or Aura. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read this summary and the Merger Agreement in conjunction with the information provided elsewhere in this prospectus.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary of terms are included to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Molekule and Aura contained in this prospectus may supplement, update or modify the factual disclosures about Molekule and Aura contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Molekule and Aura were qualified and subject to important limitations agreed to by Molekule and Aura in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, and were not intended by the parties to the Merger Agreement to be a characterization of the actual state of facts or condition of Molekule and Aura, except as expressly stated in the Merger Agreement. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that Molekule and Aura each delivered in connection with the Merger Agreement, which disclosures were not reflected in the Merger Agreement itself. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in this prospectus.

Structure of the Merger

Upon satisfaction or waiver of the conditions to Closing in the Merger Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub will merge with and into Aura, with Aura continuing as the surviving company, and (a) become a wholly owned subsidiary of Molekule, (b) continue to be governed by the laws of the State of Israel, (c) maintain a registered office in the State of Israel and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and Aura in accordance with the ICL. At the Effective Time, the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of association of the surviving company, until thereafter amended as provided by law and such articles of association.

Effective Time

The Closing is expected to take place on the second business day following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions to completion of the Merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied by action taken at the Closing but subject to the satisfaction or waiver of such conditions) in accordance with the Merger Agreement or on such other date as Molekule and Aura may mutually agree in writing.

As soon as practicable after the determination of the date on which the Closing is to take place, each of Aura and Merger Sub will, in coordination with each other, deliver to the Companies Registrar a notice of the contemplated Merger. The Merger will become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL.

Effects of the Merger; Merger Consideration

If the Merger is completed, each Aura Ordinary Share issued and outstanding immediately prior to the Effective Time (other than Aura Ordinary Shares owned by Aura or its subsidiaries (dormant or otherwise)) will be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Molekule Common Stock equal to (A) 3,519,105 divided by (B) the aggregate number of issued and outstanding Aura Ordinary Shares as of the Closing, in each case without interest.

As a result of the Merger, at the Effective Time, the Aura Ordinary Shares will no longer be outstanding and will cease to exist, and each Aura shareholder will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares. No certificates or scrip representing a fractional share of Molekule Common Stock will be issued to any of the Aura shareholders in connection with payment of the Merger Consideration, and to the extent a fractional share of Molekule Common Stock is issuable as part of the Merger Consideration after aggregating all fractional shares of Molekule Common Stock that otherwise would be received by such Aura shareholder, such fraction shall be rounded down to one whole share of Molekule Common Stock.

Molekule stockholders will continue to own their existing shares of Molekule Common Stock following the Merger.

Payment Procedures with Respect to Aura Ordinary Shares

Substantially concurrently with the Effective Time, Molekule will instruct its transfer agent to issue to the Depositary Trust Company, for the account of the TASE CH, book-entry shares representing the Merger Consideration in exchange for all of the outstanding Aura Ordinary Shares. Molekule will endeavor to provide the TASE CH with at least four business days’ prior notice of the Effective Time. Within approximately two business days following the receipt of such shares of Molekule Common Stock, the TASE CH will credit the respective accounts of its members that hold Aura Ordinary Shares as of the Effective Time with whole shares of Molekule Common Stock in a number equal to the Merger Consideration. Such members will, in turn, credit the respective accounts of their clients that beneficially own Aura Ordinary Shares as of the Effective Time with shares of Molekule Common Stock in a number equal to the Merger Consideration and cancel the book-entry Aura Ordinary Shares in such accounts. The Merger Consideration issued in accordance with the foregoing will be deemed to have been issued in full satisfaction of all rights pertaining to the Aura Ordinary Shares. From and after the Effective Time, there will be no registration of transfers of Aura Ordinary Shares that were outstanding immediately prior to the Effective Time.

Treatment of Aura Equity Awards

As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Aura Stock Option that is outstanding and unexercised immediately prior to the Effective Time will be canceled and terminated for no consideration or payment. From and after the Effective Time, neither Molekule nor Aura will be required to deliver Aura Ordinary Shares, other share capital of Aura or other compensation of any kind to any person pursuant to or in settlement of any Aura equity or equity-based awards under the Aura Incentive Plan or otherwise, and the Aura Incentive Plan will thereupon terminate. Notwithstanding the foregoing, Molekule may, in its sole discretion from time to time following the Effective Time, grant the right to receive Molekule RSUs relating to shares of Molekule Common Stock to certain affiliates of Aura on terms set forth in the definitive documents relating to each such Molekule RSU Award.

Representations and Warranties

Under the Merger Agreement, Aura and its subsidiaries made customary representations and warranties, including those relating to organization and qualification, subsidiaries, organizational documents, authority and board approval, no conflict or consents, capitalization, financial statements, undisclosed liabilities, litigation and proceedings, compliance with laws, intellectual property, software and information technology, material contracts and no defaults, employee benefit matters, employee relations, taxes, insurance, brokers’ fees, real property and condition of tangible assets, environmental matters, absence of certain changes or events, transactions with related parties, compliance with permits, privacy and data security, registration statements, powers of attorney and no ownership of equity in Molekule.

Under the Merger Agreement, Molekule and Merger Sub made customary representations and warranties, including those relating to organization and qualification, subsidiaries, organizational documents, authority and board approval, no conflict or consents, capitalization, undisclosed liabilities, litigation and proceedings, brokers’ fees, SEC filings and financial statements, Nasdaq listing, reporting and information supplied.

Conduct of Business of Aura

Aura has agreed that, from and after the date of the Merger Agreement until the earlier of the Closing and the date the Merger Agreement is terminated, except as otherwise required or expressly permitted in the Merger Agreement (including the disclosure schedules), required by applicable law or any applicable COVID-19 measures or consented to in writing by Molekule (which consent may not be unreasonably withheld, conditioned or delayed), Aura will operate its business in all material respects in the ordinary course of business and use reasonable best efforts to preserve Aura’s material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, governmental authorities and any other persons having a material business relationship with Aura.

Tax Rulings

Promptly following the execution of the Merger Agreement, Aura will instruct its legal counsels, advisors and accountants to prepare and file with the ITA, in full coordination with Molekule and Molekule’s Israeli counsel and tax advisors, an application for a tax ruling pursuant to Section 103(20) or Section 104(8) of the ITO, subject to statutory or customary conditions regularly associated with such a ruling to be included within the ruling. Aura will use best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain such tax ruling, as promptly as practicable. Molekule will reasonably cooperate with Aura, any such payees and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain such tax ruling; provided that such tax ruling will not impose any restrictions or obligations on Molekule, its affiliates or Aura.

Registration Statement

Molekule agreed to as promptly as reasonably practicable after the date of the Merger Agreement, but subject to Aura’s provision of the requisite information, prepare and file with the SEC the Registration Statement, for the purposes of registering under the Securities Act the Merger Consideration.

Each of Molekule and Aura have agreed to use reasonable efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after filing and to keep the Registration Statement updated as long as is necessary to consummate the Transactions. In addition, Molekule has agreed to prepare and file any other filings required under the Exchange Act, the Securities Act or any other laws relating to the Transactions.

Notice of Aura Special Meeting

Aura has agreed to, as promptly as reasonably practicable after the execution of Merger Agreement, (with Molekule’s reasonable cooperation) prepare the notice to Aura shareholders of the Aura Special Meeting, using its reasonable best efforts to cause such notice to comply with applicable law. No filing of, or amendment or supplement to, such notice will be made by Aura without providing Molekule with a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith). Aura shall notify Molekule promptly of the receipt of any comments from the ISA or the TASE or the staff of the ISA or the TASE and of any request by the ISA or the TASE or the staff of the ISA or the TASE for amendments or supplements to the notice of the Aura Special Meeting or for additional information and will supply Molekule with copies of all correspondence between Aura and any of its representatives, on the one hand, and the ISA or the TASE or their respective staff, as applicable, on the other hand, with respect to the notice or the Merger or the Aura Special Meeting.

Aura has agreed to, as soon as reasonably practicable, and in any event within two business days, following the effectiveness of the Registration Statement, publish the notice of the Aura Special Meeting and set a record date for, duly call, give notice of, convene and hold the Aura Special Meeting and not submit any other proposals in connection with such meeting without Molekule’s prior written consent, other than a customary proposal regarding adjournment of the meeting. Aura may not adjourn or postpone the Aura Special Meeting without Molekule’s consent (not to be unreasonably withheld, conditioned or delayed); provided that, without Molekule’s prior written consent, Aura may adjourn or postpone the Aura Special Meeting (A) after consultation with Molekule, to the extent necessary to ensure that any supplement or amendment to notice of the Aura Special Meeting is published within a reasonable amount of time in advance of the Aura Special Meeting, or (B) to a date that is in the aggregate not more than 30 days following the originally scheduled date (or the date rescheduled pursuant to clause (A)), if there are not sufficient affirmative votes to constitute a quorum at the Aura Special Meeting or to obtain the Aura Shareholder Approval, to allow reasonable additional time for solicitation of votes or proxies.

If the Aura Board has not made an Adverse Recommendation Change (as defined below), Aura will, through the Aura Board, make the recommendation of the Aura Board that Aura shareholders approve the Merger Proposal, and use its reasonable best efforts to (1) solicit from its shareholders votes or proxies in favor of the Merger Proposal in accordance with Israeli law and (2) otherwise seek to obtain the Aura Shareholder Approval at the Aura Special Meeting.

Notwithstanding any Adverse Recommendation Change, unless the Merger Agreement is terminated, the obligations of the parties under the Merger Agreement will continue in full force and effect, and neither the commencement, public proposal, public disclosure or communication to Aura of any acquisition proposal (whether or not a superior proposal) nor the making of any Adverse Recommendation Change will obviate or otherwise affect the obligations of Aura to set a record date for, duly call, give notice of, convene and hold the Aura Special Meeting.

Regulatory Approvals

The parties have agreed to cooperate with each other and use their reasonable best efforts to as promptly as reasonably practicable: (i) obtain all actions or nonactions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any governmental authority or other person that are or may become necessary, proper or advisable in connection with the consummation of the Transactions; (ii) prepare and make all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with governmental authorities) that are or may become necessary, proper or advisable in connection with the consummation of the Transactions; (iii) take all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an action by, any governmental authority or other person in connection with the consummation of the Transactions; and (iv) execute and deliver any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the Transactions and to carry out fully the purposes of the Merger Agreement.

Merger Proposal; Certificate of Merger

Aura and Merger Sub have agreed to: (i) as promptly as practicable following the date of the Merger Agreement, cause a merger proposal (in the Hebrew language) in a form reasonably acceptable to the parties to be executed in accordance with Section 316 of the ICL; (ii) deliver the merger proposal to the Companies Registrar within three days from the calling of the Aura Special Meeting; (iii) cause a copy of the merger proposal to be delivered to its secured creditors, if any, no later than three days after the date on which the merger proposal is delivered to the Companies Registrar; (iv) (A) publish a notice to its creditors, stating that a merger proposal was submitted to the Companies Registrar and that the creditors may review the merger proposal at the office of the Companies Registrar, Aura’s registered office or Merger Sub’s registered office, as applicable, and at such other locations as Aura or Merger Sub, as applicable, may determine, in (x) two daily Hebrew newspapers that are widely distributed in Israel, on the day that the merger proposal is submitted to the Companies Registrar, and (y) in a widely distributed popular newspaper outside of Israel as may be required by applicable law, within three business days from the date of submitting the merger proposal to the Companies Registrar; (B) within four business days from the date of submitting the merger proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that Aura or Merger Sub, as applicable, is aware of, in which it shall state that a merger proposal was submitted to the Companies Registrar and that the creditors may review the merger proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); and (C) as may be required by applicable law, send to Aura’s and Merger Sub’s “employees committee” (Va’ad Ovdim), if any, or display in a prominent place at Aura’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in the immediately preceding clause (A)) no later than three business days following the day on which the merger proposal was submitted to the Companies Registrar; (v) promptly after Aura and Merger Sub, as applicable, have complied with the immediately preceding clauses (iii) and (iv), but in any event no more than three days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors under Section 318 of the ICL (and regulations promulgated thereunder); (vi) not later than three days after the date on which the Aura Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval; and (vii) in accordance with the customary practice of the Companies Registrar, (A) as promptly as practicable after the determination of the date on which the Closing is expected to take place, in coordination with each other, deliver the final affidavit to the Companies Registrar and (B) on the Closing Date, deliver confirmation that all conditions to the Merger under the ICL and the Merger Agreement have been met to the Companies Registrar.

Molekule agreed that, promptly following the date of the Merger Agreement, the sole shareholder of Merger Sub will approve the Merger Agreement, the Merger and the other Transactions. No later than three days after the date of such approval, Merger Sub will (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

TASE Listing

Molekule has agreed to, promptly following the date of the Merger Agreement, take those actions reasonably necessary in order to list the shares of Molekule Common Stock on the TASE immediately prior to the Effective Time and to use its reasonable best efforts to obtain, prior to the Closing Date, the agreement of the TASE to list such shares of Molekule Common Stock to be issued as Merger Consideration on the TASE.

Public Announcements

The parties have agreed to mutually agree the timing and content of all public announcements regarding any aspect of the Merger Agreement or the Merger and use their respective reasonable best efforts to consult with the other prior to any public announcement and provide each other the reasonable opportunity (and, to the extent reasonably practicable, at least 24 hours) to review and comment upon any such public announcement primarily relating to the Merger Agreement, the Merger or the Transactions; provided, however, that the foregoing obligation will not apply to communications by either Molekule or Aura to its directors, officers, counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Molekule to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

No Solicitation

Aura has agreed that, from February 26, 2023 until the earlier of the Effective Time and the termination of the Merger Agreement (i) it will, and will cause its subsidiaries and representatives to, immediately cease all discussions, negotiations and communications with any persons with respect to any acquisition proposal, (ii) it will not, and will cause its subsidiaries and representatives not to, and will instruct and use its reasonable best efforts to cause its other representatives not to, directly or indirectly (A) initiate, seek, solicit, facilitate or encourage the making or submission of an acquisition proposal, (B) enter into or engage in any negotiations or discussions with, or provide any information to, or afford access to the business, properties, assets, books, records or personnel of Aura or any of its subsidiaries to, any person (other than Molekule or any of its representatives) relating to or for the purpose of encouraging or facilitating an acquisition proposal (other than to state that the terms of the Merger Agreement prohibiting such discussions) or (C) grant any waiver or release under any standstill or similar agreement (except that if the Aura Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under Israeli law, Aura may waive any such standstill provision in order to permit a third party to make and pursue an acquisition proposal), (iii) it will not provide any third party access, and will terminate access of any person who has access, to any data room and (iv) it will demand the return or destruction of all confidential, non-public information and materials that have been provided to persons that have entered into confidentiality agreements relating to a possible acquisition proposal with Aura or any of its subsidiaries.

Notwithstanding the foregoing, prior to obtaining the Aura Shareholder Approval (and in no event after receipt of the Aura Shareholder Approval), if Aura receives a bona fide acquisition proposal from a third party made after the date of the Merger Agreement that did not result from a breach of the foregoing paragraph, then Aura may (i) contact the person or any of its representatives who has made such acquisition proposal solely to clarify the terms of such acquisition proposal so that the Aura Board (or any committee thereof) may inform itself about such acquisition proposal, (ii) afford access to or furnish information concerning itself and its business, properties or assets or provide access to a data room to such person or any of its representatives pursuant to a confidentiality agreement and (iii) negotiate and participate in discussions and negotiations with such person or any of its representatives concerning such acquisition proposal if, in the case of the clauses (ii) and (iii), the Aura Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to constitute or result in a superior proposal.

Aura Board Recommendation

Aura has agreed that the Aura Board will not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Aura Board’s recommendation in favor of the Merger, in each case in a manner adverse to Molekule or Merger Sub, (ii) fail to include the Aura Board’s recommendation in favor of the Merger in the notice to Aura shareholders of the Aura Special Meeting or (iii) publicly recommend or declare advisable any acquisition proposal or (iv) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any acquisition proposal (any of the foregoing, an “Adverse Recommendation Change”).

Notwithstanding anything in the Merger Agreement to the contrary, if, at any time prior to the receipt of the Aura Shareholder Approval (and in no event after receipt of the Aura Shareholder Approval), the Aura Board receives an acquisition proposal that did not result from a breach of its obligations described under “— No Solicitation” and that the Aura Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a superior proposal, the Aura Board may (i) effect an Adverse Recommendation Change or (ii) cause Aura to terminate the Merger Agreement in order to enter into a definitive agreement providing for such superior proposal if, in each case, (A) the Aura Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli law, (B) Aura has notified Molekule in writing at least four business days before taking such action that it intends to effect an Adverse Recommendation Change or terminate the Merger Agreement, (C) Aura’s notice attaches the proposed definitive agreement or the most current version of any proposed agreement between Aura and the person making such superior proposal, if any, or a reasonably detailed summary of all material terms of such superior proposal and the identity of the offeror, if no such agreement exists, (D) for a period of four business days following the notice, Aura and Aura’s relevant representatives shall have discussed and negotiated in good faith (to the extent Molekule desires to negotiate) with Molekule and Molekule’s representatives any proposed modifications to the Merger Agreement in response to such superior proposal and (E) no earlier than at the end of such four-business day period, the Aura Board shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after taking into account any proposal by Molekule to amend or modify the Merger Agreement irrevocably offered by Molekule in writing, that the acquisition proposal still constitutes a superior proposal.

Aura is not prohibited from (i) disclosing to its shareholders a position or opinion contemplated by Section 329 of the ICL or issuing a “stop, look and listen” or similar statement to its shareholders or (ii) making any disclosure to its shareholders if the Aura Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Aura Board to make such disclosure would be inconsistent with its fiduciary duties under Israeli law or would reasonably likely conflict with or violate any applicable law or the rules or requirements of the TASE, provided, however, that (A) the foregoing does not affect or modify the definition of Adverse Recommendation Change and (B) any such disclosure (other than issuance by Aura of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or by the ICL) that addresses or relates to the approval, recommendation or declaration of advisability by the Aura Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be an Adverse Recommendation Change unless the Aura Board in connection with such communication publicly states that Aura Board’s recommendation with respect to the Merger has not changed.

Director and Officer Indemnification

Molekule has agreed that, for a period of seven years following the Effective Time, Merger Sub will not take any action to waive, eliminate or amend in an adverse manner to any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of Aura or such individual’s heirs, executors or administrators any rights to indemnification, advancement of expenses and limitation of liability in favor of any such persons as provided in Aura’s organizational documents or any contractual indemnification between such person and Aura (in each case, as in effect on, and, in the case of any contractual indemnification, to the extent made available to Molekule prior to, the date of the Merger Agreement).

Aura has agreed to, prior to the Closing, in consultation with Molekule, obtain a “tail” officers’ and directors’ liability insurance policy with a claims period of seven years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of Aura as Aura’s existing policies with respect to claims arising out of or relating to events that occurred before or at the Effective Time (including in connection with the Transactions). In no event will Molekule or Merger Sub be required to pay an annual premium for such insurance in excess of 310% of the aggregate annual premium payable by Aura for such insurance in effect at the Closing.

The above described provisions will survive consummation of the Merger and is intended to benefit, and will be enforceable by, each of the persons described above and their respective successors, heirs and representatives.

Antitakeover Statutes

If any state takeover law or similar applicable law may become, or may purport to be, applicable to the Merger Agreement, the Merger or any of the other Transactions, each of Aura and Molekule will grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

IIA Approval

Each of Aura and Molekule will use its reasonable best efforts to obtain as promptly as practicable the approval of the IIA required in accordance with the Israeli Encouragement of Research, Development and Technical Innovation in Industry Law, 5744-1984 and the regulations, rules and internal policies promulgated thereunder or by the IIA based on its authority under such law (the “R&D Law”) with respect to the Transactions (the “IIA Approval”). Molekule will execute and deliver to the IIA an undertaking in customary form to comply with the provisions of the R&D Law.

Conditions to Completion of the Merger

The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)	no governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order that is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof, and no law shall have been enacted, issued, promulgated, enforced or entered by any governmental authority that, in any case, prohibits or makes illegal the Transactions;
(b)	the Aura Shareholder Approval shall have been obtained;
(c)	the Registration Statement (i) shall have become effective, no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC and (ii) shall have been issued a permit by the ISA to be published and no withdrawal of such permit shall be in effect and no proceedings for that purpose shall be pending before or threatened by the ISA;
(d)	the Molekule Common Stock to be issued as Merger Consideration shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof;
(e)	50 days shall have elapsed after the filing of the merger proposal with the Companies Registrar and 30 days shall have elapsed after the Aura Shareholder Approval and approval of the Merger by the sole shareholder of Merger Sub; and
(f)	a tax ruling as describe above under “— Tax Rulings” shall have been issued and in full force and effect.

The obligations of Molekule and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by Molekule:

(a)	the accuracy of Aura’s representations and warranties at the Closing;
(b)	the performance or compliance in all material respects by Aura of its covenants to be performed or complied with as of or prior to the Closing;
(c)	delivery by Aura of a customary officer’s certificate;
(d)	delivery by Aura of a customary certificate regarding “U.S. real property interests”;
(e)	the Lender Consents shall be in full force and effect without any amendments having been made and all documents and agreements required to be entered into or delivered under or in connection with the Lender Consents shall be in form and substance reasonably satisfactory to Molekule, shall have been entered into, shall be in full force and effect and all conditions thereunder shall have been satisfied;
(f)	no default shall have occurred and be continuing under any contract between Molekule, on one hand, and SVB, on the other hand, or any contract between Aura, on one hand, and Bank Mizrahi, on the other hand;

(g)	Aura shall have an aggregate cash balance of at least $400,000 on the Closing Date; provided, that, subject to Aura’s compliance with its obligations under the Technology Collaboration Agreement and the Co-Distribution Agreement, Molekule shall have paid any amounts due and payable by it under such agreements;
(h)	the Molekule Common Stock to be issued as Merger Consideration shall have been approved for listing on the TASE pursuant to Chapter E’5 of the Israeli Securities Law and ISA and TASE dual listing rules;
(i)	each of the lock-up agreements entered into by certain Aura shareholders with respect to the Merger Consideration shall be in full force and effect at, from and after the Closing; and
(j)	the IIA Approval shall have been obtained.

The obligation of Aura to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by Aura:

(a)	the accuracy of Molekule’s and Merger Sub’s representations and warranties at the Closing;
(b)	the performance or compliance in all material respects by Molekule of its covenants to be performed or complied with as of or prior to the Closing; or
(c)	the delivery by Molekule of a customary officer’s certificate.

Termination of the Merger Agreement; Termination Fee

The Merger Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent of Molekule and Aura;
(b)	by either Molekule or Aura:
(i)	if the Closing has not occurred on or before the Outside Date;
(ii)	if a governmental authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order that has become final and non-appealable and that permanently restrains, enjoins or otherwise prohibits the Transactions; or
(iii)	if the Aura Shareholder Approval shall not have been obtained upon a vote taken thereon at the Aura Special Meeting duly convened therefor or at any adjournment or postponement thereof;
(c)	by Molekule:
(i)	upon certain material and uncured breaches of the terms of the Merger Agreement by Aura;
(ii)	pursuant to the No Solicitation Termination Right; or
(iii)	pursuant to the Recommendation Change Termination Right; or
(d)	by Aura:
(i)	upon certain material and uncured breaches of the terms of the Merger Agreement by Molekule or Merger Sub; or
(ii)	pursuant to the Superior Proposal Termination Right.

If:

(i)	Aura terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;
(ii)	Molekule terminates the Merger Agreement pursuant to the No Solicitation Termination Right or the Recommendation Change Termination Right; or
(iii)	(A) in the case of a termination pursuant to clause (b)(iii) of the preceding paragraph, an acquisition proposal is publicly proposed or publicly disclosed after the date of the Merger Agreement and prior to the Aura Special Meeting or, in the case of a termination pursuant to clause (b)(i) of the preceding paragraph, an acquisition proposal has become known to, disclosed or communicated to the Aura Board or Aura senior management prior to the Outside Date or, in the case of a termination pursuant to clause (c)(i) of the preceding paragraph, an acquisition proposal has become known to, disclosed or communicated to the Aura Board or Aura senior management prior to the date of the breach giving rise to the termination event pursuant to clause (c)(i) of the preceding paragraph, (B) the Merger Agreement is terminated by Molekule or Aura pursuant to clause (b)(i), (b)(iii) or (c)(i) of the preceding paragraph and (C) concurrently with, or within 12 months after, such termination, Aura has entered into a definitive agreement for or completed a transaction following an acquisition proposal (it being understood that the transaction for an acquisition proposal under clause (C) need not be with the same counterparty that made the acquisition proposal under clause (A), then Aura will pay, by wire transfer of immediately available funds to an account designated by Molekule, the Termination Fee, such payment to be made concurrently with, and as a condition to the effectiveness of, termination in the case of clause (i) of this paragraph, within three business days after such termination in the case of clause (ii) of this paragraph or within three business days after the last to occur of the events set forth in clause (iii) of this paragraph; it being understood that in no event shall Aura be required to pay the Termination Fee on more than one occasion.

Effect of Termination

In the event that the Merger Agreement is terminated as described above, written notice thereof shall forthwith be given by the terminating party to the other parties, specifying the provisions pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of any party; provided that no such termination shall relieve any party of any liability or damages resulting from any willful breach of its obligations under the Merger Agreement prior to such termination or fraud, in which case the aggrieved party will be entitled to all rights and remedies available at law or in equity; and provided, further, that the confidentiality agreements among the parties, the provisions described under “— Public Announcements,” the provisions described under this “— Effect of Termination” heading, the provisions with respect to payment of the Termination Fee, the provisions with respect to waivers and the provisions of Article IX “Miscellaneous” of the Merger Agreement will survive any termination of the Merger Agreement.

Fees and Expenses

Except as otherwise provided in the Merger Agreement, each party shall pay its own expenses incident to the Merger Agreement and the Transactions.

Amendments; Extensions and Waivers

The Merger Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Molekule, Merger Sub and Aura; provided, however, that after the Aura Shareholder Approval is obtained, there will be no amendment or waiver that, pursuant to applicable law, requires further approval of Aura shareholders, without the receipt of such further approvals.

At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Specific Performance

The parties agree that irreparable damage would occur if any provision of the Merger Agreement is not performed in accordance with the terms of the Merger Agreement and that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court specified in the Merger Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in the Merger Agreement on the basis that (a) any party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this paragraph, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

MANAGEMENT OF MOLEKULE

We anticipate that the current executive officers and directors of Molekule as of the date of this prospectus will remain as the executive officers and directors following the Merger. The following table provides information regarding the expected directors and executive officers of the combined company following the Closing:

Name	Age	Position
Jason DiBona	52	Chief Executive Officer
Ryan Tyler	39	Chief Financial Officer
Ritankar “Ronti” Pal	53	Chief Operating Officer
Amin J. Khoury, PhD (Hon)	84	Chairman of the Board
David Helfet, M.D.	75	Director
Michael Senft	64	Director
Thomas P. McCaffrey	69	Director
Heather Floyd	44	Director
Timothy J. Scannell	58	Director
Stephen M. Ward, Jr.	67	Director
Bradley Feld	56	Director

Management of the Combined Company Following the Merger

Mr. DiBona has served as our Chief Executive Officer since May 2020. Mr. DiBona brings more than 25 years of experience in developing and executing strategies for sustainable growth. He has held leadership roles in medical and healthcare technologies, global sales operations and start-up environments and has experience working with diverse private and public sector clients in more than 120 countries. Mr. DiBona spent the majority of his career, from 1999 to 2014, at GE Healthcare, holding multiple leadership and business development roles across the global healthcare organization. After his time at GE Healthcare, from 2014 to 2018, Mr. DiBona led the sales and marketing efforts at ePreop, a start-up medical software developer, with a successful launch and exit in the role of Executive Vice President of Sales and Marketing. Prior to Molekule, Mr. DiBona served as Senior Vice President of Global Sales Strategies for America’s largest homebuilder, Lennar Corporation. Mr. DiBona earned his Bachelor of Science degrees in Molecular Biology and Microbiology from the University of Central Florida.

Mr. Tyler has served as our Chief Financial Officer since October 2020. Prior to joining Molekule, Mr. Tyler held various positions from 2014 to 2020 at B/E Aerospace, Inc., KLX Inc. and KLX Energy Services Holdings, Inc., including Vice President, overseeing financial reporting, internal controls, corporate development, investor relations and financial planning and analysis. Prior to the KLX Inc. spin-off from B/E Aerospace, Mr. Tyler served as B/E Aerospace’s Director of Financial Reporting and Internal Controls from 2013 to 2014, where he focused on the company’s public filings, mergers and acquisitions and capital raises. Mr. Tyler also spent three years at Oxbow Carbon LLC, serving as a Controller responsible for several of the company’s lines of business over the three-year period. Mr. Tyler spent five years at Ernst & Young as a Manager providing audit services to public and private clients in multiple sectors, including telecommunications, real estate, healthcare, financial services and distribution. Mr. Tyler received his Bachelor and Master of Accounting degrees from the University of Florida and received a Certified Public Accountant designation in Florida (inactive).

Mr. Pal has served as our Chief Operating Officer since January 2023. Mr. Pal served as Chief Operating Officer of Legacy Molekule from July 2022 and Chief Financial Officer of Legacy Molekule from January 2022 and previously served as the Chief Financial Officer of Payactiv, Inc. from February 2019 to June 2021. Before joining Payactiv, Inc., Mr. Pal served as a Managing Director at Barclays Capital between 2006 and 2012. Prior to Barclays Capital, Mr. Pal held positions of increasing responsibility at Salomon Brothers, Citibank and Citigroup between 1993 and 2006 before being promoted to Managing Director at Citigroup in 2002 and serving in such capacity until 2006. Mr. Pal holds a Bachelor of Arts degree in Mathematics from Reed College and a Bachelor of Science Degree in Engineering and Applied Science from the California Institute of Technology.

Board of Directors of the Combined Company Following the Merger

Dr. Khoury is one of our co-founders and has been the Chairman of the Molekule Board since May 2020. Previously, Dr. Khoury served as Chief Executive Officer and Chairman of the Board of Directors of KLX Inc. from its formation in December 2014 until its sale to The Boeing Company in October 2018. Dr. Khoury served as Chairman of the Board, Chief Executive Officer and Co-Chief Executive Officer of B/E Aerospace from its founding in 1987 until its sale to Rockwell Collins in 2017. Dr. Khoury also served as Chairman, Chief Executive Officer and President of KLX Energy from September 2018 until May 2020. Dr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until July 2014. Until 2012, for 26 years, Dr. Khoury also served as a director of Synthes, Inc., having earlier been Chairman of Synthes Maxillofacial, and a founding investor in Spine Products, Inc., which was acquired by Synthes in 1999. Synthes, a $4 billion annual revenue company, was the world’s leading manufacturer and marketer of orthopedic trauma implants and a leading global manufacturer and marketer of cranial-maxillofacial and spine implants before Dr. Khoury led an effort to merge Synthes with Johnson & Johnson in a $21 billion transaction in 2012. Dr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and a Master’s Degree in Business Administration from Northeastern University. Dr. Khoury has served as a member of the Board of Trustees of Northeastern University since July 2018 and received an honorary doctorate from Northeastern University in May 2019. Dr. Khoury is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting our managerial talent, team of highly accomplished scientists and Board members. He has an intimate knowledge of the Company, our industry and our competitors. All of the above experience and leadership roles uniquely qualify him to serve as our Company’s Chairman of the Board.

Dr. Helfet is one of our co-founders and has served as our Chief Medical Officer and a Director since May 2020. He is currently a Professor of Orthopedic Surgery at the Weill Medical College of Cornell University and Director of the Combined Orthopedic Trauma Service at both the Hospital for Special Surgery and New York-Presbyterian Hospital. He has served on several committees of the American Academy of Orthopedic Surgeons, the AO/ASIF Foundation (currently the Chairman of AO Documentation and Publishing), AO North America and the American Board of Orthopedic Surgery, among others. In addition, Dr. Helfet has been extensively involved in the Orthopedic Trauma Association, including as President from 1998 to 1999, and is still on its board as a past President. He was Assistant Professor of Orthopedic Surgery at Johns Hopkins University School of Medicine from 1982 to 1986, Associate Professor and Chief of Orthopedic Trauma at the University of South Florida School of Medicine/Tampa General Hospital from 1986 to 1991 and at the Cornell University Medical College from 1991 to 1998. Dr. Helfet has been the recipient of many honors and awards, has published extensively on orthopedic trauma topics and is annually ranked as one of New York Magazine’s “Best Doctors in New York” and Castle-Connolly’s “America’s Top Doctors.” Dr. Helfet completed his undergraduate studies at the University of Cape Town, receiving a Bachelor of Science degree in biochemistry with honors, followed by medical school, where he received Bachelor of Medicine and Bachelor of Surgery degrees in 1975. His internship and surgical residency were completed at Edendale Hospital in Pietermaritzburg, South Africa and at Johns Hopkins University in Baltimore, Maryland, followed by orthopedic residency also at Johns Hopkins University, then fellowships at the University of Bern, Insel Hospital in 1981 and at UCLA from 1981 to 1982. Dr. Helfet brings a unique perspective to our Board as a world renowned orthopedic surgeon, which, along with his intimate knowledge of our Company and our industry, uniquely qualifies him to serve as a member of our Board.

Mr. Senft has served on the Molekule Board since June 2020 and as the Lead Independent Director since June 2020. Over the past three years, Mr. Senft has served as a strategic advisor to several other venture stage companies, including as executive advisor to the Senior Leadership team and Finance organization for Lilium NV, a development stage air mobility company leading the way to the next stage in human transportation, acting as senior advisor to Critical Response Group, a venture-stage company established to apply battlefield protocols to homeland security applications. From 2014 to 2018, Mr. Senft served as Vice President — Chief Financial Officer, Treasurer and Head of Investor Relations of KLX Inc. Prior to his role at KLX Inc., Mr. Senft was an investment banker for over 30 years, including roles as Senior Managing Director at Moelis & Company, Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch. Mr. Senft has also served on the Boards of Directors of B/E Aerospace, Del Monte Foods and Moly Mines Ltd. Mr. Senft received his Bachelor of Arts degree in Economics from Princeton University and his Master of Business Administration degree from the Stern School of Business at New York University. Mr. Senft’s education and extensive experience in strategic business planning, coupled with a deep understanding of our business, uniquely qualify him to serve as a member of our Board.

Mr. McCaffrey has served on the Molekule Board since November 2021. He has been a member of the Board of Directors of KLX Energy since April 22, 2020. Mr. McCaffrey served as President, Chief Executive Officer and Chief Financial Officer of KLX Energy from May 2020 until July 2020 and as Senior Vice President and Chief Financial Officer of KLX Energy from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of and currently serves as Vice Chair of the Board of Trustees of Palm Beach Atlantic University, and has served as a member of its various committees and is currently Chair of its Audit Committee. Mr. McCaffrey received his Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University-San Luis Obispo. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of our business and extensive strategic planning and public company experience.

Ms. Floyd has served on the Molekule Board since November 2021. Ms. Floyd also currently serves as Vice President, Finance & Controller at Chromalloy Corporation. Previously, Ms. Floyd served as Vice President — Finance and Corporate Controller of KLX Energy and Vice President — Finance and Corporate Controller of KLX Inc. from February 2014 until September 2021. Ms. Floyd has over 20 years of combined accounting, auditing, financial reporting and Sarbanes-Oxley compliance experience. Prior to joining KLX Inc., Ms. Floyd held various positions at B/E Aerospace, including most recently Vice President — Internal Audit. Prior to joining B/E Aerospace, Ms. Floyd served as an Audit Manager with Ernst & Young and in various accounting roles at Corporate Express, now a subsidiary of Staples. Ms. Floyd is a Certified Public Accountant licensed to practice in Florida. Ms. Floyd received her Bachelor of Science in Accounting and Bachelor of Business Administration in International Business and Trade from Florida Atlantic University. Ms. Floyd’s extensive accounting, auditing, financial reporting and public company experience qualify her to serve as a member of our Board.

Mr. Scannell has served on the Molekule Board since May 2022. Mr. Scannell brings over 30 years of experience and success delivering market-leading results from his leadership roles at Stryker, one of the world’s leading medical technology companies. Mr. Scannell served as President and Chief Operating Officer of Stryker between 2018 and 2021, overseeing all of Stryker’s commercial businesses and regions globally. Prior to this, he served as group president for Stryker’s MedSurg & Neurotechnology businesses for ten years. Mr. Scannell currently serves as a director and non-executive chairman of the Board of Directors for Insulet Corporation and is a director on the boards of Novocure Limited, Renalytix plc and Collagen Matrix, Inc. Mr. Scannell attended the University of Notre Dame, where he received a bachelor’s degree in Business Administration and Marketing and his Master of Business Administration. Mr. Scannell’s extensive leadership experience, particularly with respect to public companies within the medical industry, qualify him to serve as a member of our Board.

Mr. Ward has served on the Molekule Board since November 2022. Mr. Ward is the retired President, Chief Executive Officer and a member of the Board of Directors of Lenovo Corporation, the international company formed by the acquisition of IBM Corporation’s personal computer business by Lenovo. Mr. Ward had spent 26 years at IBM Corporation holding various management positions, including Chief Information Officer and Senior Vice President and General Manager, Personal Systems Group. Mr. Ward has been a director of Carpenter Technology Corporation since 2001, where he is the Chair of the Corporate Governance Committee and a member of the Compensation and Science and Technology Committees. Mr. Ward is a founding team member and board member of C3.AI, an Artificial Intelligence SaaS company that develops software for business transformation, analytics and control. Mr. Ward is the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of C3.AI. Mr. Ward served as a member of the Board of Directors of KLX Energy from September 2018 to May 2021. He also served on the Board of Directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Ward was previously a board member and co-founder of E2open, a maker of enterprise software, a board member of E-Ink, a maker of high- tech screens for e-readers and computers, a director at Vonage Holdings Corp. from June 2021 to July 2022 until its sale to Telefonaktiebolaget LM Ericsson, an internet communications company, and a member of the board of QDVision, the developer and a manufacturer of quantum dot technology for the computer, TV and display industries until its sale to Samsung in 2016. Mr. Ward attended the California Polytechnic State University-San Luis Obisqo, where he received a bachelor’s degree in Mechanical Engineering. The Molekule Board believes that Mr. Ward’s broad executive experience and focus on innovation enables him to share with our Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments and growth.

Mr. Feld has served on the Molekule Board since January 2023 and served as a member of the Legacy Molekule board of directors since April 2022. Mr. Feld is a founding partner of Foundry Group, a venture capital firm with more than $4 billion in assets under management. Mr. Feld has been a board member of, advisor to and investor in other well-known technology companies, including Fitbit (now owned by Alphabet), Zynga (now owned by Take-Two Interactive) and SendGrid (now owned by Twilio Inc.). Currently, Mr. Feld serves on the boards of a number of private companies as well, including Formlabs Inc., Glowforge Inc., Sphero, Inc. and Techstars, which Mr. Feld also co-founded. Mr. Feld holds a Bachelor of Science and a Master of Science in management science from the Massachusetts Institute of Technology. The Molekule Board believes Mr. Feld’s qualifications to serve on our Board include his extensive investment experience and network in the technology sector.

Director Independence

The Molekule Board has determined that Dr. Helfet, Messrs. McCaffrey, Scannell, Senft, Ward and Feld and Ms. Floyd are each an “independent director” under the Nasdaq rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Molekule Board determines the independence of directors annually based on a review by the directors and the Nominating and Corporate

Governance Committee. In determining whether a director is independent, the Molekule Board determines whether each director meets the objective standards for independence set forth in the Nasdaq rules.

Meetings of Independent Directors

The Molekule Board requires that the independent directors meet without management present at each meeting. The Chair of the Nominating and Corporate Governance Committee presides at the meetings of the independent directors.

Committees of the Molekule Board

The standing committees of the Molekule Board include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each as further described below. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is composed exclusively of directors who are independent under the rules of Nasdaq and the SEC.

Other committees may also be established by the Molekule Board from time to time.

Audit Committee. Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is composed of Ms. Floyd and Messrs. McCaffrey, Senft and Ward, with Ms. Floyd serving as chair. The Molekule Board has determined that Ms. Floyd and Mr. McCaffrey are each an “audit committee financial expert” in accordance with current SEC rules. All members of the Audit Committee are independent, as that term is used in Item 407 of Regulation S-K of the federal securities laws. The Audit Committee operates under a written charter adopted and approved by the Molekule Board. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) overseeing our compliance with legal and regulatory requirements; (iv) assessing our independent auditors’ qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

Compensation Committee. The Compensation Committee is currently composed of Messrs. McCaffrey, Scannell and Senft, Ms. Floyd and Dr. Helfet, with Mr. McCaffrey serving as chair. All of the members of the Compensation Committee are independent as defined by Nasdaq listing rules and are non-employee directors. The Compensation Committee provides recommendations to the Molekule Board regarding compensation matters and oversees the Company’s incentive and compensation plans. The Compensation Committee operates under a written charter adopted and approved by the Molekule Board. The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons, in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of Nasdaq. Management input is taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets, but ultimate decision-making regarding compensation of our named executive officers remains with the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. McCaffrey, Scannell and Senft, Ms. Floyd and Dr. Helfet, with Mr. Scannell serving as chair. All of the members of the Nominating and Corporate Governance Committee are independent as defined by the Nasdaq listing rules. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Molekule Board by actively identifying individuals qualified to become directors, recommending to the Molekule Board the director nominees for election at the next annual meeting of stockholders and making recommendations with respect to corporate governance matters. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by the Molekule Board. Under our Nominating and Corporate Governance Committee Charter, the Committee must be informed by a director in advance of any director accepting an invitation to serve on another public company board. The Committee will inform the Chairman of the Molekule Board of any such information. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of the Company’s competitors in the Company’s principal lines of business.

Code of Ethics and Business Conduct

Molekule has adopted a Code of Ethics and Business Conduct, which is applicable to all employees, officers and directors. The Code of Ethics and Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. The Code of Ethics and Business Conduct constitutes a “code of conduct” within the meaning of Rule 5610 of the Nasdaq listing rules and a “code of ethics” within the meaning of Section 406(b) of the Sarbanes-Oxley Act of 2002 and applicable SEC regulations. The Code of Ethics and Business Conduct is available on Molekule’s website at investors.molekule.com. Amendments to, or waivers of the provisions of, the Code of Ethics and Business Conduct, if any, made with respect to any of our directors and officers will be posted on Molekule’s website at investors.molekule.com. The website address of Molekule is provided as inactive textual references only. The information provided on Molekule’s website is not part of this prospectus and is not incorporated herein by reference.

COMBINED COMPANY COMPENSATION INFORMATION

This section discusses the material components of the executive compensation program for our “named executive officers.” As a “smaller reporting company” and an “emerging growth company,” each as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies and emerging growth companies. In 2022, our “named executive officers” were as follows:

●	Jason DiBona, Chief Executive Officer;
●	Ryan Tyler, Chief Financial Officer; and
●	Mark Krosney, Chief Scientific Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2022 and 2021.

				Stock	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)
Jason DiBona	2022	294,000	110,000	294,002	8,450	706,452
Chief Executive Officer	2021	280,000	165,000	2,955,130	8,450	3,408,580
Ryan Tyler	2022	231,000	140,000	173,252	—	544,252
Chief Financial Officer	2021	220,000	115,500	1,477,560	—	1,813,060
Mark Krosney	2022	—	—	—	162,504	162,504
Chief Scientific Officer	2021	—	—	—	162,504	162,504

(1)	Messrs. DiBona and Tyler earned annual cash bonuses for 2022 equal to $110,000 and $140,000, respectively, which were paid in March 2023. Messrs. DiBona and Tyler earned annual cash bonuses for 2021 equal to $165,000 and $115,500, respectively, which were paid in March 2022. Mr. Krosney did not earn an annual cash bonus for 2022 or 2021.
(2)	The amounts reported represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 (without any reduction for risk of forfeiture), rather than the amounts paid to or realized by the named individual. For more information about our adoption of FASB ASC Topic 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to our audited consolidated financial statements for the fiscal year ended December 31, 2022 included elsewhere in this prospectus.
(3)	Amounts in this column for 2022 represent: (i) for Mr. DiBona, total car allowance payments of $8,450; and (ii) for Mr. Krosney, aggregate consulting fees of $162,504. Amounts in this column for 2021 represent: (i) for Mr. DiBona, total car allowance payments of $8,450; and (ii) for Mr. Krosney, aggregate consulting fees of $162,504.

Narrative to Summary Compensation Table

2022 Salary and Consulting Fees

For 2022, Messrs. DiBona and Tyler received a base salary at a per annum rate of $294,000 and $231,000, respectively, to compensate them for services rendered to our Company.

The base salary payable to each of Messrs. DiBona and Tyler is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

Mr. Krosney provided consulting services to us for the entirety of 2022 and did not receive a base salary. The aggregate amount of the consulting fees paid to Mr. Krosney in 2022 was equal to $162,504. There is no written consulting agreement with respect to the consulting services provided by Mr. Krosney.

2022 Bonuses

For 2022, Messrs. DiBona and Tyler were eligible to receive a discretionary annual cash bonus as determined by the Molekule Board in its sole discretion, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively. We paid annual cash bonuses of $110,000 and $140,000 to Messrs. DiBona and Tyler, respectively, in March 2023 for 2022 performance.

Equity Compensation

We adopted the Molekule Incentive Plan in connection with the IPO in order to facilitate the grant of cash and equity incentives to directors, employees (including Messrs. DiBona and Tyler) and consultants (including Mr. Krosney) of our Company and certain of its affiliates and to enable our Company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success.

On June 1, 2022, the Company granted Messrs. DiBona and Tyler 141,347 and 83,294 Molekule RSUs, respectively, under the Molekule Incentive Plan. For more information, please see “— Outstanding Equity Awards at Fiscal Year-End” below.

Employee Benefits

Health/Welfare Plans

In 2022, Messrs. DiBona and Tyler were eligible to participate in our health and welfare plans, including medical, dental and vision benefits, short-term and long-term disability insurance and life insurance.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards held by each named executive officer as of December 31, 2022.

	Stock Awards
Name	Grant date		Number of shares that have not Vested	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Jason DiBona	6/1/2022	(1)	141,347	442,416	—	—
	11/29/2021	(2)	119,159	372,968	—	—
	11/29/2021	(1)	38,131	119,350	—	—
Ryan Tyler	6/1/2022	(1)	83,294	260,710	—	—
	11/29/2021	(2)	59,579	186,482	—	—
	11/29/2021	(1)	19,066	59,677	—	—
Mark Krosney	—		—	—	—	—

(1)	Awards constitute Molekule RSUs that will vest in equal installments on each of the first three anniversaries of the grant date, subject to the applicable named executive officer’s continued service through the applicable vesting dates.
(2)	Awards constitute Molekule RSUs that will vest in equal installments on each of the first two anniversaries of the grant date, subject to the applicable named executive officer’s continued service through the applicable vesting dates.
(3)	Values are based on the closing price of $3.13 per share of Molekule Common Stock on December 30, 2022, as quoted on Nasdaq.

Employment Agreements

Molekule entered into employment agreements with each of Messrs. DiBona and Tyler on November 1, 2020, which were subsequently amended on May 1, 2021 (the “Original Employment Agreements”), providing for their positions as Chief Executive Officer and Chief Financial Officer, respectively. The Original Employment Agreements provided for (i) at-will employment and no fixed term, (ii) an annual base salary for Messrs. DiBona and Tyler of $280,000 and $220,000, respectively, and (iii) eligibility to receive a discretionary annual cash bonus, based upon achievement of annual performance targets, targeted for Messrs. DiBona and Tyler at a percentage of base salary equal to 100% and 70%, respectively.

Pursuant to their respective Original Employment Agreements, upon a termination of employment by Molekule without Cause (as defined in the applicable Original Employment Agreement), each of Messrs. DiBona and Tyler would have received continued payment of his respective base salary for a period of six months following the applicable executive’s termination of employment. In addition, upon a termination of employment by Molekule without Cause or by either of Messrs. DiBona and Tyler for Good Reason (as defined in the applicable Original Employment Agreement), in each case during the 12-month period following the occurrence of a Change of Control (as defined in the applicable Original Employment Agreement), the vesting of the applicable executive’s outstanding time-vesting equity awards would have accelerated and vested in full. In order to receive any of the foregoing severance payments and benefits, Messrs. DiBona and Tyler would have been required to execute a separation agreement containing a release of claims in favor of Molekule.

On October 3, 2022, Molekule entered into amended and restated employment agreements with each of Messrs. DiBona and Tyler, pursuant to which such executives continued as the Chief Executive Officer and Chief Financial Officer of Molekule, respectively, each effective as of the closing of the Molekule Merger, and which completely replaced and superseded the Original Employment Agreements (each such new employment agreement, a “Molekule Employment Agreement”).

Pursuant to their respective Molekule Employment Agreements, (i) Mr. DiBona receives a base salary of $350,000 and (ii) Mr. Tyler receives a base salary of $300,000. In addition, each of Messrs. DiBona and Tyler is eligible for a target annual bonus equal to 60% of each such executive’s annual base salary. Each Molekule Employment Agreement provides that the base salary of the applicable executive officer may be adjusted from time to time but may not be adjusted below the executive’s base salary for the preceding year. In addition, each Molekule Employment Agreement provides that no executive will be required to move his principal place of business to a location that is more than 30 miles from his current principal place of business.

In addition, pursuant to their respective Molekule Employment Agreements, each of Messrs. DiBona and Tyler is not eligible to receive severance payments or benefits in the event of a resignation for Good Reason (as defined in the applicable Molekule Employment Agreement), constructive termination or similar event. However, in the event that any of Messrs. DiBona and Tyler is terminated by Molekule without Cause (as defined in the applicable Molekule Employment Agreement) at any time, such executive will be entitled to receive an amount equal to his base salary and employer-paid healthcare coverage for a severance period of 12 months. To the extent any such termination occurs within 12 months following a Change of Control (as defined in the applicable Molekule Employment Agreement), all of the executive’s time-based equity awards will become fully vested. The Merger is not, and the Molekule Merger was not, a Change of Control for purposes of the Molekule Employment Agreements.

Molekule also entered into a Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement with each of Messrs. DiBona and Tyler, which contains (i) a confidentiality covenant that applies during the course of the executive’s employment with Molekule and perpetually following his termination of employment, (ii) a non-competition covenant that applies during the course of the executive’s employment with Molekule and for a period of two years following his termination of employment and (iii) customer and employee non-solicitation covenants that apply during the course of the executive’s employment with Molekule and for a period of two years following his termination of employment.

Mr. Krosney provided consulting services to Molekule for the entirety of 2022. There is no written consulting agreement with respect to the consulting services provided by Mr. Krosney.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2022.

	Fees
	Earned or
	Paid in		All Other
	Cash	Stock Awards(l)(2)	Compensation	Total
Name(3)	($)	($)	($)	($)
Amin J. Khoury, PhD (Hon)	—	125,002	—	125,002
David Helfet, M.D.	—	110,001	—	110,001
Michael Senft	—	125,002	—	125,002
Thomas P. McCaffrey	—	120,001	—	120,001
Heather Floyd	—	120,001	—	120,001
Timothy J. Scannell	—	193,071	—	193,071
Stephen Ward	—	278,806	—	278,806
(1)	The amounts reported represent the aggregate full grant date fair value of applicable stock awards issued in 2022 calculated in accordance with FASB ASC Topic 718 (without any reduction for risk of forfeiture), rather than the amounts paid to or realized by the named individual. For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 11 to Molekule’s audited consolidated financial statements for the fiscal year ended December 31, 2022 included elsewhere in this prospectus.
(2)	The table below shows the aggregate number of unvested Molekule RSUs held as of December 31, 2022 by each non-employee director who was serving as of December 31, 2022:
Unvested Restricted
Name	Stock Units (#)
Amin J. Khoury, PhD (Hon)	85,339
David Helfet, M.D.	73,319
Michael Senft	85,339
Thomas P. McCaffrey	82,935
Heather Floyd	82,935
Timothy J. Scannell	92,289
Stephen Ward	92,000
(3)	Since Mr. Feld joined the Molekule Board on January 12, 2023 and did not receive any compensation from us for the fiscal year ended December 31, 2022, he is not shown in the table.

2022 Equity Awards

On May 11, 2022, Molekule granted 37,000 Molekule RSUs to Mr. Scannell. On June 1, 2022, Molekule granted 60,097 Molekule RSUs to each of Dr. Khoury and Mr. Senft, 52,885 Molekule RSUs to Dr. Helfet, 57,693 Molekule RSUs to each of Mr. McCaffrey and Ms. Floyd and 55,289 Molekule RSUs to Mr. Scannell. On November 10, 2022, Molekule granted 92,000 Molekule RSUs to Mr. Ward.

Each Molekule RSU Award is eligible to vest in three equal installments on each of the first three anniversaries of the grant date, subject to the applicable director’s continued service to us through the applicable vesting date. Notwithstanding the foregoing, any unvested portion of a director’s Molekule RSU Award will vest in full immediately prior to the consummation of a Change in Control (as defined in the applicable award agreement), subject to the applicable director’s continued service to Molekule through such date. The Merger does, and the Molekule Merger did, not constitute a Change in Control of Molekule.

Director Deferred Compensation Plan

Effective January 1, 2022, Molekule adopted the Non-Employee Directors Stock and Deferred Compensation Plan (the “Molekule Director Deferred Compensation Plan”). As of the date of prospectus, no directors of Molekule have made elections under the Molekule Director Deferred Compensation Plan.

An aggregate of up to 277,273 shares of Molekule Common Stock may be delivered pursuant to the Molekule Director Deferred Compensation Plan. Subject to the terms and conditions of the Molekule Director Deferred Compensation Plan, each non-employee director may elect to defer his or her eligible compensation for any calendar year. Eligible compensation includes retainer and/or meeting fees for services as a director, which may be payable in cash or shares of Molekule Common Stock. With respect to cash compensation, a director may elect, in lieu of cash, to receive such compensation in shares of Molekule Common Stock, to defer such compensation in a cash account or to defer such compensation in a stock unit account (or any combination thereof). With respect to equity compensation, a director may elect, in lieu of Molekule Common Stock, to defer all or a portion of such compensation in a stock unit account. The portion of eligible compensation subject to deferral or payment in shares of Molekule Common Stock is limited to increments of 25%, 50%, 75% and 100%.

If an eligible director makes an election to defer the receipt of his or her compensation in cash, then each quarter, the participant’s cash account will be credited with earnings reasonably determined by the plan administrator to be allocable to such account. If an eligible director makes an election to defer the receipt of his or her stock or cash compensation in a stock unit account, although such participant will not be entitled to any voting or other stockholder rights with respect to stock units granted or credited under the Molekule Director Deferred Compensation Plan, each quarter, such participant’s stock unit account will be credited with additional stock units equal to the amount of dividends paid during the quarter on a number of shares equal to the aggregate number of stock units in the stock unit account divided by the average fair market value of a share of Molekule Common Stock as of the applicable crediting date. All stock units or other amounts credited to a participant’s account will at all times be fully vested and not subject to a risk of forfeiture.

In the event of a Change in Control (as defined in the Molekule Director Deferred Compensation Plan), or in the event that a participant ceases to serve as a director, the crediting of amounts to a cash account and the crediting of stock units to a stock unit account will accelerate to the date of the Change in Control or termination of service. The Molekule Board may terminate or discontinue the Molekule Director Deferred Compensation Plan at any time, and the Molekule Director Deferred Compensation Plan will automatically terminate upon a Change in Control. The Merger is not, and the Molekule Merger was not, a Change in Control for purposes of the Molekule Director Deferred Compensation Plan. No benefits will accrue in respect of eligible compensation earned after a discontinuance or termination of the Molekule Director Deferred Compensation Plan.

BUSINESS OF MOLEKULE

Overview

Molekule Group, Inc. is a pathogen elimination technology company on a mission to keep work, play and life going by improving IAQ. We have the largest range of proprietary and patented, FDA-cleared air purification devices to address the rapidly growing global air purification market. Our air hygiene product, Pūrgo™, is an FDA 510(k) cleared, Class II medical device that provides continuous air filtration, sanitization and supplemental ventilation solutions with technology that can be applied in any indoor space – including in hospitals, offices and even in elevators. Pūrgo™ products feature SteriDuct™, a proprietary germicidal UV-C technology. In addition, our Air Pro and Air Mini+ air purifiers leverage a PECO technology that can destroy viruses, bacteria, mold, allergens, VOCs, chemicals and more from the air. Our purpose is simple: to never stop innovating solutions that keep people healthy and safe, so life never stops.

In June 2022, the FDA granted our Pūrgo technology 510(k) clearance for use in healthcare and other markets for which product performance to reduce the amount of certain airborne particles and infectious microbes in an indoor environment must be validated to specific standards.

On January 12, 2023, we completed the Molekule Merger, acquiring Legacy Molekule, which produces and sells air purification devices that can be used by both consumer and commercial users. These air purifiers incorporate patented technology, PECO, to capture and destroy a wide range of organic material, such as bacteria, viruses, mold and VOCs.

On February 26, 2023, we entered into the Merger Agreement with Aura, an Israeli company listed on the TASE and the creator of a proprietary, software, sensor and IoT-enabled data-driven air purification system. We intend to implement Aura’s advanced software, sensor and IoT technology across our entire product range and in each of our highly developed sales channels, including major global healthcare, commercial and municipal customers, seeking multi-location and multi-room, enterprise-wide safe air solutions. Consummation of the Merger is subject to customary closing conditions, including among others the SEC declaring the Registration Statement effective, the listing of Molekule Common Stock on the TASE, receipt of the Aura Shareholder Approval, receipt of a tax ruling regarding Israeli withholding tax and receipt of all material third-party consents. The Merger is expected to close early in the second half of 2023. See the section entitled, “The Merger Agreement — Conditions to Completion of the Merger.”

As part of our business strategy, we continually evaluate a wide array of strategic opportunities, including the acquisition, disposition or licensing of intellectual property, mergers and acquisitions, joint ventures and other strategic transactions. We may seek to acquire technologies, product lines and companies that operate in businesses similar to our own or that are ancillary, complementary or adjacent to our own or in which we do not currently operate. Such businesses could operate in the air purification space or more generally in the health and wellness space or in other industries. We could also seek to merge with or into another company or sell all or substantially all of our assets to another company. In connection with these activities, we may enter into non-binding letters of intent as we assess the commercial appeal of potential strategic transactions. Any transactions that we enter into could be material to our business, financial condition and operating results.

Our Products

We currently offer four purifier products for sale: Pūrgo, Air Mini+, Air Pro and Air Pro Rx, as well as replaceable pre-filters and filters for the Air Mini+, Air Pro and Air Pro Rx. Each of Pūrgo, Air Mini+, Air Pro and Air Pro Rx has received FDA 510(k) clearance and is therefore cleared for medical use to destroy bacteria and viruses.

Pūrgo

Our air hygiene product, Pūrgo™, is an FDA 510(k) cleared, Class II medical device that provides continuous air filtration, sanitization and supplemental ventilation solutions with technology that can be applied in any indoor space – including in hospitals, offices and even in elevators. Pūrgo™ products feature SteriDuct™, a proprietary germicidal UV-C LED technology. Our proprietary, patented UV-C LED technology is incorporated in our equipment and devices to reduce the exposure of occupants of interior spaces to airborne particles and pathogens. These spaces include hospital and non-hospital healthcare facilities (such as outpatient chemotherapy and other infusion facilities and senior living centers and nursing homes), schools and universities, commercial properties and other indoor spaces. Pūrgo has been well-received by our customers.

Air Mini+

The Air Mini+ is a direct-to-consumer air purifier whose features include a particle sensor, five fan speeds and automatic fan speed adjustment through the product’s Auto Protect Mode. The Air Mini+ is designed for customers seeking air purifiers for smaller rooms and is most effective for rooms 250 square feet in size, or smaller. It stands 12 inches high, 8.26 inches in diameter and weighs just over seven pounds. The purifier is designed to be whisper quiet, producing 39 decibels at its lowest fan speed and 62 decibels at its highest.

The Air Mini+ particle sensor detects the amount of particulate matter in the air of the room in which the air purifier operates. If on Auto Protect Mode, Air Mini+ will automatically adjust the air purifier’s fan speed based on particulate matter sensed in the air. With these features, Air Mini+ responds in real-time to reduce the amount of particles in the air like pollen and dust, while also capturing and destroying other indoor air pollutants, including VOCs, mold, bacteria and viruses. The product is also Wi-Fi and app enabled, allowing users to control it on iOS and Android devices, and has Apple HomeKit integration.

Air Pro

We offer the Air Pro as a direct-to-consumer and B2B product for larger rooms of up to 1,000 square feet with similar features to the Air Mini+. The Air Pro is also equipped with PECO technology and includes sensors that measure VOCs, carbon dioxide and relative humidity in the air, six fan speeds and Auto Protect Mode. It is 23.1 inches high, 10.9 inches wide, weighs 22.9 pounds and produces 33 to 64 decibels of sound.

Air Pro Rx

The Air Pro Rx is a medical-grade purifier designed for critical or high traffic areas in healthcare facilities for rooms in excess of 600 square feet. The Air Pro Rx is equipped with PECO technology and includes two filters and four different settings to manage air flow. It is 12 inches high, 8.26 inches wide, weighs 7.3 pounds and produces 39 to 69 decibels of sound.

Filters and Filter Replacements

We offer replacement filters for the Air Mini+, Air Pro and Air Pro Rx on a subscription basis or as-needed for single purchases. We recommend to customers that they replace the filter in their air purifier every six months to support maximum efficiency.

PECO-HEPA Tri-Power

Our new PECO-HEPA Tri-Power filter, launched in October 2022, offers the potential for one of the highest levels of purification available in the market. Combining PECO and HEPA technologies, as well as a carbon filter, into one product creates a robust filter to capture and destroy particles, chemicals and viruses. The filter’s improved efficiency offers our customers three layers of protection: our PECO technology that destroys toxic gases, viruses, bacteria, mold, allergens, organic compounds and more; HEPA technology, the industry standard in particle capture and filtration; and carbon filtration with odor and gas-reducing purification power.

Molekule App & 28 Day View

The Molekule mobile application (the “Molekule App”), launched in summer 2022, is available in both Apple’s App Store and the Google Play Store and gives our customers the opportunity to activate their subscriptions, adjust the settings on their Molekule air purifiers and, in the case of Air Pro customers, the ability to monitor changes in IAQ over time. The Molekule App provides a 28-day look back of IAQ trends sensed by the Air Pro air purifier, breaking down pollutants detected, including VOCs, and pollutants that range from PM 1 to PM 10 in size. The Molekule App lists the top three pollutants detected by a customer’s air purifier and provides an Air Score ranging from good, moderate, bad and very bad.

Molekule Air Platform

Molekule Air Platform (the “MAP”), launched in September 2022, is a dashboard that allows data from multiple air purifiers and controls to be accessed in one interface and is ideal for healthcare, education, business, hospitality and government settings.

The MAP is designed to provide a unique set of features for businesses, including:

●	Fleet onboarding for quick activation: Fleet onboarding allows organizations to onboard multiple air purifiers at the same time through the B2B app. Once an air purifier is onboarded to the MAP, that purifier will allow other purifiers to securely onboard.
●	Unique dashboards to increase visibility: Unique dashboards enable users to see the IAQ of every room where a Molekule air purifier is located, as well as an air purifier’s status, which allows users to see which rooms have the highest IAQ and which rooms need more time to have the air cleaned.

Our Markets

Our mission is to establish Molekule as the leader in creating a safe indoor environment, free of dangerous pathogens, particles, allergens, mold and fungi, for the healthcare, commercial office, educational and transportation marketplaces. Our goal is to become the leading provider of airborne pathogen-eradication solutions, through the application of air sanitization using our UV-C LED and UV light and filtration media technologies, and to create comprehensive solutions for at-risk enclosed spaces across hospitals, outpatient treatment facilities, universities and schools, senior living and nursing homes, non-hospital healthcare facilities, commercial buildings and the human transport and travel industries.

The global air purification market is estimated to be valued at $15 billion and is projected to grow to approximately $25 billion by 2030. The Environmental Protection Agency has found that indoor air may be up to five times as polluted as outdoor air. In addition, there are approximately 26 million asthma sufferers and 40 million allergy sufferers in the United States and 300 million asthma sufferers and 800 million allergy sufferers around the world, presenting a significant market opportunity for the air purifier market. Moreover, increased government regulations related to air quality control, combined with rising levels of pollution, airborne diseases and natural catastrophes, have also contributed to an increase in consumer demand for air purifiers. For example, there have been over 600 million COVID-19 cases globally and wildfires are forecasted to rise by 50% by the year 2100. It is currently estimated that an air purification device is in one in every four American homes.

Since the design architecture of the pathogen killing SteriDuct has an efficient high air flow and a low pressure loss profile, the design is flexible and can be incorporated into many applications. Implementation of our SteriDuct technology into the Pūrgo devices incorporates both a sophisticated filtration system that reduces particles, odors, organic solvents, bacteria, viruses, allergen and mold, as well as our patented UV-C LED-based pathogen killing system. SteriDuct may also be used in large spaces such as lecture halls and auditoriums. SteriDuct purification devices can be deployed at the HVAC discharge grille or at the central air handler. This implementation would not require additional fans in the air handler due to the low-pressure characteristics of SteriDuct. We expect that similar configurations can be developed for airplanes and buses.

We sell our products through three primary channels:

●	Retail channel. We offer Molekule products in more than 10 countries and throughout some of the largest retailers in the United States. We focus on building strong partnerships with our retailers by working closely with them to develop a winning promotional cadence, merchandising our products in a compelling manner, both in-store and digitally, educating their sales forces, and promoting our products through joint marketing efforts. Our retail channel is comprised of five categories:
●	Large CE Retail: includes Best Buy and Amazon, both domestically and internationally;
●	Home Improvement Retail: includes Lowes and Home Depot, two of the largest home improvement retailers in the United States;
●	Mid-Market Retail: includes P.C. Richard & Sons, Wellbots.com, the Army & Air Force Exchange Service and the Home Shopping Network;
●	Specialty Retail: includes specialty retailers in fitness, design and lifestyle, such as Alo Yoga, MoMA, MTMC Interior Design, GOOP, Neighborhood Goods, The Knot and Zola; and

●	Certified Refurbished: refurbished Molekule air purifiers are available for purchase in eBay’s Certified Refurbished Store.
●	Consumer direct channel. We market our products directly to consumers through online and offline advertising campaigns and marketing promotions in order to facilitate the sale of our full line of products in the United States and in other countries, which are available on our website at www.molekule.com.
●	Corporate and medical facility channel. We market and offer products and services to businesses seeking air purification solutions for their corporate offices and other corporate spaces, as well as to medical facilities looking to update and improve their air purification technology.

Historically, a majority of Legacy Molekule’s revenue has been driven through its direct-to-consumer channel. We will continue to expand this channel through creative advertising and marketing programs, including digital advertising (Meta Platforms, Google platforms, podcasts and digital video), direct mail and other programing. Additionally, Molekule has a strong strategic partner in Amazon whom we expect will continue to drive revenue. With our proprietary MAP software, we are seeing increased interest from our business partners. We will be specifically targeting organizations in the hospitality sector, the medical and healthcare sector, the transportation sector and the education and government sectors. We are dedicated to science and technology in order to deliver the best possible IAQ to our customers by leveraging our sensors and software to make visible and destroy otherwise invisible pollutants.

Engineering and Manufacturing of Products; Sourcing of Components

We outsource the manufacturing of our products to several contract manufacturers, including: Mack Molding, a leading contract manufacturer of medical devices, which also has experience manufacturing devices for the transportation, energy/environment, defense/aerospace and consumer markets; Inventec Appliances Corporation (“IAC”), the primary entity that manufactures and assembles our air purifiers; and Columbus Industries, Inc. (“Columbus Industries”), the manufacturer of the filters for our air purifiers. Our in-house facility provides the chemical coating for the filters manufactured by Columbus Industries. IAC manufactures our products in their facilities located in Malaysia and China, while Columbus Industries manufactures our filters in Mexico. We provide the chemical coating process for our filters in our Lakeland, Florida facility. The components used in our products are sourced either directly by us or on our behalf by our contract manufacturers from a variety of component suppliers selected by us and located worldwide. Our operations employees coordinate our relationships with our contract manufacturers and component suppliers. We believe that using outsourced manufacturing enables greater scale and flexibility at lower costs than establishing our own manufacturing facilities. We evaluate on an ongoing basis our current contract manufacturers and component suppliers, including, whether or not to utilize new or alternative contract manufacturers or component suppliers or to conduct manufacturing capabilities in-house.

We also contracted with Intelligent Product Solutions Inc. (“IPS”), a leading medical and technology device engineering group, in developing the device configuration, which would optimize the performance and reliability of our patented technologies. With over 100 designers and engineers who specialize in commercializing highly exacting applications of new technology, a dedicated IPS team has worked continuously with us to design, develop, test and source the components for the commercial production of the Pūrgo device. This is particularly true of electronics design and software engineering as well as product industrial design. We also engaged MethodSense, a regulatory affairs and quality assurance consulting firm, to reduce time to market and move our devices successfully through the FDA regulatory process. MethodSense is a global medical device consultancy and software developer with over 21 years of deep industry experience, proven processes and modern technology focused on the commercial success of medical device companies.

We work with third-party fulfillment partners that deliver our products from multiple locations worldwide, which allows us to reduce order fulfillment time, reduce shipping costs and improve inventory flexibility. We manage our inventory based on sales and production forecasts and anticipated lead times for sourcing components and assembly.

Intellectual Property

Intellectual property is an important aspect of our business, and we seek protection for our intellectual property as appropriate. We rely upon a combination of patent, copyright, trade secret and trademark laws and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. As the leader in the fast-growing market for air purification devices, we have developed a significant patent portfolio to protect certain elements of our proprietary technology.

Our ability to stop third parties from making, using, selling, offering to sell or importing our products depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. As of March 31, 2023, we had seven issued U.S. utility patents and 14 utility patent applications, including four provisional patent applications, pending in the United States. Our currently issued utility patents will expire at different times in the future, with the earliest expiring in 2031 and the latest expiring in 2041. Our currently pending applications will generally remain in effect for 20 years from the date of filing of the initial applications. As of March 31, 2023, we had three issued U.S. design patents and three design patent applications pending in the United States. As of March 31, 2023, we had 16 design patents issued in six foreign countries and one design patent application pending in one foreign country (India). We maintain all utility and design patents and file for renewal at specified times to the extent such patents are and remain relevant to our business. We continually review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names and trademarks and service marks in the United States and in certain locations outside the United States, and in pursuing such registrations, we have conducted trademark clearance searches where appropriate. As of March 31, 2023, we had an international trademark portfolio comprised of 39 registered trademarks.

This fundamental technology for the Air Mini+, Air Pro and Air Pro Rx has been licensed from the University of Florida, and a modification of the technology has been licensed from the University of South Florida, which is not yet integrated in the air purifiers. Since 2014, Legacy Molekule has developed its own intellectual property, which is protected in the form of patents or patent applications and trade secrets. The novel air photoelectrochemical purification systems and methodology, filter configuration and shape and filter manufacturing related inventions have been protected through patents, while PECO chemistry and coating process have been kept as trade secrets. The aesthetic designs of Legacy Molekule’s commercialized air purifiers have been protected through design patents.

The University of Florida Research Foundation, Inc. has granted Legacy Molekule an exclusive worldwide license for use of PECO technology in certain licensed products and processes the consideration for which includes minimum annual royalty payments paid quarterly and a royalty of 1.5% of net sales received from licensed products subject to potential reductions in connection with certain financing efforts and to the minimum royalty payments.

The University of South Florida Research Foundation, Inc. (“USFRF”) has granted Legacy Molekule an exclusive worldwide license to certain modifications of the PECO technology, which are not currently in use in our air purifier products. Legacy Molekule paid a license issue fee of $30,000 and a $1,000 minimum royalty payment to USFRF for 2022. Additional royalties would be due with respect to any sales of licensed products and processes making use of the technology.

We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we file in the future, nor can we be sure that any existing patents or any patents that may be granted in the future upon which we rely will be commercially useful in protecting our products or processes.

Competition

We believe that the COVID-19 pandemic and other factors implicated by climate change has increased, and will continue to increase, the global focus on clean air. We experience competition from organizations such as large, diverse companies with extensive product development and manufacturing, as well as smaller specialized companies, that have developed and are attempting to develop air filtration and purification systems. We believe that we have significant competitive advantages over other organizations. For example, we believe that products that compete with our products in the “medical grade” niche are expensive, cumbersome and have a limited effective life.

Additionally, we believe many of our competitors are promoting technologies that are not proven, do not have enough scientific data and are potentially harmful. Importantly, our SteriDuct and PECO technologies meet or exceed each of the air purifier guidelines and recommendations by the Centers for Disease Control and Prevention, the Environmental Protection Agency and the American Society of Heating, Refrigerating and Air-Conditioning Engineers.

Our competitors may develop and commercialize products and technologies that compete with our products and technologies. Organizations that compete with us may have substantially greater financial resources than we do and may be able to: (i) provide broader services and product lines; (ii) make greater investments in research and development; (iii) carry on larger research and development initiatives; (iv) undertake more extensive marketing campaigns; and (v) adopt more aggressive pricing policies than we can. They also may have greater name recognition and better access to customers than we do. We also expect to continue to face competition from alternative technologies. As we introduce new products, as the air purification market or our business evolves or as other companies introduce new products, services or technologies, we may become subject to additional competition in the United States and in other countries. Our technology and products may be rendered obsolete or uneconomical by advances in existing technological approaches or products or the development of different approaches or products by one or more of our competitors.

Regulation

We are subject to regulation by the FDA in marketing our devices, having received 510(k) clearance for Pūrgo, Air Pro, Air Pro Rx and Air Mini+ in June 2022, April 2020, September 2021 and March 2021, respectively, classifying each as a Class II medical device. FDA 510(k) clearance enables the marketing and use of our products as medical devices in healthcare and other markets for which product performance is required to be validated by certified independent labs.

The FDA regulates the development, design, manufacturing, safety, effectiveness, labeling, packaging, storage, installation, servicing, recordkeeping, clearance, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

After an air purification product is cleared for marketing as a medical device, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;
●	requirements that manufacturers, including third-party manufacturers, follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;
●	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provides adequate directions for use and that all claims are substantiated;
●	clearance of a new 510(k) premarket notification for modifications to 510(k) cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of the device;
●	medical device reporting regulations, which require that a manufacturer report to the FDA information that reasonably suggests a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;
●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;
●	complying with the federal law and regulations requiring Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;
●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death; and
●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Our manufacturing processes are required to comply with applicable regulations covering the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distributions, installation and servicing of finished devices intended for human use. Regulations also require, among other things, maintenance of a device master record, device history file and complaint files. As a specification developer of regulated medical devices, our facilities and records relating to such devices are subject to periodic scheduled or unscheduled inspections by the FDA. In addition, as a manufacturer, each of Mack Moldings’, IAC’s and Columbus Industries’ facilities, records and manufacturing processes are also subject to periodic scheduled or unscheduled inspections by the FDA. Following such inspections, the FDA may issue reports known as Forms FDA 483 or Notices of Inspectional Observations, which list instances where the FDA investigator believes the inspected entity has failed to comply with applicable regulations and/or procedures. If the observations are sufficiently serious or the entity fails to respond appropriately, the FDA may issue a Warning Letter, which are notices of intended enforcement actions. For less serious violations that may not rise to the level of regulatory significance, the FDA may issue an Untitled Letter. The FDA may take more significant administrative or legal action, such as the shutdown of or placing restrictions on the entity’s operations or the recall or seizure of related products, if the entity continues to be in substantial noncompliance with applicable regulations. The discovery of previously unknown problems with our devices could result in restrictions on the device, including the inability to market the device for its intended use or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
●	recalls, withdrawals or administrative detention or seizure of our devices;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusal to grant export or import approvals for our products; or
●	criminal prosecution.

Environmental Matters

We are subject to various environmental, health and safety laws, regulations and permitting requirements, including those governing the emission and discharge of hazardous materials into ground, air or water, noise emissions, the generation, storage, use, management and disposal of hazardous and other waste, the import, export and registration of chemicals, the cleanup of contaminated sites and the health and safety of our employees. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on our operations. The operation of our Lakeland, Florida facility, however, entails risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations or other requirements. Certain of these compliance requirements are imposed by our customers, who at times require us to be registered with U.S. health or safety regulatory agencies, whether on the federal or state level.

Under environmental laws and regulations, we are required to obtain environmental permits from governmental authorities for certain operations.

In the European marketplace, among others, electrical and electronic equipment is required to comply with the Directive on Waste Electrical and Electronic Equipment of the EU, which aims to prevent waste by encouraging reuse and recycling, and the EU Directive on Restriction of Use of Certain Hazardous Substances, which restricts the use of various hazardous substances in electrical and electronic products. Our products and certain components of such products “put on the market” in the EU (whether or not manufactured in the EU) are subject to these directives. Additionally, we are required to comply with certain laws, regulations and directives governing chemicals, including the U.S. Toxic Substances Control Act and Registration, Evaluation, Authorisation and Restriction of Chemicals, the Restriction of Hazardous Substances Directive and the Classification, Labelling and Packaging Regulation in the EU. These and similar laws and regulations require, among others, the registration, evaluation, authorization and labeling of certain chemicals that we use and ship.

Facilities

Our principal executive offices are located at 10455 Riverside Drive, Palm Beach Gardens, FL 33410. We lease approximately 20,000 square feet at this location from a related party, which includes our warehouse and distribution facilities. Legacy Molekule’s headquarters are located in San Francisco, California, in a facility of approximately 38,000 square feet. The current lease at this facility, entered into in February 2019, and as amended in August 2019 and further amended in January 2021, expires in September 2026, with the option to extend the term of the lease for an additional five years. We also lease manufacturing facilities in

Lakeland, Florida, consisting of 6,462 square feet of warehouse space and 738 square feet of office space. The lease in Lakeland, Florida was entered into in November 2018 and has a term of 60 months with an option to renew for two additional three-year terms.

We believe that our current facilities are adequate for our current needs and that we will be able to obtain additional space on commercially reasonable terms if needed.

Employees

As of June 14, 2023, we had 116 employees, 115 of which were full-time employees. We also utilize full-time independent contractors and full-time equivalent consultants as well as consulting firms for product development, engineering, quality and regulatory matters, investor relations, marketing and advertising, public relations and social media. We also utilize many consultants in the ordinary course of our business and hire additional personnel on a project-by-project basis.

Legal Proceedings

We are not currently party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or results of operations.

MOLEKULE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “Molekule,” “we,” “us,” “our” or the “Company” refer to Molekule (f/k/a AeroClean Technologies, Inc.) together with its subsidiary prior to the consummation of the Molekule Merger and references to “Legacy Molekule” refer to Molekule, Inc. together with its subsidiaries for periods prior to the Molekule Merger. The following discussion and analysis should be read in conjunction with Molekule’s financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations and estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Molekule is a pathogen elimination technology company on a mission to keep work, play and life going by improving indoor air quality. We have the largest range of proprietary and patented, FDA-cleared air purification devices to address the rapidly growing global air purification market. Our air hygiene product, Pūrgo™, is an FDA 510(k) cleared, Class II medical device that provides continuous air filtration, sanitization and supplemental ventilation solutions with technology that can be applied in any indoor space - including in hospitals, offices and even in elevators. Pūrgo™ products feature SteriDuct™, a proprietary germicidal UV-C technology. In addition, our Air Pro and Air Mini+ air purifiers leverage a PECO technology that can destroy viruses, bacteria, mold, allergens, VOCs, chemicals and more from the air. Our purpose is simple: to never stop innovating solutions that keep people healthy and safe, so life never stops.

In June 2022, the FDA granted our Pūrgo technology 510(k) clearance for use in healthcare and other markets for which product performance to reduce the amount of certain airborne particles and infectious microbes in an indoor environment must be validated to specific standards.

On January 12, 2023, we completed the Molekule Merger, acquiring Legacy Molekule, which produces and sells air purification devices that can be used by both consumer and commercial users. These air purifiers incorporate patented technology, PECO, to capture and destroy a wide range of organic material, such as bacteria, viruses, mold and VOCs.

On February 26, 2023, we entered into the Merger Agreement with Aura, an Israeli company listed on the TASE and the creator of a proprietary, software, sensor and IoT-enabled data-driven air purification system. We intend to implement Aura’s advanced software, sensor and IoT technology across our entire product range and in each of our highly developed sales channels, including major global healthcare, commercial and municipal customers, seeking multi-location and multi-room, enterprise-wide safe air solutions. Consummation of the Merger is subject to customary closing conditions, including among others the SEC declaring the Registration Statement effective, the listing of Molekule Common Stock on the TASE, receipt of the Aura Shareholder Approval, receipt of a tax ruling regarding Israeli withholding tax and receipt of all material third-party consents. The Merger is expected to close early in the second half of 2023.

On May 5, 2023, we sold, pursuant to a securities purchase agreement, dated May 3, 2023, with a single institutional investor, at an aggregate purchase price of approximately $9,971,500, 3,400,000 shares of our common stock, a Series A warrant to purchase up to 3,125,000 shares of common stock at an exercise price of $1.60 per share, a Series B Warrant to purchase up to 6,250,000 shares of common stock at an exercise price of $1.84 per share and a Pre-Funded Warrant to purchase up to 2,850,000 shares of common stock with an initial exercise price of $1.60 per share, with $1.59 pre-funded, leaving a remaining nominal exercise price of $0.01 per share (the “2023 Private Placement”).

As part of our business strategy, we continually evaluate a wide array of strategic opportunities, including the acquisition, disposition or licensing of intellectual property, mergers and acquisitions, joint ventures and other strategic transactions. We may seek to acquire technologies, product lines and companies that operate in businesses similar to our own or that are ancillary, complementary or adjacent to our own or in which we do not currently operate. Such businesses could operate in the air purification space or more generally in the health and wellness space or in other industries. We could also seek to merge with or into another company or sell all or substantially all of our assets to another company. In connection with these activities, we may enter into non-binding letters of intent as we assess the commercial appeal of potential strategic transactions. Any transactions that we enter into could be material to our business, financial condition and operating results.

Macroeconomic and Geopolitical Effects on Our Business

We continue to monitor the COVID-19 pandemic and its variants, including the emergence of variant strains, which have impacted and could continue to adversely impact global commercial activity and have contributed to significant declines and volatility in financial markets. Across many industries, including our industry, COVID-19 - among other factors - has negatively impacted personnel and operations at third-party manufacturing and component part supplier facilities in the United States and around the world. These disruptions have adversely impacted the availability and cost of raw materials and component parts. For example, various electronic components and semi-conductor chips have become increasingly difficult to source and, when available, may be subject to substantially longer lead times and higher costs than historically applicable. While our manufacturing run rate is not currently being impacted, past shortages have impacted our ability to manufacture units.

In addition, U.S. and global financial markets have experienced disruption due to various macroeconomic and geopolitical events. These include, but are not limited to, rising inflation, rising interest rates, the risk of a recession and other ongoing global conflicts. For example, on March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. At the time of the closure and as of the date of this prospectus, we held securities in sweep accounts purchased through SVB but managed in segregated custodial accounts by a third-party asset manager. On March 12, 2023, the FDIC announced that Signature Bank was closed and that the FDIC was appointed as receiver. On March 13, 2023, the FDIC announced that all of SVB’s deposits and substantially all of its assets had been transferred to a newly created, full-service FDIC-operated bridge bank, SVBB. SVBB assumed all loans that were previously held by SVB. On March 27, 2023, First-Citizens Bank & Trust Company assumed all of SVBB’s customer deposits and certain other liabilities and acquired substantially all of SVBB’s loans and certain other assets from the FDIC. While we have had full access to the assets in our sweep accounts since March 13, 2023, we may be impacted by other disruptions to the U.S. banking system caused by the recent developments involving SVB, including potential delays in our ability to transfer funds and potential delays in making payments to vendors while new banking relationships are established. We cannot predict at this time to what extent our or our collaborators, employees, suppliers, contract manufacturers and/or vendors could be negatively impacted by these and other macroeconomic and geopolitical events.

Further, geopolitical events and global economic sanctions resulting from the ongoing conflict between Russia and Ukraine may impact new or existing projects and the prices and availability of raw materials, energy and other materials. These events may also impact energy and regulatory policy nationally or regionally for the impacted regions. In addition, we have experienced and are experiencing varying levels of inflation resulting in part from increased shipping and transportation costs, raw material costs and labor costs.

We continue to actively monitor impacts on our business and may take further actions that impact operations as may be required by federal, state or local authorities or that we determine is in the best interests of our employees, customers, suppliers and stockholders.

Management cannot predict the full impact of the COVID-19 pandemic, instability in the banking system and geopolitical events on our sales and marketing channels and supply chain, and, as a result, the ultimate extent of the effects on us are highly uncertain and will depend on future developments. Such effects could exist for an extended period of time.

Results of Operations

The following table summarizes our results of operations for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Product revenues	$8,349,422	$6,733	$227,186	$616,511
Cost of sales	4,674,259	3,764	112,559	338,896
Gross profit	3,675,162	2,969	114,628	277,615
Operating expenses:
Selling, general and administrative	13,665,614	2,142,224	15,453,261	4,327,998
Research and development	243,779	531,483	1,954,552	4,193,362
Total operating expenses	13,909,393	2,673,707	17,407,813	8,521,360
Loss from operations	(10,234,231)	(2,670,738)	(17,293,185)	(8,243,745)
Change in fair value of warrant liability	1,726,000	—	(10,623,000)	—
Interest expense	(1,248,677)	—	—	—
Other expense	(176,498)	—	—	—
Total other income (expense)	300,825	—	(10,623,000)	—
Loss before income tax benefit	(9,933,406)	(2,670,738)	(6,670,185)	(8,243,745)
Income tax benefit	—	92,774	(501,254)	320,138
Net loss	(9,933,406)	(2,577,964)	$6,168,931	$(7,923,607)

Comparison of the Three Months Ended March 31, 2023 and 2022

	Three Months Ended March 31,
	2023	2022	Change
Product revenues	$8,349,422	$6,733	$8,342,690
Cost of sales	4,674,259	3,764	4,670,495
Gross profit	3,675,162	2,969	3,672,194
Operating expenses:
Selling, general and administrative	13,665,614	2,142,224	11,523,390
Research and development	243,779	531,483	(287,704)
Total operating expenses	13,909,393	2,673,707	11,235,686
Loss from operations	(10,234,231)	(2,670,738)	(7,262,668)
Change in fair value of warrant liability	1,726,000	—	1,726,000
Interest expense	(1,248,677)	—	(1,248,677)
Other expense	(176,498)	—	(176,498)
Total other income (expense)	300,825	—	300,825
Loss before income tax benefit	(9,933,406)	(2,670,738)	(7,262,668)
Income tax benefit	—	92,774	(92,774)
Net loss	(9,933,406)	(2,577,964)	(7,355,442)

Revenues and Cost of Sales

Revenue for the three months ended March 31, 2023 was $8,349,422 as compared to $6,733 for the three months ended March 31, 2022. Revenue increased primarily due to our acquisition of Legacy Molekule. Cost of sales for the three months ended March 31, 2023 were $4,674,259 as compared to $3,764 for the three months ended March 31, 2022. Costs of sales increased primarily due to our acquisition of Legacy Molekule.

Operating Expenses

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) consist primarily of costs related to our employees, independent contractors and consultants. Other significant general and administrative expenses include accounting and legal services and expenses associated with obtaining and maintaining patents as well as marketing and advertising services and expenses associated with establishing our brand and developing our website, marketing materials and call center.

For the three months ended March 31, 2023 and 2022, we incurred $13,665,614 and $2,142,224, respectively, of SG&A. The increase of $11,523,390 was primarily due to an increase in salaries and wages (approximately $3,536,097), sales and marketing (approximately $1,190,232), stock-based compensation (approximately $796,775), legal fees (approximately $2,348,297), public company costs (an increase of approximately $131,350), rent expense (approximately $735,150) and commissions (approximately $147,593).

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities. We expense research and development costs as they are incurred. Our research and development expenses primarily consist of outsourced engineering, product development and manufacturing design costs. For the three months ended March 31, 2023 and 2022, we incurred $243,779 and $531,483, respectively, in research and development costs. Research and development expenses decreased by $287,704 in the three months ended March 31, 2023, as compared to the prior year period. Research and development expenses decreased for the three months ended March 31, 2023 due to the streamlining of our manufacturing processes and reduction in expenses after testing and preparing for the FDA submission last year.

Change in Fair Value of Warrant Liability

The change in fair value of the 2022 warrant liability was a non-cash gain of $1,726,000 resulting from a decrease in the fair value of the 2022 warrant liability, which was reported in our unaudited condensed consolidated statement of operations for the three months ended March 31, 2023.

Net Income (Loss)

Our net losses were $9,933,406 and $2,577,964 for the three months ended March 31, 2023 and 2022, respectively. Losses increased in the first quarter of 2023 as compared to the first quarter of 2022 for the reasons set forth above.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the periods indicated:

	Year Ended December 31,
	2022	2021	Change
Product revenues	$227,186	$616,511	$(389,325)
Cost of sales	112,559	338,896	(226,337)
Gross profit	114,628	277,615	(162,987)
Operating expenses:
Selling, general and administrative	15,453,261	4,327,998	11,125,263
Research and development	1,954,552	4,193,362	(2,238,810)
Total operating expenses	17,407,813	8,521,360	8,886,453
Loss from operations	(17,293,185)	(8,243,745)	(9,049,440)
Change in fair value of warrant liability	(10,623,000)	—	(10,623,000)
Loss before income tax benefit	(6,670,185)	(8,243,745)	1,573,560
Income tax benefit	501,254	320,138	181,116
Net loss	$(6,168,931)	$(7,923,607)	$1,754,676

Revenue and Cost of Sales

Revenue for the year ended December 31, 2022 was $227,186 as compared to $616,511 for the year ended December 31, 2021. Sales decreased by $389,325 for the year ended December 31, 2022 as compared to the prior year period due to a large sale to a healthcare system in the prior year period with no such sale in the current period. Cost of sales for the year ended December 31, 2022 were $112,559 as compared to $338,896 for the year ended December 31, 2021. Cost of sales decreased by $226,337 for the year ended December 31, 2022 as compared to the prior year due primarily to the decrease in sales.

Operating Expenses

Selling, General and Administrative Expenses

Selling, general and administrative expenses (SG&A) consist primarily of costs related to our employees, independent contractors and consultants. Other significant general and administrative expenses include accounting and legal services and expenses associated with obtaining and maintaining patents as well as marketing and advertising services and expenses associated with establishing our brand and developing our website, marketing materials and call center.

For the fiscal years ended December 31, 2022 and 2021, we incurred $15,453,261 and $4,327,998, respectively, of SG&A. We attribute the increase of $11,125,263 primarily to the transactions that occurred in fiscal 2022 and a greater level of business activities being conducted in the year ended December 31, 2022 as compared to the same period in 2021. SG&A increased in fiscal 2022 versus fiscal 2021 primarily due to an increase in non-cash stock-based compensation of $1,787,214, placement agent fees of $1,326,212, Molekule Merger transaction costs of $2,710,148, public company costs of $2,942,539, which includes insurance expenses of $1,018,276, and marketing expenses of $416,558.

Research and Development Expenses

Since our inception, we have focused our resources on our research and development activities. We expense research and development costs as they are incurred. Our research and development expenses primarily consist of outsourced engineering, product development and manufacturing design costs. For the years ended December 31, 2022 and 2021, we incurred $1,954,552 and $4,193,362, respectively, in research and development costs. Research and development decreased by $2,238,810 in 2022 due to the streamlining of our manufacturing processes and a reduction in expenses after testing and preparing for the FDA submission in the second quarter of 2022.

Change in Fair Value of Warrant Liability

The change in fair value of the warrant liability was a non-cash gain of $10,623,000 resulting from a decrease in the fair value of the warrant liability, which was reported in our statement of operations for the year ended December 31, 2022.

Net Losses

Our net losses were $6,168,931 and $7,923,607 for the fiscal years ended December 31, 2022 and 2021, respectively, for the reasons set forth above.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2022, we had cash of $22,062,657 compared to cash of $19,629,649 as of December 31, 2021 and as of March 31, 2023, we had cash of $7,285,691 compared to cash of $22,062,657 as of December 31, 2022. Our net cash used in operating activities was $16,044,027 for the three months ended March 31, 2023 as compared to $5,524,098 used in operating activities for the prior year period.

On May 5, 2023, we sold, pursuant to a securities purchase agreement, dated May 3, 2023, in a private placement, at an aggregate purchase price of approximately $9,971,500, 3,400,000 shares of Molekule Common Stock, a Series A Warrant to purchase up to 3,125,000 shares of Molekule Common Stock, a Series B Warrant to purchase up to 6,250,000 shares of Molekule Common Stock and a Pre-Funded Warrant to purchase up to 2,850,000 shares of Molekule Common Stock. The Series A Warrant has an exercise price of $1.60 per share; the Series B Warrant has an exercise price of $1.84 per share; and the Pre-Funded Warrant has an exercise price of $1.60 per share with $1.59 pre-funded at issuance leaving a nominal exercise price of $0.01 per share. We also agreed to reduce the exercise price of the 2022 Warrant to $2.00 per share.

Debt and Financing Arrangements

Upon the closing of the Molekule Merger on January 12, 2023, we assumed indebtedness under (1) a Loan and Security Agreement with SVB (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Senior Term Loan”) and, (2) a Mezzanine Loan and Security Agreement with SVB (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Mezzanine Term Loan”) and (3) a Facility Term Loan with Trinity (the “Facility Term Loan”). On May 31, 2023, we entered into the Seventh Loan Modification Agreement with SVB amend the Senior Term Loan and the Fourth Loan Modification Agreement amend the Mezzanine Term Loan to among other things, (1) extend the maturity date of the Senior Term Loan from April 1, 2026 to March 1, 2028, (2) defer principal payments under the Mezzanine Term Loan from April 1, 2024 to April 1, 2025, (3) revise the financial covenant requiring us to generate revenue of at least $50 million for the year ended December 31, 2023 (in both the Senior Term Loan and Mezzanine Term Loan) to require us to generate revenue of at least $50 million for the twelve months ended March 31, 2024 and (4) modify the covenant requiring us to maintain all deposit accounts with SVB (in both the Senior Term Loan and Mezzanine Term Loan) to allow us to hold up to two deposit accounts at other financial institutions, so long as the balance of such accounts taken together does not exceed $1,000,000. The amendment of the Mezzanine Term Loan to defer principal payments and the amendment of the Senior Term Loan to extend the maturity date collectively result in a deferral of approximately $6.1 million of principal payments through March 31, 2025.

Senior Term Loan. In June 2016, Legacy Molekule entered into a Loan and Security Agreement with SVB. As of March 31, 2023, the outstanding principal balance under the Senior Term Loan was $4.4 million. The Senior Term Loan bears interest at an annual rate equal to the greater of (x) the Prime Rate plus 1% or (y) 4.25%. As of March 31, 2023, the interest rate was 4.25% per year. The Senior Term Loan matures in March 2028 (recently amended from April 2026). Interest is payable monthly in arrears. The principal is repayable in 36 equal monthly installments beginning on May 1, 2023. The Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants (including financial covenants), events of default and termination provisions. The financial covenants include requirements to maintain a minimum cash balance of $2.0 million and an annual revenue target of $50.0 million for the 12 months ended March 31, 2024. Revenue targets for periods occurring after December 31, 2023 shall be mutually agreed by us and SVB. We are also required to maintain our primary operating and other deposit accounts and securities accounts (other than two accounts) with SVB and its affiliates.

Mezzanine Term Loan. In March 2021, Legacy Molekule entered into a Mezzanine Loan and Security Agreement with SVB, pursuant to which SVB issued to Legacy Molekule a $30.0 million mezzanine term loan, consisting of a Mezzanine Term Loan A tranche of $15.0 million and a Mezzanine Term Loan B tranche of $15.0 million. As of March 31, 2023, the outstanding principal balance under the Mezzanine Term Loan was $30 million. The Mezzanine Term Loan bears interest at a floating rate per annum equal to the greater of (x) the Prime Rate plus 6.00% or (y) 9.25%. As of March 31, 2023, the interest rate was 9.25% per year. The Mezzanine Term Loan A tranche matures in March 2027 and the Mezzanine Term Loan B tranche matures in March 2028. Interest is payable monthly in arrears. The principal of the Mezzanine Term Loan A tranche is repayable in 36 equal monthly installments beginning on April 1, 2025 (recently amended from April 1, 2024). The principal of the Mezzanine Term Loan B Tranche is repayable in 36 equal monthly installments beginning on April 1, 2025. The Mezzanine Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants (including financial covenants), events of default and termination provisions. The financial covenants include requirements to maintain a minimum cash balance of $2.0 million and an annual revenue target of $50.0 million for the 12 months ended March 31, 2024. Revenue targets for periods occurring after December 31, 2023 shall be mutually agreed by us and SVB. We are also required to maintain all of our deposit accounts (other than two accounts), the cash collateral account and excess cash with SVB and its affiliates.

Facility Term Loan. In June 2020, Legacy Molekule entered into a Facility Term Debt Agreement with Trinity in order to obtain lease financing related to funding the build out of our filter manufacturing plant. We became a co-lessee under this agreement upon the closing of the Molekule Merger. Legacy Molekule drew down $2.9 million in June 2020, $0.6 million in September 2020, $0.9 million in December 2020 and $0.5 million in August 2021. Principal and interest are paid monthly with the principal being repaid in equal monthly installments from the month after the amount was drawn until April 1, 2026, with the last two months’ payments having been made at the inception of each loan. At the end of the term, Trinity also requires us to pay down an additional 10% of the total term draw down amount, which results in an additional payment of $0.4 million in total for all the draws. This additional payment is being accreted to the total outstanding amount over the term of the Facility Term Loan and resulted in an incremental $0.3 million of long-term debt to Trinity as of March 31, 2023. As of March 31, 2023, the outstanding principal balance under the Facility Term Loan was $2.4 million. The Facility Term Loan contains customary representations and warranties, affirmative and negative covenants and event of default provisions.

Aura Indebtedness. Upon the Closing, Molekule will guarantee Aura’s obligations under its loan agreement with Bank Mizrahi, which consists of a short-term line of credit and a term loan. As a condition to the Aura Lender Consent, the short-term line of credit was reduced from a maximum of $2.0 million to $1.0 million and $1.3 million of the term loan was repaid by Aura, reducing the principal amount of the term loan to $2.7 million. As a further condition to the Aura Lender Consent, Molekule agreed to provide an unsecured guarantee of Aura’s repayment obligations under the loan agreement up to a maximum amount of $3.38 million, to be effective upon the Closing. Effective upon the Closing, the term loan will be designated as a new term loan bearing interest at the monthly Term SOFR plus 7.75%. Principal on the new term loan will be payable in 24 equal monthly installments commencing at the end of the 36-month period following the Closing. Interest on the new term loan is payable monthly commencing one month from the Closing. Molekule’s guarantee of Aura’s obligations under the loan agreement will be subordinate to Molekule’s payment obligations under its debt agreements with SVB.

Future Funding Requirements and Outlook

On February 1, 2021, we entered into a lease with Garden Bio Science Partners, LLC, an entity controlled by the chair of our board of directors, with a term of ten years at an annual base rent of $260,000, subject to escalation of 2.5% on an annual basis. As of March 31, 2023, the future minimum lease payments under this arrangement are approximately $2,385,000.

We have incurred operating losses each year since our inception. These losses are expected to continue through at least the end of 2023 because we plan to continue to make investments to develop and market our products and to establish our consumables and service business. We also expect to continue to incur increased costs to comply with corporate governance, internal controls and similar requirements applicable to public companies.

For the year ended December 31, 2022, we incurred a net loss of $6,168,931 and net loss from operating activities was $10,638,912, and at December 31, 2022, our accumulated deficit was $7,916,791. In addition, we incurred a net loss of $9,933,406. Our net cash used in operating activities was $16,044,027 for the quarterly period ended March 31, 2023. In addition, our accumulated deficit was $17,850,199 at March 31, 2023. Our recurring losses from operations, recurring cash used in operating activities, accumulated deficit, expected working capital needs to fund our combined operations and new debt obligations as a result of the acquisition of Legacy Molekule in January 2023 raise substantial doubt about our ability to continue as a going concern. Our ability to fund our operations is dependent upon management’s plans, which include raising capital, managing costs and generating sufficient revenues to offset costs. There can be no assurances that we will be able to secure any such additional financing on acceptable terms and conditions, or at all. Accordingly, management has concluded there is substantial doubt as to our ability to continue as a going concern within one year after the date the financial statements are issued.

The design, manufacture, sale, marketing and servicing of our devices and other products is capital-intensive. We will require substantial additional capital to continue to develop our products and services, conduct research and development and fund operations for the foreseeable future. We will need to raise additional capital to scale our manufacturing, roll out other future products or services, and also to continue to offer our devices and any services relating to those products. In particular, we are especially focused on developing new devices, SaaS solutions, advanced sensor technology and smart building integrations and IoT devices, which will require additional capital. In addition, we may need to raise funds to finance future capital needs, such as making principal and interest payments under our loan agreements. Moreover, if we continue to pursue an acquisition strategy, we may need to raise incremental capital in order to finance the purchase price to be paid to target stockholders for any cash consideration.

Over the long-term, we will continue to have significant capital requirements, and expect to devote resources to grow our operations. Moreover, if we pursue an acquisition strategy, we may need to raise incremental capital in order to finance the purchase price to be paid to target stockholders. As a result of these funding requirements, we will likely need to obtain additional financing by engaging in debt and/or equity offerings or seeking additional borrowings. To the extent that we raise additional capital through the sale of convertible debt or equity securities, or pay for acquisitions in whole or in part with the issuance of equity securities (either as merger consideration or to finance the cash portion of merger consideration), the ownership interests of our common stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. The availability of debt financing or equity capital will depend upon our financial condition and results of operations as well as prevailing market conditions.

Inflation

Inflation has adversely affected our business, and we expect this to continue through the end of 2023. We have been and expect to continue to be negatively impacted by increased component and logistics costs. In addition, our cost of labor and materials may increase, which would negatively impact our business and financial results. Alternatively, deflation may cause a deterioration of global and regional economic conditions, which could impact unemployment rates and consumer discretionary spending. These, and other factors that may increase the risk of significant deflation, could negatively impact our business and results of operations.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our condensed financial statements, which we have prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The preparation of the financial statements in accordance with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts and related disclosures. We evaluate these estimates, judgments and methodologies on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe are reasonable. Our actual results could differ from those estimates.

Our significant accounting policies are more fully described in Note 2. Summary of Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this prospectus. We believe that the accounting policies are critical for fully understanding and evaluating our financial condition and results of operations.

LEGACY MOLEKULE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “Legacy Molekule,” “we,” “us,” “our” or the “Company” refer to Legacy Molekule together with its subsidiaries prior to the consummation of the Molekule Merger. The following discussion and analysis should be read in conjunction with Legacy Molekule’s audited consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations and estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Impact of COVID-19 and Other World Events

The COVID-19 pandemic disrupted Legacy Molekule’s third-party manufacturers and supply chain, and therefore its ability to fulfill orders for its products, which resulted in a continuing negative impact on its operating results. Through December 31, 2022, Legacy Molekule continued to experience various supply chain constraints due to the pandemic, such as significant delays in receiving international shipments of its air purifiers, which could lead to delays in shipment of products to customers.

General economic and political conditions such as recessions, rising interest rates, fuel prices and inflation, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism (including, for example, the ongoing military conflict between Ukraine and Russia and the economic sanctions related thereto), have added uncertainty in the timing of customer orders and customer demand for Legacy Molekule’s products and contributed to supply chain constraints, each of which ultimately impacted its profitability. Uncertain economic conditions affected customers’ discretionary income and willingness to purchase Legacy Molekule’s air purifiers during 2022, which impacted its net revenue. These economic conditions may continue to affect sales and net revenues.

Components of Results of Operations

Net Revenue

Net revenue is primarily derived from sales of the Air Mini+ and Air Pro air purifiers and related products. Legacy Molekule also provides replacement filters for these products on a subscription basis or through as-needed single purchases. Legacy Molekule primarily sells products through two channels: business-to-consumer sales and B2B sales, with the business-to-consumer sales making up approximately 79% and 75% of total sales in 2022 and 2021, respectively. Legacy Molekule’s net revenue takes into account the impact of sales returns, taxes, discounts and allowances on their air purifiers and related products.

Cost of Revenue

Cost of revenue consists of product costs, including: costs of contract manufacturers for production; shipping and handling, as well as duties and fees; changes in commodity prices; warranty replacement; packaging and fulfillment costs; equipment depreciation; warehousing, hosting and write-downs of excess and obsolete inventory; certain allocated costs related to management, facilities and personnel-related expenses; and other expenses associated with supply chain logistics.

Gross Profit

Gross profit is net revenue less cost of revenue. Gross profit varies from period to period due to the mix of products sold to customers, new product introductions, the mix of sales channels and efforts to optimize operational costs. Other factors affecting gross profit include changes to freight and material cost, as well as increased promotional discounting.

Operating Expenses

Operating expenses consist primarily of general, administrative and research and development (“R&D”) expenses, sales, marketing and advertising expenses and restructuring and other impairment charges. General, administrative and R&D expenses are the most significant component of operating expenses.

General, administrative and R&D expenses - General, administrative and R&D expenses consist primarily of personnel-related costs for employees engaged in these activities, as well as e-commerce platform fees and rent and office-related expenses.

Sales, marketing and advertising expenses - Sales, marketing and advertising expenses consist primarily of digital and other advertising and marketing expenses associated with promoting products and services.

Restructuring and other impairment charges - From time to time, Legacy Molekule recognizes restructuring charges in connection with certain exit and disposal activities, including for employee termination costs, long-lived asset impairment and other exit-related costs. Legacy Molekule had no restructuring and other impairment charges for the year ended December 31, 2022. During the year ended December 31, 2021, Legacy Molekule’s restructuring and other impairment charges primarily related to the discontinuance of the Air and Air Mini Basic purifier models and a one-time employee severance charge from a reduction in workforce. Refer to Note 14 to Legacy Molekule’s audited consolidated financial statements included elsewhere in this prospectus for additional information.

Other Income (Expense)

Other income (expense) consists primarily of other income, other expense and interest expense. Interest expense is the most significant component of Legacy Molekule’s other income (expense).

Other income primarily consists of income from grants from the U.S. Department of Defense.

Other expense primarily consists of local and state sales tax.

Interest expense primarily consists of interest incurred under outstanding debt.

Income Taxes

Provision for income taxes consists of an estimate of federal and state income taxes based on enacted federal and state tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. Due to the level of historical losses, Legacy Molekule recorded a valuation allowance to fully offset the U.S. federal and state deferred tax assets, because we cannot conclude that it is more likely than not that these future benefits will be realized. We do not believe that there is objectively verifiable evidence that the improvement in Legacy Molekule’s results of operations is sustainable to support the release of the remaining valuation allowance.

Results of Operations

Comparison of Years Ended December 31, 2022 and 2021

The following table summarizes Legacy Molekule’s results of operations for each of the periods presented:

	Year Ended December 31,
	2022	2021	Change
			$	%
Net revenue	$48,028,194	$76,052,125	(28,023,931)	(36.8)
Cost of revenue	(32,476,891)	(51,508,445)	(19,031,554)	(36.9)
Gross profit	15,551,303	24,543,680	(8,992,377)	(36.6)
Operating expenses
General, administrative, research and development	38,948,195	58,767,236	(19,819,041)	(33.7)
Sales, marketing and advertising	9,389,376	23,031,279	(13,641,903)	(59.2)
Restructuring and other impairment charges	—	4,745,057
Total operating expenses	48,337,571	86,543,572	(38,206,001)	(44.1)
Operating loss	(32,786,268)	(61,999,892)	(29,213,624)	(47.1)
Other income (expense)
Other income	35,510,107	891,167	34,618,940	3,884.7
Other expense	(159,645)	(143,982)	(15,663)	10.9
Interest expense	(4,116,425)	(2,899,760)	1,216,665	42.0
Total other expense	31,234,037	(2,152,575)	33,386,612	(1,551.0)
Loss, before income tax provision	(1,552,231)	(64,152,467)	(62,600,236)	(97.6)
Income tax provision	—	—	*	*
Net loss	$(1,552,231)	$(64,152,467)	62,600,236	97.6
*	Percentage is not meaningful.

Net Revenue

Net revenue decreased by $28.0 million from $76.1 million for the year ended December 31, 2021 to $48.0 million for the year ended December 31, 2022. The decrease was primarily due to a slowdown in purifier sales on Legacy Molekule’s direct-to-consumer website, which we believe was a result of macroeconomic conditions negatively impacting prospective customers’ willingness to purchase Legacy Molekule’s air purifiers. In addition, the decrease was also due to having sales to distributors in Japan and Korea during the year ended December 31, 2021, which did not recur during the year ended December 31, 2022 as a result of exiting those markets.

Cost of Revenue

Cost of revenue decreased by $19.0 million from $51.5 million for the year ended December 31, 2021 to $32.5 million for the year ended December 31, 2022. The decrease was proportionate to and primarily due to the decrease in sales of products during the year ended December 31, 2022.

General, administrative, research and development

General, administrative, research and development expenses decreased by $19.8 million from $58.8 million for the year ended December 31, 2021 to $38.9 million for the year ended December 31, 2022. The decrease was primarily due to a decrease in payroll expenses as a result of lower average headcount during the year ended December 31, 2022.

Sales, marketing and advertising

Sales, marketing and advertising expenses decreased by $13.6 million from $23.0 million for the year ended December 31, 2021 to $9.4 million for the year ended December 31, 2022. The decrease was primarily due to decreased spend with digital advertising platforms.

Restructuring and other impairment charges

Legacy Molekule had no restructuring and other impairment charges for the year ended December 31, 2022 as compared to $4.7 million for the year ended December 31, 2021. The restructuring and other impairment charges during the year ended December 31, 2021 were related to the discontinuance of the Air and Air Mini Basic product line.

Other Income

Other income increased by $34.6 million from $0.9 million for the year ended December 31, 2021 to $35.5 million for the year ended December 31, 2022. The increase was primarily driven by fair value remeasurements of Legacy Molekule’s Simple Agreements for Future Equity (“SAFEs”), which were remeasured immediately prior to settlement in May 2022, and the issuance of Legacy Molekule Series 2 Preferred Stock also in May 2022, for which the fair values declined by $19.9 million and $14.9 million, respectively, during the year ended December 31, 2022.

Interest Expense

Interest expense increased by $1.2 million from $2.9 million for the year ended December 31, 2021 to $4.1 million for the year ended December 31, 2022. The increase was primarily due to an increase in interest rates during the year ended December 31, 2022.

Net Income (Loss)

Net loss decreased by $62.6 million from $64.2 million for the year ended December 31, 2021 to a net income of $1.6 million for the year ended December 31, 2022 due to the factors described above.

Liquidity and Capital Resources

Sources of Liquidity and Funding Requirements

Legacy Molekule incurred operating losses and operating cash outflows in 2022 and 2021 and had an accumulated deficit as of December 31, 2022. From incorporation, Legacy Molekule financed its operations, capital expenditures and working capital needs through the issuance of convertible redeemable preferred stock, SAFEs and debt financing.

In order to address its cash needs, during 2022, Legacy Molekule issued shares of Series 1 Preferred Stock and Series 2 Preferred Stock in a series of offerings, generating aggregate gross proceeds of approximately $30.0 million as described under “— Preferred Stock” below. In addition, in order to support its strategy and build a sustainable organization, Legacy Molekule implemented certain structural changes to restructure its business during 2021. We evaluated Legacy Molekule’s financial condition as of December 31, 2022 and determined there was substantial doubt about its ability to continue as a going concern.

Legacy Molekule will require additional funds to respond to business challenges and opportunities, including the need to provide working capital, develop new features or enhance its products, expand its manufacturing capacity, improve its operating infrastructure or acquire complementary businesses and technologies. Accordingly, we expect to engage in equity or debt financings to secure additional funds.

Preferred Stock

In order to address its cash needs, in May 2022, the Legacy Molekule board of directors and stockholders approved a capital raise that authorized Legacy Molekule to issue up to $40.0 million of shares of Series 1 Preferred Stock at a per share purchase price of $0.3889. The capital raise resulted in a 10:1 reverse stock split of Legacy Molekule’s then outstanding shares of common stock. Additionally, each ten shares of Legacy Molekule’s then outstanding shares of preferred stock were also concurrently converted into one share of Legacy Molekule common stock. The reverse stock split was effected without a change in the par value of the shares. Legacy Molekule completed the initial closing of the capital raise through the sale and issuance of 57,084,078 shares of Series 1 Preferred Stock for a total consideration of approximately $22.2 million in May 2022. As a result of this capital raise, all of the SAFEs outstanding were immediately converted into an aggregate of 20,571,841 shares of Legacy Molekule common stock. In August 2022, Legacy Molekule closed an additional sale and issuance of 7,230,189 shares of Series 1 Preferred Stock and Series 2 Preferred Stock for total consideration of approximately $2.8 million.

On December 2, 2022, Legacy Molekule consummated a rights offering, resulting in the sale and issuance of 17,999,484 shares of Legacy Molekule Series 1 Preferred Stock for total consideration of approximately $7.0 million, with Foundry purchasing 16,553,000 shares of Legacy Molekule Series 1 Preferred Stock for a purchase price of $6.4 million.

Debt and Financing Arrangements

See the section entitled “Molekule’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Sources of Liquidity and Funding Requirements — Debt and Financing Arrangements” for a discussion of Legacy Molekule’s debt and financing arrangements.

Critical Accounting Policies and Estimates

This discussion and analysis of Legacy Molekule’s financial condition and results of operations is based upon Legacy Molekule’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. We evaluated the development and selection of Legacy Molekule’s critical accounting policies and estimates and believe that the following involve a higher degree of judgement or complexity and are most significant to reporting Legacy Molekule’s results of operations and financial position and are therefore discussed as critical. The following critical accounting policies reflect the significant estimates and judgements used in the preparation of Legacy Molekule’s consolidated financial statements. Actual results could differ materially from those estimates and assumptions, and those differences could be material to Legacy Molekule’s consolidated financial statements. For information on Legacy Molekule’s significant accounting policies, refer to Note 2 - Summary of Significant Accounting Policies to Legacy Molekule’s audited consolidated financial statements included elsewhere in this prospectus.

Revenue

Legacy Molekule primarily sells its products through two channels: business-to-consumer sales and B2B sales. Legacy Molekule generates substantially all its revenue from sales contracts with customers. While Legacy Molekule enters into separate sales contracts with each customer, all sales contracts are similarly structured. These contracts create an obligation to transfer the product to the customer. The air purifiers and filters are separate performance obligations. The transaction price is allocated to filters based upon the standalone sales price. The transaction price allocated to an air purifier is estimated based on the residual method, as the air purifiers do not have an established standalone sales price and are never sold without filters.

All performance obligations are satisfied within one year; therefore, costs to obtain contracts are expensed as incurred. There is no financing component because we expect, at a contract’s inception, the period between when the product is transferred to the customer and when the customer pays for the product will be less than one year; Legacy Molekule is entitled to payment at point of sale. Legacy Molekule defines net revenues as revenues, net of sales returns, taxes, discounts and allowances. Sales terms allow for the right of return, and Legacy Molekule recorded a related reserve based on historical as well as post-year end activity. Customers may, for any reason, return the product within 30 days for a full refund, excluding shipping charges. Legacy Molekule established a liability for expected returns representing the amount of consideration it did not expect to be entitled to because it will be refunded to customers. The refund liability is remeasured at each reporting date to reflect changes in the estimate, with a corresponding adjustment to revenue.

Legacy Molekule satisfies the performance obligations and records revenues when transfer of control has passed to the customer, based on the terms of sale. A customer is considered to have control once they are able to direct the use and receive substantially all of the benefits of the product. For all domestic sales and sales made in Canada, Legacy Molekule determines that a customer obtains control of the product upon shipment. For all sales to customers in Japan and South Korea, Legacy Molekule determines that a customer obtains control of the product when the product has cleared customs. This is when the title of the product and risk of loss transfers to the customer.

Sales taxes collected from customers are not recorded within revenue and are remitted to the taxing authorities periodically. Shipping and handling are recorded in revenue and cost of revenue in Legacy Molekule’s consolidated statement of operations and are charged to customers at varying rates.

Stock-Based Compensation

Legacy Molekule’s stock-based awards consisted of restricted stock awards and stock options. For stock-based awards issued to employees and non-employees, Legacy Molekule measures the estimated fair value of the stock-based award on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Legacy Molekule issued stock-based awards with only service-based vesting conditions and recorded the expense for these awards using the straight-line method. Legacy Molekule did not issue any stock-based awards with market-based vesting conditions. Legacy Molekule accounted for forfeitures as they occurred. Legacy Molekule classified stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s cash compensation costs are classified.

The fair value of each restricted stock award was determined based on the number of shares granted and the value of Legacy Molekule’s common stock on the date of grant.

Redeemable Convertible Preferred Stock

Legacy Molekule’s shares of preferred stock were assessed at issuance for classification as debt or equity and embedded features requiring bifurcation. Legacy Molekule presents outside of permanent equity any stock that: (i) it undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates, whether by operation of a sinking fund or otherwise; (ii) is redeemable at the option of the holders; or (iii) has conditions for redemption that are not solely within Legacy Molekule’s control. Shares of Legacy Molekule preferred stock were redeemable upon a “Deemed Liquidation Event,” which we determined was not solely within Legacy Molekule’s control and thus have classified the shares of preferred stock as temporary equity until such time as the conditions removed or lapsed.

Fair Value Measurements

Certain of Legacy Molekule’s assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable.

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Legacy Molekule’s Series 2 Preferred Stock, warrants and SAFEs are recorded at fair value and categorized as Level 3 instruments based upon the level of judgment associated with the inputs used to measure fair value. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risk inherent in the inputs to the model, as well as the probability of various exit, financing and dissolution scenarios.

Warrants

Freestanding warrants for shares of convertible redeemable preferred stock that have characteristics that require the warrants to be accounted for as a liability (“Liability Warrants”) are included in accrued expenses and other current liabilities on Legacy Molekule’s consolidated balance sheet. Liability Warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense). Warrant liability is adjusted for changes in fair value until the earlier of (x) the exercise or expiration of the underlying warrants or (y) the completion of an acquisition event, at which time all Liability Warrants will be exercised pursuant to a cashless exercise.

Freestanding warrants to purchase shares of Legacy Molekule common stock that have characteristics that require the warrants to be accounted for as equity (“Equity Warrants”) are included in additional paid in capital within stockholders’ equity. Equity Warrants are subject to valuation at issuance and do not get remeasured subsequently. The value of the warrants issued is kept until the exercise or expiration of the underlying warrants.

Income Taxes

Deferred tax assets and liabilities are determined on the basis of the differences between Legacy Molekule’s consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The likelihood that Legacy Molekule’s deferred tax assets will be recovered from future taxable income is assessed and a valuation allowance is established to the extent we believe, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized.

Uncertain tax positions are recognized in Legacy Molekule’s consolidated financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provision for income taxes includes the effects of any resulting tax reserve, or unrecognized tax benefits that are considered appropriate, as well as the related net interest and penalties.

Restructuring

Legacy Molekule recognizes restructuring charges related to plans to exit a product line, exit a market and to realign corporate cost structure. In connection with these activities, Legacy Molekule recognizes restructuring charges for employee termination costs, long-lived asset impairment and other exit-related costs. A restructuring charge is assessed by the management team based upon certain quantitative and qualitative factors and material changes to the manner in which Legacy Molekule’s business is conducted, and such factors include headcount reduction, product discontinuance revenue impact and market impact.

Refer to Note 14 to Legacy Molekule’s audited consolidated financial statements included elsewhere in this prospectus for further discussion of restructuring activities.

PRINCIPAL STOCKHOLDERS OF MOLEKULE

The following table and notes thereto set forth certain information with respect to the beneficial ownership of Molekule Common Stock as of May 15, 2023, except as otherwise noted, by: (i) each person who is known to Molekule to beneficially own more than 5% of the outstanding shares of Molekule Common Stock; (ii) each of Molekule’s named executive officers; (iii) each of Molekule’s directors; and (iv) all of Molekule’s executive officers and directors as a group.

Except as otherwise indicated, each stockholder named below has sole voting and investment power with respect to the shares of Molekule Common Stock beneficially owned. Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Molekule Group, Inc., 10455 Riverside Drive, Palm Beach Gardens, FL 33410. As of May 15, 2023, there were 34,002,750 shares of Molekule Common Stock outstanding. In computing the number of shares of Molekule Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Molekule Common Stock issuable upon settlement of Molekule RSUs held by that person that are currently vested or that vest within 60 days of May 15, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Foundry Group Next, L.P.(1)	7,217,710	21.2%
Armistice Capital Master Fund Ltd.(2)	3,400,000	9.9%
Entities associated with Crosslink(3)	2,355,290	6.9%
Entities associated with Uncork Capital(4)	1,702,824	5.0%
Named Executive Officers and Directors
Amin J. Khoury, PhD (Hon)(5)	4,130,790	12.1%
David Helfet, M.D.(6)	787,735	2.3%
Mark Krosney	256,728	*
Michael Senft(7)	70,515	*
Thomas P. McCaffrey(8)	218,360	*
Heather Floyd(9)	31,852	*
Timothy J. Scannell(10)	30,763	*
Stephen M. Ward, Jr.(11)	—	—
Brad Feld(1)	7,217,710	21.2%
Jason DiBona(12)	189,482	*
Ryan Tyler(13)	140,495	*
Directors and executive officers as a group (12 persons)(14)	13,295,267	39.8%

*	Less than one percent.
(1)	Based solely on information reported in a Schedule 13D, filed with the SEC on January 23, 2023 by Foundry Group Next, L.P. (“Foundry”). As reported in such filing, Foundry has shared voting power with respect to 7,217,710 shares and shared dispositive power with respect to 7,217,710 shares. Foundry is the holder of the shares of Molekule Common Stock reported therein, and each of (i) Foundry’s general partner, FG Next GP, L.L.C. (“Foundry GP”), and (ii) Brad Feld, as managing director of Foundry GP, may be deemed to be indirect beneficial owners of such shares. Foundry GP and Brad Feld disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The principal business address of Foundry is 645 Walnut St., Boulder, CO 80306. Following the closing of the Molekule Merger, Brad Feld received a one-time initial grant of 92,000 Molekule RSUs, which is excluded as they do not vest within 60 days of May 15, 2023.
(2)	The shares of Molekule Common Stock reported herein are held by the Armistice Capital Master Fund Ltd. (the “Master Fund”) and may be deemed to be indirectly beneficially owned by (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund, and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. Excludes

13,725,000 shares issuable upon the exercise of the 2023 Warrants and the 2022 Warrant, which are all subject to beneficial ownership limitations that prohibit the Master Fund from exercising any of the 2023 Warrants or the 2022 Warrant if such exercise would result in the Master Fund beneficially owning a number of shares of Molekule Common Stock that would exceed 4.99% of the then outstanding Molekule Common Stock following such exercise, excluding for purposes of such determination shares of Molekule Common Stock issuable upon exercise of the warrants that have not been exercised. The principal business address of the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3)	Based solely on information provided by Crosslink. Consists of the aggregate holdings of Molekule Common Stock of: (i) Crosslink Crossover Fund VII, L.P. (“Crossover VII”); (ii) Crosslink Crossover Fund VIII, L.P. and Crosslink Crossover Fund VIII-B, L.P. (collectively, the “Crossover VIII Funds”); (iii) Crosslink Endeavour Fund I, L.P. (“Crosslink Endeavour”); (iv) Crosslink Ventures VII, L.P. and Crosslink Ventures VII-B, L.P. (collectively, the “Crosslink Ventures Funds”); and (v) Crosslink Bayview VII, L.L.C. Crosslink Capital, Inc. (“Crosslink, Inc.”) serves as the investment adviser of the Crosslink Ventures Funds, Crosslink Bayview VII, L.L.C., Crossover VII and the Crossover VIII Funds and has shared voting and investment control over the shares held by such entities and may be deemed to beneficially own the shares held by such entities. Crosslink LLC serves as the investment adviser of Crosslink Endeavour and has shared voting and investment control over the shares held by such entity and may be deemed to beneficially own the shares held by such entity. Crossover Fund VII Management, L.L.C., the general partner of Crossover VII, may be deemed to beneficially own the shares held by such entity. Crossover Fund VIII Management, L.L.C., the general partner of the Crossover VIII Funds, may be deemed to beneficially own the shares held by such entities. Endeavour I Holdings, L.L.C., the general partner of Crosslink Endeavour, may be deemed to beneficially own the shares held by such entity. Crosslink Ventures VII Holdings, L.L.C., the general partner of the Crosslink Ventures Funds, may be deemed to beneficially own the shares held by such entities. Crosslink Ventures VII Holdings, L.L.C., the manager of Crosslink Bayview VII, LLC, may be deemed to beneficially own the shares held by such entity. Michael J. Stark is the control person of Crosslink Inc. In that capacity, he shares voting and dispositive power over the shares held by Crossover VII, the Crossover VIII Funds, the Crosslink Ventures Funds and Crosslink Bayview VII, L.L.C. and may be deemed to beneficially own the shares held by such entities. Michael J. Stark, David R. Silverman and Eric J. Chin are the control persons of Crosslink LLC, and in that capacity, they share voting and dispositive power over the shares held by Crosslink Endeavour and may be deemed to beneficially own the shares held by such entity. Crosslink Inc. and Crosslink LLC are related entities and may constitute a group with respect to the reported shares. Those entities and their control persons may be deemed to beneficially own the shares held by Crossover VII, the Crossover VIII Funds, the Crosslink Ventures Funds, Crosslink Bayview VII, L.L.C. and Crosslink Endeavour. The aforementioned general partners, Michael J. Stark, David R. Silverman and Eric Chin disclaim beneficial ownership of the reported shares except to the extent of their respective pecuniary interests therein. The principal business address of the foregoing persons is 2180 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(4)	Based solely on information reported in a Schedule 13G filed with the SEC on January 23, 2023 by Uncork Plus II, L.P. (“Uncork Plus II”), SoftTech VC IV, L.P. (“SoftTech IV”), SoftTech VC Plus, L.P. (“SoftTech Plus”), Uncork Plus II GP, L.L.C. (“Uncork Plus II GP”), SoftTech VC IV, L.L.C. (“SoftTech IV GP”), SoftTech VC Plus, L.L.C. (“SoftTech Plus GP”), Jean-Francois Clavier (“Clavier”) and Andrew McLoughlin (“McLoughlin”). As of January 12, 2023, Uncork Plus II held 360,098 shares, SoftTech IV held 1,044,584 shares, and SoftTech Plus held 298,142 shares. SoftTech IV GP is the general partner of SoftTech IV and may be deemed to have sole power to vote and sole power to dispose of shares directly owned by SoftTech IV. Clavier is the managing member of SoftTech IV GP and may be deemed to have sole power to vote and power to dispose of shares directly owned by SoftTech IV. SoftTech Plus GP is the general partner of SoftTech Plus and may be deemed to have sole power to vote and sole power to dispose of shares directly owned by SoftTech Plus. Clavier is the managing member of SoftTech Plus GP and may be deemed to have sole power to vote and power to dispose of shares directly owned by SoftTech Plus. Uncork Plus II GP is the general partner of Uncork Plus II and may be deemed to have sole power to vote and sole power to dispose of shares directly owned by Uncork Plus II. Clavier and McLoughlin are managing members of Uncork Plus II GP and may be deemed to have shared power to vote and shared power to dispose of shares directly owned by Uncork Plus II. The principal business address of the foregoing persons is Jean-Francois Clavier, 500 2nd Street Floor 3, San Francisco, California 94107.
(5)	Includes 32,653 shares underlying vested Molekule RSUs that have not yet settled and excludes 715,306 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.
(6)	Includes 28,145 shares underlying vested Molekule RSUs that have not yet settled and excludes 56,291 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.

(7)	Includes 32,653 shares underlying vested Molekule RSUs that have not yet settled and excludes 65,306 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.
(8)	Includes 31,852 shares underlying vested Molekule RSUs that have not yet settled and excludes 63,703 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023. Does not include 186,509 shares held by the 2012 McCaffrey Family Trust.
(9)	Includes 31,852 shares underlying vested Molekule RSUs that have not yet settled and excludes 63,703 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.
(10)	Excludes 30,763 shares underlying Molekule RSUs that have not yet settled and excludes 61,526 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.
(11)	Excludes 92,000 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.
(12)	Includes 74,482 shares underlying vested Molekule RSUs that have not yet settled and excludes 481,768 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.
(13)	Includes 80,495 shares underlying vested Molekule RSUs that have not yet settled and excludes 544,505 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.
(14)	Includes 563,732 shares underlying vested Molekule RSUs that have not yet settled and excludes 2,715,271 shares underlying Molekule RSUs that do not vest within 60 days of May 15, 2023.

PRINCIPAL SHAREHOLDERS OF AURA

The following table and notes thereto set forth certain information with respect to the beneficial ownership of Aura Ordinary Shares as of May 15, 2023, except as otherwise noted, by: (i) each person who is known to Aura to beneficially own more than 5% of the Aura Ordinary Shares outstanding; (ii) each of Aura’s executive officers; (iii) each of Aura’s directors; and (iv) all of Aura’s executive officers and directors as a group.

Except as otherwise indicated, each shareholder named below is believed to have sole voting and investment power with respect to the Aura Ordinary Shares beneficially owned. Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Aura Smart Air Ltd., 86 Yigal Alon St., Tel Aviv, 6789116, Israel. As of May 15, 2023, there were 25,227,165 Aura Ordinary Shares outstanding. In computing the number of Aura Ordinary Shares beneficially owned by a person and the percentage ownership of that person, all Aura Ordinary Shares issuable through the exercise of Aura Stock Options or warrants and vesting of Aura restricted stock awards (“Aura RSAs”) held by that person that are currently exercisable or vested or that will become exercisable or vest within 60 days of May 15, 2023 are deemed to be outstanding. These shares outstanding are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person.

		Percentage of
	Shares	Shares
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned
5% Shareholders
Anfield Ltd.(1)	1,330,025	5.3%
Highroad Ltd.(2)	1,325,610	5.3%
Executive Officers and Directors
Yuval Bronstein(3)	412,898	1.6%
Aviad Shnaiderman(4)	4,673,644	18.4%
Eldar Shnaiderman(5)	4,673,644	18.4%
Aviram Nissan, Ph.D.(6)	124,030	*
Amir Gil	—	—
Alon Granot	—	—
Dganit Palti	—	—
Ofer Blumenfeld	197,460	*
Maya Peled	195,660	*
Nevo Ben-Shitrit(7)	267,902	1.1%
Roei Friedberg(8)	189,692	*
Bharad PV(9)	28,231
All Executive Officers and Directors as a Group (12 persons)(10)	10,763,161	42.7%

*	Less than one percent.
(1)	Jonathan Kolber has sole voting power over the Aura Ordinary Shares held by Anfield Ltd. and may be deemed to have beneficial ownership of all of these Aura Ordinary Shares. Mr. Kolber’s business address is 12 Abba Even Blvd, Herzliya, Israel 4672530.
(2)	As of May 15, 2023, HDE Engineering Ltd held 1,060,488 Aura Ordinary Shares and Eyal Hoffman held 265,122 Aura Ordinary Shares. Dov Hoffman is the general partner of HDE Engineering Ltd and may be deemed to have beneficial ownership of all of the Aura Ordinary Shares held by HDE Engineering Ltd. Mr. Dov Hoffman’s and Mr. E Hoffman’s business address is Ha-Aliya ha-Shinya St 43, Azor, Israel 5819001.
(3)	Includes 45,878 Aura Ordinary Shares underlying Aura RSAs that vest within 60 days of May 15, 2023 and excludes 137,633 Aura Ordinary Shares underlying Aura RSAs that do not vest within 60 days of May 15, 2023.
(4)	Includes 173,644 Aura Ordinary Shares underlying Aura Stock Options that are currently exercisable or that become exercisable within 60 days of May 15, 2023. Aviad Shnaiderman is the brother of Eldar Shnaiderman, Chief Technology Officer of Aura.

(5)	Includes 173,644 Aura Ordinary Shares underlying Aura Stock Options that are currently exercisable or that become exercisable within 60 days of May 15, 2023. Eldar Shnaiderman is the brother of Aviad Shnaiderman, Chief Executive Officer of Aura.
(6)	Includes 124,030 Aura Ordinary Shares underlying Aura Stock Options that are currently exercisable or that become exercisable within 60 days of May 15, 2023.
(7)	Includes 28,232 Aura Ordinary Shares underlying Aura Stock Options that are currently exercisable or that become exercisable within 60 days of May 15, 2023.
(8)	Includes 189,692 Aura Ordinary Shares underlying Aura Stock Options that are currently exercisable or that become exercisable within 60 days of May 15, 2023.
(9)	Includes 28,231 Aura Ordinary Shares underlying Aura Stock Options that are currently exercisable or that become exercisable within 60 days of May 15, 2023.
(10)	Includes 717,473 Aura Ordinary Shares underlying Aura Stock Options that are currently exercisable or that become exercisable within 60 days of May 15, 2023 and 45,878 Aura Ordinary Shares underlying Aura RSAs that vest within 60 days of May 15, 2023. Excludes 137,633 Aura Ordinary Shares underlying Aura RSAs that do not vest within 60 days of May 15, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Molekule Charter provides that no contract or transaction between Molekule and one or more of its directors or officers (including entities or other organizations in which one or more of its directors or officers have a financial interest) shall be void or voidable solely for that reason, or because such director or officer is present at, participates in or his or her vote is counted at the meeting where the contract or transaction is authorized, if (i) the material facts of the director’s or officer’s interest in the contract or transaction are disclosed to or known by the Molekule Board or committee thereof and the Molekule Board or the committee thereof in good faith authorizes the contract or transaction by an affirmative vote of a majority of the disinterested directors (even if less than a quorum), (ii) the material facts of the director’s or officer’s interest in the contract or transaction are disclosed to or known by the Molekule stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the Molekule stockholders, or (iii) the contract or transaction is fair to Molekule at the time that it is authorized, approved or ratified by the Molekule Board, a committee thereof or the Molekule stockholders.

The Molekule Board adopted a written policy pursuant to which the Molekule Audit Committee will be presented with a description of any related party transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of the Molekule Code of Ethics and Business Conduct, a copy of which is posted on Molekule’s website investors.molekule.com.

The policy generally provides that Molekule management will gather information with respect to actual or potential related party transactions and then present to the Molekule Audit Committee for approval any transaction with Molekule or any of its subsidiaries involving an amount that exceeds $120,000 in which the related person has or will have a direct or indirect interest. In determining whether to approve or ratify a related party transaction, Molekule expects the Molekule Audit Committee to consider the following: whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and the extent of the related party’s interest in the related party transaction. The policy also identifies certain types of transactions that the Molekule Board has pre-identified as not involving a direct or indirect material interest and are, therefore, not considered related party transactions for purposes of the policy.

Furthermore, under the Molekule Code of Ethics and Business Conduct, persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, the Chief Financial Officer. The Chief Financial Officer may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Executive Officer with a written description of the activity and seeking the Chief Executive Officer’s written approval. If the Chief Financial Officer is involved in the potential or actual conflict, the matter will instead be discussed directly with the Molekule Audit Committee. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Molekule Audit Committee.

Other than compensation arrangements, described below are transactions and series of similar transactions since January 1, 2022 to which Molekule was a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years; and
●	any of our directors, executive officers or holders of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Chairman, Dr. Khoury, owns 50% of the limited liability company that is the landlord for our corporate headquarters. Annual rent under our lease is $260,000, increasing 2.5% on each anniversary. The lease term is 10 years beginning from March 1, 2021. As of December 31, 2022, the Company’s remaining payments under the lease approximated $2,430,820.

Upon the completion of our IPO, we entered into a registration rights agreement with our Chairman and each of our other stockholders that held 10% or more of the outstanding shares of Molekule Common Stock upon completion of the IPO. On January 12, 2023, we amended and restated this registration rights agreement to include Crosslink and Foundry. The registration rights agreement provides (x) our Chairman, Crosslink Inc. and Foundry with “demand” registration and customary “piggyback” registration rights and (y) the other Molekule stockholders party to the registration rights agreement with customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act.

DESCRIPTION OF MOLEKULE CAPITAL STOCK

The following description of Molekule Common Stock is not complete and may not contain all the information you should consider before investing in Molekule Common Stock. This description is a summary of certain provisions contained in, and is qualified in its entirety by reference to, the Molekule Charter and the Molekule Bylaws.

Authorized Capital Stock

Under the Molekule Charter, our authorized capital stock consists of:

●	110,000,000 shares of Molekule Common Stock, par value $0.01 per share; and
●	11,000,000 shares of preferred stock, par value $0.01 per share.

The following is a description of the material terms of the Molekule Charter and the Molekule Bylaws. We refer you to the Molekule Charter and the Molekule Bylaws, copies of which have been filed with the SEC as exhibits to the Registration Statement of which this prospectus forms a part.

Molekule Common Stock

Dividend Rights. Subject to the rights, if any, of the holders of any outstanding series of our preferred stock, holders of Molekule Common Stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by the Molekule Board.

Voting Rights. Each holder of Molekule Common Stock is entitled to one vote per share on all matters on which Molekule stockholders are generally entitled to vote. The Molekule Charter does not provide for cumulative voting in the election of directors.

Liquidation. If we liquidate, dissolve or wind up our affairs, holders of Molekule Common Stock are entitled to share proportionately in our assets available for distributions to Molekule stockholders, subject to the rights, if any, of the holders of any outstanding series of our preferred stock.

Other Rights. Holders of Molekule Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

Under the Molekule Charter and subject to the limitations prescribed by law, the Molekule Board may issue our preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. See “— Anti-Takeover Effects of Provisions of the Molekule Charter and the Molekule Bylaws.”

When and if we issue any shares of preferred stock, the Molekule Board will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular preferred stock series.

Dividends

We have not paid any cash dividends on shares of Molekule Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be within the discretion of the Molekule Board. It is the current intention of the Molekule Board to retain all earnings, if any, for use in our business operations, and accordingly, the Molekule Board does not anticipate declaring any dividends in the foreseeable future.

2022 Warrant

On June 29, 2022, we issued a warrant to purchase up to 1,500,000 shares of Molekule Common Stock at an exercise price of $11.00 per share. The 2022 Warrant must be exercised on or prior to 5:00 p.m. on July 21, 2027. The warrantholder has contractually agreed to restrict its ability to exercise the warrant if the number of shares of Molekule Common Stock held by the warrantholder and its affiliates after such exercise would exceed 4.99% of the then issued and outstanding shares of Molekule Common Stock. The warrantholder may increase or decrease this limitation upon notice to the Company, but in no event will any such limitation exceed 9.99%.

On May 3, 2023, the Company and the warrantholder agreed to amend the 2022 Warrant. The amendment to the 2022 Warrant reduces the exercise price of the 1,500,000 outstanding warrants owned by the warrantholder to $2.00 per share.

2023 Warrants

On May 5, 2023, we issued (i) a Series A Warrant to purchase up to 3,125,000 shares of Molekule Common Stock, (ii) a Series B Warrant to purchase up to 6,250,000 shares of Molekule Common Stock and (iii) a Pre-Funded Warrant to purchase up to 2,850,000 shares of Molekule Common Stock. The Series A Warrant has an exercise price of $1.60 per share; the Series B Warrant has an exercise price of $1.84 per share; and the Pre-Funded Warrant has a purchase price of $1.59 per share and a nominal exercise price. The Series A Warrant, Series B Warrant and a portion (175,000 shares) of the Pre-Funded Warrant are not exercisable until 20 calendar days following the mailing of an information statement to the Company’s stockholders. The Pre-Funded Warrant (other than the 175,000 shares) was exercisable upon issuance. The Series A Warrant will terminate eight months after it becomes exercisable. The Series B Warrant and the Pre-Funded Warrant will terminate five years after they become exercisable. The warrantholder has contractually agreed to restrict its ability to exercise the Series A Warrant and Series B Warrant if the number of shares of Molekule Common Stock held by the warrantholder and its affiliates after such exercise would exceed 4.99% of the then issued and outstanding shares of Molekule Common Stock (or, if such cap is increased at the warrantholder’s election, 9.99% of the Molekule Common Stock after giving effect to such exercise).

Our Transfer Agent

The registrar and transfer agent for Molekule Common Stock is Computershare.

Listing

Molekule Common Stock is listed on Nasdaq under the symbol “MKUL.”

Anti-Takeover Effects of Provisions of the Molekule Charter and the Molekule Bylaws

The Molekule Charter and the Molekule Bylaws contain, and Delaware statutory law contains, provisions that could make the acquisition of our Company by means of a tender offer, a proxy contest or otherwise more difficult. These provisions are expected to discourage certain types of coercive takeover practices and takeover bids that the Molekule Board may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with the Molekule Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms. The description set forth below is only a summary and is qualified in its entirety by reference to the Molekule Charter and the Molekule Bylaws, both of which are filed as exhibits to the Registration Statement of which this prospectus forms a part.

Number of Directors; Filling Vacancies; Removal. The Molekule Charter and the Molekule Bylaws provide that our business and affairs will be managed by or under the direction of the Molekule Board. The Molekule Charter and the Molekule Bylaws provide that the Molekule Board will consist of not less than three nor more than nine members, with the exact number of directors within these limits to be fixed exclusively by the Molekule Board. In addition, the Molekule Charter provides that any Molekule Board vacancy, including a vacancy resulting from an increase in the number of directors, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Molekule Board, or by the sole remaining director.

Special Meetings. The Molekule Charter and the Molekule Bylaws provide that special meetings of the Molekule stockholders may only be called by the Molekule Board or certain Molekule officers. These provisions will make it more difficult for Molekule stockholders to take an action opposed by the Molekule Board.

No Stockholder Action by Written Consent Unless Approved by the Molekule Board. The Molekule Charter and the Molekule Bylaws require that all actions to be taken by Molekule stockholders must be taken at a duly called annual or special meeting, and

Molekule stockholders will not be permitted to act by written consent unless both the action and the taking of the action by written consent are approved in advance by the Molekule Board. These provisions may make it more difficult for Molekule stockholders to take an action opposed by the Molekule Board.

Amendments to the Molekule Charter. The Molekule Charter provides that the affirmative vote of the holders of at least 66⅔% of the total voting power of the then-outstanding shares of Molekule Common Stock entitled to vote, voting as a single class, is required to amend or repeal, or adopt any provision inconsistent with, certain provisions in the Molekule Charter, including those provisions regarding the filling of vacancies on the Molekule Board, provisions providing for the removal of directors, provisions regarding the calling of special meetings, provisions regarding stockholder action by written consent and provisions regarding amendment of the Molekule Charter. These provisions may make it more difficult for Molekule stockholders to make changes to the Molekule Charter.

Amendments to the Molekule Bylaws. The Molekule Charter provides that the Molekule Board has the power to adopt, amend or repeal the Molekule Bylaws. Any such adoption, amendment or repeal of the Molekule Bylaws by the Molekule Board shall require approval of a majority of the entire Molekule Board. The Molekule Charter provides that, notwithstanding any other provision of the Molekule Charter, the affirmative vote of the holders of at least 66⅔% of the total voting power of the then-outstanding shares of Molekule Common Stock entitled to vote, voting as a single class, is required for Molekule stockholders to amend or repeal, or adopt any provisions in the Molekule Bylaws. These provisions may make it more difficult for Molekule stockholders to make changes to the Molekule Bylaws that are opposed by the Molekule Board.

Requirements for Advance Notification of Stockholder Nomination and Proposals. Under the Molekule Bylaws, stockholders of record may nominate persons for election to the Molekule Board or bring other business constituting a proper matter for stockholder action at annual meetings only by providing proper notice to our secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, prior to the tenth day following the announcement of the meeting) and must include, among other information, the name and address of the Molekule stockholder giving the notice, certain information relating to each person whom such Molekule stockholder proposes to nominate for election as a director and a brief description of any business such Molekule stockholder proposes to bring before the meeting. Nothing in the Molekule Bylaws may be deemed to affect any rights of Molekule stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act. Contests for the election of directors or the consideration of stockholder proposals will be precluded if the proper procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposals.

Forum and Venue. The Molekule Bylaws provide that, unless we otherwise consent in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware).

In addition, certain provisions in our outstanding warrants could make it more difficult or expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a “fundamental transaction,” the warrants will become exercisable for the merger consideration payable in connection with such fundamental transaction and the surviving entity will be required to assume our obligations under the warrants. The holder of the warrants will also be able to require the Company to repurchase the warrants at their then-fair market value. These and other provisions of our outstanding warrants could make it more difficult or expensive for a third party to acquire us even where the acquisition could be beneficial to you.

COMPARISON OF AURA SHAREHOLDER RIGHTS BEFORE AND AFTER THE MERGER

If the Merger is completed, Aura shareholders will receive shares of Molekule Common Stock pursuant to the terms of the Merger Agreement. Molekule is incorporated under the laws of the State of Delaware, and, accordingly, the rights of Molekule stockholders are currently governed by the DGCL. Aura is a company organized under the laws of the State of Israel, and, accordingly, the rights of Aura shareholders are currently governed by the ICL. Molekule will continue to be a Delaware corporation following completion of the Merger and will be governed by the DGCL.

Upon completion of the Merger, the Aura shareholders immediately prior to the completion of the Merger will become Molekule stockholders. The rights of the former Aura shareholders and the Molekule stockholders will thereafter be governed by the DGCL and by the Molekule Charter and the Molekule Bylaws. The following description summarizes the material differences between the rights of Molekule stockholders and Aura shareholders based on their current governing documents and the DGCL and ICL but is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary.

Aura shareholders should read carefully the relevant provisions of the DGCL and ICL and the current governing documents of Molekule and Aura. For more information on how to obtain certain documents that are not attached to this prospectus, see the section entitled “Where You Can Find Additional Information.”

Aura	Molekule

Organizational Documents
The rights of Aura shareholders are governed by Aura’s Articles of Association (the “Aura Articles”) and the ICL.	The rights of Molekule stockholders are governed by the Molekule Charter, the Molekule Bylaws and the DGCL.

Authorized Capital Stock
Aura’s authorized share capital is comprised of 90,000,000 Aura Ordinary Shares, no par value.

Molekule is authorized to issue two classes of capital stock, which are designated, respectively, “common stock” and “preferred stock.” The total number of shares of all classes of stock that Molekule is authorized to issue is 121,000,000 shares of capital stock, consisting of (i) 110,000,000 shares of common stock, par value $0.01 per share, and (ii) 11,000,000 shares of preferred stock, $0.01 par value per share. The Molekule Charter provides that Molekule shall, from time to time and in accordance with applicable law, increase the number of authorized shares of Molekule Common Stock if at any time the number of shares of Molekule Common Stock remaining unissued and available for issuance shall not be sufficient to permit the conversion of any series of preferred stock that is otherwise convertible into Molekule Common Stock.

Common Stock; Rights of Common Stock

According to the Aura Articles, all of the Aura Ordinary Shares rank equally to one another, and each fully-paid Aura Ordinary Share grants its holder the rights to participate in Aura’s shareholder meetings (and to cast one vote for each share held by the shareholder on the record date).

Molekule’s authorized common stock consists of 110,000,000 shares of common stock. Each holder of Molekule Common Stock is entitled to one vote for each share of Molekule Common Stock held by the stockholder on the record date for any action, on all matters on which stockholders are entitled to vote.

Preferred Stock; Rights of Preferred Stock
Aura’s share capital does not include preferred shares.

Molekule’s authorized preferred stock consists of 11,000,000 shares of preferred stock, of which none are outstanding.

The Molekule Board is authorized, without further action by Molekule stockholders, to issue preferred stock in one or more series, fix the number of shares to be included in such series and fix the designation, the voting powers and preferences and relative participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.

Aura	Molekule

Number and Qualification of Directors

According to the Aura Articles, the number of members of the Aura Board shall be determined by Aura shareholders from time to time at the annual shareholder meeting by way of simple majority, provided that the number of directors shall be at least four and not more than 11, including statutory external directors. Under the ICL, a public company generally must have at least two external directors who meet certain criteria of independence from the company’s management and controlling shareholders.

The Molekule Charter provides that the business and affairs of Molekule shall be managed by or under the direction of the Molekule Board. The Molekule Charter and the Molekule Bylaws provide for a minimum of three directors and a maximum of nine directors, the exact number of directors to be fixed from time to time exclusively by the Molekule Board. Directors of Molekule need not be Molekule stockholders.

Structure of Board of Directors; Term of Directors; Election of Directors

Other than external directors, Aura’s directors are elected by Aura shareholders by way of simple majority. The Aura Board is also authorized to appoint directors, subject to the maximum permitted number described above. Other than external directors, the term of each elected or appointed director is until the end of the next annual shareholder meeting. External directors generally must be elected without the votes of the controlling shareholders and serve for up to three terms of three years each.

Each holder of shares of Molekule Common Stock is entitled to one vote for each share of Molekule Common Stock held by the stockholder on the record date for any action, on all matters on which Molekule stockholders are entitled to vote. The Molekule Charter does not provide for cumulative voting.

Removal of Directors

According to the Aura Articles, Aura shareholders may at any time remove a director from the Aura Board by way of simple majority, except for external directors. According to the ICL, if an external director ceases to meet the qualifications for election as an external director, he or she must notify the company accordingly and his or her term service would terminate upon such notice. If the Aura Board determines that an external director ceases to meet the qualifications for election as an external director or has breached his or her duty of loyalty, it is required to convene a shareholder meeting to remove the external director. The voting threshold to remove an external director is the same for election of an external director. Any director who is proposed to be removed shall be given a reasonable opportunity to present his or her position at the shareholder meeting.

The Molekule Charter provides that any director or the entire Molekule Board may be removed from office only for cause and only by the affirmative vote of at least 66⅔% of the total voting power of the outstanding shares of Molekule capital stock entitled to vote in any annual election of the directors or class of directors, voting together as a single class.

Vacancies on the Board of Directors

According to the Aura Articles, a director’s position will become vacant in each of the following instances: (1) the director resigned;(2) the Aura shareholders resolved to remove the director by a simple majority; (3) the director was convicted of an offense specified in Section 232 of the ICL; (4) a court ordered that the director be removed pursuant to Section 233 of the ICL (i.e., permanent impairment from serving or conviction by a foreign court of certain offenses); (5) the director was declared incompetent; or (6) the director was declared bankrupt.

If a director position becomes vacant, the remaining directors (even if they are less than the minimum number of directors) are permitted to fill the vacancy until the next annual shareholder meeting.

Pursuant to the Molekule Charter, vacancies on the Molekule Board occurring for any reason, including, without limitation, vacancies occurring as a result of the death, resignation, retirement, disqualification or removal from office of a director, or the creation of new directorships that increase the number of directors, shall solely be filled by a majority vote of the directors then in office, even if the number of such directors is less than a quorum, or by a sole remaining director, or by the written consent of such directors as permitted by the DGCL and the Molekule Bylaws, and shall not be filled by Molekule stockholders.

Stockholder Action by Written Consent

Aura	Molekule

The ICL does not permit the shareholders of a public company to act by way of written consent.

In lieu of an annual or special meeting of Molekule stockholders, action may be taken by written consent of Molekule stockholders, signed by the holders of outstanding shares of Molekule Common Stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Molekule Common Stock entitled to vote thereon were present and voted, so long as such action and the taking of such action by written consent of Molekule stockholders in lieu of a meeting have each been expressly approved in advance by the Molekule Board.

Quorum

According to the Aura Articles, a shareholder meeting must not proceed with its business unless a valid quorum is present within half an hour after the meeting was scheduled to commence. A valid quorum consists of at least two shareholders holding in the aggregate at least 25% of the voting rights in the company.

If a quorum is not present within a half hour of the scheduled commencement time, the meeting will be adjourned for one week, unless a later date was set forth in the notice of the meeting. At the adjourned meeting, any number of shareholders will constitute a quorum.

The Molekule Bylaws provide that the recordholders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of Molekule stockholders. If, however, such quorum shall not be present in person or by proxy at any meeting of Molekule stockholders, the chairman of the meeting or the stockholders present and entitled to vote thereat may, by the vote of the recordholders of a majority of the shares held by such present stockholders, adjourn the meeting from time to time until a quorum shall be present in person or by proxy.

Special Meetings of Stockholders

According to the Aura Articles, the Aura Board may, for any reason it considers appropriate, convene an extraordinary shareholder meeting, which shall be convened by way of a notice to the Aura shareholders provided in accordance with the Aura Articles and applicable law. Additionally, an extraordinary shareholder meeting is required to be convened upon the demand of two directors or a quarter of the serving directors at the time, upon request of one or more shareholders holding at least 5% of Aura’s outstanding share capital and at least 1% of the voting rights in Aura, or one or more shareholders holding at least 5% of the voting rights in Aura.

The agenda of a shareholder meeting shall be determined by the Aura Board and shall include the matters for which an extraordinary meeting is required to be convened and other matters requested by one of more shareholders holding at least 1% of the voting rights in Aura, provided that the matter is appropriate to be presented in a shareholder meeting.

The Molekule Bylaws provide that special meetings of Molekule stockholders for any purpose or purposes may be called by the Molekule Board, the Chairman of the Molekule Board or the Chief Executive Officer of Molekule.

Notice of Stockholder Meetings

According to the ICL, a company’s annual shareholder meeting is required to be held at a date and place determined by the Board of Directors, once a year but not later than 15 months from the date of the previous annual meeting. A notice to convene a shareholder meeting must be delivered to the shareholders in accordance with the ICL and the Israeli Securities Law and the regulations promulgated thereunder. Depending on the nature of the matters on the agenda of the meeting, notice of at least 21 or 35 days is required. Notice of

Pursuant to the Molekule Bylaws, a written notice of the meeting stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally, by internationally recognized overnight courier service or by first-class mail (airmail in the case of international communications) to each recordholder of shares of Molekule capital stock entitled to vote thereat, no less than 10, nor more than 60, days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid, directed to the

Aura	Molekule

shareholder meetings is provided by a TASE-listed company by way of public filing on the MAGNA website of the ISA.

Molekule stockholder at such stockholder’s address as it appears in the records of Molekule. If sent by internationally recognized courier service, such notice shall be deemed to be given when deposited with such courier service, carriage and delivery prepaid, directed to the Molekule stockholder at such stockholder’s address as it appears in the records of Molekule. If, prior to the time of mailing, the secretary of Molekule shall have received from any Molekule stockholder a written request that notices intended for such stockholder are to be mailed to some address other than the address that appears in the records of Molekule, notices intended for such stockholder shall be mailed to the address designated in such request.

Advance Notice Requirements for Stockholder Proposals

Under the Israeli Companies Regulations, a shareholder proposal must be provided to the company in writing within three or seven days after the company published notice of the shareholder meeting, depending on the nature of the matters on the agenda of the meeting. If the company pre-published the agenda of the meeting at least 21 days prior to publishing the full notice of the meeting, then a shareholder proposal must be provided to the company within 14 days following the pre-publication of the agenda.

Under the Molekule Bylaws, advance notice of director nominations or other matters to be brought before an annual meeting is required not later than the close of business on the 90th day, but not earlier than the 120th day, in advance of the anniversary of the previous year’s annual meeting (so long as such year’s meeting is within 30 days before and 70 days after the anniversary of the prior year’s annual meeting). With regard to notice of nominations or other business proposed to be brought before any other annual meeting of Molekule stockholders, advance notice is required by the close of business on the 10th day following the public announcement of the date of such meeting.

Amendment of Certificate of Incorporation
Aura shareholders may resolve to amend the Aura Articles by way of a simple majority.

Under Section 242 of the DGCL, the Molekule Charter may be amended upon a resolution of the Molekule Board and approved by: (i) the holders of a majority of the outstanding shares of Molekule capital stock entitled to vote; and (ii) a majority of the outstanding shares of each class of Molekule capital stock entitled to a class vote, if any. Notwithstanding anything contained in the Molekule Charter and in addition to any affirmative vote of the holders of any particular class of Molekule capital stock required by applicable law or the Molekule Charter, the affirmative vote of at least 66⅔% of the voting power of the then outstanding Molekule voting stock, voting together as a single class, shall be required for Molekule stockholders to amend, repeal or adopt any provisions of the Molekule Charter inconsistent with Article V (Board of Directors), paragraphs (2) and (4) of Article VII (Stockholder Action) or Article XI (Amendment) of the Molekule Charter.

Amendment of Bylaws
Aura shareholders may resolve to amend the Aura Articles by way of a simple majority.

The Molekule Charter provides that the Molekule Board is expressly authorized to adopt, amend or repeal the Molekule Bylaws. Any adoption, amendment or repeal of the Molekule Bylaws by the Molekule Board requires the approval of a majority of the entire Molekule Board. Molekule stockholders also have the power to adopt, amend or repeal the Molekule Bylaws, provided that, in addition to any vote of the holders of any class or series of Molekule capital stock required by law or by the Molekule Charter, the affirmative vote of at least 66⅔% of the voting power of the then-outstanding Molekule voting stock,

Aura	Molekule

voting together as a single class, shall be required to amend, repeal or adopt any provision of the Molekule Bylaws.

Limitation of Director and Officer Liability

According to the Aura Articles and subject to the provisions of the ICL, Aura may release in advance an officer or director from obligations arising due to a breach of the duty of care to Aura, to the extent permitted by law. Despite the aforesaid, a company is not permitted to release a director in advance from obligations arising from a breach of the duty of care in connection with a “Distribution,” as such term is defined in the ICL, or from decisions or transactions in which a controlling shareholder, director or officer holds a personal interest.

Under the Molekule Charter, to the fullest extent permitted by the DGCL as it now exists and as it may in the future be amended, no director or officer of Molekule will be personally liable to Molekule or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Indemnification

Subject to applicable law, Aura may indemnify its officers and directors in retrospect, or undertake to indemnify them in advance, against any of the following obligations or expenses incurred in their capacity as such: (1) a monetary obligation imposed by a court judgment in favor of another person, including a judgment given in settlement or arbitration that was approved by a court, provided that, in case of an indemnification undertaking, the undertaking is limited to (a) events that, in the opinion of the Aura Board, are foreseeable in light of Aura’s activities at the time the undertaking was given, and (b) an amount or a criteria that the Aura Board determined to be reasonable under the circumstances, and the undertaking agreement specifies the foregoing information; (2) reasonable legal expenses, including attorneys’ fees, incurred in an investigation or legal proceeding conducted by a competent authority that did not result in an indictment or a monetary penalty in lieu of a criminal proceeding, or resulted in a monetary penalty in lieu of a criminal proceeding with respect to an offense that does require proof of criminal intent, or in connection with a monetary sanction, or a suspension of the proceeding by the Attorney General in accordance with Section 231 of the Israeli Criminal Procedure Law; (3) reasonable legal expenses, including attorneys’ fees, incurred in connection with a proceeding filed by Aura, on its behalf or by another person, or a criminal charge that resulted in acquittal, or a conviction for an offense that does not require proof of criminal intent; and (4) payment to an injured person pursuant to Section 52(54)(a)(1)(a) of the Israeli Securities Law, or in relation to expenses incurred in connection with a proceeding pursuant to Chapter H3, H4 or I1 of the Israeli Securities Law, Division D of Chapter 4 in Part 9 of the ICL and any similar administrative proceeding that is indemnifiable in accordance with any applicable law, including legal expenses and attorneys’ fees.

The Molekule Charter provides that each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or officer of Molekule or, while serving as a director or officer of Molekule, is or was serving at the request of Molekule as a director or officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity as a director or officer or in another capacity for or at the request of Molekule, shall be indemnified and held harmless by Molekule to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Molekule to provide broader indemnification rights than said law permitted Molekule to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties, including under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity that initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators.

Distributions to Stockholders

Each Aura Ordinary Share that is fully paid provides its holder with the right to participate in dividend distributions, if and when distributed, whether in the form of cash, shares, assets or otherwise, and the right to participate in the distribution of any

The Molekule Board may fix in advance a record date for the determination of Molekule stockholders entitled to receive payment of a dividend or distribution, which record date may not

Aura	Molekule

excess assets upon Aura’s dissolution. Under the ICL, distributions may be paid only out of a company’s “profits,” as defined therein, based on the company’s audited or reviewed financial statements as of the past six months.

be more than 60 days prior to the date fixed for the payment thereof.

Exclusive Forum

The Aura Articles do not include a provision with respect to jurisdiction for the adjudication of disputes. Under Israeli law, the District Court of Tel Aviv (Economic Division) generally has jurisdiction to adjudicate matters involving shareholder rights and relations with an Israeli company.

The Molekule Bylaws provide that, unless Molekule consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving Molekule will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware).

Registration Rights
Aura is not party to any registration rights agreements.

On January 12, 2023, Molekule and certain Molekule stockholders entered into an Amended and Restated Registration Rights Agreement, under which certain Molekule stockholders signatory thereto have certain “demand” and “piggyback” registration rights. The Amended and Restated Registration Rights Agreement also provides that Molekule will pay certain expenses relating to such registrations and indemnify such stockholders against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

On June 26, 2022, Molekule entered into a registration rights agreement with a single institutional investor (the “2022 PIPE Registration Rights Agreement”), pursuant to which Molekule was required to file a resale registration statement with the SEC in order to register certain shares of Molekule Common Stock for resale by the institutional investor. Molekule is obligated to pay certain liquidated damages to the institutional investor if Molekule fails to maintain the effectiveness of the registration statement pursuant to the terms of the 2022 PIPE Registration Rights Agreement.

On May 3, 2023, Molekule entered into a registration rights agreement with a single institutional investor (the “2023 PIPE Registration Rights Agreement”), pursuant to which Molekule was required to file a resale registration statement with the SEC in order to register certain shares of Molekule Common Stock for resale by the institutional investor. Molekule is obligated to pay certain liquidated damages to the institutional investor if Molekule fails to maintain the effectiveness of the registration statement pursuant to the terms of the 2023 PIPE Registration Rights Agreement.

Stock Transfer Restrictions Applicable to Stockholders
A transfer of Aura Ordinary Shares that have not been fully paid is subject to the approval of the Aura Board, which may refuse to grant such approval in its sole discretion.

In connection with the Molekule Merger, certain Molekule officers, directors and stockholders — who collectively own approximately 73.7% of the outstanding shares of Molekule Common Stock, prior to giving effect to the Merger — agreed (or are prohibited by the provisions of the Molekule Bylaws) that they will not (a) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of, (b) exercise or seek to

Aura	Molekule

exercise or effectuate in any manner any rights of any nature or (c) engage in any hedging, collar (whether or not for any consideration) or other transaction (including any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Molekule securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Molekule securities held or acquired by the stockholder, or that may be deemed to be beneficially owned by the stockholder, until July 12, 2023, which is six months after the closing of the Molekule Merger.

In connection with the Merger, Aura shareholders currently holding approximately 48.6% of the outstanding Aura Ordinary Shares and the holder of Aura’s warrants have signed lock-up agreements and will be prohibited from transferring the shares of Molekule Common Stock that they receive as Merger Consideration for one year following the Closing Date, subject to customary exceptions.

APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

The ICL does not provide for any statutory appraisal rights for a merger effected pursuant to Section 314-327 of the ICL, including the Merger.

LEGAL MATTERS

The validity of the shares of Molekule Common Stock offered hereby will be passed upon for Molekule by Freshfields Bruckhaus Deringer US LLP.

EXPERTS

The consolidated financial statements of Molekule Group, Inc. (f/k/a AeroClean Technologies, Inc.) as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements) of Citrin Cooperman and Company, LLP, an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.

The financial statements of Molekule, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Molekule, Inc.’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Molekule files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Molekule, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Molekule files with the SEC, including the Registration Statement of which this prospectus forms a part, by going to Molekule’s website at investors.molekule.com. The website address of Molekule is provided as inactive textual references only. The information provided on the website of Molekule is not part of this prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC.

You may request copies of documents concerning Molekule for free by written or telephonic request to:

Molekule Group, Inc.
10455 Riverside Drive
Palm Beach Gardens, FL 33410
(833) 652-5326

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Molekule Group, Inc. (f/k/a AeroClean Technologies, Inc.)

Molekule, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Molekule Group, Inc. (fka AeroClean Technologies, Inc.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Molekule Group, Inc. (fka AeroClean Technologies, Inc.) and Subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’/stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s recurring losses from operations, recurring cash used in operating activities, accumulated deficit, and expected working capital needs to fund its combined operations and meet debt obligations as a result of the acquisition of Molekule, Inc. in January 2023, raise substantial doubt about its ability to continue as a going concern. The Company’s continued operations are dependent upon its ability to raise additional funds through debt or equity financing. There can be no assurances that the Company will be able to secure any such additional financing on acceptable terms and conditions, or at all. Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Uncertainties Regarding the Disruptions in U.S. Banking System

As discussed in Note 1 to the financial statements, in March 2023, the shut-down of certain financial institutions raised economic concerns over disruption to the U.S. banking system. Given the uncertainty of the situation, the related financial statement impact cannot be reasonably estimated at this time. Our opinion is not modified with respect to that matter.

Adoption of New Accounting Standard

As discussed in Note 1 to the financial statements, the Company adopted Accounting Standards Codification Topic 842, Leases, as of January 1, 2022 using the modified retrospective transition approach. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CITRIN COOPERMAN & COMPANY, LLP

We have served as the Company’s auditor since 2020.

New York, New York

March 31, 2023

MOLEKULE GROUP, INC. AND SUBSIDIARY (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$22,062,657	$19,629,649
Accounts receivable	36,188	177,064
Prepaid expenses and other current assets	665,395	1,124,998
Inventories	2,020,713	645,942
Total current assets	24,784,953	21,577,653
Property and equipment, net	2,119,134	2,123,428
Operating lease right-of-use asset	1,606,485	—
Goodwill	626,647	—
Other assets	21,667	21,667
Total assets	$29,158,886	$23,722,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,220,082	$927,194
Accrued expenses and other current liabilities	1,228,402	583,885
Current operating lease liability	113,769	—
Total current liabilities	4,562,253	1,511,079
Long-term liabilities:
Warrant liability	3,372,000	—
Long-term operating lease liability	1,521,431	—
Deferred tax liability	—	501,254
Total liabilities	9,455,684	2,012,333
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preference Shares, $0.01 par value; 11,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share; 110,000,000 shares authorized; 15,496,932 and 13,877,636 issued and outstanding as of December 31, 2022 and 2021, respectively	154,969	138,776
Additional paid-in capital	27,465,024	23,319,499
Accumulated deficit	(7,916,791)	(1,747,860)
Total stockholders’ equity	19,703,202	21,710,415
Total liabilities and stockholders’ equity	$29,158,886	$23,722,748

See accompanying notes to the consolidated financial statements.

MOLEKULE GROUP, INC. AND SUBSIDIARY (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021
Product revenues	$227,186	$616,511
Cost of sales	112,559	338,896
Gross profit	114,628	277,615
Operating expenses:
Selling, general and administrative	15,453,261	4,327,998
Research and development	1,954,552	4,193,362
Total operating expenses	17,407,813	8,521,360
Loss from operations	(17,293,185)	(8,243,745)
Change in fair value of warrant liability	(10,623,000)	—
Loss before income tax benefit	(6,670,185)	(8,243,745)
Income tax benefit	501,254	320,138
Net loss	$(6,168,931)	$(7,923,607)
Net loss per share:
Basic and diluted	$(0.42)	$(0.74)
Weighted-average common shares outstanding:
Basic and diluted	14,676,369	10,675,765

See accompanying notes to the consolidated financial statements.

MOLEKULE GROUP, INC. AND SUBSIDIARY (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’/STOCKHOLDERS’ EQUITY

					Additional		Total Members’/
	Class A		Common Stock		Paid-in	Accumulated	Stockholders’
	Units	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2020	8,081,578	$10,751,274	—	$—	$—	$(8,223,407)	$2,527,867
Reclassification of accumulated deficit	—	(8,223,407)	—	—	—	8,223,407	—
Issuance of equity units	5,073,056	5,073,056	—	—	—	—	5,073,056
Initial public offering of common stock, net of underwriting discounts, commissions and issuance costs	—	—	2,514,000	25,140	21,641,265	—	21,666,404
Corporate conversion	(13,428,948)	(1,528,222)	11,363,636	113,636	1,414,586	—	—
Stock compensation expense	274,314	924,438	—	—	263,649	—	1,188,087
Net loss	—	(6,997,139)	—	—	—	(926,468)	(7,923,607)
Corporate conversion tax-effect	—	—	—	—	—	(821,392)	(821,392)
Balance, December 31, 2021	—	—	13,877,636	138,776	23,319,499	(1,747,860)	21,710,415
Issuance of common stock and warrants	—	—	1,531,192	15,312	894,458	—	909,770
Issuance of common stock for business acquisition	—	—	88,104	881	275,766	—	276,647
Stock-based compensation	—	—	—	—	2,975,301	—	2,975,301
Net loss	—	—	—	—	—	(6,168,931)	(6,168,931)
Balance, December 31, 2022	—	$—	15,496,932	$154,969	$27,465,024	$(7,916,791)	$19,703,202

See accompanying notes to the consolidated financial statements.

MOLEKULE GROUP, INC. AND SUBSIDIARY (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,168,931)	$(7,923,607)
Adjustments to reconcile net loss to net cash used in operating activities:	—	—
Offering costs associated with warrant liability	1,326,212	—
Change in fair value of warrant liability	(10,623,000)	—
Deferred tax benefit	(501,254)	(320,138)
Depreciation	160,924	79,646
Equity-based compensation	2,975,301	1,188,086
Non-cash lease expense	125,420
Changes in operating assets and liabilities:
Accounts receivable	140,876	(177,064)
Inventories	(1,374,771)	(645,942)
Other current and non-current assets	459,603	(841,836)
Accounts payable	2,292,896	595,119
Accrued expenses and other liabilities	644,517	250,649
Lease liabilities	(96,705)	—
Net cash used in operating activities	(10,638,912)	(7,795,087)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(156,631)	(1,748,392)
Acquisitions, net of cash acquired	(350,000)	—
Net cash used in investing activities	(506,631)	(1,748,392)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants	15,000,000	5,173,599
Proceeds from issuance of common stock from initial public offering	—	25,140,000
Payment of issuance costs	(1,421,449)	(3,473,588)
Proceeds from loan from related party	—	1,000,000
Repayment of loan from related party	—	(1,000,000)
Net cash provided by financing activities	13,578,551	26,840,011
Net increase in cash	2,433,008	17,296,532
Cash, beginning of period	19,629,649	2,333,117
Cash, end of period	$22,062,657	$19,629,649
Supplemental schedule of non-cash activities:
Cash paid for interest	$—	$7,465

See accompanying notes to the consolidated financial statements.

MOLEKULE GROUP, INC. (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business

Description of Business

AeroClean Technologies, Inc. (the “Company”) was initially formed as CleanCo Bioscience Group LLC (“CBG”) in the State of Florida on September 2, 2011. Subsequent to its formation, CBG established a team of scientists, engineers and medical experts to provide solutions for the challenges posed by harmful airborne pathogens and resultant hospital acquired infections. On September 15, 2020, CBG converted into AeroClean Technologies, LLC as a Delaware limited liability company and is headquartered in Palm Beach Gardens, Florida. On November 23, 2021, AeroClean Technologies, LLC incorporated in the state of Delaware as AeroClean Technologies, Inc. See Note 3, Public Offering for a discussion of the Company’s recent initial public offering (the “Public Offering”). The Company is an interior space air purification technology company with an immediate objective of initiating full-scale commercialization of its high-performance interior air sterilization and disinfection products for the eradication of coronavirus and other harmful airborne pathogens. The Company was established to develop technology-driven, medical-grade air purification solutions for hospitals and other healthcare settings. The company also acquired GSI Germsweepusa Inc. (doing business as GSI Technology) as a wholly-owned subsidiary (See Note 14).

On January 12, 2023, in connection with the acquisition of Molekule, Inc., the Company changed its name from AeroClean Technologies, Inc. to Molekule Group, Inc. (see Note 15).

Liquidity and Going Concern

The provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern (ASC 205-40) require management to assess an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. In each reporting period (including interim periods), an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company incurred a net loss of $6,168,931, and its net cash used in operating activities was $10,638,912 for the year ended December 31, 2022. In addition, the Company’s accumulated deficit was $7,916,791 at December 31, 2022. The Company’s recurring losses from operations, recurring cash used in operating activities, accumulated deficit, expected working capital needs to fund its combined operations and new debt obligations as a result of the acquisition of Molekule, Inc. in January 2023 (see Note 15), raise substantial doubt about its ability to continue as a going concern. The Company’s ability to fund its operations is dependent upon management’s plans, which include raising capital, managing costs and generating sufficient revenues to offset costs. There can be no assurances that the Company will be able to secure any such additional financing on acceptable terms and conditions, or at all. Accordingly, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. Please see note 15. Subsequent Events for additional information regarding the impact of the Company’s acquisition of Molekule, Inc.

COVID-19 Pandemic

The Company continues to monitor the outbreak of COVID-19 and its variants, which continue to spread throughout the world and adversely impact global commercial activity and contribute to significant declines and volatility in financial markets. The Company’s ongoing research and development activities, including development of product prototypes and manufacturing activities, are all conducted in the United States, and as a result, the Company has been able to mitigate some of the adverse impact of the COVID-19 pandemic on its global supply chain.

The Company continues to actively monitor the situation and may take further actions that impact operations as may be required by federal, state or local authorities or that the Company determines is in the best interests of its employees, customers, suppliers and stockholders. As of the date of issuance of these financial statements, the pandemic presents uncertainty and risk as the Company cannot reasonably determine or predict the nature, duration or scope of the overall impact the COVID-19 pandemic will have on its business, results of operations, liquidity or capital resources.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and include its wholly owned subsidiary, Germsweepusa, Inc. (“GSI Technology”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of the public company effective dates.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Significant estimates in these financial statements include those related to the fair value of equity-based compensation, revenue recognition, the incremental borrowing rate for leases, warrant liability, and deferred tax valuation allowance. On an ongoing basis, the Company evaluates its estimates, judgments and methodologies. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash and cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Revenue Recognition

The Company recognizes revenues related to sales of products upon the customer obtaining control of promised goods, in an amount that reflects the consideration that is expected to be received in exchange for those goods. To determine revenue recognition for arrangements within the scope of ASC Topic 606, Revenue from Contracts with Customers, the following five steps are performed: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. Revenue is recognized in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Revenues from product sales are recognized at a point in time, and revenue is recognized when title, and risk and rewards of ownership have transferred to the customer, which is generally upon shipment. In instances where title does not pass to the customer upon shipment, the Company recognizes revenue upon delivery or customer acceptance, depending on the terms of the arrangement.

Warranty Costs

The Company provides a three-year warranty on its Pūrgo device from the date of sale to its customers. The Company’s policy is to record a provision for estimated future costs related to warranty expense when they are probable and reasonably estimable, which is when revenue is recognized. There was no warranty accrual as of December 31, 2022 and 2021, respectively.

Research & Development Expenses

Research and development expenses are expensed as incurred and consist principally of contract labor and third-party engineering, product development and testing costs related to the development of medical grade air purification devices and related components as well as concepts for future product development.

Income Taxes

Prior to the Public Offering, the Company was a limited liability company and was treated as a partnership for federal and state income tax purposes. Therefore, no provision for income taxes had been included in the financial statements since taxable income or loss was allocated to members, who were responsible for any taxes thereon, in accordance with the provisions of the operating agreement.

On November 23, 2021 in conjunction with the Public Offering, the Company incorporated in the State of Delaware. The Company recognizes and measures its unrecognized tax benefit in accordance with FASB ASC 740, Income Taxes. The Company provides deferred income taxes for temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. Deferred income taxes are computed using enacted tax rates that are expected to be in effect when the temporary differences reverse. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. For the years ended December 31, 2022, and 2021, the Company did not identify any uncertain tax positions taken or expected to be taken in an income tax return that would require adjustment to, or disclosure in, its financial statements.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. As of December 31, 2022 and 2021, there was no allowance for doubtful accounts.

Inventories

The Company values inventories at the lower of cost or net realizable value using the first-in, first-out or weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. Inventories on hand at December 31, 2022 and 2021 consisted primarily of spare parts and finished goods.

Property and Equipment

Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives (or the lesser of the term of the lease for leasehold improvements, as appropriate), except for tooling, which is depreciated utilizing the units-of-production and straight-line method. The Company periodically reviews long-lived assets including the right-of-use assets for impairment whenever events or changes in business circumstance indicate that the carrying value of the assets may not be recoverable. Under those circumstances, if the fair value were less than the carrying amount of the asset, the Company would recognize a loss for the difference. The Company has determined that long-lived assets were not impaired during the years ended December 31, 2022 and 2021.

Offering Costs

The Company capitalizes certain legal, accounting and other third-party fees directly associated with in-process equity financing as deferred offering costs. Deferred offering costs were offset against the proceeds from the Public Offering.

Common Stock Equivalents

The Company has potential common stock equivalents related to its outstanding restricted stock units and warrants. These potential common stock equivalents are not included in diluted loss per share for any period presented in which there is a net loss because the effect would have been anti-dilutive.

Share-based Payments

The Company accounts for share-based payments to employees and non-employees in accordance with the provisions of FASB ASC 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, the Company measures the share-based compensation cost on the date of grant, based on the fair value of the award, and expense is recognized over the requisite service period. The fair value of the restricted stock units granted under the 2021 Long-Term Incentive Plan is the quoted closing price per share on the date of grant.

Fair Value Measurements

Certain assets and liabilities are carried at fair value in accordance with U.S. GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy that prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2

Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs observable or that can be corroborated by observable market data.

Level 3

Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At December 31, 2022 and 2021, the carrying amounts of the Company’s financial instruments, including cash, prepaid expenses and other current assets, accounts payable and accrued liabilities approximated their respective fair value due to the short-term nature of these instruments.

Financial Instruments – Derivatives

The Company evaluates its financial instruments to determine if the financial instrument itself or if any embedded component of a financial instrument potentially qualifies as a derivative required to be separately accounted for in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”). The accounting for warrants issued to purchase shares of common stock of the Company is based on the specific terms of the respective warrant agreement. A warrant classified as a derivate liability is initially measured at its issue-date fair value, with such fair value subsequently adjusted at each reporting period, with the resulting fair value adjustment recognized as other income or expense. Upon the occurrence of an event resulting in the warrant liability being subsequently classified as equity, or the exercise of the warrant or the conversion option, the fair value of the derivative liability will be adjusted on such date-of-occurrence, with such date-of-occurrence fair value adjustment recognized as other income or expense, and then the derivative liability will be derecognized at such date-of-occurrence fair value.

Operating Segment

The Company operates in one segment. All of the Company’s assets are in the United States of America.

Concentrations of Credit Risk

The Company maintains its cash at a major financial institution with high credit quality, and at times, the balance in its cash deposits may exceed the Federal Deposit Insurance Corporation (the “FDIC”) limits of $250,000. The Company has not experienced and does not anticipate any losses on deposits with commercial banks and financial institutions that exceed federally insured limits.

On March 10, 2023, Silicon Valley Bank (“SVB”) was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. At the time of the closure and as of the date of this financial statements, the Company held assets in securities in sweep accounts purchased through SVB but managed in segregated custodial accounts by a third-party asset manager. On March 13, 2023, the (“ FDIC”) announced that all of SVB’s deposits and substantially all of its assets had been transferred to a newly created, full-service FDIC-operated bridge bank, Silicon Valley Bridge Bank, N.A (“SVBB”). SVBB assumed all loans that were previously held by SVB. On March 27, 2023, First-Citizens Bank & Trust Company assumed all of SVBB’s customer deposits and certain other liabilities and acquired substantially all of SVBB’s loans and certain other assets from the FDIC. The Company has had full access to the assets in the sweep accounts since March 13, 2023. The uncertainty of the situation has the potential to have a financial impact to the Company that cannot be reasonably estimated at this time.

The Company’s suppliers and vendors include engineering firms and consultants, research and development companies, testing laboratories, contract manufacturers and other suppliers required to design, test and manufacture its products. The Company obtains some of its services from a limited group of vendors; however, the Company has neither experienced any significant disruptions nor expects any significant disruptions to its operations due to supplier concentration. There were no expenditures with any vendor that exceeded 10% of total expenditures for the year ended December 31, 2022. The Company’s largest and second supplier accounted for 13% and 11% of total expenditures, respectively for the years ended December 31, 2022 and 2021, respectively, while its second largest supplier accounted for 11% and 33% of total expenditures for the year ended December 31, 2021.

Significant customers may change from year to year depending on the overall level of activity and the sales of the Company’s products to each customer. During the year ended December 31, 2022, the Company’s largest and second largest customers accounted for approximately 13% and 12% of the Company’s revenues, respectively. During the year ended December 31, 2022, the Company’s largest and second largest customers accounted for approximately 45% and 12% of the Company’s revenues, respectively.

Business Combinations and Acquisitions

The Company accounts for acquisitions as business combinations using the acquisition method of accounting in accordance with ASC 805, Business Combinations. The Company accounts for acquisitions in which it obtains control of one or more businesses as a business combination. The purchase price of the acquired businesses is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over those fair values is recognized as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments, in the period in which they are determined, to the assets acquired and liabilities assumed with the corresponding offset to goodwill. If the assets acquired are not a business, the Company accounts for the transaction or other event as an asset acquisition. Under both methods, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill as gain from a bargain purchase.

Goodwill

Goodwill represents the excess of the aggregate consideration paid for an acquisition over the fair value of the assets acquired and liabilities assumed. The Company has recorded goodwill in connection with its business combination with GSI Technology on October 1, 2022 (See Note 14). In accordance with U.S. GAAP, the Company will test goodwill for impairment annually in October each year or whenever events or circumstances make it more likely than not that impairment may have occurred. Such events and circumstances may be a significant change in business climate, economic and industry trends, legal factors, negative performance indicators, or significant competition or changes in strategy. For the purposes of that assessment, the Company has determined to assign the goodwill acquired in the business combination to a single reporting unit.

JOBS Act Accounting Election

The Company is an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards and, therefore, the financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of the public company effective dates.

Recent Accounting Standards

The Company has reviewed recent accounting pronouncements and, with the exception of the below, concluded they are either not applicable to the business or no material effect is expected on the financial statements as a result of future adoption.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses, which was subsequently amended by ASU No. 2018-19 and ASU No. 2019-10, and which requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The standard is effective for the fiscal year beginning after December 15, 2022. The Company will continue to assess the possible impact of this standard, but it currently does not expect that the adoption of this standard will have a significant impact on its financial statements and its limited history of bad debt expense relating to trade accounts receivable.

Recent Accounting Standards Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”), which supersedes ASC Topic 840, Leases. Topic 842 requires lessees to recognize most leases on their balance sheets as a right-of use asset with a corresponding lease liability. The update also expands the required quantitative and qualitative disclosures surrounding leases. The Company adopted ASC 842 on January 1, 2022 using the modified retrospective transition approach under ASC 842 to not restate comparative periods in transition and use the effective date of ASC 842 as the date of initial adoption. The Company only has one operating lease in place related to its warehouse, distribution facility and corporate headquarters for a 10-year term. At the date of adoption, the Company’s remaining lease payments of $2,696,254 will be discounted using its incremental borrowing rate to record the right of use asset and corresponding lease liability. Refer to Note 8, Leases.

3.	Public Offering

On November 29, 2021, the Company completed the Public Offering of 2,514,000 shares of its common stock, which included the partial exercise of the underwriters’ overallotment option, at a public offering price of $10.00 per share for aggregate gross proceeds of $25,140,000 and net proceeds of approximately $21,640,000 after deducting underwriting fees of approximately $2,200,000 and other offering costs of approximately $1,300,000.The Company issued a purchase option to the underwriters (“UPO”) exercisable within five years of the Public Offering for 5.0% of the shares of common stock issued, or 125,700 shares of common stock, at an exercise price of $12.50 per share. The Company’s common stock is listed on The Nasdaq Capital Market under the symbol “MKUL.” In connection with the Public Offering, on November 23, 2021, the Company converted from a Delaware limited liability company into a Delaware corporation (the “Corporate Conversion”) and changed its name to AeroClean Technologies, Inc. In connection with the Corporate Conversion, the outstanding member units of 13,428,948 were converted into 11,363,636 shares of common stock at a conversion ratio of 0.8462. The Corporate Conversion has been adjusted retroactively for the purposes of calculating basis and diluted earnings per share. The Company’s certificate of incorporation authorizes 110,000,000 shares of common stock and 11,000,000 shares of preferred stock.

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of prepaid insurance premiums and amounts paid to suppliers and vendors for inventories and retainers for engineering, product development, testing and other services to be performed. Prepaid expenses and other current assets were $665,395 and $1,124,998 at December 31, 2022 and December 31, 2021, respectively.

5.	Inventories

Inventory consisted of the following:

	December 31,
	2022	2021
Raw materials	$712,752	$475,767
Finished goods	1,307,961	170,175
Total inventories	$2,020,713	$645,942

6.	Property and Equipment

Property and equipment consisted of the following:

	Useful Life	December 31,
	(Years)	2022	2021
Leasehold improvements	Lesser of useful life or lease term	$847,217	$847,217
Machinery and tooling	7	1,270,652	1,123,391
Furniture and equipment	3 - 10	241,835	232,466
		2,359,704	2,203,074
Less: accumulated depreciation		240,570	79,646
		$2,119,134	$2,123,428

Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives (or the lesser of the term of the lease for leasehold improvements, as appropriate), except for tooling, which is depreciated utilizing the units-of-production and straight-line method. Depreciation expenses were $160,924 and $79,646 for the years ended December 31, 2022 and 2021, respectively.

7.Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of:

	December 31,
	2022	2021
Accrued wages and bonus	$514,169	$408,418
Research and development	47,547	35,708
Professional and consulting fees	16,876	13,120
Accrued legal fees	439,901	29,512
Other accrued liabilities	209,909	97,127
Total accrued expenses and other current liabilities	$1,228,402	$583,885

8.	Leases

The Company adopted ASU No. 2016-02, Leases ASC Topic 842 effective January 1, 2022. The Company elected the modified retrospective transition method under ASC Topic 842 and as such information prior to January 1, 2022 has not been restated and continues to be reported under the accounting standards in effect for the period (ASC Topic 840-Leases). The Company elected the package of practical expedients which allows the Company to carry forward its historical lease classification assessment of whether a contract is or contains a lease and initial direct costs for leases that exist prior to adoption. The Company used its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments.

On February 1, 2021, the Company entered into a lease with Gardens Bio Science Partners, LLC, an entity under common control of the Company’s co-founder and Chairman of the Board. The leased premises consist of 20,000 square feet of office and warehouse space and has a lease term of 10 years at an annual base rent of $260,000 subject to escalation of 2.5% on an annual basis.

The company recognized a right of use asset of $1,731,905 and corresponding lease liability for this lease on January 1, 2022. For purposes of calculating the right of use asset and lease liability, the Company estimated that its incremental borrowing rate was 9.99% per annum.

Future minimum lease payments under noncancellable operating leases as of December 31, 2022 were as follows:

Years ending December 31,
2023	$272,058
2024	278,858
2025	285,829
2026	292,975
2027	300,299
Thereafter	1,000,801
Total Lease Payments	2,430,820
Less: Imputed Interest	(795,620)
Total Lease Liability	$1,635,200

For the year ended December 31, 2022, the operating cash outflows for lease payments totaled $265,421 and the operating lease cost, recognized on a straight-line basis totaled $294,137. At December 31, 2022, the remaining lease term was 98 months.

9.	Commitments and Contingencies

Legal Proceedings

From time to time, the Company is subject to legal proceedings in the normal course of operating its business. The outcome of litigation, regardless of the merits, is inherently uncertain. In August 2022, the Company received notice of a complaint filed in the U.S. District Court for the Southern District of New York (the “Court”) by Sterilumen, Inc. (“Sterilumen”), a wholly-owned subsidiary of Applied UV, Inc., in connection with the marketing and sale of the Company’s patented air purification products. In the complaint, the plaintiff alleged trademark infringement, violation of fair competition practices and damages to Sterilumen. On March 13, 2023, the Court dismissed Sterilumen’s claims with prejudice and ruled that the Company’s counterclaims remained extant. The Company subsequently agreed with Sterilumen that Sterilumen will not challenge the Court’s dismissal and will not bring any future claim against the Company alleging infringement from the use of SteriDuct or AeroClean and that the Company will file a notice to dismiss its counterclaims without prejudice. The Company did not establish a contingency reserve related to this matter.

The Company is not currently party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes will have a material adverse effect on its business, financial condition or results of operations.

Indemnities, Commitments and Guarantees – Effective November 1, 2020, the Company executed employment agreements with two key members of management that will continue until terminated by either party. In the event of termination without cause, the Company is obligated to pay the executive their base salary for a period of six months. Further, in the event of termination without cause or resignation for good reason, or a change of control, each as defined in the agreements, within twelve months of such termination or resignation, each of the executives is entitled to accelerated vesting of any outstanding time-based equity awards. The employment agreements provide for a base salary and a discretionary annual bonus to be determined at the sole discretion of the Company’s Board of Managers, for periods prior to the Corporate Conversion, and the Company’s Board of Directors (in either case, the “Board”), for periods following the Corporate Conversion. The Company’s employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance under certain circumstances in the event of a change of control. On May 1, 2021, the employment agreements were amended to provide for the eligibility of each executive to receive restricted stock units upon the conversion of the Company to a Delaware corporation. See Note 3, Public Offering. Accordingly, the executives were granted an aggregate of 443,269 restricted stock units contemporaneously with the Public Offering. The Company also had agreements in place with independent contractors whereby the Company was required to compensate the independent contractors fifty percent in cash and fifty percent in equity. The equity consideration was contingent upon future events, including the conversion to a Delaware corporation and a new round of equity financing from third- party sources. On October 3, 2022, the employment agreements were amended in connection with the merger with Molekule Inc. See Note 15. Subsequent Events. Accordingly, the executives were granted an aggregate of 705,090 restricted stock units.

Guaranteed Payment – Effective August 10, 2022 the Company entered into a Sales Agency Agreement (the “Agency Agreement”) with a company to develop a market for its products in the United States for a period of one year with mutual option to renew annually for up to a term of five years. The Agency Agreement provides for payments on a monthly basis to the agent of an amount equal to the greater of the commissions earned and a guaranteed minimum ranging from $502,500 to $667,500. The Company expensed approximately $350,000 during the year ended December 31, 2022 in connection with the Agency Agreement.

Registration Rights Agreement – In connection with the Public Offering the Company entered into a registration rights agreement with the Chairman of its board and each of its other stockholders that held 10% or more of its outstanding common stock immediately upon completion of the Public Offering, providing (x) our Chairman with “demand” registration and customary “piggyback” registration rights, and (y) the other stockholders party to the registration rights agreement with customary “piggyback” registration rights. The registration rights agreement provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act of 1933, as amended.

10.	Related Party Transactions

The Company recorded an aggregate of $16,889 and $80,000 of revenues for units sold to related parties for the years ended December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021 amounts included in accounts receivable were $9,616 and $63,290, respectively.

Bridge Loans — On each of September 30, 2021 and November 5, 2021, the Company borrowed $500,000 pursuant to bridge loan agreements (the “Bridge Loans”) from a related party at an interest rate of the prime rate plus 3.0% per annum, which was 6.25% for the life of the Bridge Loans, with the principal and accrued interest due upon demand. The Company used the proceeds from the Bridge Loans to fund operations, including working capital requirements, continued product launch costs and other overhead costs until the proceeds from the Public Offering became available. On December 1, 2021, the Company repaid the Bridge Loans in full, including unpaid accrued interest, with a portion of the net proceeds of the Public Offering. See Note 3, Public Offering.

11.	Stockholders’ Equity

Common Stock

The Company is authorized to issue up to 110,000,000 shares of common stock with a par value of $0.01. In November 2021, the Company completed its Public Offering and sold 2,514,000 shares of common stock for net proceeds of approximately $21,640,000. See Note 3, Public Offering.

Dividend Rights — Subject to the rights, if any, of the holders of any outstanding series of the Company’s preferred stock, holders of the Company’s common stock will be entitled to receive dividends out of any of its funds legally available when, as and if declared by the Board.

Voting Rights — Each holder of the Company’s common stock is entitled to one vote per share on all matters on which stockholders are generally entitled to vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Liquidation — If the Company liquidates, dissolves or winds up its affairs, holders of its common stock are entitled to share proportionately in the Company’s assets available for distributions to stockholders, subject to the rights, if any, of the holders of any outstanding series of the Company’s preferred stock.

Other Rights — Holders of the Company’s common stock have no preemptive, subscription, redemption or conversion rights.

Preference Shares

The Company is authorized to issue up to 11,000,000 shares of preferred stock with a par value of $0.01. Under the Company’s certificate of incorporation and subject to the limitations prescribed by law, the Board may issue the Company’s preferred stock in one or more series and may establish from time to time the number of shares to be included in such series and may fix the designation, the voting powers, if any, and preferences and relative participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. When and if the Company issues any shares of preferred stock, the Board will establish the number of shares and designation of such series and the voting powers, if any, and preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, for the particular preferred stock series.

Long-Term Incentive Plan

In conjunction with the Public Offering, on November 23, 2021, the Company adopted the Employee Stock Purchase Plan, the 2021 Incentive Award Plan (as amended, the “Long-Term Incentive Plan” or the “LTIP”), and the Non-Employee Directors Stock and Deferred Compensation Plan (collectively, the “Plans”). During 2022, the Company increased the number of shares available for issuance under the LTIP from 1,386,364 to 3,963,916. The Company reserved 4,379,825 shares, collectively, for issuance or sale under the Plans. On November 29, 2021, at the closing of the Public Offering, the Company granted 443,269 restricted stock units to members of management (See Note 9, Commitments and Contingencies) and 182,999 restricted stock units to members of the Board under the Long-Term Incentive Plan.

The Company maintains an LTIP under which the Company’s Compensation Committee has the authority to grant stock options; stock appreciation rights; restricted stock; restricted stock units; performance stock; performance units; and other forms of equity-based or equity-related awards.

During the year ended December 31, 2022, the Company granted restricted stock units to members of the Board and certain members of management. Restricted stock units grants vest over periods ranging from two to three years and are granted at the discretion of the Compensation Committee of the Company’s. Compensation cost is generally recorded on a straight‑line basis over the vesting term of the restricted stock units based on the grant date value using the closing trading price.

Stock-based compensation expense of $2,975,301 and $263,648 was recorded in selling, general and administrative expense for the years ended December 31, 2022 and 2021, respectively. Unrecognized compensation cost related to restricted stock awards made by the Company was $4,956,120 at December 31, 2022, which is expected to be recognized over the weighted average remaining life of 2.15 years at the weighted average grant date fair value of $4.65 per restricted stock unit.

The following is the restricted stock unit activity for the year ended December 31, 2022:

	Number of Shares	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining vesting Period (in years)
Outstanding January 1, 2022	626,268	$10.00
Awarded	825,180	2.34
Vested	(268,335)	10.00
Forfeited	—
Outstanding December 31, 2022	1,183,113	$4.65	2.15

Members’ Units

Prior to the completion of the Public Offering (See Note 3, Public Offering), the Board was authorized to issue Class A Units (“Units”), which entitled unitholders to allocations of profits and losses and other items and distributions of cash and other property as was set forth in the Company’s operating agreement, as amended. The Board had the right at any time and from time to time to authorize and cause the Company to create and/or issue equity securities to any person, in which event, all units of a class, group or series would have been diluted in an equal manner as to the other units of such class, group or series, and the Board had the power to amend the operating agreement to allow for such additional issuances and dilution and to make any such other amendments necessary or desirable to reflect such issuances. The holder of each Unit had the right to one vote per Unit on all matters to be voted on by the Members.

Between January 1, 2021 and the Public Offering, the Company sold an additional 5,073,056 Units to existing members resulting in gross proceeds of $5,073,056.

Effective April 1, 2021, the Board approved the issuance of an aggregate of 274,314 Units, of which 140,085 Units were issued to independent contractors and 134,229 Units were issued to Board members as compensation for services provided. Certain of the Units were issued to independent contractors as consideration for services pursuant to existing agreements, which provided for payment of fifty percent in cash and fifty percent in equity (See Note 9, Commitments and Contingencies). The subscription agreements issued to the contractors included a provision that no payments for services rendered after March 31, 2021 will be in the form of equity. Non-cash stock compensation of $924,438 was recognized from these units.

Private Placement

On June 29, 2022, the Company completed the private placement in connection with a securities purchase agreement dated June 26, 2022 (the “Private Placement”). In the Private Placement, the Company received gross cash proceeds of $15,000,000 in connection with the issuance of (i) 1,500,000 shares of common stock and (ii) a warrant to purchase up to 1,500,000 shares of common stock. The Warrant has an exercise price of $11.00 per share and is exercisable until July 21, 2027. Net proceeds amounted to $13,578,551 after issuance costs of $1,421,449.

The Warrant was classified as a liability, and as such, the gross proceeds and issuance costs were allocated to the Warrant liability based on its fair value with the residual being allocated to the common stock, resulting in the allocation of gross proceeds of $13,995,000 and $1,005,000 to the Warrant liability and common stock, respectively, and issuance costs of $1,326,212 and $95,237 were charged to expense and additional paid-in-capital respectively.

On July 21, 2022, the Company’s registration statement on Form S-1 relating to the resale of 3,000,000 shares of common stock by the selling stockholder listed in the prospectus (including 1,500,000 shares of common stock issued in the Private Placement and 1,500,000 shares of common stock issuable upon the exercise of the outstanding Warrant acquired in the Private Placement) was declared effective by the SEC. The Company will not receive any proceeds in connection with the sale of common stock by the selling stockholder but will receive the exercise price of the Warrant to the extent the Warrant is exercised by the selling stockholder. In conjunction with the Private Placement, the Company entered into a registration rights agreement whereby the Company is required to register for resale and maintain the effectiveness of the registration statement which registers the resale of shares of common stock held by the selling stockholder. Pursuant to the registration rights agreement, the Company is liable for certain liquidated damages upon failure to comply with such registration rights.

The Company measures the warrant at fair value by using the Black-Scholes model in each reporting period until it is exercised or expired, with changes in the fair values being recognized in the Company’s statement of operations .The Company performed a valuation of the new warrant and determined its fair value at issuance to be $13,995,000, expected term 5.26 years, equity volatility 90% and risk-free rate of return 3.2%. The fair value, as of December 31, 2022, was $3,372,000, expected term 4.74 years, equity volatility 125% and risk-free rate of return 4%.

The Company issued a purchase option to the underwriters (the “Underwriter Option”) exercisable within five years of its IPO for 5.0% of the shares of its common stock issued in the IPO, or 125,700 shares of its common stock, at an exercise price of $12.50 per share. On June 21, 2022, 31,192 shares of the Company’s common stock was issued on a cashless basis pursuant to the Underwriter Option.

12.	Loss Per Common Share

Basic net loss per common share is computed using the weighted average common shares outstanding during the year. Diluted net loss per common share reflects the potential dilution from assumed conversion of all dilutive securities such as unvested restricted stock units and warrants using the treasury stock method. When the effects of the outstanding restricted stock units and warrants are anti-dilutive, they are not included in the calculation of diluted net loss per common share.

The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2022 and 2021:

	2022	2021
Net loss	$(6,168,931)	$(7,923,607)
Basic weighted average common shares	14,676,369	10,675,765
Diluted weighted average common shares	14,676,369	10,675,765
Basic net loss per common share	$(0.42)	$(0.74)

	Year Ended
	December 31,
	2022	2021
Outstanding Warrants	1,500,000	—
Restricted stock units, including market based RSUs	1,451,448	626,268
Total	2,951,448	626,268

13.	Income Taxes

Income tax benefit consisted of the following:

	December 31, 2022	December 31, 2021
Current Expense:
Federal	$—	$—
State	—	—
	—	—
Deferred Benefit:
Federal	414,299	266,278
State	86,955	53,860
	501,254	320,138
Total Income Tax Benefit	$501,254	$320,138

The significant components of the Company’s deferred tax assets and liabilities at December 31, 2022 and at December 31, 2021 are as follows:

	December 31, 2022	December 31, 2021
Federal Net Operating Loss	$1,938,600	$205,018
State Net Operating Loss	219,293	42,419
Capitalized R&D	501,533	—
Fixed Assets	(506,458)	(536,567)
Tax Credits	67,911	5,968
Stock Compensation	782,991	66,822
Accrued Compensation and Other Expenses	94,811
Right of Use Assets	(388,355)	—
Lease Liability	395,297	—
Other	547	217
Prepaid Expenses	(160,854)	(285,131)
Total gross deferred tax assets/(liabilities)	2,945,316	(501,254)
Less valuation allowance	(2,945,316)	—
Net deferred tax assets/(liabilities)	$—	$(501,254)

A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2022	December 31, 2021
Federal Statutory Rate	21.0%	21.00%
Permanent Differences	(0.07)%	(0.10)%
Transaction Costs	(9.69)%	—
State Taxes	6.06%	4.32%
Credits	0.93%	0.48%
Valuation Allowance	(44.16)%	—
Change in Fair Value of Warrant Liability	33.4%	—
Effective Tax Rate	7.51%	25.70%

At December 31, 2022, the Company had federal and state net operating loss (NOL) carryforwards of approximately $9,231,000 and $6,908,000, respectively. The federal and state net operating losses (“NOL’s”) were generated after 2017 and can be carried forward indefinitely. At December 31, 2022, the Company had federal research and development (R&D) credit carryforwards of approximately $68,000. If not utilized, the federal R&D credits will begin to expire in 2041.

In assessing the realizability of the net deferred tax assets, the Company considers all relevant positive and negative evidence to determine whether it is more likely than not that some portion of the deferred income tax will not be realized. The realization of the gross deferred tax assets is dependent on several factors, including the generation of sufficient taxable income prior to expiration of the net operation loss carryforwards. At December 31, 2022, the Company has recorded a full valuation allowance against its net deferred tax assets of approximately $2,945,000. The change in the valuation allowance during the year ended 2022 was approximately $2,945,000.

Sections 382 and 383 of the Internal Revenue Code, and similar state regulations, contain provisions that may limit the NOL carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period, the amount of the NOL carryforwards that the Company may utilize in any one year may be limited. The Company has not undertaken a formal analysis to determine if a change in ownership occurred during 2022 or 2021.

Entities are also required to evaluate, measure, recognize and disclose any uncertain income tax provisions taken on their income tax returns. The Company has analyzed its tax positions and has concluded that as of December 31, 2022, there were no uncertain positions. The Company’s U.S. federal and state net operating losses have occurred since its inception in 2009 and as such, tax years subject to potential tax examination could apply from that date because the utilization of net operating losses from prior years opens the relevant year to audit by the IRS and/or state taxing authorities. Interest and penalties, if any, as they relate to income taxes assessed, are included in the income tax provision. The Company did not have any unrecognized tax benefits and has not accrued any interest or penalties for the 12 months ended December 31, 2022 and 2021.

14.	Business Combination

On October 1, 2022, the Company acquired GSI Technology, a company focused on deploying an analytics-based approach to indoor air quality by monitoring real-time air quality and work safety conditions in an innovative, integrated dashboard offering air quality, human capital and security for a purchase consideration of $350,000 in cash and the issuance of 88,104 shares of common stock, or $276,647 based on the fair value at closing. The full purchase price of $626,647 has been allocated to goodwill as the Company has determined that the fair value of assets acquired and liabilities assumed was zero. The transaction costs incurred in connection with this acquisition amounted to $87,865 and are included in the selling, general and administrative expenses.

The most valuable asset acquired was the assembled workforce (two founders) and subsumed as part of the transaction. The intent of acquiring GSI Technology was to support and drive the Company’s Public Sector and Enterprise IAQ sales and business development efforts. Historical revenues of GSI Technology were minimal and its customer base was not comprised of long-term contracts with high percentages of renewals to which value could be placed upon customer contracts. By the time the transaction closed, the Company had already concluded that GSIs underlying technology was still in alpha stage and unproven. Additionally, the

Company completed the merger with Molekule Inc. whereby that underlying technology would be the foundation of the Company prospectively. GSI Inc. hasn’t generated any revenue since acquisition.

15.	Subsequent Events

Acquisition of Molekule Inc.

On January 12, 2023, the Company completed the acquisition of Molekule, Inc., which produces and sells air purification devices that can be used by both consumer and commercial users. These air purifiers incorporate the patented technology, photoelectrochemical oxidation (“PECO”), to capture and destroy a wide range of organic material, such as bacteria, viruses, mold and volatile organic compounds.

The Company’s mission is to establish itself as the leader in creating a safe indoor environment, free of dangerous pathogens, particles, allergens, mold and fungi, for the healthcare, commercial office, educational and transportation marketplaces. The Company’s goal is to become the leading provider of airborne pathogen-eradication solutions, through the application of air sanitization using its UV-C LED and UV light and filtration media technologies, and to create comprehensive solutions for at-risk enclosed spaces across hospitals, outpatient treatment facilities, universities and schools, senior living and nursing homes, non-hospital healthcare facilities, commercial buildings and the human transport and travel industries.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated October 3, 2022 by and among the Company, Air King Merger Sub Inc., a Delaware corporation and direct wholly-owned subsidiary of the Company (“Merger Sub”), and Molekule, Inc., a Delaware corporation (“Molekule”), providing for, among other things, and subject to the terms and conditions therein, an all-stock merger transaction pursuant to which Merger Sub will merge with and into Molekule, with Molekule continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Merger”).

At the effective time of the Merger (the “Effective Time”), the outstanding shares of Molekule common stock, par value $0.0001, that were issued and outstanding immediately prior to the effective time of the Merger (the “Molekule Common Stock”) (including shares of Molekule Common Stock resulting from the conversion of Molekule’s eligible preferred stock, but excluding dissenting shares and shares held in treasury), were converted automatically into, and the holders of such shares of Molekule Common Stock were entitled to receive, by virtue of the Merger and upon the terms and subject to the conditions set forth in the Merger Agreement, 14,907,210 fully paid and nonassessable shares of Company common stock, par value $0.01 per share (the “Company Common Stock”), that resulted in the Molekule stockholders in the aggregate, after taking into account the Company Common Stock underlying In-the-Money Company Warrants (as defined in the Merger Agreement) and the grants of restricted stock units (“RSUs”) by the Company to certain continuing Molekule employees which were deemed vested and outstanding as of immediately following the Effective Time, holding 49.5% of the Outstanding Shares (as defined in the “Merger Agreement’) (the “Merger Consideration”). Immediately following the closing of the merger, there were 30,427,750 shares of Company Common Stock outstanding, which does not include Company Common Stock that may be issued upon the vesting of RSUs.

At the Effective Time, each in-the-money Molekule warrant, by virtue of the Merger and without further action on the part of the holder thereof, converted into the right to receive, for each share of Molekule Common Stock subject to such in-the-money Molekule warrant (including shares of Molekule Common Stock issuable upon conversion of any Molekule preferred stock issuable upon exercise of any Molekule warrant), a portion of the Merger Consideration equal to the Merger Consideration that would have been payable in respect of such share had such in-the-money Molekule warrant been exercised immediately prior to the Effective Time less the exercise price with respect to such warrant. Each Molekule warrant issued and outstanding as of the Effective Time that was not an in-the-money Molekule warrant was automatically cancelled and terminated for no consideration immediately prior to the Effective Time.

At the Effective Time, each outstanding option to acquire Molekule Common Stock was cancelled and terminated for no consideration. Any shares of Molekule Common Stock that were available for issuance pursuant to Molekule’s 2015 stock plan (the “Residual Shares”) were converted at the Effective Time into the number of shares of Company Common Stock equal to the product of the number of such Residual Shares and the exchange ratio determined in accordance with the Merger Agreement (the “Assumed Shares”). The Company may issue the Assumed Shares after the Effective Time pursuant to the settlement of any equity awards granted under the Molekule 2015 stock plan, AeroClean’s 2021 Incentive Award Plan or any other AeroClean equity plan.

The initial purchase price allocation for the acquisition is expected to be completed by the end of the first quarter of 2023.

Upon closing of the acquisition of Molekule, Inc. on January 12, 2023, the Company assumed indebtedness under (1) a Loan and Security Agreement with Silicon Valley Bank, (2) a Mezzanine Loan and Security Agreement with Silicon Valley Bank and (3) a Facility Term Loan with Trinity Capital.

Senior Term Loan. In June 2016, Molekule, Inc. entered into a Loan and Security Agreement with SVB (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Senior Term Loan”). The Company became a co-borrower under this agreement upon the closing of the Molekule Merger. At the closing of the Molekule Merger, the outstanding principal balance under the Senior Term Loan was $4.4 million. The Senior Term Loan bears interest at an annual rate equal to the greater of (x) the Prime Rate plus 1% or (y) 4.25%. As of the date of this Annual Report, the interest rate was 9.0% per year. The maturity date for the Senior Term Loan is April 1, 2026. Interest is payable monthly in arrears. The principal is repayable in 36 equal monthly installments beginning on May 1, 2023. The Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants (including financial covenants), events of default and termination provisions. The financial covenants include requirements to maintain a minimum cash balance of $2.0 million and an annual revenue target of $50.0 million for the calendar year ending December 31, 2023. Revenue targets for periods occurring after December 31, 2023 shall be mutually agreed by the Company and SVB. The Company also is required to maintain its primary operating and other deposit accounts and securities accounts with SVB and its affiliates.

Mezzanine Term Loan. In March 2021, Molekule, Inc. entered into a Mezzanine Loan and Security Agreement with SVB, pursuant to which SVB issued to Molekule, Inc. a $30.0 million mezzanine term loan (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Mezzanine Term Loan”), consisting of a Mezzanine Term Loan A tranche of $15.0 million and a Mezzanine Term Loan B tranche of $15.0 million. The Company became a co-borrower under this agreement upon the closing of the Molekule Merger. As of the December 31, 2022, the outstanding principal balance under the Mezzanine Term Loan was $30.0 million. The Mezzanine Term Loan bears interest at a floating rate per annum equal to the greater of (x) the Prime Rate plus 6.00% or (y) 9.25%. As of the date of this Annual Report, the interest rate was 14.0% per year. The Mezzanine Term Loan Tranche A matures in March 2027 and the Mezzanine Term Loan B matures in March 2028. Interest is payable monthly in arrears. The principal of Mezzanine Term Loan Tranche A is repayable in 36 equal monthly installments beginning on April 1, 2024. The principal of Mezzanine Term Loan B Tranche is repayable in 36 equal monthly installments beginning on April 1, 2025. The Mezzanine Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants (including financial covenants), events of default and termination provisions. The financial covenants include requirements to maintain a minimum cash balance of $2.0 million and an annual revenue target of $50.0 million for the calendar year ending December 31, 2023. Revenue targets for periods occurring after December 31, 2023 shall be mutually agreed by the Company and SVB. The Company also is required to maintain all of its deposit accounts, the cash collateral account and excess cash with SVB and its affiliates.

Facility Term Loan. In June 2020, Molekule, Inc. entered into a Facility Term Debt Agreement (the “Facility Term Loan”) with Trinity for the ability to draw down lease financing related to funding the build out of its filter manufacturing plant. The Company became a co-lessee under this agreement upon the closing of the Molekule Merger. Molekule, Inc. drew down $2.9 million in June 2020, $0.6 million in September 2020, $0.9 million in December 2020 and $0.5 million in August 2021. Principal and interest are paid monthly with the principal being repaid in equal monthly installments from the month after the amount was drawn until April 1, 2026, with the last two months payments having been made at the inception of each loan. At the end of the term, Trinity also requires the Company to pay down an additional 10% of the total term draw down amount, which results in an additional payment of $0.4 million in total for all the draws. This additional payment is being accreted to the total outstanding amount over the term of the Facility Term Loan and resulted in an incremental $0.3 million of long-term debt to Trinity as of the closing of the Molekule Merger. At the closing of the Molekule Merger, the outstanding principal balance under the Facility Term Loan was $2.6 million. The Facility Term Loan contains customary representations and warranties, affirmative and negative covenants and event of default provisions.

On March 10, 2023, SVB was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. At the time of the closure and as of the date of this Annual Report, the Company held assets in securities in sweep accounts purchased through SVB but managed in segregated custodial accounts by a third-party asset manager. On March 13, 2023, the FDIC announced that all of SVB’s deposits and substantially all of its assets had been transferred to a newly created, full-service FDIC-operated bridge bank, SVBB. SVBB assumed all loans that were previously held by SVB. On March 27, 2023, First-Citizens

Bank & Trust Company assumed all of SVBB’s customer deposits and certain other liabilities and acquired substantially all of SVBB’s loans and certain other assets from the FDIC.

While the Company has had full access to the assets in its sweep accounts since March 13, 2023, it may be impacted by other disruptions to the U.S. banking system caused by the recent developments involving SVB, including potential delays in its ability to transfer funds and potential delays in making payments to vendors while new banking relationships are established.

Acquisition of Aura Smart Air

On February 26, 2023, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Avatar Merger Sub Ltd., an Israeli company and wholly owned subsidiary of the Company (“Merger Sub”), and Aura Smart Air Ltd., an Israeli company listed on the Tel Aviv Stock Exchange (the “TASE”) and the creator of a proprietary, software, sensor and IoT-enabled data-driven air purification system (“Aura”).

The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, and in accordance with the Israeli Companies Law, Merger Sub shall be merged with and into Aura, and Aura will continue as a wholly owned subsidiary of the Company (the “Merger”). At the closing of the Merger, upon the terms and subject to the conditions set forth in the Agreement, each ordinary share of Aura issued and outstanding immediately prior to the closing of the Merger will be converted into the right to receive from Molekule a number of validly issued, fully paid and nonassessable shares of Molekule common stock equal to (A) 3,519,105, divided by (B) the aggregate number of issued and outstanding Aura ordinary shares as of the closing of the Merger, in each case without interest (the “Merger Consideration”). Any fractional shares of Molekule common stock will be rounded down.

Each of Molekule, Merger Sub and Aura has provided customary representations, warranties and covenants in the Agreement. The completion of the Merger is subject to various closing conditions, including Aura obtaining the requisite shareholder approval and an Israeli tax ruling regarding withholding tax, Molekule’s registration statement on Form S-4 being declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and the Israel Securities Authority (the “ISA”) and the listing of the Molekule common stock on the TASE. The Agreement contains customary termination rights for both the Company and Aura. Both the Company and Aura have the right to terminate the Agreement if the closing of the Merger does not occur on or before September 30, 2023.

The Merger is expected to close early in the second half of 2023.

Condensed Financial Statements (Unaudited)

MOLEKULE GROUP, INC. AND SUBSIDIARIES (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$7,285,691	$22,062,657
Restricted Cash	1,115,890	—
Accounts receivable, net	1,014,072	36,188
Prepaid expenses and other current assets	1,356,895	665,395
Inventories	29,692,204	2,020,713
Total current assets	40,464,752	24,784,953
Property and equipment, net	10,713,155	2,119,134
Intangible assets, net	45,616,856	—
Goodwill	20,680,212	626,647
Operating lease right-of-use asset	10,822,618	1,606,485
Other assets	186,290	21,667
Total assets	$128,483,883	$29,158,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,800,035	$3,220,082
Accrued expenses and other current liabilities	4,634,947	1,228,402
Current operating lease liability	2,557,105	113,769
Notes payable, current portion	2,394,421	—
Total current liabilities	20,386,508	4,562,253
Long-term liabilities:
Warrant liability, at fair value	1,646,000	3,372,000
Notes payable, net of current portion	33,858,415	—
Long-term operating lease liability	8,854,367	1,521,431
Total liabilities	64,745,290	9,455,684
Stockholders’ equity:
Common stock, $0.01 par value per share; 110,000,000 shares authorized; 30,427,750 and 15,496,932 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	304,277	154,969
Additional paid-in capital	81,284,515	27,465,024
Accumulated deficit	(17,850,199)	(7,916,791)
Total stockholders’ equity	63,738,593	19,703,202
Total liabilities and stockholders’ equity	$128,483,883	$29,158,886

See accompanying notes to unaudited condensed consolidated financial statements.

MOLEKULE GROUP, INC. AND SUBSIDIARIES (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Product revenues	$8,349,422	$6,733
Cost of sales	4,674,259	3,764
Gross profit	3,675,162	2,969
Operating expenses:
Selling, general and administrative	13,665,614	2,142,224
Research and development	243,779	531,483
Total operating expenses	13,909,393	2,673,707
Loss from operations	(10,234,231)	(2,670,738)
Change in fair value of warrant liability	1,726,000	—
Interest expense	(1,248,677)	—
Other expense	(176,498)	—
Total other income	300,825
Loss before income tax benefit	(9,933,406)	(2,670,738)
Income tax benefit	—	92,774
Net loss	$(9,933,406)	$(2,577,964)
Net loss per share:
Basic and diluted	$(0.35)	$(0.19)
Weighted-average common shares outstanding:
Basic and diluted	28,889,604	13,877,636

See accompanying notes to the unaudited condensed consolidated financial statements.

MOLEKULE GROUP, INC. AND SUBSIDIARIES (f/k/a AEROCLEAN TECHNOLOGIES, INC.) CONDENSED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

THREE MONTHS ENDED MARCH 31, 2023:

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2022	15,496,932	$154,969	$27,465,024	$(7,916,792)	$19,703,202
Acquisition of Molekule, Inc.	14,930,818	149,308	52,316,767	—	52,466,075
Stock-based compensation	—	—	1,502,724	—	1,502,724
Net loss	—	—	—	(9,933,406)	(9,933,406)
Balance, March 31, 2023	30,427,750	$304,277	$81,284,515	$(17,850,199)	$63,738,593

THREE MONTHS ENDED MARCH 31, 2022:

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2021	13,877,636	$138,776	$23,319,499	$(1,747,860)	$21,710,415
Issuance of common stock	—	—	670,838	—	670,838
Net loss	—	—	—	(2,577,964)	(2,577,964)
Balance, March 31, 2022	13,877,636	$138,776	$23,990,337	$(4,325,824)	$19,803,289

See accompanying notes to the unaudited condensed consolidated financial statements.

MOLEKULE GROUP, INC. AND SUBSIDIARIES (f/k/a AEROCLEAN TECHNOLOGIES, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,933,406)	$(2,577,964)
Adjustments to reconcile net loss to net cash used in operating activities:	—	—
Change in fair value of warrant liability	(1,726,000)	—
Deferred tax benefit	—	(92,774)
Depreciation and amortization	1,180,880	35,827
Equity-based compensation	1,502,724	670,838
Provision for doubtful accounts	2,107	—
Inventory reserve provision	(159,369)	—
Non-cash lease expense	528,867	—
Amortization of debt discounts	83,471	—
Changes in operating assets and liabilities:
Accounts receivable	(600,990)	170,879
Inventories	(695,397)	(72,824)
Other current and non-current assets	852,701	301,970
Accounts payable	(4,514,233)	(490,827)
Accrued expenses and other liabilities	(2,044,554)	227,398
Operating lease liabilities	(520,828)	—
Net cash used in operating activities	(16,044,027)	(1,827,477)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(433,167)	(28,075)
Cash acquired in acquisition of Molekule Inc.	2,988,086	—
Net cash provided by investing activities	2,554,919	(28,075)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(171,967)	—
Net cash provided by financing activities	(171,967)	—

Net decrease in cash	(13,661,075)	(1,855,552)
Cash and restricted cash, beginning of period	22,062,657	19,629,649
Cash and restricted cash, end of period	$8,401,581	$17,774,097

Supplemental schedule of non-cash activities:
Cash paid for interest	$1,247,267	$—

Supplemental schedule of investing activities:
Net asset acquired from Molekule Inc.	$52,466,073	$—

See accompanying notes to unaudited condensed consolidated financial statements.

MOLEKULE GROUP, INC.

(f/k/a AEROCLEAN TECHNOLOGIES, INC.)

NOTES TO CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(Unaudited)

1.  Description of Business

Description of Business

Molekule Group, Inc. (f/k/a AeroClean Technologies, Inc.) (the “Company”) was initially formed as CleanCo Bioscience Group LLC (“CBG”) in the State of Florida on September 2, 2011. Subsequent to its formation, CBG established a team of scientists, engineers and medical experts to provide solutions for the challenges posed by harmful airborne pathogens and resultant hospital acquired infections. On September 15, 2020, CBG converted into AeroClean Technologies, LLC as a Delaware limited liability company. On November 23, 2021, AeroClean Technologies, LLC incorporated in the state of Delaware as AeroClean Technologies, Inc. The Company is an interior space air purification technology company with an immediate objective of initiating full-scale commercialization of its high-performance interior air sterilization and disinfection products for the eradication of coronavirus and other harmful airborne pathogens. The Company was established to develop technology-driven, medical-grade air purification solutions for hospitals and other healthcare settings. The company is headquartered in Palm Beach Gardens, Florida.

On January 12, 2023, in connection with the acquisition of Molekule, Inc. (“Legacy Molekule”), the Company changed its name from AeroClean Technologies, Inc. to Molekule Group, Inc. (see Note 3). With the acquisition of Legacy Molekule, the Company is engaged in the manufacturing and selling of air purifiers and filters primarily in the United States, but also in Canada directly to consumers, through retail and distribution, and to commercial and enterprise customers. During 2020, Legacy Molekule began selling directly to distributors in Japan and South Korea. During 2021, Legacy Molekule also began selling directly to consumers in Europe. In 2022, sales continued to be primarily within the United States. Legacy Molekule incorporated in the state of Delaware in February 2015 as Transformair, Inc. and changed its name to Molekule, Inc. through an amendment to its articles of incorporation in June 2016. The accompanying condensed consolidated financial statements include the results of Legacy Molekule and its wholly owned subsidiary in the current period from the date of acquisition (January 12, 2023) and as of the most recent balance sheet date (March 31, 2023) and GSI Germsweepusa Inc. (doing business as GSI Technology) (“GSI Technology”), which was acquired in 2022.

Liquidity and Going Concern

The provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern (ASC 205-40) require management to assess an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. In each reporting period (including interim periods), an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity’s ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.

The Company incurred a net loss of $9,933,406 and its net cash used in operating activities was $16,044,027 for the quarterly period ended March 31, 2023. In addition, the Company’s accumulated deficit was $17,850,199 at March 31, 2023. The Company’s recurring losses from operations, recurring cash used in operating activities, accumulated deficit, expected working capital needs to fund its combined operations and new debt obligations as a result of the acquisition of Molekule, Inc. in January 2023 (see Note 3), raise substantial doubt about its ability to continue as a going concern. The Company’s ability to fund its operations is dependent upon management’s plans, which include raising capital, managing costs and generating sufficient revenues to offset costs. There can be no assurances that the Company will be able to secure any such additional financing on acceptable terms and conditions, or at all. Accordingly, management has concluded there is substantial doubt as to the Company’s ability to continue as a going concern within one year after the date the financial statements are issued.

COVID-19 Pandemic

The Company continues to monitor developments regarding COVID-19 and its variants, which have impacted and could continue to adversely impact global commercial activity and have contributed to significant declines and volatility in financial markets. The Company’s ongoing research and development activities, including development of product prototypes and manufacturing activities, are all conducted in the United States, and as a result, the Company has been able to mitigate some of the adverse impact of the COVID-19 pandemic on its global supply chain.

The Company continues to actively monitor the situation and may take further actions that impact operations as may be required by federal, state or local authorities or that the Company determines is in the best interests of its employees, customers, suppliers and stockholders. As of the date of issuance of these financial statements, the pandemic presents uncertainty and risk as the Company cannot reasonably determine or predict the nature, duration or scope of the overall impact the COVID-19 pandemic will have on its business, results of operations, liquidity or capital resources.

2.  Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC U. S. Securities and Exchange Commission (the “SEC”) and include the Company’s wholly owned subsidiaries, GSI Technology for the current period and Legacy Molekule. since January 12, 2023. All significant intercompany accounts and transactions have been eliminated in consolidation.

Accordingly, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The condensed consolidated balance sheet as of March 31, 2023 has been derived from the Company’s unaudited consolidated financial statements at such date. All adjustments that, in the opinion of the Company’s management, are considered necessary for a fair presentation of the results of operations for the periods shown have been reflected in these unaudited condensed consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of the results expected for the full 2023 fiscal year or for any future period. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2022, contained in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2022.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Significant estimates in these financial statements include those related to the fair value of equity-based compensation, revenue recognition, the incremental borrowing rate for leases, fair value of warrant liability, valuation in connection with business combination and deferred tax valuation allowance. On an ongoing basis, the Company evaluates its estimates, judgments and methodologies. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Due to the inherent uncertainty involved in making estimates, actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with maturities at the date of investment of not more than three months. The Company held no cash equivalents as of March 31, 2023 and 2022.

Restricted Cash

The Company had a restricted cash balance of $1,115,890 as of March 31, 2023 and nil as of December 31, 2022. The restricted cash balance constitutes collateral pursuant to the terms of an office lease. The restricted cash balance is held in a separate bank account.

Revenue Recognition

The Company recognizes revenues related to sales of products upon the customer obtaining control of promised goods, in an amount that reflects the consideration that is expected to be received in exchange for those goods. To determine revenue recognition for arrangements within the scope of ASC Topic 606, Revenue from Contracts with Customers, the following five steps are performed: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company generates substantially all its revenue from sales contracts with customers. While the Company enters into separate sales contracts with each customer, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. Sales of purifier devices and filters are separate performance obligations. The Company allocates the transaction price to filters based upon their standalone sales price. The transaction price allocated to the device is estimated based on the residual method, as the devices do not have an established standalone sales price and are never sold without filters.

All performance obligations are satisfied within one year; therefore, costs to obtain contracts are expensed as incurred. There is no financing component because the Company expects, at contract inception, the period between when the Company transfers product to the customer and when the customer pays for the product will be less than one year. Sales terms allow for the right of return, and the Company has recorded a related reserve based on historical, as well as post year-end, activity. Customers may, for any reason, return the product within 30 days for a full refund, excluding shipping charges. The Company establishes a liability for expected returns representing the amount of consideration the entity does not expect to be entitled to because it will be refunded to customers. The refund liability is remeasured at each reporting date to reflect changes in the estimate, with a corresponding adjustment to revenues. The Company satisfies the performance obligations and records revenues when transfer of control has passed to the customer based on the terms of sale. A customer is considered to have control once they are able to direct the use and receive substantially all of the benefits of the product.

Sales taxes collected from customers are not recorded within revenues and are remitted to the taxing authorities periodically. Shipping and handling are recorded in revenues and cost of revenues on the Statements of Operations and are charged to customers at varying rates.

The Company recognized revenue of $8,349,422 and $6,733 in the three months ended March 31, 2023 and 2022 respectively.

Warranty Cost

The Company provides a three-year warranty on its Pūrgo device and two year warranty for the Legacy Molekule devices. from the date of sale to its customers. The Company’s policy is to record a provision for estimated future costs related to warranty expense when they are probable and reasonably estimable, which is when revenue is recognized. There was a warranty accrual of $385,748 as of March 31, 2023 and nil as of December 31, 2022.

Income Taxes

The Company recognizes and measures its unrecognized tax benefit in accordance with FASB ASC 740, Income Taxes. The Company provides deferred income taxes for temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. Deferred income taxes are computed using enacted tax rates that are expected to be in effect when the temporary differences reverse. Under that guidance, management assesses the likelihood that tax positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period, including the technical merits of those positions. The measurement of unrecognized tax benefits is adjusted when new information is available or when an event occurs that requires a change. At March 31, 2023 and December 31 2022, the Company did not identify any uncertain tax positions taken or expected to be taken in an income tax return that would require adjustment to, or disclosure in, its financial statements.

Research & Development Expenses

Research and development expenses are expensed as incurred and consist principally of contract labor and third-party engineering, product development and testing costs related to the development of medical grade air purification devices and related components as well as concepts for future product development.

Stock-Based Compensation

The Company accounts for share-based payments to employees and non-employees in accordance with the provisions of FASB ASC 718, Compensation — Stock Compensation (“ASC 718”). Under ASC 718, the Company measures the share-based compensation cost on the date of grant, based on the fair value of the award, and expense is recognized over the requisite service period.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by review of their current credit information. The Company estimates the allowance for doubtful accounts based on review and analysis of specific customer balances that may not be collectible and how recently payments have been received. The Company also evaluates the need for a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. Accounts are considered for write-off when they become past due and when it is determined that the probability of collection is remote. For more information on the adoption of Topic 326 Current Expected Credit Losses, see Recent Accounting Pronouncements.

Inventories

The Company values inventories at the lower of cost or net realizable value using the first-in, first-out or weighted average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. The costs related to inbound freight, tariffs and fees related to the purchases of inventories, are capitalized as part of the ending inventory, with the net change recorded as a component of cost of revenue.

Fair Value of Financial Instruments

Certain assets and liabilities are carried at fair value in accordance with U.S. GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy that prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1	Valuations based on quoted prices for identical assets and liabilities in active markets.
Level 2

Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or that can be corroborated by observable market data.

Level 3

Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At March 31, 2023 and December 31, 2022, the carrying amounts of the Company’s financial instruments, including cash and restricted cash, prepaid expenses and other current assets, accounts payable and accrued liabilities approximated their respective fair value due to the short-term nature of these instruments.

Financial Instruments – Derivatives

The Company evaluates its financial instruments to determine if the financial instrument itself or any embedded component of a financial instrument potentially qualifies as a derivative required to be separately accounted for in accordance with FASB ASC 815, Derivatives and Hedging . The accounting for warrants issued to purchase shares of common stock of the Company is based on the specific terms of the respective warrant agreement. A warrant classified as a derivative liability is initially measured at its issue-date fair value, with such fair value subsequently adjusted at each reporting period, with the resulting fair value adjustment recognized as other income or expense. Upon the occurrence of an event resulting in the warrant liability being subsequently classified as equity, or the exercise of the warrant or the conversion option, the fair value of the derivative liability will be adjusted on such date-of-occurrence, with such date-of-occurrence fair value adjustment recognized as other income or expense, and then the derivative liability will be derecognized at such date-of-occurrence fair value.

Debt Issuance Costs

Costs incurred in connection with the issuance of any new term debt are treated as debt discount and recorded as a reduction of the debt balance. The Company amortized debt discount costs over the term of the related debt using the effective interest method.

Goodwill and Intangible Assets

The Company has recorded intangible assets, and goodwill, in connection with business combinations. Estimated useful lives of amortizable intangible assets are determined by management based on an assessment of the period over which the asset is expected to contribute to future cash flows.

Business Acquisition Accounting

The Company applies the acquisition method of accounting for those that meet the criteria of a business combination. The Company allocates the purchase price of its business acquisitions based on the fair value of identifiable tangible and intangible assets. The difference between the total purchase consideration and the sum of the fair values of acquired tangible and identifiable intangible assets less the fair value of the liabilities assumed is recorded as goodwill. Transaction costs are expensed as incurred in general and administrative expenses.

Recent Accounting Pronouncements

The Company has reviewed recent accounting pronouncements and, with the exception of the below, concluded they are either not applicable to the business or no material effect is expected on the financial statements as a result of future adoption.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses, which was subsequently amended by ASU No. 2018-19 and ASU No. 2019-10, and which requires the measurement of expected credit losses for financial instruments carried at amortized cost held at the reporting date based on historical experience, current conditions and reasonable forecasts. The updated guidance also amends the current other-than-temporary impairment model for available-for-sale debt securities by requiring the recognition of impairments relating to credit losses through an allowance account and limits the amount of credit loss to the difference between a security’s amortized cost basis and its fair value. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. ASU 2016-13 must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to members’ equity in the period of adoption. The Company adopted ASU 2016-13 and related amendments as of January 1, 2023, and the adoption of the new standard did not have a material impact on the Company’s consolidated financial statements.

3.  Business Combination

On January 12, 2023, the Company completed the acquisition of Legacy Molekule pursuant to the Agreement and Plan of Merger dated as of October 3, 2022 by and among the Company, Air King Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”) and Legacy Molekule (the “Molekule Merger”). Pursuant to the Merger Agreement, Merger Sub merged with and into Legacy Molekule, with Legacy Molekule continuing as the surviving entity and a wholly owned subsidiary of the Company. In connection with the closing of the Molekule Merger , the Company changed its name from AeroClean Technologies, Inc. to Molekule Group, Inc.

At the effective date of the Molekule Merger, the outstanding shares of Legacy Molekule common stock, par value $0.0001, that were issued and outstanding immediately prior to the effective time of the Molekule Merger (the “Legacy Molekule Common Stock”) (including shares of Legacy Molekule Common Stock resulting from the conversion of Legacy Molekule’s eligible preferred stock, but excluding dissenting shares and shares held in treasury), were converted automatically into, and the holders of such shares of Legacy Molekule Common Stock were entitled to receive, by virtue of the Molekule Merger and upon the terms and subject to the conditions set forth in the merger agreement, 14,907,210 fully paid and nonassessable shares of the Company’s common stock, which resulted in the Legacy Molekule stockholders in the aggregate, after taking into account the Company Common Stock underlying In-the-Money Company Warrants 23,608 (as defined in the merger agreement) and the grants of 500,380 RSUs by the Company to certain continuing Legacy Molekule employees that were deemed vested and outstanding as of immediately following the effective time of the Molekule Merger, holding 49.5% of the Outstanding Shares (as defined in the merger agreement). Immediately following the closing of the Molekule Merger, there were 30,427,750 shares of Company Common Stock outstanding, which does not include Company Common Stock that may be issued upon the vesting of RSUs.

Based on the Company’s preliminary purchase price allocation, the excess of the purchase price over the fair value of the identifiable assets acquired approximated $66 million, of which $46 million was allocated to identifiable intangible assets consisting of customer relationships (approximately $3 million), trade name (approximately $27 million), and developed technology (approximately $16 million) and $20 million was allocated to goodwill.

The merger was accounted for under FASB ASC 805, Business Combinations (“ASC 805”). The results of operations for Legacy Molekule are included in the accompanying condensed consolidated statements of operations from the date of acquisition. The valuation of certain assets, principally intangible assets including goodwill and identified intangible assets related to the acquisition, inventory and property plant and equipment is not yet complete, and as such, the Company has not yet finalized its allocation of the purchase price for the acquisition.

The following table summarizes the provisional amounts allocated to the estimated fair values of assets acquired and fair values of liabilities assumed in the Legacy Molekule acquisition in accordance with ASC 805:

Legacy Molekule
Cash and cash equivalents	$2,988,100
Accounts receivable	379,001
Inventories	26,816,725
Prepaid and other current assets	1,138,784
Property, Plant and Equipment	9,481,992
Goodwill	20,053,565
Intangible assets, net	45,890,000
Right of Use Asset	9,744,961
Other long-term assets	220,779
Accounts payable	(12,094,186)
Accrued expenses	(2,744,556)
Accrued sales tax	(513,560)
Notes payable	(36,341,332)
Right of Use - liability	(10,297,100)
Other current and non-current liabilities	(2,257,100)
Total consideration	$52,466,073

On a pro forma basis to give effect to the Molekule merger as if it occurred on January 1, 2022, revenues, net loss and loss per basic share for the three months ended March 31, 2023 and 2022 would have been as follows:

	March 31, 2023	March 31, 2022
	Pro forma	Pro forma
Revenues	$9,519,794	$12,616,816
Net loss	(11,449,924)	(10,506,030)
Loss per diluted share	(0.40)	(0.76)

4.  Financial Instruments Fair Value Measurements

The 2022 Warrant issued in connection with the 2022 Private Placement (as the terms are defined in Note 13) was accounted for as a liability and accordingly the warrant liability is re-measured at each balance sheet date until its exercise or expiration, and any change in fair value is recognized in the Company’s condensed consolidated statement of operations. The fair value of the warrant liability was associated with the 2022 Warrant was $1,646,000 and $3,372,000 at March 31, 2023 and December 31, 2022, respectively. A gain of $1,726,000 was recorded in the unaudited condensed consolidated statement of operations for the three months ended March 31, 2023, resulting from a decrease in the fair value of the warrant liability.

The Company utilizes a Black-Scholes option pricing model to estimate the fair value of the 2022 Warrant, which is considered a Level 3 fair value measurement. The Black-Scholes option-pricing model considers several variables and assumptions in estimating the fair value of financial instruments, including the per-share fair value of the underlying common stock, exercise price, expected term, risk-free interest rate, expected stock price volatility over the expected term, and expected annual dividend yield. Certain inputs utilized in the Company’s Black-Scholes pricing model may fluctuate in future periods based upon factors that are outside of the Company’s control. A significant change in one or more of these inputs used in the calculation of the fair value may cause a significant change to the fair value of the warrant liability, which could also result in material non-cash gain or loss being reported in the accompanying unaudited condensed consolidated statements of operations.

The fair value of the 2022 Warrant was estimated using a Black-Scholes pricing model based on the following assumptions:

At March 31, 2023
Stock price	$1.69
Expiration term (in years)	4.49
Volatility	130.0%
Risk-free rate	3.7%
Dividend yield	0.0%

5.  Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets of $1,356,895 and $665,395 at March 31, 2023 and December 31, 2022, respectively, consisted primarily of prepaid insurance premiums and amounts paid to suppliers and vendors for inventories and retainers for engineering, product development, testing and other services to be performed.

6.  Inventories

Inventories consisted of the following:

	March 31,	December 31,
	2023	2022
Raw materials	$8,118,999	$712,752
Finished goods	14,801,721	1,307,961
Work in process	6,771,484	—
Total inventories	$29,692,204	$2,020,713

7.  Property and Equipment

Property and equipment consisted of the following:

	Useful Life	March 31,	December 31,
	(Years)	2023	2022
Leasehold improvements	Lesser of useful life or lease term	$2,424,079	$847,217
Machinery and tooling	7	7,741,001	1,270,652
Furniture and equipment	3 - 10	260,571	241,835
Software	2-3	433,167	—
		10,858,818	2,359,704
Less: accumulated depreciation		1,148,306	240,570
		9,710,512	2,119,134
Construction in progress		1,002,643	—
		$10,713,155	$2,119,134

Property and equipment are stated at cost and depreciated generally under the straight-line method over their estimated useful lives (or the lesser of the term of the lease for leasehold improvements, as appropriate), except for tooling, which is depreciated utilizing the units-of-production method. Depreciation expense was $907,736 and $35,827 for the three months ended March 31, 2023 and 2022, respectively.

8.  Goodwill and Intangible Assets

Goodwill

Goodwill was $20,680,212 as of March 31, 2023 compared to $626,647 as of December 31, 2022.

Intangible Assets

Identifiable intangible assets were $45,890,000 and amortization expense associated with identifiable intangible assets was $273,144 for the three months ended March 31, 2023 and nil for 2022. The Company currently expects to recognize amortization expense related to intangible assets of approximately $904,000 in each of the next five fiscal years. The future amortization amounts are estimates. Actual future amortization expense may be different due to future acquisitions, impairments, changes in amortization periods or other factors.

The following sets forth the intangible assets by major asset class as of March 31, 2023, all of which were acquired through business purchase transactions:

	Useful Life	Original	Accumulated	Net Book
	(Years)	Cost	Amortization	Value
Trademark	Indefinite	$26,980,000	$—	$26,980,000
Internally-developed software	15	15,660,000	226,200	15,433,800
Customer Relationships	15	3,250,000	46,944	3,203,056
		$45,890,000	$273,144	$45,616,856

9.  Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31,	December 31,
	2023	2022
Accrued wages and bonus	$861,142	$514,169
Research and development	238,000	47,547
Professional and consulting fees	392,000	16,876
Accrued legal fees	2,218,817	439,901
Other accrued liabilities	539,240	209,909
Total accrued expenses and other current liabilities	$4,634,947	$1,228,402

10.  Notes Payable and Revolving Line of Credit

Notes payable and revolving line of credit consisted of the following:

	March 31,	December 31,
	2023	2022
Senior term loan	$4,430,556	$—
Facility term loan	2,455,144	—
Mezzanine term loan	30,000,000	—
	36,885,700	—
Less: Unamortized debt issuance fees	632,864	—
Less: current portion	2,394,421	—
Total long-term notes payable	$33,858,415	$—

Senior Term Loan

In June 2016, Legacy Molekule entered into a Loan and Security Agreement with Silicon Valley Bank, a division of First Citizens Bank (“SVB”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Senior Term Loan”). As of March 31, 2023, the outstanding principal balance under the Senior Term Loan was $4.4 million. The Senior Term Loan bears interest at an annual rate equal to the greater of (x) the Prime Rate plus 1% or (y) 4.25%. As of March 31, 2023, the interest rate was 4.25% per year. The maturity date for the Senior Term Loan is April 1, 2026. Interest is payable monthly in arrears. The principal is repayable in 36 equal monthly installments beginning on May 1, 2023. The Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants (including financial covenants), events of default and termination provisions.

Mezzanine Term Loan

In March 2021, Legacy Molekule entered into a Mezzanine Loan and Security Agreement with SVB, pursuant to which SVB issued to Legacy Molekule a $30.0 million mezzanine term loan (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Mezzanine Term Loan”), consisting of a Mezzanine Term Loan A tranche of $15.0 million and a Mezzanine Term Loan B tranche of $15.0 million. As of March 31, 2023, the outstanding principal balance under the Mezzanine Term Loan was $30 million. The Mezzanine Term Loan bears interest at a floating rate per annum equal to the greater of (x) the Prime Rate plus 6.00% or (y) 9.25%. As of March 31, 2023, the interest rate was 9.25% per year. The Mezzanine Term Loan A tranche matures in March 2027 and the Mezzanine Term Loan B tranche matures in March 2028. Interest is payable monthly in arrears. The principal of the Mezzanine Term Loan A tranche is repayable in 36 equal monthly installments beginning on April 1, 2024. The principal of the Mezzanine Term Loan B Tranche is repayable in 36 equal monthly installments beginning on April 1, 2025. The Mezzanine Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants (including financial covenants), events of default and termination provisions.

Both the Senior Term Loan and Mezzanine Term Loan include financial covenant requirements to maintain a minimum cash balance of $2.0 million and an annual revenue target of $50.0 million for the calendar year ending December 31, 2023. Revenue targets for periods occurring after December 31, 2023 shall be mutually agreed by the Company and SVB. The Company is also required to maintain its primary operating and other deposit accounts and securities accounts with SVB and its affiliates.

Facility Term Loan

In June 2020, Legacy Molekule entered into a Facility Term Debt Agreement (the “Facility Term Loan”) with Trinity Capital, Inc. (“Trinity”) in order to obtain financing related to funding the build out of the Company’s filter manufacturing plant. The Company became a co-borrower under this agreement upon the closing of the Molekule Merger. Legacy Molekule drew down $2.9 million in June 2020, $0.6 million in September 2020, $0.9 million in December 2020 and $0.5 million in August 2021. Principal and interest are paid monthly with the principal being repaid in equal monthly installments from the month after the amount was drawn until April 1, 2026, with the last two months’ payments having been made at the inception of each loan. At the end of the term, Trinity also requires the Company to pay down an additional 10% of the total term draw down amount, which results in an additional payment of $0.4 million in total for all the draws. This additional payment is being accreted to the total outstanding amount over the term of the Facility Term Loan and resulted in an incremental $0.3 million of long-term debt to Trinity as of March 31, 2023. As of March 31, 2023, the outstanding principal balance under the Facility Term Loan was $2.4 million. The Facility Term Loan contains customary representations and warranties, affirmative and negative covenants and event of default provisions.

On May 2, 2023, the Company reached an agreement in principal, subject to final documentation, with SVB to amend the mezzanine loan agreement so as to provide for the deferral of principal payments for Mezzanine Term Loan A tranche from April 2024 to April 2025. The Company also reached an agreement in principal with SVB, subject to final documentation, to amend the senior term loan agreement so as to extend the maturity date from April 2026 to March 2028. The amendment of the mezzanine loan agreement to defer principal payments and the amendment of the senior term loan agreement to extend the maturity date will collectively result in a deferral of approximately $6.1 million of principal payments through March 31, 2025 (see note 17).

11.  Commitments and Contingencies

Lease Commitments – On February 1, 2021, the Company entered into a lease with Gardens Bio Science Partners, LLC, an entity controlled by the Company’s co-founder and Chairman of the Company’s Board of Directors (the “Board”) . The leased premises consist of 20,000 square feet of office and warehouse space. The lease has a term of 10 years and an annual base rent of $260,000 subject to escalation of 2.5% on an annual basis. As of March 31, 2023, the future minimum lease payments under this arrangement approximated $2,385,000.

In February 2019, Legacy Molekule entered into a lease agreement for office space in San Francisco, California. The leased premises consist of 38,000 square feet of office space. The lease expires in August 2026. The lease calls for monthly base rental payments of $209,231 commencing in the first month and fixed annual base rental increases of 3%. Rent expense is accounted for on a straight-line basis. Rent expense under this lease was $584,366 for the three months ended March 31, 2023.

The Company leases office, warehouse and lab space under noncancelable leases with various expiration dates through 2026. Rent expense under these leases was $134,123 for the three months ended March 31, 2023. As of March 31, 2023, the future minimum lease payments under this arrangement approximated $10,161,134

Legal Proceedings

From time to time, the Company is subject to legal proceedings in the normal course of operating its business. The outcome of litigation, regardless of the merits, is inherently uncertain. In August 2022, the Company received notice of a complaint filed in the U.S. District Court for the Southern District of New York (the “Court”) by Sterilumen, Inc. (“Sterilumen”), a wholly-owned subsidiary of Applied UV, Inc., in connection with the marketing and sale of the Company’s patented air purification products. In the complaint, the plaintiff alleged trademark infringement, violation of fair competition practices and damages to Sterilumen. On March 13, 2023, the Court dismissed Sterilumen’s claims with prejudice and ruled that the Company’s counterclaims remained extant. The Company subsequently agreed with Sterilumen that Sterilumen will not challenge the Court’s dismissal and will not bring any future claim against the Company alleging infringement from the use of SteriDuct or AeroClean and that the Company will file a notice to dismiss its counterclaims without prejudice. The Company did not establish a contingency reserve related to this matter.

In November 2020, Legacy Molekule was named as the defendant in a class-action complaint in which the plaintiffs alleged that Legacy Molekule misrepresented the capabilities of its products. Legacy Molekule denied all allegations made by the plaintiffs. Without admitting any liability and solely for the purpose of eliminating the uncertainties and expenses of further protracted litigation, Legacy Molekule entered into a class-wide settlement of this matter, where the class was defined to include purchasers who bought Molekule devices from third-party retailers (e.g. Amazon, Best Buy). The settlement required dismissal of all remaining class-action claims against Legacy Molekule. The Court approved this settlement and entered judgment in the matter on January 25, 2022. The settlement is currently being administered with the cash settlement payment of $1,300,000 made in March 2022. As of March 31, 2023, the Company accrued a loss liability of $1,400,000 related to this matter and nil as of December 31, 2022.

The Company enters into agreements with its customers, business partners and other parties in the ordinary course of business that include provisions for the indemnification, holding harmless and defense of indemnified parties of varying scope and terms with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements and out of third-party IP infringement claims. In these circumstances, payment by the Company may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. In addition, the Company has indemnification agreements with its directors and executive officers. As of March 31, 2023, the Company had no other accrued liabilities related to other legal matters.

Indemnities, Commitments and Guarantees – Effective November 1, 2020, the Company executed employment agreements with two key members of management that will continue until terminated by either party. In the event of termination without cause, the Company is obligated to pay the executive their base salary for a period of six months. Further, in the event of termination without cause or resignation for good reason, or a change of control, each as defined in the agreements, within twelve months of such termination or resignation, each of the executives is entitled to accelerated vesting of any outstanding time-based equity awards. The employment agreements provide for a base salary and a discretionary annual bonus to be determined at the sole discretion of the Company’s Board of Managers, for periods prior to the Company’s incorporation in the State of Delaware (the “Corporate Conversion”) when it was a limited liability company, and the Company’s Board of Directors (in either case, the “Board”), for periods following the Corporate Conversion. The Company’s employment agreements generally provide for certain protections in the event of a change of control. These protections generally include the payment of severance under certain circumstances in the event of a change of control. On May 1, 2021, the employment agreements were amended to provide for the eligibility of each executive to receive restricted stock units upon the conversion of the Company to a Delaware corporation. Accordingly, the executives were granted an aggregate of 443,269 restricted stock units contemporaneously with the Public Offering. The Company also had agreements in place with independent contractors whereby the Company was required to compensate the independent contractors fifty percent in cash and fifty percent in equity. The equity consideration was contingent upon future events, including the conversion to a Delaware corporation and a new round of equity financing from third-party sources. On October 3, 2022, the employment agreements were amended in connection with the merger with Legacy Molekule and the executives were granted an aggregate of 732,090 of additional restricted stock units.

Guaranteed Payment – Effective August 10, 2022, Legacy Molekule entered into a Sales Agency Agreement (the “Agency Agreement”) with a company to develop a market for its products in the United States for a period of one year with mutual options to renew annually for up to a term of five years. The Agency Agreement provides for payments on a monthly basis to the agent of an amount equal to the greater of the commissions earned and a guaranteed minimum ranging from $502,500 to $667,500.

Registration Rights Agreement – In connection with the Company’s initial public offering (the “Public Offering”) the Company entered into a registration rights agreement with the Chairman of its Board and each of its other stockholders that held 10% or more of its outstanding common stock immediately upon completion of the Public Offering. On January 12, 2023, this registration rights agreement was amended and restated in connection with the Molekule Merger by and among the Company and certain stockholders of AeroClean Technologies, Inc. and Legacy Molekule (the “Registration Rights Agreement”). The Registration Rights Agreement provides the stockholders party thereto with certain “demand” and customary “piggyback” registration rights. The Registration Rights Agreement provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act of 1933, as amended.

12.  Related Party Transactions

On February 26, 2023, the Company entered into an Agreement and Plan of Merger with Aura Smart Air Ltd. (“Aura”), an Israeli company listed on the Tel Aviv Stock Exchange (See Note 16 for more information). In connection with the transaction, the Company also entered into a Technology Collaboration Agreement and a Co-Distribution Agreement. Under Technology Collaboration Agreement the Company paid $250,000 to Aura for a perpetual license to Aura’s Background Intellectual Property and other Intellectual Property owned or controlled by them for use in, amongst other items, selling Molekule products and services. Additionally, the Company paid $68,182 under the Technology Collaboration Agreement, the monthly payment amount due to Aura, for services as part of the Company’s collaboration with Aura on the statement of work specified in the agreement. The objectives of the statement of work include onboarding Company devices onto the Aura platform, sending and receiving data to the platform and implementing various internet of things and other Aura technologies into the Company’s devices and software.

13.  Stockholders’ Equity

Long-term Incentive Plan

In conjunction with its IPO, on November 23, 2021, the Company adopted the Employee Stock Purchase Plan, the 2021 Incentive Award Plan (the “Long-Term Incentive Plan” or the “LTIP”) and the Non-Employee Directors Stock and Deferred Compensation Plan (collectively, the “Plans”) and has reserved 2,802,273 shares, collectively, for issuance or sale under the Plans. The Board approved an amendment to the LTIP to increase the shares authorized to be issued by 1,500,000, and the evergreen set forth in the LTIP resulted in an increase of 277,552 shares.

The Company’s Compensation Committee has the authority under the LTIP to grant stock options; stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and other forms of equity-based or equity-related awards. Compensation cost is generally recorded on a straight-line basis over the vesting term of the shares based on the grant date value using the closing trading price.

Stock-based compensation expense was $1,502,724 and $670,838 for the three months ended March 31, 2023 and 2022, respectively. During the three months ended March 31, 2023, the Company granted 732,090 restricted stock units to members of management and 650,000 restricted stock units to members of the Board under the LTIP. The total number of restricted stock units issued at March 31, 2023 was 2,791,918.

Unrecognized compensation expense related to restricted stock awards made by the Company was $15,006,636 at March 31, 2023. As of March 31, 2023, the Company had 5,100,085 shares available for issuance under the 2021 Plan.

Number of RSUs
Balance at December 31, 2022	1,451,448
Awarded	4,350,622
Forfeited	(632,832)
Balance at March 31, 2023	5,169,238

A total of 768,715 RSU’s are vested at March 31, 2023.

Private Placement

On June 29, 2022, the Company completed the private placement in connection with a securities purchase agreement dated June 26, 2022 (the “2022 Private Placement”). In the 2022 Private Placement, the Company received gross cash proceeds of $15,000,000 in connection with the issuance of (I) 1,500,000 shares of common stock and (ii) a warrant to purchase up to 1,500,000 shares of common stock, as amended (the “2022 Warrant”). The Warrant had an exercise price of $11.00 per share, which amount was adjusted to $2.00 per share in connection with the 2023 Private Placement (as defined, and further described, in Note 17) and is exercisable until July 21, 2027. Net proceeds amounted to $13,578,551 after issuance costs of $1,421,449.

As the 2022 Warrant was liability classified, the gross proceeds and issuance costs were allocated to the 2022 Warrant liability based on its fair value with the residual being allocated to the common stock, resulting in the allocation of gross proceeds of $13,995,000 and $1,005,000 to the 2022 Warrant liability and common stock, respectively, and issuance costs of $1,326,212 and $95,237 were charged to expense and additional paid in capital, respectively.

On January 27, 2023, the Company’s registration statement on Form S-3 relating to the resale of 3,000,000 shares of common stock by the selling stockholder listed in the prospectus (including 1,500,000 shares of common stock issued in the 2022 Private Placement and 1,500,000 shares of common stock issuable upon the exercise of the outstanding 2022 Warrant acquired in the 2022 Private Placement) was declared effective by the SEC. The Company will not receive any proceeds in connection with the sale of common stock by the selling stockholder but will receive the exercise price of the 2022 Warrant to the extent the 2022 Warrant is exercised by the selling stockholder. In conjunction with the 2022 Private Placement, the Company entered into a registration rights agreement whereby the Company is required to register for resale and maintain the effectiveness of the registration statement that registers the resale of shares of common stock held by the selling stockholder and the shares of common stock issuable upon exercise of the 2022 Warrant. Pursuant to the registration rights agreement, the Company is liable for certain liquidated damages upon failure to comply with such registration rights.

14.  Net Income (Loss) Per Common Share

Basic net income (loss) per common share is computed using the weighted average common shares outstanding during the period. Diluted net income (loss) per common share reflects the potential dilution from the assumed conversion of all dilutive securities such as unvested restricted stock units, the purchase option issued to the underwriters in the Public Offering (the “Underwriter Option”) and the 2022 Warrant using the treasury stock method. When the effects of the outstanding unvested restricted stock units, the Underwriter Option and the 2022 Warrant are anti-dilutive, they are not included in the calculation of diluted net loss per common share.

The following table sets forth the computation of basic and diluted net loss per common share for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Net loss	$(9,933,406)	$(2,577,964)
Basic and diluted weighted average common shares	28,889,604	13,877,636
Basic and diluted net loss per common share	$(0.35)	$(0.19)

The following outstanding common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Three Months Ended
	March 31,
	2023	2022
Outstanding Warrants	1,500,000	—
Restricted stock units	5,169,238	626,268
Total	6,669,238	626,268

15.  Income Taxes

Income tax benefit was $0 and $92,774 for the three months ended March 31, 2023 and March 31, 2022, respectively. The Company has maintained a full valuation allowance on the net deferred tax asset balance as of March 31, 2023. The Company has not recorded the tax purchase accounting entries related to the acquisition of Molekule, Inc. The Company has recorded provisional amounts for the acquisition and adjustments to these amounts could have a significant impact on the tax balances. The Company will complete the tax purchase accounting entries during the measurement period.

16.  Aura Smart Air Merger Agreement

On February 26, 2023, the Company entered into an Agreement and Plan of Merger with Aura Smart Air Ltd. (“Aura”), an Israeli company listed on the Tel Aviv Stock Exchange and the creator of a proprietary, software, sensor and internet-of-things (“IoT”) enabled data-driven air purification system. The Company intends to implement Aura’s advanced software, sensor and IoT technology across its entire product range and in each of its highly developed sales channels, including major global healthcare, commercial and municipal customers seeking multi-location and multi-room, enterprise-wide safe air solutions. Consummation of the merger is subject to customary closing conditions, including among others, the SEC declaring the Company’s registration statement on Form S-4 effective, the listing of the Company’s common stock on the Tel Aviv Stock Exchange, receipt of Aura shareholder approval, receipt of a tax ruling regarding Israeli withholding tax and receipt of all material third party consents. The merger is expected to close early in the second half of 2023.

17.  Subsequent Events

Private Placement

On May 3, 2023, the Company announced that it entered into a securities purchase agreement to sell in a private placement at an aggregate purchase price of approximately $9,971,500, 3,400,000 shares of the Company’s common stock, a Series A Warrant to purchase up to 3,125,000 shares of common stock, a Series B Warrant to purchase up to 6,250,000 shares of common stock and a Pre-Funded Warrant to purchase up to 2,850,000 shares of common stock (the “2023 Private Placement”). The 2023 Private Placement closed on May 5, 2023. The Series A Warrant has an exercise price of $1.60 per share; the Series B Warrant has an exercise price of $1.84 per share; and the Pre-Funded Warrant has an exercise price of $1.60 per share with $1.59 pre-funded at issuance leaving a nominal exercise price of $0.01 per share. The Company obtained stockholder approval as required by Nasdaq rules, but the stockholder approval will not be effective until the Company files an information statement with the SEC, any SEC comments are cleared, the information statement is distributed to our stockholders and a 20-day post-distribution period expires.

In connection with the 2023 Private Placement, the Company also reduced the exercise price of the 2022 Warrant owned by the institutional investor from $11.00 to $2.00 per share.

Debt Modification

On May 2, 2023, the Company reached an agreement in principle, subject to final documentation, with SVB to amend the mezzanine loan agreement so as to provide for the deferral of principal payments from April 2024 to April 2025. The Company also reached an agreement in principle with SVB, subject to final documentation, to amend the senior term loan agreement so as to extend the maturity date from April 2026 to March 2028. The amendment of the mezzanine loan agreement to defer principal payments and the amendment of the senior term loan agreement to extend the maturity date collectively result in a deferral of approximately $6.1 million of principal payments through March 31, 2025. Also, on May 12, 2023, the Company reached an agreement in principle to amend the revenue covenant of $50 million for the twelve months ended March 31, 2024.

Report of Independent Auditors

To the Board of Directors of Molekule, Inc.

Opinion

We have audited the accompanying consolidated financial statements of Molekule, Inc. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, of changes in redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2022. Our opinion is not modified with respect to this matter.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses from operations and operating cash outflows, had an accumulated deficit at December 31, 2022, violated certain financial debt covenants and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 7, 2023

Molekule, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2022 and 2021

	2022	2021
Assets
Current assets
Cash and cash equivalents	$2,371,556	$15,883,575
Restricted cash	1,115,899	1,673,848
Accounts receivable, net	800,627	3,973,851
Prepaid expenses and other current assets	565,215	1,355,232
Inventories	26,069,761	24,589,457
Total current assets	30,923,058	47,475,963
Property and equipment, net	9,409,109	11,545,451
Intangible assets, net	1,965,490	2,772,094
Right of use asset	9,806,322	—
Security deposits	220,778	224,951
Total noncurrent assets	21,401,699	14,542,496
Total assets	$52,324,757	$62,018,459
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$10,844,472	$14,686,893
Accrued sales tax	456,419	1,964,944
Contract liabilities	93,764	482,619
Accrued expenses and other current liabilities	2,644,328	7,917,842
Legal liability (Note 10 )	1,831,898	2,700,000
Restructuring liability (Note 14)	—	3,587,021
Lease liability	2,349,177	—
Notes payable, current portion	2,104,222	3,929,176
Total current liabilities	20,324,280	35,268,495
Notes payable, net of current portion	34,252,566	34,112,793
Lease liability, net of current portion	8,009,077	—
Simple Agreements for Future Equity	—	20,380,000
Total liabilities	$62,585,923	$89,761,288
Commitments and contingencies (Note 10)
Series Seed redeemable convertible Preferred stock, $0.0001 par value; 0 and 6,051,713 shares authorized; 0 and 5,995,012 shares issued and outstanding; aggregate minimum liquidation preference of $0 and $3,967,499	$—	$3,967,499
Series A redeemable Convertible preferred stock, $0.0001 par value; 0 and 17,662,936 shares authorized; 0 and 17,662,936 shares issued and outstanding; aggregate minimum liquidation preference of $0 and $13,084,703	—	12,930,747
Series B redeemable convertible preferred stock, $0.0001 par value; 0 and 14,389,815 shares authorized; 0 and 14,389,815 shares issued and outstanding; aggregate minimum liquidation preference of $0 and $26,510,356	—	26,321,204
Series C redeemable convertible preferred stock, $0.0001 par value; 7,607,063 shares authorized; 7,607,063 shares issued and outstanding; aggregate minimum liquidation preference of $0 and $22,999,955	—	22,887,375
Series C-1 redeemable convertible preferred stock, $0.0001 par value; 0 and 23,500,000 shares authorized; 0 and 21,773,377 shares issued and outstanding; aggregate minimum liquidation preference of $0 and $67,882,938	—	67,758,076
Series 1 redeemable convertible preferred stock, $0.0001 par value; 105,168,424 and 0 shares authorized; 82,313,751 and 0 shares issued and outstanding; aggregate minimum liquidation preference of $2,789,613 and $0	16,952,459	—
Total redeemable convertible preferred stock	16,952,459	133,864,901
Stockholders’ Deficit
Common Stock, $0.0001 par value; 164,431,000 shares authorized; 28,649,857 and 1,333,397 shares issued and outstanding at December 31, 2022 and December 31, 2021	2,863	128
Additional paid-in capital	141,840,165	5,896,564
Accumulated deficit	(169,056,653)	(167,504,422)
Total stockholders’ deficit	(27,213,625)	(161,607,730)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$52,324,757	$62,018,459

The accompanying notes are an integral part of these consolidated financial statements.

Molekule, Inc. and Subsidiary

Consolidated Statements of Operations

Years Ended December 31, 2022 and 2021

	2022	2021
Net revenue	$48,028,194	$76,052,125
Cost of revenue	(32,476,891)	(51,508,445)
Gross profit	15,551,303	24,543,680
Operating expenses
General, administrative, research and development	38,948,195	58,767,236
Sales, marketing and advertising	9,389,376	23,031,279
Restructuring and other impairment charges	—	4,745,057
Total operating expenses	48,337,571	86,543,572
Operating loss	(32,786,268)	(61,999,892)
Other income (expense)
Other income	35,510,107	891,167
Other expense	(159,645)	(143,982)
Interest expense	(4,116,425)	(2,899,760)
Total other expense	31,234,037	(2,152,575)
Loss, before income tax provision	(1,552,231)	(64,152,467)
Income tax provision	—	—
Net loss	$(1,552,231)	$(64,152,467)

The accompanying notes are an integral part of these consolidated financial statements.

Molekule, Inc. and Subsidiary

Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Years Ended December 31, 2022 and 2021

	Stockholders’ Deficit
			Additional		Total	Redeemable Convertible
	Common Stock		Paid-in	Accumulated	Stockholders’	Preferred Stock
	Shares	Amount	Capital	Deficit	Deficit	Shares	Amount

Balance at December 31, 2020	1,304,593	$125	$3,522,039	$(103,351,955)	$(99,829,791)	67,412,178	$133,814,901
Common stock option exercises	28,804	3	261,810	—	261,813	—	—
Stock-based compensation	—	—	1,834,203	—	1,834,203	—	—
Issuance of redeemable convertible Series C-1 preferred stock	—	—	—	—	—	16,025	50,000
Issuance of 40,975 common stock warrants	—	—	278,512	—	278,512	—	—
Net loss	—	—	—	(64,152,467)	(64,152,467)	—	—
Balance at December 31, 2021	1,333,397	128	5,896,564	(167,504,422)	(161,607,730)	67,428,203	133,864,901
Common stock option exercises	188	5	11,498	—	11,503	—	—
Stock-based compensation	—	—	1,449,074	—	1,449,074	—	—
Issuance of redeemable convertible Series 1 preferred stock, net of $117,439	—	—	—	—	—	82,313,740	16,952,459
Modification of common stock warrants	—	—	(407,733)	—	(407,733)	—	—
SAFE conversion	20,571,841	2,056	1,026,535	—	1,028,591	—	—
Conversion of preferred shares	6,744,431	674	133,864,227	—	133,864,901	(67,428,203)	(133,864,901)
Net loss	—	—	—	(1,552,231)	(1,552,231)	—	—
Balance at December 31, 2022	28,649,858	$2,863	$141,840,165	$(169,056,653)	$(27,213,625)	82,313,740	$16,952,459

The accompanying notes are an integral part of these consolidated financial statements.

Molekule, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities
Net loss	$(1,552,231)	$(64,152,467)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	3,688,711	4,971,831
Amortization of right of use asset	2,085,257	—
Stock-based compensation	1,449,074	1,834,203
Gain on warrants	(225,091)	—
Change in fair value of derivative liability	(14,935,188)	5,650
Change in fair value and loss on settlement of SAFEs	(19,351,408)	—
Bad debt provision	22,057	127,323
Inventory reserve provision	4,396,336	963,462
Accretion of debt discounts	235,993	113,425
Loss on property and equipment disposal	933,369	600,218
Changes in operating assets and liabilities
Accounts receivable	3,151,167	(2,834,202)
Prepaid expenses and other current assets	790,017	1,339,975
Inventories	(5,876,640)	(10,024,215)
Security deposits	4,172	(67,350)
Accounts payable	(3,842,421)	(2,894,945)
Accrued sales tax	(1,508,525)	(532,247)
Contract liabilities	(388,855)	326,992
Other non current liabilities	(2,322,862)	—
Accrued expenses and other current liabilities	(8,031,357)	6,239,051
Net cash used in operating activities	(41,278,425)	(63,983,296)
Cash flows from investing activities
Property and equipment purchases	(1,648,911)	(3,644,264)
Internally developed software costs	(1,136,930)	(1,546,457)
Net cash used in investing activities	(2,785,841)	(5,190,721)
Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock Series 1 preferred stock, net	31,894,379	50,000
Proceeds from notes payable borrowings	—	30,511,228
Proceeds from issuance of SAFEs	—	20,380,000
Repayments of notes payable borrowings	(1,911,584)	(3,520,762)
Proceeds from exercises of common stock options	11,503	261,837
Net cash provided by financing activities	29,994,298	47,682,303
Net (decrease) increase in cash, cash equivalents, and restricted cash	(14,069,968)	(21,491,714)
Cash, cash equivalents, and restricted cash
Beginning of year	17,557,423	39,049,137
End of year	$3,487,455	$17,557,423
Reconciliation to amounts on the consolidated balance sheet
Cash and cash equivalents	$2,371,556	$15,883,575
Restricted cash	1,115,899	1,673,848
Total cash, cash equivalents, and restricted cash	$3,487,455	$17,557,423
Supplemental disclosures of cash flow information
Interest paid	$4,038,898	$2,549,474
Supplemental disclosures of noncash investing activities
Property and equipment and internally developed purchases in accrued expenses and other current liabilities	$130,460	$1,237,167

The accompanying notes are an integral part of these consolidated financial statements.

Molekule, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2022 and 2021

1.	Description of Business

Molekule, Inc. (the “Company” or “Molekule”) is engaged in the manufacturing and selling of air purifiers and filters primarily in the United States, but also in Canada. During 2020, the Company began selling directly to distributors in Japan and South Korea. During 2021, the Company also began selling directly to consumers in Europe. In 2022, sales continued to be primarily within the United States. The Company incorporated in the state of Delaware in February 2015 as Transformair, Inc. and changed its name to Molekule, Inc. through an amendment to its articles of incorporation in June 2016. The accompanying consolidated financial statements include Molekule and its wholly owned subsidiary.

The Company’s headquarters are located in San Francisco, California, with an additional research facility in Tampa, Florida, a warehouse and refurbishment center in Lakeland, FL, and a wholly owned subsidiary in Costa Rica. During 2020, the Company stopped operating out of Costa Rica; however, the legal entity continues to exist. During 2020, the Company significantly increased its sales to third party retailers but continues to maintain the majority of its sales as direct-to-consumer.

On October 3, 2022, AeroClean Technologies, Inc. (“AeroClean” ) and the Company entered into an Agreement and Plan of Merger (“Merger Agreement” ). Under the terms of the Merger Agreement, AeroClean stockholders will own 50.5% and Molekule stockholders will own 49.5% of the outstanding common equity of the merged Company on a pro forma basis. The transaction closed on January 12, 2023. With the close of the transaction, the Company is currently a wholly owned subsidiary of AeroClean, which was recently renamed Molekule Group, Inc.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United State of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated.

Liquidity

The Company incurred operating losses and operating cash outflows in 2022 and 2021 and had an accumulated deficit at December 31, 2022. At December 31, 2022, the Company held $2,371,556 in unrestricted cash. From incorporation through December 31, 2022, the Company financed its operations, capital expenditures and working capital needs through the issuance of convertible redeemable preferred stock, Simple Agreements for Future Equity (“SAFEs”) and debt financing. The Company was not in compliance with its financial covenants as of December 31, 2022; and received a waiver from the bank on January 12, 2023 and an amendment for the debt agreement that would not require them to evaluate any revenue minimum covenants until March 31, 2024.

In order to address the cash needs of the Company, in May 2022, the Company’s board of directors and stockholders approved a capital raise that authorized the Company to issue up to $40,000,000 of Series 1 Preferred Shares at a per share purchase price of $0.3889. The Company then completed the initial closing of the capital raise through the sale and issuance of 57,084,078 shares of Series 1 Preferred Stock for a total consideration of approximately $22,200,000 in May 2022. As a result of this capital raise, all of the SAFEs outstanding were immediately converted into an aggregate of 20,571,841 shares of common stock. In August 2022, an additional sale and issuance of 7,230,189 shares of Series 1 Preferred Stock for a total consideration of approximately $2,811,819 closed. In October and December 2022, there was an additional sale and issuance of 17,999,484 shares of Series 1 Preferred Stock for a total consideration of approximately $7,000,000. In addition to securing additional capital, the Company also was acquired by AeroClean on January 12, 2023. See Note 14.

The Company is optimistic about the impact of its actions to restructure the business; however, there can be no assurances the Company can successfully increase revenues or improve operating cash flow and accordingly, may not have sufficient funds on its own, or as a result of the transaction (note 14), to fund its operations for the twelve months following the issuance of this report. As a result, the Company determined that substantial doubt exists about the Company’s ability to continue as a going concern for twelve months from the date of this report.

Concentrations of Risk

Financial instruments that subject the Company to concentrations of risk consist primarily of cash. The Company maintains deposits in financial institutions in excess of federally insured limits. Specifically, the Company holds all its cash with Silicon Valley Bank. On March 10, 2023, the Federal Deposit Insurance Corporation announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. While the Company has regained access to all accounts held at Silicon Valley Bank, the Company is evaluating its banking relationship. Future disruptions of financial institutions or disruptions of the financial services industry in general could adversely affect the Company’s ability to access its cash and cash equivalents.

Two vendors accounted for 20 and 7 percent and 30 and 6 percent of purchases during the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, 56 and 9 percent and 50 and 10 percent of accounts payable were due to these vendors, respectively.

Two customers accounted for 31 and 11 percent and 49 and 24 percent of accounts receivable as of December 31, 2022 and 2021, respectively. There are no concentrations within net revenue for the year ended December 31, 2022 and 2021.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments with maturities at the date of investment of not more than three months. The Company held no cash equivalents as of December 31, 2022 and 2021.

Restricted Cash

The Company had a restricted cash balance of $1,115,899 and $1,673,848 as of December 31, 2022 and 2021, respectively. The balance of restricted cash is for collateral in compliance with the Company’s agreement related to its office lease. The balance was held as restricted cash in a separate bank account.

Accounts Receivable

The majority of the accounts receivable balance at December 31, 2022 and 2021 was with retail customers. The Company recorded an allowance for doubtful accounts of $22,057 at December 31, 2022 and $127,323 at December 31, 2021, respectively. The Company has no history of material write-offs of accounts receivable.

Inventories

Inventories, which consist of raw materials and finished goods, are stated at the lower of cost or net realizable value, with cost being determined on a first-in, first-out (“FIFO”) basis. The costs related to inbound freight, tariffs and fees related to the purchases of inventories, are capitalized as part of the ending inventory, with the net change recorded as a component of cost of revenue.

The Company recorded an inventory reserve of $5,539,855 as of December 31, 2022 and $1,353,117 as of December 31, 2021. The increase in the reserve is a result of the determination of not being able to re-sell returned inventory.

Warranty Reserve

The Company generally provides warranties for a period of two years from the date of shipment that the product will be free from defects in materials and workmanship under normal use in accordance with the documentation provided with the product. The Company recorded a warranty reserve of $426,787 and $429,607 as of December 31, 2022 and 2021, respectively, which is included in accrued expenses and other current liabilities in the consolidated balance sheets.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist generally of payments for rent, insurance and software services in advance of the use of the services or related facilities.

Debt Issuance Costs

Costs incurred in connection with the issuance of any new term debt are treated as debt discount and recorded as a reduction to the debt balance. The Company amortizes debt discount costs over the term of the related debt using the effective interest method.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the useful life of the related assets or the lease term. Expenditures for repairs and maintenance are charged to expenses as incurred. For assets sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in net loss for the period.

The estimated useful lives of property and equipment are generally as follows:

Asset Class	Years
Office electronics	3
Equipment	3
Office furnishings	3
Production tools	5 – 7
Leasehold improvements	Shorter of asset life or life of lease

Intangible Assets

The Company records intangible assets related to website development, internally developed software and filing costs of patents. Website development costs are amortized straight-line over the expected useful life based on the Company’s first-generation website, 24 months. The cost of filing patents is amortized straight line over the expected legal life of the patents, five years. Costs incurred in connection with computer software developed for internal use that occur in the preliminary project and post implementation stages are expensed as incurred. Certain costs incurred in the application stage of a project are capitalized if certain criteria are met. Capitalized costs are amortized on a straight-line basis over two to five years.

Leases

Effective January 1, 2022, the Company adopted ASC 842, Leases. The Company adopted ASC 842 using the effective date method; under this method, the measurement of the lease liability and the right of use (“ROU”) asset, and any resulting equity impact, was applied at January 1, 2022. For contracts existing at the time of adoption, the Company elected to not reassess (i) whether any are or contain leases, (ii) lease classification and (iii) initial direct costs. Furthermore, the Company elected not to use hindsight in determining the lease terms or whether a renewal, termination or purchase option was reasonably certain to be exercised. When the contracts contain lease and non-lease components, the Company accounts for both components as a single lease component. Leases with a lease term of 12 months or less are expensed on a straight-line basis over the lease term in the income statement. The Company determines the lease term by assuming the exercise of renewal options that are reasonably certain. For operating leases that commenced before the adoption date, the Company used the rate that corresponded to the remaining lease term as of the date of adoption. As the Company’s leases do not provide an implicit rate, the incremental borrowing rate is used to determine the present value of lease payments.

The determination if an arrangement contains a lease at inception is based on whether the Company has the right to control the asset during the contract period. The Company is the lessee in a lease contract when the Company obtains the right to control the asset. Lease ROU assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Upon adoption of ASC 842, the Company recorded $11,726,049 of ROU assets and $12,217,158 of lease liabilities on the consolidated balance sheet. The difference between the ROU assets and lease liabilities is attributed to prepaid and deferred rent balances netted into ROU assets as well as January 1, 2022 scheduled payments, which reduced the lease liability on the implementation date.

See Note 15 for Leases

Impairment of Long-Lived Assets

Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by that asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. No impairment was recorded during the year ended December 31, 2022. An impairment of $487,364 was recorded during the year ended December 31, 2021 related to property and equipment for product lines. See Note 14.

Foreign Currency

Transactional gains and losses resulting from transactions denominated in foreign currencies are included in the consolidated statement of operations within other expense. There was a total of $8,730 and $21,565 recorded for the years ended December 31, 2022 and 2021, respectively.

Revenue Recognition

The Company sells its products through two channels: business-to-consumer sales and business-to- business sales. Business-to-consumer sales made up approximately 79% and 75% of total sales in 2022 and 2021, respectively.

The Company generates substantially all its revenue from sales contracts with customers. While the Company enters into separate sales contracts with each customer, all sales contracts are similarly structured. These contracts create an obligation to transfer product to the customer. The device and filters are separate performance obligations. The Company allocates the transaction price to filters based upon their standalone sales price. The transaction price allocated to the device is estimated based on the residual method, as the devices do not have an established standalone sales price and are never sold without filters.

All performance obligations are satisfied within one year; therefore, costs to obtain contracts are expensed as incurred. There is no financing component because the Company expects, at contract inception, the period between when the Company transfers product to the customer and when the customer pays for the product will be less than one year; the Company is entitled to payment at point of sale. The Company defines net revenues as revenues, net of sales returns, taxes, discounts and allowances. Sales terms allow for the right of return, and the Company has recorded a related reserve based on historical as well as post year end activity. Customers may, for any reason, return the product within 30 days for a full refund, excluding shipping charges. The Company establishes a liability for expected returns representing the amount of consideration the entity does not expect to be entitled to because it will be refunded to customers. The refund liability is remeasured at each reporting date to reflect changes in the estimate, with a corresponding adjustment to revenue.

The Company satisfies the performance obligations and records revenues when transfer of control has passed to the customer, based on the terms of sale. A customer is considered to have control once they are able to direct the use and receive substantially all of the benefits of the product. For all domestic and Canada sales, the Company determined a customer obtains control of the product upon shipment. For all sales to customers in Japan and South Korea, the Company determined a customer obtains control of the product when the product has cleared customs. This is when the title of the product and risk of loss transfers to the customer.

Sales taxes collected from customers are not recorded within revenue and are remitted to the taxing authorities periodically. Shipping and handling are recorded in revenue and cost of revenue on the Statement of Operations and are charged to customers at varying rates. The Company recorded $244,136 and $446,052 in shipping revenues and $3,350,429 and $5,715,130 in shipping costs for the years ended December 31, 2022 and 2021, respectively.

Advertising and Marketing Expenses

The Company uses various social media and online platforms as the main driver for creating public awareness about the product and the Company’s mission. These costs are expensed as they are incurred. Total advertising and marketing expenses for 2022 and 2021 were $9,332,276 and $23,031,279, respectively, and were recorded in operating expense on the Consolidated Statements of Operations.

Stock-Based Compensation

The Company’s stock-based awards consist of restricted stock awards and stock options. For stock-based awards issued to employees, the Company measures the estimated fair value of the stock-based award on the date of grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. The Company has not issued any stock-based awards with market-based vesting conditions. The Company accounts for forfeitures as they occur. The Company classifies stock-based compensation expense in its consolidated statement of operations in the same manner in which the award recipient’s cash compensation costs are classified.

For stock-based awards granted to nonemployees subject to vesting that only contain service conditions, the Company has elected to recognize stock-based compensation expense using the straight-line recognition method in the same manner as employees. The fair value of each restricted stock award is determined based on the number of shares granted and the value of the Company’s Common Stock on the date of grant.

Preferred Stock

The Company’s preferred shares are assessed at issuance for classification as liability or equity and embedded features requiring bifurcation. The Company presents outside of permanent equity any preferred stock that (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption that are not solely within the control of the issuer. The Company’s Preferred Stock is redeemable upon a Deemed Liquidation Event, which the Company determined is not solely within the Company’s control and thus has classified the preferred shares as temporary equity until such time as the conditions are removed or lapse.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable.

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2

Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

Level 3

Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

The Company records certain liabilities at fair value and categorizes them as Level 3 instruments based upon the level of judgment associated with the inputs used to measure its fair value. Assumptions include the risks inherent in a particular valuation technique (such as a pricing model) and/or the risk inherent in the inputs to the model.

The following table presents information about the Company’s financial assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021 by level within the fair value hierarchy:

	Fair Value Measured at December 31, 2022 Using:
	Level 1	Level 2	Level 3	Total
Liabilities related to:
SAFEs	$—	$—	$—	$—
Warrants	—	—	325,244	325,244
Series 2 Preferred Shares	—	—	6,755	6,755
	$—	$—	$331,999	$331,999

	Fair Value Measured at December 31, 2021 Using
	Level 1	Level 2	Level 3	Total
Liabilities related to:
SAFEs	$—	$—	$20,380,000	$20,380,000
Warrants	—	—	95,544	95,544
	$—	$—	$20,475,544	$20,475,544

The change in fair value for the period from December 31, 2021, to December 31, 2022 was as follows:

	SAFEs	Warrants	Series 2	Total
Fair value as of December 31, 2021	$20,380,000	$95,544	$—	$20,475,544
Fair value upon issuance	—	321,092	14,941,943	15,263,035
Gain on extinguishment	—	(95,544)	—	(95,544)
Change in fair value	(19,887,368)	4,152	(14,935,188)	(34,818,404)
Loss on settlement	535,960	—	—	535,960
SAFEs settlement (Note 8)	(1,028,592)	—	—	(1,028,592)
Fair value as of December 31, 2022	$—	$325,244	$6,755	$331,999

The change in fair value of the Company’s financial assets and liabilities that are measured at fair value on a recurring basis was immaterial for the year ended December 31, 2021.

The Company measures the warrants at fair value by using the Black-Scholes model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company’s statement of operations as other income (expense). The Company performed a valuation of the new warrants and determined their fair value to be $288,077 at issuance. The fair value per warrant at December 31, 2022 was approximately $0.1265 based on the following assumptions: share price of $0.22, exercise price of $0.39, expected annual dividend rate of 0%, expected volatility of 55%, risk-free interest rate of 3.88% and expected term of 9.67 years.

The Company measured the Series 2 Preferred Shares at fair value using an option pricing model for allocation of the Company’s equity value, based on guideline public company methodology, to the shares considering a weighted average time to exit of 2.5 years as of initial valuation. The weighted average time to exit considered different exit, financing and dissolution scenarios expected at the time of valuation. The change in fair value from issuance to December 31, 2022 was largely attributable to the expected change in exit strategy as a result of the AeroClean transaction discussed in Note 16.

The fair value of the SAFEs at issuance was determined based upon the cash proceeds received. The SAFEs were subsequently valued at fair value using a probability weighted expected return method combined with an option pricing model. The two future outcomes considered were a financing scenario in which the SAFEs automatically converted to Preferred Stock at 80% of the issuance price and a no financing scenario in which the Company would wind down. The change in the fair value of the SAFEs from December 31, 2021 to May 2022, immediately prior to their settlement, is primarily attributable to the heavier weighting of the no financing scenario, which was the result of continued losses, operating cash outflows flows and increasingly limited liquidity throughout the first five months of 2022.

Warrants

Freestanding Convertible Redeemable Preferred Stock warrants that have characteristics that require the warrants to be accounted for as a liability (“Liability Warrants”) are included in accrued expenses and other current liabilities on the Company’s consolidated balance sheet. The Liability Warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense). The Company will adjust such warrant liability for changes in fair value until the earlier of, (1) the exercise or expiration of the underlying warrants or (2) the completion of an acquisition event, at which time all Liability Warrants will be exercised pursuant to a cashless exercise.

Freestanding common stock warrants that have characteristics that require the warrants to be accounted for as equity (“Equity Warrants”) are included in additional paid in capital within stockholders’ equity. The Equity Warrants are recorded at fair value at issuance and do not require subsequent remeasurement.

Income Taxes

Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established.

The Company accounts for uncertain tax positions recognized in the consolidated financial statements by prescribing a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

Restructuring

The Company recognizes restructuring charges related to plans to exit a product line, exit a market and to realign corporate cost structure. In connection with these activities, the Company recognizes restructuring charges for employee termination costs, long-lived asset impairment and other exit-related costs.

Refer to Note 14 to the consolidated financial statements for further discussion of restructuring activities.

3.	Inventory

As of December 31, 2022 and 2021, inventories consisted of the following:

	2022	2021
Finished goods	$15,058,646	$9,608,437
Work in process	3,917,919	3,552,992
Raw materials	4,704,063	3,267,612
Inventory-in-transit	2,389,133	8,160,416
	$26,069,761	$24,589,457

4.	Property and Equipment, Net

As of December 31, 2022 and 2021, property and equipment, net, consisted of the following:

	2022	2021
Office electronics	$900,391	$892,202
Furniture and fixtures	425,735	425,735
Leasehold improvements	2,762,506	2,784,964
Production tools and equipment	11,630,537	10,332,300
	15,719,362	14,435,201
Less: Accumulated depreciation	(7,446,103)	(4,752,641)
	8,273,066	9,682,560
Construction in progress	1,136,043	1,862,891
	$9,409,109	$11,545,451

Depreciation expense related to fixed assets was $2,693,462 and $2,825,335 during the years ended December 31, 2022 and 2021, respectively.

5.	Intangible Assets, Net

As of December 31, 2022 and 2021, intangible assets, net, consisted of the following:

	2022	2021

Website	$253,245	$253,245
Patents	812,060	756,835
Domains	24,092	16,328
Internally-developed software	6,309,706	6,202,825
	7,399,103	7,229,233
Less: Accumulated amortization	(5,433,613)	(4,457,139)
	$1,965,490	$2,772,094

Amortization expense related to intangible assets was $995,249 and $2,146,496 for the years ended December 31, 2022 and 2021, respectively. At December 31, 2022, the estimated amortization expense for each of the next five fiscal years was as follows:

2023	$(1,215,981)
2024	(620,404)
2025	(83,449)
2026	(38,373)
2027	(7,283)
$(1,965,490)

6.	Accrued Expenses and Other Current Liabilities

As of December 31, 2022 and 2021, accrued expenses and other current liabilities consisted of the following:

	2022	2021
Accrued expenses	$1,619,964	$4,827,718
Accrued fixed asset purchases	—	964,662
Refund liability	116,139	451,372
Warranty reserve	426,787	429,607
Warrant liability	331,999	95,544
Other	149,439	1,148,939
	$2,644,328	$7,917,842

As of December 31, 2022 and 2021, the Company had provisions for warranty of $426,787 and $429,607 and had actual replacements of $83,112 and $250,393 recorded within cost of revenue on the consolidated Statements of Operations, respectively. As of December 31, 2022 and 2021, the Company had provisions for refunds of $116,139 and $451,372 and had actual returns of $2,007,729 and $3,779,475 recorded within cost of revenue on the consolidated Statements of Operations, respectively.

7.	Notes Payable and Revolving Line of Credit

As of December 31, 2022 and 2021, notes payable consisted of the following:

	2022	2021
Senior term loan	$4,430,556	$5,275,000
Facility term loan	2,649,211	3,584,507
Mezzanine term loan	30,000,000	30,000,000
	37,079,767	38,859,507
Less: Unamortized debt issuance fees	(722,979)	(817,538)
Less: Current portion	(2,104,222)	(3,929,176)
Total long-term notes payable	$34,252,566	$34,112,793

Senior Term Loan

In June 2016, the Company entered into a Loan and Security Agreement with Silicon Valley Bank. In September 2019, the Company amended the Loan and Security Agreement with Silicon Valley Bank to add a new term loan and a revolving line of credit. The term loan is for $5,000,000 with a maturity date of December 2022 and bears interest at a rate equal to the greater of the Prime rate plus 1% or 4.25%. Beginning in January 2020, equal monthly payments of interest and principal are due until the maturity date.

The revolving line of credit allows for a maximum borrowing of $5,000,000; however, the available amount is determined through the borrowing base that is calculated based on the Company’s eligible receivable and inventory balances. The revolving line of credit bears interest based on a range of rates from the Prime rate to 5.25%.

In March 2020, the maturity date on the Company’s revolving line of credit was extended to March 31, 2021. In June 2020, the revolving line of credit agreement was further amended to increase the availability from maximum borrowing capacity of $5,000,000 to $15,000,000. In March 2021, the Company entered into the Third Loan Modification Agreement of its Loan and Security Agreement with Silicon Valley Bank (“Third LMA”). The Third LMA extended the maturity date of the $15,000,000 revolving line from March 31, 2021 to March 31, 2023. There was no availability on the revolving line of credit as of December 31, 2021 given that the Company was in violation of certain covenants as disclosed below. In connection with the Senior Term and Mezzanine Loan and Security Amendments in May 2022, the revolving line of credit was terminated.

The term loan was also amended in June 2020 to increase the principal to $5,100,000 and extend the maturity date to December 31, 2023 with monthly installments of principal payments commencing on January 1, 2021. As part of the amended term loan agreement, the Company had an option to borrow an additional $2,500,000 of term debt that, if drawn, will be due on March 1, 2024 with monthly payments of principal commencing on April 1, 2021. The Company borrowed this $2,500,000 in December 2020. The interest rate of the term loan was 8.27% and 4.25% as of December 31, 2022 and December 31, 2021, respectively. As of December 31, 2021, there was a debt discount of $43,109 recorded related to this debt and no amount was recorded as of December 31, 2022.

The amendments made in 2020 to the loan agreement added additional restrictive financial covenants, including maintaining a minimum cash balance of $2,500,000 if $10,000,000 in equity is not raised by September 30, 2020, maintaining an adjusted quick ratio and meeting set quarterly revenue targets.

The Company was not in compliance with certain financial covenants as of December 31, 2021, September 30, 2022 and December 31, 2022. Subsequent to December 31, 2021, in May 2022, October 2022 and January 2023, the Company obtained waivers from the bank. Additionally, the bank amended the financial covenant metrics. In May 2022, the existing covenants were replaced with a quarterly minimum revenue covenant for the quarters ended September 30, 2022, December 31, 2022 and an annual minimum revenue covenant for 2023. Further, in May 2022, the Loan and Security Agreement and Mezzanine Agreement were restructured to defer certain of the principal payments. In connection with the restructuring, the Company issued a warrant to purchase 2,314,219 shares of Series 1 Preferred Stock to the lender. In October 2022, the minimum revenue covenant was further amended to reduce the revenue required for the quarter ended December 31, 2022 and the year ending December 31, 2023. Further, there was a new requirement to raise $5,000,000 in additional equity by December 31, 2022. As the Company was not in compliance with the minimum revenue covenant at December 31, 2022, the Company received a waiver from the bank on January 12, 2023 as well as obtained an amendment to the debt agreement that would not require them to evaluate any revenue minimum covenants until March 31, 2024.

Facility Term Loan

In June 2020, the Company entered into a Facility Term Debt Agreement with a new lender for the ability to draw down up to $5,600,000 related to funding the Company’s equipment build out of a filter manufacturing plant. The Company drew down $2,898,173 in June 2020, $581,029 in September 2020, $878,547 in December 2020 and $541,139 in August 2021. The principal payments for the amounts drawn are due over a 42-month period following the month that the amount is drawn with the last two months’ payments due at the inception of the loan. At the end of the term, the lender also requires the Company to pay down an additional 10% of the total term draw down amount and restructuring fee, which results in an additional payment of $489,888 total for all the draws. The additional payment is being accreted to the total outstanding amount over the term of the loan and resulted in an incremental $489,889 of long-term debt to the lender at December 31, 2022. The interest rate on the debt for the years ended December 31, 2022 and December 31, 2021 was 14.6% for both years. At December 31, 2022, there was a debt discount of $292,996 recorded related to this debt.

The Facility Term Debt Agreement is collateralized by the equipment purchased with the use of the debt. In May 2022, the Facility Term Debt Agreement was restructured to defer a portion of the principal payments and terminate the line of credit facility. In connection with the restructuring, the Company issued warrants to purchase 257,135 shares of Series 1 Preferred Stock to the lender with a relative fair value of $32,524 as of December 31, 2022. The Facility Term Debt Agreement had no financial covenants as of December 31, 2022, and there are no cross-default provisions with other agreements. In connection with the May 2022 restructuring, an incremental $139,803 was recorded as long-term debt to the lender. The additional payments are being accreted to the total outstanding amount over the modified term of the loan and resulted in an additional $23,327 of long term debt to the lender at December 31, 2022.

Mezzanine Term Loan

In March 2021, the Company entered into a Mezzanine Loan and Security Agreement (“Mezzanine Agreement”) with Silicon Valley Bank. Under the Mezzanine Agreement, the Company issued a $30 million Mezzanine Term Loan. The Mezzanine Term Loan bears interest at a floating rate per annum equal to the greater of the Prime rate plus 6.00% or 9.25%. Interest is calculated on the basis of a 360-day year. The loan matures in March 2025 with monthly payments due on the first of each calendar month. Payments will be interest only for the first 24 months. The primary purpose of the borrowing is to fund the Company’s working capital needs. Contemporaneously with the borrowing, the Company issued 409,750 warrants to Silicon Valley Bank to purchase common stock of the Company. The Company recorded a discount of $542,581 on the Mezzanine Term Loan, comprised of $264,093 of fees paid to the lender and $278,488 representing the relative fair value of the warrants issued to Silicon Valley Bank. As of December 31, 2021, there was an unamortized debt discount of $487,651 related to this debt.

The Mezzanine Agreement did not contain any financial covenants as of December 31, 2021 and a cross-default provision was not triggered upon noncompliance with the financial covenants contained in the Loan and Security Agreement. In May 2022, the Mezzanine Agreement was amended to incorporate a minimum revenue financial covenant, consistent with the Loan and Security Agreement. As of September 30, 2022, the Company was not in compliance with this financial covenant. Consistent with the senior term loan, the mezzanine term loan was further amended on October 1, 2022 to decrease the minimum revenue required to comply with the financial covenant. The Mezzanine Term Loan has also been classified as current as of December 31, 2022 as it is not probable that the covenant will be met as of December 31, 2023 at this time.

The Loan and Security Agreement and the Mezzanine Agreement were restructured to defer certain of the principal payments. In connection with the restructuring, the Company issued a warrant to purchase 2,314,219 shares of Series 1 Preferred Stock to the lender with a relative fair value of $292,720 as of December 31, 2022, replacing the 2021 warrants issued of $278,488. The Company recorded an incremental end of term restructuring fee of $380,000 as long-term debt to the lender. This additional payment is being accreted to the total outstanding amount over the modified term of the loan and resulted in an incremental $42,222 of long-term debt to the lender at December 31, 2022. As of December 31, 2022, there was an unamortized debt discount of $448,850 related to this debt.

Future payments of notes payable at December 31, 2022, which exclude debt discounts, are as follows:

2023	$5,854,222
2024	11,030,294
2025	12,071,607
2026	7,063,644
2027	1,440,000
Thereafter
37,459,767
Less: Current portion	(2,104,222)
Long-term portion	$35,355,545

8.	SAFE Agreements

In November and December 2021, the Company issued SAFEs for gross cash proceeds of $20,380,000. These SAFEs allowed the investors to participate in future equity financings at a discount. Alternatively, upon the occurrence of a change of control or an initial public offering of the Company, the investors shall receive the greater of (i) a cash payment equal to two times the invested amount under such SAFE, or (ii) the amount payable on the number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE.

If there was a dissolution of the Company, the investors would have been entitled to receive the cash payment equal to two times the invested amount under such SAFE.

The SAFEs included a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which was outside the control of the Company. Therefore, the SAFEs were classified as marked-to-market liabilities in other long-term liabilities.

In May 2022, in conjunction with a capital raise that authorized the Company to issue up to $40,000,000 of Series 1 Preferred Shares, the terms of the SAFEs were modified. Concurrent with the modification, all of the SAFEs outstanding were immediately converted into an aggregate of 20,571,841 shares of common stock (see Note 2: Summary of Significant Accounting Policies - Liquidity). The fair value of the SAFEs were remeasured immediately prior to settlement to $492,632 pursuant to the original terms of the SAFEs resulting in a decrease in fair value of the SAFEs of $19,887,368 during the year ended December 31, 2022. The gain is recorded in other income in the accompanying consolidated statement of operations. In addition, the shares of common stock issued to settle the SAFEs were recorded at their fair value of $1,028,592 resulting in an extinguishment loss upon settlement of $535,960, which is recorded in other income in the accompanying consolidated statements of operations.

9.	Income Taxes

Other than minimum state income taxes, the Company did not have income tax expense for the years ended December 31, 2022 and 2021. The Company’s effective tax rate for the years ended December 31, 2022 and 2021 differs from the Federal Statutory tax rate primarily due to the effect of the valuation allowance.

The net tax effects of temporary differences that gave rise to the Company’s noncurrent deferred tax assets and liabilities at December 31, 2022 and 2021, were as follows:

	2022	2021
Deferred tax assets
Net operating loss carryforward	$45,676,857	$38,052,202
Accruals and reserves	2,187,087	1,493,369
Stock-based compensation	448,407	163,799
Credit carryforwards	260,071	222,281
Section 163(j)	1,614,630	723,189
Lease liability	2,790,924	—
Other	424,853	95,580
Total deferred tax asset	53,402,829	40,750,420
Deferred tax liabilities
Fixed and intangible assets	(215,738)	(311,423)
Right of use assets	(2,642,212)	—
Total deferred tax liabilities	(2,857,950)	(311,423)
Valuation allowance	(50,544,879)	(40,438,997)
Deferred tax asset, net	$—	$—

As of December 31, 2022, the Company had $177,109,745 of federal and $103,267,357 of state net operating loss carryforwards available to offset future taxable income, respectively. As of December 31, 2021, the Company had $150,822,264 of federal and $79,935,822 of state net operating loss carryforwards available to offset future taxable income, respectively. If not utilized, federal and state net operating loss carryforwards will begin expiring in 2037.

The Company has established a valuation allowance to offset deferred tax assets as of December 31, 2022 and 2021 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets. The Company had recorded a valuation allowance of $50,544,879 and $40,438,997 as of December 31, 2022 and 2021, respectively. The valuation allowance increased by $10,105,882 and $17,081,565 during the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022 and 2021, the Company had research and development credit carryforwards of $240,364 and $279,779 and $197,456 and $119,437 available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. If not utilized, the federal credit carryforwards will begin expiring in 2037, while the state research and development credits have no expiration. As of December 31, 2022 and 2021, the Company maintained a full valuation reserve against these credits, as the ability of the Company to utilize these credits has not met the more-than-likely threshold.

Utilization of the net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, as well as similar state and foreign provisions. The annual limitation may result in the expiration of these carryforwards before utilization.

The Company attributes net revenue, costs and expenses to domestic and foreign components based on the terms of the agreements with its foreign subsidiary. The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiary, as such earnings are to be reinvested offshore indefinitely. If these earnings were repatriated, the resulting income tax liability would be insignificant.

No liability related to uncertain tax positions is recorded on the financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary. The uncertain tax benefits for the years ended December 31, 2022 and 2021 remained at $260,272 and $222,282, respectively.

10.	Commitments and Contingencies

Licensing Agreement

In 2015, the Company entered into a licensing agreement with a third party to provide for royalties on net sales in exchange for the use of a patent that is used in the Company’s device. The royalty is earned as of the date the licensed product is sold and paid for. Royalties are set at 1.0 percent of net sales up to $10 million; reduced to 0.75 percent for net sales between $10 million and $50 million; and reduced to 0.5 percent for net sales in excess of $50 million. Royalty expense amounted to $280,146 and $331,488 for the years ended December 31, 2022 and 2021, respectively, and is included in cost of revenue on the consolidated statement of operations. The Company had $63,830 and $162,958 in accrued expenses due to the third party as of December 31, 2022 and 2021, respectively.

Litigation and Indemnification

From time to time, the Company may be a party to litigation and subject to claims that arise in the normal course of business. Significant judgment is required when the Company assesses the likelihood of any adverse judgments or outcomes to a potential claim or legal proceeding, as well as potential ranges of probable losses and when the outcomes of the claims or proceedings are probable and reasonably estimable. Because of uncertainties related to these matters, the Company bases its estimates on the information available at the time. As additional information becomes available, the Company reassesses the potential liability related to pending claims and litigation and may revise its estimates. Any revisions in the estimates of potential liabilities could have a material impact on the Company’s financial position, results of operations or cash flows.

In November 2020, the Company was named as the defendant in a class-action complaint in which the plaintiffs alleged that the Company misrepresented the capabilities of its products. The Company denied all allegations made by the plaintiffs. Without admitting any liability and solely for the purpose of eliminating the uncertainties and expenses of further protracted litigation, the Company entered into a class-wide settlement of this matter, where the class was defined to include purchasers who bought Molekule devices from third-party retailers (e.g. Amazon, Best Buy). The settlement required dismissal of all remaining class- action claims against the Company. The Court approved this settlement and entered judgment in the matter on January 25, 2022. The settlement is currently being administered with the cash settlement payment made in March 2022 of $1,300,000. As of December 31, 2022 and 2021, the Company accrued a loss liability of $1,400,000 and $2.700,000, respectively, related to this matter.

The Company enters into agreements with its customers, business partners and other parties in the ordinary course of business that include provisions for the indemnification, holding harmless and defense of indemnified parties of varying scope and terms with respect to certain matters, including, but not limited to, losses arising out of the Company’s breach of such agreements and out of third-party IP infringement claims. In these circumstances, payment by the Company may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. In addition, the Company has indemnification agreements with its directors and executive officers. As of December 31, 2022, the Company had other accrued liabilities related to other legal matters.

11.	Equity

Common Stock

On February 11, 2015, the date of incorporation, the Company was authorized to issue 2,000,000 shares of Common Stock with a par value of $0.0001 per share. On June 12, 2018, the certificate of incorporation was amended to increase the number of shares authorized to 45,523,955, consisting of 6,700,000 shares of Common Stock with a par value of $0.0001 per share and 38,823,955 shares of Preferred Stock, par value $0.0001 per share.

On February 21, 2019, the Company amended the certificate of incorporation to increase the number of shares authorized to 54,591,896, consisting of 8,500,000 shares of Common Stock with a par value of $0.0001 per share and 46,091,896 shares of Preferred Stock, par value of $0.0001 per share.

On November 5, 2019, the certificate of incorporation was further amended to increase the number of shares authorized to 67,711,527, consisting of 9,600,000 shares of Common Stock with a par value of $0.0001 per share and 58,111,527 shares of Preferred Stock, par value of $0.0001 per share.

On April 28, 2020 the certificate of incorporation was further amended to increase the number of shares authorized to 76,071,527, consisting of 10,360,000 shares of Common Stock with a par value of $0.0001 per share and 65,711,527 shares of Preferred Stock, par value of $0.0001 per share.

On May 26, 2020, the certificate of incorporation was further amended to increase the number of shares authorized to 79,921,527, consisting of 10,710,000 shares of Common Stock with a par value of $0.0001 per share and 69,211,527 shares of Preferred Stock, par value of $0.0001 per share.

The holders of Common Stock are entitled to one vote for each share of Common Stock at all meetings of stockholders.

On May 19, 2022, the Company effected a one-for-ten reverse stock split of all outstanding common stock. At the effective time of the reverse stock split, every ten shares of issued and outstanding common stock was automatically combined and reclassified into one issued and outstanding share of common stock. No fractional shares of common stock were issued and each holder of common stock who would otherwise have been entitled to a fraction of a share of common stock received a cash payment. In addition, as a result of the reverse stock split, proportionate adjustments were made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options, restricted stock awards and warrants issued and outstanding immediately prior to the effective time of the reverse stock split, which resulted in a proportionate decrease in the number of shares of common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock awards and warrants, and, in the case of stock options and warrants, a proportionate increase in the exercise price of all such stock options and warrants. The number of shares reserved for issuance under the Company’s Stock Plan immediately prior to the effective time of the reverse stock split was reduced proportionately. The accompanying consolidated financial statements have been retrospectively adjusted to reflect this reverse stock split for all periods presented.

Series 1 Preferred Shares

The Company issued 82,313,740 Series 1 Preferred Shares as of December 31, 2022.

The Series 1 Preferred Shares have voting rights, are convertible into Common Stock and are entitled to receive dividends. The Series 1 Preferred Shares have a liquidation preference that is senior to all other capital stock.

The Company determined that the Series 1 Preferred Shares were freestanding financial instruments as they are legally detachable and separately exercisable from the Series 2 Preferred Shares. Furthermore, the Company determined that the Series 1 Preferred Shares are classified as temporary equity in the accompanying consolidated balance sheet.

Since the Series 1 Preferred Shares and Series 2 Preferred Shares were issued together, the total proceeds of $32,011,818 were allocated using the residual value method. As such, Series 1 Preferred Shares were allocated the residual proceeds of $17,069,898 after the allocation to Series 2 Preferred Shares was made. In addition, the Company recognized $117,439 of issuance costs at the date of inception as a reduction in the proceeds of the stock and it is considered a component of the discount for the issuance of preferred stock. As of December 31, 2022, no amortization of the stock issuance costs was recognized.

Series 2 Preferred Shares

Concurrently with the issuance of the Series 1 Preferred Shares, the Company issued 67,551,802 Series 2 Preferred Shares as of December 31, 2022.

The Series 2 Preferred Shares are non-voting are not convertible into Common Stock and are not entitled to receive dividends. The Series 2 Preferred Shares have a liquidation preference per share equal to $1.00, which is junior to the liquidation preference of the Series 1 Preferred Shares. If the Series 1 Preferred Shares are automatically converted into Common Stock, then the Series 2 Preferred Shares will automatically be redeemed at their par value of $0.0001. The Series 2 Preferred Shares were issued to encourage the existing investors to participate in investing in the Series 1 Preferred.

The Company determined that the Series 2 Preferred Shares were freestanding financial instruments as they are legally detachable and separately exercisable from the Series 1 Preferred Shares. Furthermore, the Company determined that the Series 2 Preferred Shares were derivative liabilities as they met the definition of a derivative. Thus, the Company recorded the Series 2 Preferred Shares initially at fair value as derivative liabilities on the consolidated balance sheet. Subsequent changes in fair value of the Series 2 Preferred Shares are recognized as changes in fair value of derivative liabilities within other income (expense) on the consolidated statement of operations. The Company recorded the Series 2 Preferred Shares at the fair value of $14,941,227 at the date of inception. In addition, the Company expensed $176,162 of issuance costs at the date of inception. As of December 31, 2022, the Series 2 Preferred Shares had a fair value of $6,754. The Company recorded the decrease in fair value of the Series 2 Preferred Shares of $14,935,188 during the period ended December 31, 2022 in other income in the accompanying consolidated statements of operations.

The holders of the Company’s outstanding preferred stock had the following rights, preferences, and privileges:

Dividends

The Series 1 Preferred Shares are entitled to receive non-cumulative preferential dividends. The holders of shares of preferred stock, in preference to the holders of common stock, are entitled to receive, on a pari passu basis, when, as and if declared by the board of directors (out of funds legally available therefore, noncumulative cash dividends at the rate of 6% of the original issue price per annum on each outstanding share of preferred stock). So long as any shares of preferred stock are outstanding, the Company shall not pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) in any calendar year. After the dividends on the preferred stock have been paid in any calendar year, then the Company may declare dividends out of funds legally available in that calendar year, then additional dividends shall be declared pro rata on the common stock and the preferred stock on a pari passu basis according to the number of shares of common stock held by such holders. The original issue price of the Series 1 Preferred Shares was $0.3889 per share. The Series 2 Preferred Shares are not entitled to receive dividends.

Liquidation Preference and Redemption

The Series 1 Preferred Shares and Series 2 Preferred Shares are mandatorily redeemable upon an event of any liquidation or winding up of the Company or a Change in Control (i.e., a merger, acquisition, sale of voting control, or sale of substantially all of the assets of the Company) shall be deemed to be a liquidation. In the event of any liquidation or deemed liquidation of the Company, the holders of the Series 1 Preferred Shares shall be entitled to receive in preference to the holders of the Series 2 Preferred Shares and Common Stock a per share amount equal to the original issue price plus any declared but unpaid dividends (the “Preferred Stock Liquidation Preference”). After the payment of the Preferred Stock Liquidation Preference, the holders of Series 2 Preferred Shares shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to the Series 2 Preference Amount (i.e., liquidation preference per share equal to $1.00). After the payment of the Preferred Stock Liquidation Preference to the holders of the Series 1 Preferred Shares and the Series 2 Preference Amount to the holders of Series 2 Preferred Shares, the remaining assets shall be distributed ratably to the holders of the common stock. Additionally, upon the automatic conversion of the Series 1 Preferred Shares (i.e., either upon a Qualified IPO or vote of the majority of the Series 1 Preferred shareholders), the Company shall redeem all outstanding Series 2 Preferred Shares at a redemption price equal to the par value (i.e., $0.0001) for such shares.

Conversion

The Series 1 Preferred Shares shall automatically convert into common stock upon either (i) the closing of a firmly underwritten public offering of shares of common stock of the Company or a total offering of not less than $50 million (before deduction of underwriters commissions and expenses) and in connection with such offering the common stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved by the requisite approval from the Company’s Board of Directors (a “Qualified IPO”), or (ii) separately, the Series 1 Preferred Shares shall convert into common stock as elected by a vote of the majority of the holders of the Series 1 Preferred Shares. Additionally, the Series 1 Preferred Shares are optionally convertible into shares of common stock at any time at the election of each holder. The initial conversion rate shall be 1:1, subject to adjustment. The conversion price of the Series 1 Preferred Shares will be subject to a weighted-average adjustment to reduce dilution in the event that the Company issues additional equity securities, other than exceptions. The Series 2 Preferred Shares are not convertible.

Voting

The Series 1 Preferred Shares will vote together with the common stock on an as-converted basis, and not as a separate class, except as specifically provided by the Company’s governance documents or as otherwise required by law. The Series 2 Preferred Shares are non-voting.

Warrants

As a result of the Equity Recapitalization, proportionate adjustments were automatically made to the per share exercise price and/or the number of shares issuable upon the exercise of all warrants issued and outstanding immediately prior to the effective time of the Equity Recapitalization, which resulted in a proportionate decrease in the number of shares of common stock reserved for issuance upon exercise of warrants, and, in the case of warrants, a proportionate increase in the exercise price of all such warrants.

In connection with the issuance of the Loan and Security Agreement (Note 7) entered in June 2016, warrants were issued to the Lender to purchase 56,701 shares of Series Seed Preferred Stock at an exercise price of $0.6618 per share. The warrants have a 10-year expiration date. The Company determined the warrants for Series Seed Preferred Stock are detachable freestanding liabilities as the underlying shares are conditionally redeemable. Thus, the Company recorded the warrants initially at fair value as derivative liabilities determined using the Black Scholes valuation model on the consolidated balance sheet. Subsequent changes in fair value of the warrants are recognized as changes in fair value of derivative liabilities on the consolidated statement of operations. At December 31, 2021, there was $54,114 of warrant liability recorded within accrued expenses and other current liabilities on the consolidated balance sheets. In May 2022, the warrant was terminated and the Company recognized a $35,219 gain on extinguishment.

In September 2019, in connection with the amendment of the Loan and Security Agreement (Note 7), warrants were issued to the Lender to purchase 54,348 shares of common stock at an exercise price of $0.99 per share. The warrants have a 10-year expiration date. The Company determined the warrants for common stock are detachable freestanding instruments that are classified as equity, as the warrants are indexed to the Company’s own equity. Thus, the Company recorded the warrants at the fair value of $53,805, which was determined using the Black-Scholes valuation model. In May 2022, the warrant was terminated and the Company recognized a $53,805 gain on extinguishment with an offset to additional paid in capital.

In June 2020, in connection with the amendment of the Loan and Security Agreement (Note 7), warrants were issued to the Lender to purchase 109,428 shares of common stock at an exercise price of $0.99 per share. The warrants have a 10-year expiration date. The Company determined the warrants for common stock are detachable freestanding instruments that are classified as equity, as the warrants are indexed to the Company’s own equity. Thus, the Company recorded the warrants at the fair value of $75,440, which was determined using the Black-Scholes valuation model. In May 2022, the warrant was terminated and the Company recognized a $75,440 gain on extinguishment with an offset to additional paid in capital.

In March 2021, in connection with the Mezzanine Agreement (Note 7), warrants were issued to the Lender to purchase 409,750 shares of Common Stock at an exercise price of $1.07 per share. The warrants have a 10-year expiration date. The Company determined the warrants for common stock are detachable freestanding instruments that are classified as equity, as the warrants are indexed to the Company’s own equity. Thus, the Company recorded the warrants at the fair value of $278,488, which was determined using the Black-Scholes valuation model. In May 2022, as a result of the Equity Recapitalization, the Lender agreed to modify the terms of the Mezzanine Term Loan, and the Company agreed to issue new warrants to purchase Series 1 Preferred Shares. The new warrants were issued to the Lender to purchase 2,314,219 Series 1 Preferred Shares at an exercise price of $0.3889 per share. The warrants have a 10-year expiration date. The new warrants to purchase Series 1 Preferred Shares are detachable freestanding instruments that are classified as liabilities as the underlying shares are conditionally redeemable. As the original warrants were issued contemporaneously with the original debt, and the new warrants were issued contemporaneously with the modified debt, the Company determined that it had exchanged the new instrument for the old instrument in connection with a debt modification. The Company performed a valuation of the new warrants and determined their fair value to be $288,077. As the Company modified the warrants in connection with the debt modification and previously recorded a discount of $278,488 on the Mezzanine Term Loan equal to the relative fair value of the original warrants in comparison to the debt amount it recorded the incremental fair value of the modified warrants as an additional discount on the Mezzanine Term Loans by derecognizing the $278,488 previously recognized as additional paid in capital and recognizing a $288,077 warrant liability and a $9,589 incremental amount to debt discount, which is recorded as a fee paid to the lender to be amortized over the remaining term of the debt. The total fair value of the new warrants is recorded as a liability, and the old warrants recorded in additional paid-in capital have been derecognized. The warrant liability will be remeasured each reporting period with changes recognized in earnings and totaled $292,720 at December 31, 2022.

In connection with the issuance of the Facility Term Debt Agreement (Note 7) entered in June 2020, warrants were issued to the lender to purchase 32,051 shares of Series C-1 Preferred Stock at a price of $3.12 per share. The warrants have a 10-year expiration date. The Company determined the warrants for Series C-1 Preferred Stock are detachable freestanding liabilities as the underlying shares are conditionally redeemable. Thus, the Company recorded the warrants initially at fair value as derivative liabilities determined using the Black-Scholes valuation model on the consolidated balance sheet. Subsequent changes in fair value of the warrants are recognized as changes in fair value of derivative liabilities on the consolidated statement of operations. At December 31, 2021, there was $60,325 of warrant liability recorded within accrued expenses and other current liabilities on the consolidated balance sheet. In May 2022, the warrant was terminated and the Company recognized a $60,325 gain on extinguishment.

In June 2022, as a result of the Equity Recapitalization, the lender agreed to modify the terms of the Facility Term Debt Agreement, and the Company agreed to issue new warrants to purchase Series 1 Preferred Shares. The new warrants were issued to the lender to purchase 257,135 of Series 1 Preferred Shares at an exercise price of $0.3889 per share. The warrants have a 10-year expiration date. The new warrants to purchase Series 1 Preferred Shares are detachable freestanding instruments that are classified as liabilities as the underlying shares are conditionally redeemable. As the new warrants were issued contemporaneously with an amendment to the Facility Term Debt Agreement, the Company determined that it had issued the new warrants in connection with a debt restructuring.

As of December 31, 2022, 2,571,354 of the liability classified warrants outstanding were exercisable into Series 1 Preferred Shares for an exercise price of $0.3889 per share. There were 2,571,354 and 662,278 warrants outstanding as of December 31, 2022 and December 31, 2021, respectively. The warrant liability was $325,244 and $95,544 as of December 31, 2022 and December 31, 2021, respectively.

Preferred Stock

As discussed above, in May 2022, the Series seed, Series A, Series B, Series C and Series C-1 Preferred Stock were converted into common stock at a ratio of ten (10) shares of preferred stock to one (1) share of common stock.

12.	Stock-Based Compensation

Equity Incentive Plan

The Company’s Stock Plan (the “Plan”), provides for the Company to issue restricted stock awards (“RSA”) and stock options. Incentive Stock Options (“ISO”) may be granted only to the Company’s employees, officers and members of the Board. RSAs and nonqualified stock options (“NQ”) may be granted to employees, members of the Board and consultants of the Company. As amended in June 2018, the Company is authorized to issue up to 1,168,927 shares of common stock under the Plan. As amended in November 2019, the Company increased the reserve and is authorized to issue up to 2,338,626 shares of common stock under the Plan. As amended in September 2021, the Company increased the reserve and is authorized to issue up to 2,752,625 shares of common stock under the Plan. In May 2022, in conjunction with a capital raise that authorized the Company to issue up to $40,000,000 of Series 1 Preferred Shares (see Note 2: Summary of Significant Accounting Policies - Liquidity) and as a condition to the capital raise, the certificate of incorporation was amended to increase the number of authorized shares of common stock available for issuance under the Plan up to 22,953,622 shares of common stock. As of September 30, 2022, a total of 20,822,047 shares remain available for future grant under the Plan.

In addition, as a result of the Equity Recapitalization, proportionate adjustments were automatically made to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options, and restricted stock awards issued and outstanding immediately prior to the effective time of the Equity Recapitalization, which resulted in a proportionate decrease in the number of shares of common stock reserved for issuance upon exercise or vesting of such stock options, and restricted stock awards, and, in the case of stock options, a proportionate increase in the exercise price of all such stock options. The number of shares reserved for issuance under the Plan immediately prior to the effective time of the Equity Recapitalization was reduced proportionately. The change in the terms of Molekule’s stock option awards were analyzed as a modification since it resulted from an equity restructuring. However, the Company determined that the fair value of the stock options immediately before the modification equaled their fair value immediately after the modification since the number of options and exercise price were proportionally changed and all other valuation assumptions (i.e., expected volatility, expected term, dividend yield, and risk free rate) remained constant before and after the modification. Additionally, the vesting conditions of the modified award were the same as the vesting conditions of the original award immediately before the original award was modified and there was no change to the classification of the stock options as there were no changes to the settlement or other provisions of the awards that would result in a change in classification.

Stock Options

The exercise price for stock options is at least 100% of the fair market value on the date of grant for shareholders owning less than 10% of the voting power of all classes of stock, or at least 110% of the fair market value for shareholders owning more than 10% of the voting power of all classes of stock. Options generally expire in 10 years and vest over periods determined by the Board, generally 48 months with a one- year vesting cliff for new employees. Options granted to a 10% stakeholder shall be exercisable for five years.

The Company’s stock option compensation expense was $1,449,074 and $1,834,203 for the years ended December 31, 2022 and 2021, with an unamortized expense of $3,006,147 and $5,144,814 to be amortized over a weighted-average period of 2.4 years and 3.02 years, respectively.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model. The Company determined the volatility for awards granted based on an analysis of reported data for a group of guideline companies that issued options with substantially similar terms. The expected volatility has been determined using a weighted-average of the historical volatility measures of this group of guideline companies. The expected term of the Company’s stock options has been determined utilizing the simplified method for awards that qualify as plain-vanilla options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The Company has not paid, and does not anticipate paying, cash dividends on its common stock; therefore, the expected dividend yield is assumed to be zero.

The weighted-average assumptions that the Company used to determine the grant-date fair value of stock options granted to participants during the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Exercise price	$10.80	$10.80
Expected term (in years)	5.56	6.02
Risk-free interest rate	1.60%	0.01%
Dividend yield	—	—
Volatility	49.62%	48.55%

A summary of option activity under the Plan as of December 31, 2022 and 2021 and the changes during the years then ended, is presented below:

		Weighted-	Weighted-
	Number of	Average	Average	Contractual
	Options	Exercise	Grant Date	Term
	Outstanding	Price	Fair Value	(Years)
Balances at December 31, 2020	1,650,432	$9.20	$1.70	9.29
Granted	1,191,408	10.80	5.00
Exercised	(17,394)	8.40	3.50
Forfeited	(546,563)	10.40	4.60
Expired	(30,366)	9.40	3.90
Balances at December 31, 2021	2,247,517	9.71	4.20	7.56
Granted	114,350	10.80	5.17
Exercised	(1,884)	6.13	2.67
Forfeited	(202,086)	10.63	4.82
Expired	(300,979)	8.68	4.08
Balances at December 31, 2022	1,856,918	$9.87	$4.50	6.90
Options vested and expected to vest, as of December 31, 2022	1,856,918	$9.87	$4.50	6.90
Options vested and exercisable, as of December 31, 2022	1,609,960	$9.74	$4.67	6.65

The weighted-average grant date fair value of stock options granted was $5.17 and $5.00 per option during the years ended December 31, 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, the Company received $11,502 and $261,836 in cash consideration from the exercise of share options and realized a tax benefit of $2,415 and $54,986 for the exercise of those same options, respectively. The aggregate intrinsic value for the options outstanding as of December 31, 2022 and 2021 was $1,733,703 and $2,419,603, respectively.

13.	Defined Contribution Plans

The Company established a defined contribution savings plan under Section 401(k) of the IRC. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company made matching contributions of $392,285 and $709,072 to the plan during the years ended December 31, 2022 and 2021, respectively.

14.	Restructuring Charges

In order to support the Company’s strategy and build a sustainable organization, the Company identified certain structural changes to restructure the business. During the year ended December 31, 2021, the Company recognized $4,745,057 of restructuring and other impairment charges on the statement of operations. As of December 31, 2022, no additional costs are expected to be incurred in connection with the restructuring activity. These changes were primarily related to the discontinuance of the Air and Air Mini Basic product line and a one time employee severance charges from a reduction in force. These charges include:

2021
Contract termination costs with suppliers	$3,142,875
Impairment charges	487,364
Prepaid asset write off for materials	236,888
Employee severance	877,930
$4,745,057

As of December 31, 2022, there was no restructuring liability. As of December 31, 2021, there was $3,587,021 of restructuring liability recorded on the balance sheet comprised of the total balance of contract termination costs and $444,146 of employee severance.

15.	Leases

The Company is party to operating lease agreements for corporate office and warehouse space in locations in the United States. The Company is also party to a limited number of short-term operating leases. Operating lease costs are recognized on a straight-line basis over the lease term. As of December 31, 2022, the Company had operating right-of-use assets of $9,806,322 and operating lease liabilities of $10,358,254.

The Company’s leases have remaining non-cancelable lease terms of one year to four years. Some lease agreements include options to renew, with renewal terms extending up to five years. The exercise of renewal options is based on the judgment of management as to whether or not the renewal options are reasonably certain to be exercised. During 2022, operating lease expenses were $3,318,041 and cash paid for amounts included in the measurement of operating lease liabilities was $3,248,837. There was $2,611,964 of lease expense for the year ended December 31, 2021.

The weighted-average remaining lease term and discount rate for lease liabilities included in the consolidated balance sheets are as follows:

Weighted average remaining lease term (years)	3.70
Weighted average discount rate	11.00%

Other information related to leases was as follows:

Operating cash flows from operating leases	$3,248,837
ROU assets received in exchange for operating liabilities	—

Future minimum lease payments under noncancellable operating leases as of December 31, 2022 were as follows:

2023	$3,342,899
2024	3,439,769
2025	3,539,718
2026	2,206,401
12,528,787
Less: Discount to PV	(2,170,533)
Net minimum lease payments	$10,358,254

16.	Subsequent Events

On January 12, 2023, the Company completed the previously announced merger with Aeroclean, Inc., whereby Aeroclean was determined to be the accounting acquirer. As a result of this merger, Molekule has continued as the surviving entity and a wholly owned subsidiary of Molekule Group, Inc. (formerly known as Aeroclean, Inc.). In connection with the merger, all outstanding Series 1 Preferred Shares and Preferred Stock warrants converted to the Company’s common stock. The Company’s common stock then converted into shares of Molekule Group, Inc. common stock at a conversion rate of .1343 of Molekule Group, Inc. to 1 share of the Company. The Series 2 Preferred Shares were redeemed at a price of $0.0001 per share.

The Company evaluates events or transactions that occur after the balance sheet date but before the financial statements are issued for potential recognition or disclosure in the financial statements. The Company has evaluated all subsequent events through June 07, 2023, the date the financial statements were available for issuance, and no items, other than as disclosed in these notes to financial statements, were noted that need to be disclosed.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

February 26, 2023

by and among

MOLEKULE GROUP, INC.

AVATAR MERGER SUB LTD.

and

AURA SMART AIR LTD.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of February 26, 2023, is entered into by and among Molekule Group, Inc., a Delaware corporation (“Parent”), Avatar Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly owned Subsidiary of Parent (“Merger Sub”), and Aura Smart Air Ltd., a company organized under the laws of the State of Israel (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”);

WHEREAS, subject to the terms and conditions hereof, at the Closing, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly-owned Subsidiary of Parent;

WHEREAS, the Parent Board has determined that it is in the best interests of Parent and the Parent’s stockholders to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that this Agreement and the Transactions, are advisable and fair to, and in the best interests of, Merger Sub and the sole shareholder of Merger Sub and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Merger Sub to its creditors, if any, and (b) directed that this Agreement be submitted to Parent for its approval and adoption in its capacity as the sole shareholder of Merger Sub;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement; WHEREAS, the Company Board has unanimously adopted the Company Board Recommendation;

WHEREAS, as a material inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, certain Company Shareholders have entered into lock-up agreements with respect to the Merger Consideration to be received by such Company Shareholders (collectively, the “Lock-Up Agreements”);

WHEREAS, as a material inducement for Parent and Merger Sub to enter into this Agreement and consummate the Merger, concurrently with the execution and delivery hereof, certain Company Shareholders have entered into Support Agreements in favor of Parent agreeing to support the actions necessary to consummate the Transactions (collectively, the “Support Agreements”);

WHEREAS, concurrently with the execution and delivery hereof, Parent and the Company have entered into a Technology Collaboration Agreement (“Technology Collaboration Agreement”), pursuant to which Parent and the Company will collaborate to integrate each party’s technology and engage in certain joint development activities subject to the terms set forth therein;

WHEREAS, concurrently with the execution and delivery hereof, Parent and the Company have entered into a Co-Distribution Agreement (“Distribution Agreement”), pursuant to which Parent will distribute certain of the Company’s products, and the Company will distribute certain of Parent’s products, in the territories and subject to the terms set forth therein; and

WHEREAS, concurrently with the execution and delivery hereof, the Parent Lender has delivered to Parent a written consent (the “Parent Lender Consent”) and Bank Mizrahi has delivered to the Company a written consent (the “Bank Mizrahi Consent” and, together with the Parent Lender Consent, the “Lender Consents”) in each case, with respect to this Agreement, the Transactions and the other matters contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01Definitions. As used herein, the following terms shall have the following meanings:

“104 Interim Ruling” means an interim approval under Section 104(8) of the Ordinance confirming, among other matters, that Parent and anyone acting on its behalf will be exempt from Israeli withholding Tax in relation to any payments made with respect to Electing Sellers.

“103 Tax Ruling” has the meaning set forth in Section 6.16(a). “104 Tax Ruling” has the meaning set forth in Section 6.16(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, proceeding, litigation or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity, involving any Governmental Authority or arbitral body.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means the Lock-Up Agreements, the Support Agreements, the Technology Collaboration Agreement, the Distribution Agreement, the Lender Consents and the Lender Agreements.

“Anti-Corruption Laws” means any applicable Laws relating to bribery or corruption (governmental or commercial), or money laundering, including (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (ii) the UK Bribery Act 2010, and (iii) and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Data Protection Requirements” means all Laws, Contracts, Company Entities’ privacy policies or notices, and industry standards or self-regulatory frameworks binding on the Company Entities relating to privacy, data protection, or data security.

“Bank Mizrahi” means Mizrahi Tefahot Bank Ltd.

“Bank Mizrahi Consent” has the meaning set forth in the Recitals hereto.

“Business Day” means a day other than a Friday, Saturday, Sunday or other day on which commercial banks in New York, New York or in Tel Aviv, Israel are authorized or required by Law to close.

“Business of the Company” means the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement; and references to “business of the Company”, “the Company’s business” or phrases of similar import shall be deemed to refer to the business of the Company Entities collectively, as conducted presently and during the twelve (12) months prior to the date of this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Certificate of Merger” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing” has the meaning set forth in Section 2.03.

“Code” means the Internal Revenue Code of 1986.

“Companies Registrar” has the meaning set forth in Section 2.04.

“Company” has the meaning set forth in the preamble hereto.

“Company 401(k) Plan” has the meaning set forth in Section 6.12.

“Company Acquisition Proposal” means any bona fide indication of interest, proposal or offer made by any Person (other than by Parent, Merger Sub or its Affiliates) related to, for or that would result in (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company, (b) the direct or indirect acquisition by any Person of (i) more than ten percent (10%) of the assets of the Company and its Subsidiaries, on a consolidated basis, or (ii) assets of the Company and its Subsidiaries to which more than ten percent (10%) of the revenues or earnings of the Company and its Subsidiaries, on a consolidated basis, are attributable for the most recent fiscal year for which the audited financial statements are then available, or (c) the direct or indirect acquisition by any Person of, or a tender offer or exchange offer that if consummated would result in such Person beneficially owning, more ten percent (10%) of the outstanding Company Shares or more than ten percent (10%) of the total voting power of the Company or any of its Subsidiaries, in each of the foregoing clauses (a), (b) and (c), whether in a single transaction or a series of related transactions.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.05(c).

“Company Associate” means any current or former employee, Company Contract Worker, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Company Entities or any Affiliate of any Company Entity.

“Company Benefit Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, restricted stock, restricted stock unit, performance stock unit, stock appreciation rights, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension (including pension funds, managers’ insurance and/or similar funds, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, sick leave, recreation pay, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, severance pay, termination, redundancy, retention, change of control, transaction-based, death and disability benefits, hospitalization, medical, life and accident or other insurance, flexible benefits, supplemental unemployment benefits, provident fund (Keren Hishtalmut) and similar fringe, welfare or other employee benefit plan, program, agreement (including any Company Collective Bargaining Agreement), contract, order (including extension order), policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Company Entities or any Affiliate of any Company Entity for the benefit of or relating to any Company Associate of any Company Entity (or the beneficiaries or dependents of any such individual) or any Company ERISA Affiliate, or with respect to which any Company Entity has any current Liability or is reasonably likely to have any future Liability.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.03(b).

“Company Collective Bargaining Agreement” means any collective bargaining agreement, works council, labor, voluntary recognition or similar agreement or arrangement with respect to any Company Associate of any Company Entity or other Contract with a Union, including a neutrality or accretion clause or agreement.

“Company Contract Worker” means any independent contractor, consultant, director or retired person or service provider who is a natural person and is or was hired, retained, engaged or used by any of the Company Entities and who is not: (a) classified by a Company Entity as an employee; or (b) compensated by a Company Entity through wages reported on a form W-2 in the United States or a form 106 in Israel. “Company Data” means all data maintained by or on behalf of the Company, whether or not in electronic form.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.

“Company D&O Tail Policy” has the meaning set forth in Section 6.11(b).

“Company Employee Agreement” means any management, employment, severance, termination, transaction bonus, grant, commission, retention, change of control, consulting, relocation, amendment, repatriation or expatriation agreement or other Contract between any of the Company Entities or any Affiliate of any Company Entity and any Company Associate, other than any such Contract that is terminable “at will” or by statutory prior notice, without any obligation on the part of any Company Entity or any Affiliate of any Company Entity to make any severance, change in control or similar payment or provide any benefit.

“Company Entities” means, collectively, the Company and its Subsidiaries.

“Company ERISA Affiliate” means any Person under common control with any of the Company Entities within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“Company Financial Statements” has the meaning set forth in Section 4.06.

“Company Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Company Entity mandated by a Governmental Authority outside the United States or Israel and covering any Company Associate; (b) Company Benefit Plan that is subject to any of the applicable laws of any jurisdiction outside the United States or Israel; or (c) Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States or Israel.

“Company Indemnified Persons” has the meaning set forth in Section 6.11(a).

“Company Insurance Policies” has the meaning set forth in Section 4.15.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by, or exclusively licensed to, any Company Entity.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, Internet domain names, copyright registrations, issued and reissued patents and pending applications for any of the foregoing.

“Company Leased Real Property” means all of the right, title and interest of any Company Entity under all leases, subleases, licenses, concessions and other agreements, pursuant to which the Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.

“Company Material Adverse Effect” means any event, occurrence, development, fact, condition, circumstance or change that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, financial condition, liabilities, operations or assets of the Company Entities, taken as a whole; provided, however, that none of the following events, occurrences, developments, facts, conditions, circumstances or changes (or the effect thereof), alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to have, a “Company Material Adverse Effect”: (a) any changes in applicable Laws, or IFRS applicable to the Company Entities, required to be adopted by the Company Entities, after the date of this Agreement; (b) general economic or political conditions or conditions generally affecting the capital, credit or financial markets, including any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (c) conditions generally affecting the industries in which the Company Entities operate; (d) acts of war (whether or not declared), armed hostilities (whether or not pursuant to the declaration of a national emergency or war) or terrorism, cyberterrorism, riots, sabotage or military actions or the escalation or worsening thereof; (e) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including COVID-19), (f) any failure of the Company to meet its financial projections, budgets or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (g) the public announcement, pendency or completion of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a), (b), (c), (d) and (e) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, development, fact, condition, circumstance or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company Entities conduct the Business of the Company.

“Company Material Contracts” has the meaning set forth in Section 4.12.

“Company Option” means each option to purchase Company Shares that is outstanding under the Company Share Plan.

“Company Organizational Documents” has the meaning set forth in Section 4.02.

“Company Products” means all products and services that have been or are currently offered, distributed, sold, licensed or made available (in each of the foregoing cases, either directly or indirectly), or under development by any of the Company Entities.

“Company Real Estate Lease Documents” has the meaning set forth in Section 4.17(b).

“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Representatives or assignees.

“Company Reporting Documents” has the meaning set forth in Section 4.06(a).

“Company Share Plan” means the Aura Smart Air Ltd. Global Share Incentive Plan (2021) and the Israeli and US addendums attached to such plan.

“Company Shareholder Approval” has the meaning set forth in Section 4.03(a).

“Company Shareholders” means the holders of the Company Shares.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (provided that, for purposes of this definition, references to “ten percent (10%)” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “seventy-five (75%)”), which the Company Board determines in good faith would result in a transaction (a) that, if consummated, is more favorable to the Company’s Shareholders from a financial point of view than the Merger (taking into account at the time of determination all relevant circumstances the Company Board deems proper, including the various legal, financial and regulatory aspects of such proposal, all the terms and conditions of such proposal (including any termination or break-up fees, expense reimbursement provisions and any conditions, potential time delays or other risks to consummation) and this Agreement, and any changes to the terms of this Agreement offered by Parent in writing in response to such Company Acquisition Proposal) and (b) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Company Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such proposal.

“Company Warrant” means the Warrant Agreement, dated July 17, 2022, by and between the Company and Bank Mizrahi.

“Company Warrantholder” means Bank Mizrahi.

“Confidentiality Agreement” has the meaning set forth in Section 6.01.

“Contract” means, with respect to any Person, any legally binding agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease or other arrangement, understanding or undertaking, whether written or oral, including all amendments and modifications relating thereto, to which such Person is a party or beneficiary, by which it is bound, or to which any of its assets or properties is subject (other than any Company Benefit Plans).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, recommendation, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority, public health authority or industry group, including the Centers for Disease Control and Prevention and the World Health Organization, in connection with or in response to COVID-19, including the CARES Act, Families First Act and American Rescue Plan Act of 2021 or other measures, changes in business operations or other practices, affirmative or negative, adopted in good faith by a Person, in each of the foregoing cases, for the protection of the health or safety of the employees, partners, patients, vendors, service providers of such Person and its Subsidiaries or any other natural persons.

“Disclosure Schedules” means the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Distribution Agreement” has the meaning set forth in the Recitals hereto.

“Effective Time” has the meaning set forth in Section 2.01.

“Electing Seller” has the meaning set forth in Section 6.16(b).

“Environmental Laws” mean any Laws relating to the protection of the environment, natural resources, pollution, or the treatment, storage, recycling, transportation, disposal, arrangement for treatment, storage, recycling, transportation, or disposal, handling or Release of or exposure to any Hazardous Materials (and including worker health or safety Laws as they relate to occupational exposure to Hazardous Material).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Final Affidavit” has the meaning set forth in Section 2.01.

“Final Confirmation” has the meaning set forth in Section 2.01.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial (including any court or arbitrator (public or private)), regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions as well as the IIA and any other bi- or multi-national grant programs for the financing of research and development or other similar funds.

“Governmental Grant” means any grants, incentives and subsidies and/or Tax benefits from the government of the State of Israel, the IIA or any agency thereof, or from any other foreign Governmental Authority.

“Governmental Order” means any order (including any extension order), permit, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws.

“ICL” has the meaning set forth in the Recitals hereto.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Ministry of Economy of the State of Israel.

“IIA Approval” means the approval of the IIA required in accordance with the R&D Law with respect to the Transactions.

“IIA Notice” shall mean the written notice to the IIA regarding the change in ownership of the Company effected as a result of the Merger, required to be submitted to the IIA in connection with the Merger in accordance with the R&D Law, which shall be submitted by the Company at any time following the date hereof but not later than the Closing.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) capital lease obligations presented as capital lease liabilities on the consolidated balance sheet of such Person or otherwise required to be categorized as such under IFRS, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means any and all rights in, arising out of, or associated with intellectual property, industrial property and proprietary rights, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all rights with respect to: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other similar designations of source or origin, together with the goodwill connected with the use of and symbolized by, and; (b) Internet domain names; (c) copyrights, works of authorship, moral rights, mask work rights, designs and design registrations, whether or not copyrightable; (d) Trade Secrets; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; and (g) all registrations, applications and renewals for, any of the foregoing.

“Interested Party” as defined in the ICL.

“Interim Period” has the meaning set forth in Section 6.02.

“Israeli Securities Law” means the Israeli Securities Law, 5728-1968.

“Knowledge of Parent” means, with respect to Parent, the actual knowledge of such Persons listed on Schedule 1.01(a) of the Parent Disclosure Schedule.

“Knowledge of the Company” means, with respect to the Company, the actual knowledge of Schedule 1.01(a) of the Company Disclosure Schedule.

“Law” means any law, statute, ordinance, regulation, rule, writ, judgment, or Governmental Order, in each case, of any Governmental Authority.

“Lender Agreements” has the meaning set forth in Section 7.02(e).

“Lender Consents” has the meaning set forth in the Recitals hereto.

“Liabilities” has the meaning set forth in Section 4.07.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lock-Up Agreements” has the meaning set forth in the Recitals hereto.

“Material Permits” has the meaning set forth in Section 4.21.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Merger” has the meaning set forth in the Recitals hereto.

“Nasdaq” means the Nasdaq Capital Market.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft”, “freeware”, “shareware” or public domain software, or under a similar licensing or distribution model (including software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License v3, Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961.

“Other Filings” has the meaning set forth in Section 6.09(a).

“Outside Counsel Only Material” has the meaning set forth in Section 6.03(b).

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Parent” has the meaning set forth in the preamble hereto.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means Parent’s Common Stock, par value $0.01 per share.

“Parent Disclosure Schedule” means the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Equity Plan” means the 2021 Incentive Award Plan adopted by Parent to award equity awards to employees, directors and consultants of Parent.

“Parent Lender” means Silicon Valley Bank.

“Parent Lender Consent” has the meaning set forth in the Recitals hereto.

“Parent Organizational Documents” means Parent’s certificate of incorporation and bylaws and the articles of association of Merger Sub, in each case as may be amended from time to time.

“Parent Preferred Stock” has the meaning set forth in Section 5.05(a).

“Parent RSU” has the meaning set forth in Section 3.01(a)(ii).

“Parent RSU Award” has the meaning set forth in Section 3.01(a)(ii).

“Parent SEC Documents” has the meaning set forth in Section 5.09(a).

“Permits” means any franchise, approval, permit, authorization, license, order, registration, certificate, variance and other similar permit or rights obtained from any Governmental Authority necessary or advisable for the operations of the Business of the Company or of Parent, as applicable, and all pending applications therefor.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that arise in the ordinary course of business, (ii) that relate to amounts not yet delinquent or (iii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with IFRS, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with IFRS, (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Company Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Company Financial Statements, (g) in the case of Company Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Company Leased Real Property, which do not materially interfere with the current use or occupancy of any Company Leased Real Property, (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Company Leased Real Property, and (i) statutory Liens of landlords for amounts that (x) are not due and payable, (y) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with IFRS or (z) may thereafter be paid without penalty.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a Governmental Authority.

“Personal Information” means any data and information relating to an identified or identifiable natural Person or household, including, name, street address, telephone number, e-mail address, phone number, age, birthdate, photograph, credit card number, pin code, financial account numbers, debit card numbers, MAC addresses, IP addresses, unique device identifiers, social security number, driver’s license number, passport number or user or account number, or any other piece of information (including pseudonymized (key-coded) data) that allows the identification of a natural Person or household or is otherwise considered “personal information,” “personally identifiable information,” “personal data,” “nonpublic personal information,” “individually identifiable health information” or other analogous terms under applicable Law or which would constitute regulated information or data under applicable Law.

“Press Release” has the meaning set forth in Section 6.08.

“R&D Law” means the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 5744-1984, and the regulations, rules and internal policies promulgated thereunder or by the IIA based on its authority under the R&D Law.

“Registration Shares” has the meaning set forth in Section 6.09(a).

“Registration Statement” has the meaning set forth in Section 6.09(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Requisite Consents” has the meaning set forth in Section 4.04(b).

“SEC” means the United States Securities and Exchange Commission.

“Section 102 Options” means Company Options granted under the Company Share Plan and subject to tax benefits under Section 102(b)(2) of the Ordinance.

“Section 102 Securities” means Section 102 Shares and Section 102 Options.

“Section 102 Shares” means Company Shares issued pursuant to the exercise of Section 102 Options and deposited with the Section 102 Trustee.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Shareholder Meeting Notice” has the meaning set forth in Section 4.23.

“Software” means any and all (a) computer programs, firmware, software and computer code (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof, (b) development tools, descriptions and flow charts, (c) data, metadata, databases and compilations of data, whether machine readable or otherwise and (d) programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Support Agreements” has the meaning set forth in the Recitals hereto.

“Surviving Company” has the meaning set forth in Section 2.01.

“Systems” means software, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services.

“TASE” means the Tel Aviv Stock Exchange.

“Tax” means any and all Israeli, U.S. federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, escheat, and other similar charges (together with any and all interest, linkage differentials, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes.

“Tax Return” means returns, reports, declarations, claims for refund and information statements, including any schedule, form or attachment thereto, with respect to Taxes filed or required to be filed with the IRS, the ITA or any other Governmental Authority.

“Tax Rulings” has the meaning set forth in Section 6.16(b).

“Technology Collaboration Agreement” has the meaning set forth in the Recitals hereto.

“Termination Fee” means a cash amount equal to $330,000.

“Trade Law” means all applicable import/export and re-export controls and sanctions laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

“Trade Secret” means inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information or documentation and all rights therein.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger.

“Transaction Form 8-K” has the meaning set forth in Section 6.10.

“Treasury Regulations” means the regulations promulgated under the Code.

“Union” means any labor organization, union, works council, or similar entity, or other body representing one or more Company Associates of any Company Entity.

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Parent, that is applicable to the payments to be made to any Company Shareholder, Company Warrantholder, and any exchange agent pursuant to this Agreement, stating that no withholding, or reduced withholding, of Tax is required under Israeli law with respect to such payment or providing other instructions regarding such payment or withholding (including transfer of the withholding Tax amount to a trustee). For purposes hereof, each of the Tax Rulings will be considered a Valid Tax Certificate; provided, that it includes such instructions, and provided, further, that if the applicable ruling requires the affirmative consent of the relevant holder, such holder consented in writing to join any such applicable ruling.

“VAT” has the meaning set forth in Section 4.14(u). “WARN Act” has the meaning set forth in Section 4.13(e).

“Withholding Drop Date” has the meaning set forth in Section 3.03(b).

1.02Construction.

(a)Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto to the extent made available to the other party.

(c)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party hereto.

(e)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day.

(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company and made fully accessible to Parent and its Representatives in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h)References to “$” or “dollars” refer to lawful currency of the United States, which is the currency used for all purposes in this Agreement except as expressly provided otherwise herein. All references to “NIS” in this Agreement refer to New Israeli Shekels.

(i)Writing includes typewriting, printing, lithography, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(j)Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(k)The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

“Willful Breach” has the meaning set forth in Section 8.02.

ARTICLE II

THE MERGER; CLOSING

2.01The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ICL, at the Effective Time, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and shall (a) become a wholly owned Subsidiary of Parent, (b) continue to be governed by the Laws of the State of Israel, (c) maintain a registered office in the State of Israel and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL.

2.02Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the ICL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9:00AM local time at the offices of Goldfarb Seligman, Tel Aviv, Israel on the second (2nd) Business Day after the date on which all conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Parent and the Company may mutually agree in writing. Notwithstanding the foregoing, the parties hereto agree the Closing may take place electronically through the exchange of documents via e-mail. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.04Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Parent shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger (such notice, the “Final Affidavit”), which shall (a) inform the Companies Registrar that (i) all conditions to the Merger under the ICL and this Agreement have been met as of the date of the Final Affidavit (other than the passage of the Merger Waiting Periods and the issuance of the Certificate of Merger by the Companies Registrar), (ii) no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust authority has objected to the Merger and (iii) the Company and Merger Sub are aware of the tax consequences of the Merger and (b) set forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) after subsequent notice (such subsequent notice, the “Final Confirmation”) that all conditions to the Merger under the ICL and this Agreement have been met (other than the issuance of the Certificate of Merger by the Companies Registrar), which the parties shall deliver on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being hereinafter referred to as the “Effective Time”).

2.05Articles of Association of the Surviving Company. At the Effective Time, the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Company, until thereafter amended as provided by Law and such articles of association.

2.06Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

(a)the Company shall deliver or cause to be delivered to Parent and Merger Sub the certificates and other documents required to be delivered pursuant to Section 7.02; and
(b)Parent and Merger Sub shall deliver or cause to be delivered (i) the certificates and other documents required to be delivered pursuant to Section 7.03, and (ii) to its transfer agent, the instructions to issue shares of Parent Common Stock constituting the Merger Consideration payable to the Company Shareholders in accordance with Article III, together with any notices and documentation necessary or appropriate in connection therewith.

2.07Directors and Officers of the Surviving Company.

(a)The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company set forth in Schedule 2.07(a)(A) shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth in Schedule 2.07(a)(ii) shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.
(b)The Company shall take all necessary action prior to the Effective Time such that (i) each officer of the Company set forth in Schedule 2.07(b) shall cease to be an officer immediately following the Effective Time (including by causing each such officer to tender an irrevocable resignation as an officer, effective as of the Effective Time) and (ii) each person set forth in Schedule 2.07(b)(ii) shall be appointed as an officer of the Surviving Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only officers of the Surviving Company.

ARTICLE III

EFFECTS OF THE MERGER

3.01Effect on Securities.

(a)Effect of Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company or Merger Sub:

(i)Conversion of Company Securities. Each ordinary share, no par value, of the Company (the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(a)(iii)) shall be converted into the right to receive from Parent, in accordance with the terms of this Agreement, a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to (A) 3,519,105, divided by (B) the aggregate number of issued and outstanding Company Shares as of the Closing (the “Merger Consideration”), in each case without interest. Each Company Share to be converted into the right to receive the Merger Consideration as provided in this Section 3.01(a) shall no longer be outstanding and shall be automatically canceled and shall cease to exist, and the book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Share, shall cease to have any rights with respect to such Company Share other than the right to receive, upon surrender of such Book-Entry Shares in accordance with Section 3.02, the Merger Consideration.

(ii)Treatment of Company Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled and terminated for no consideration or payment. Within two (2) Business Days following the date hereof, the Company shall give each Person who holds vested Company Options notice that if such Person does not exercise their vested Company Options on or prior to the Closing Date, then their vested Company Options shall be canceled and terminated for no consideration or payment. From and after the Effective Time, neither Parent nor the Surviving Company will be required to deliver Company Shares, other capital stock of the Company, or other compensation of any kind to any Person pursuant to or in settlement of any Company equity or equity-based awards under the Company Share Plan or otherwise and the Company Share Plan will thereupon terminate. Notwithstanding the forgoing, the Parent may, in its sole discretion from time to time following the Effective Time, grant the right to receive an award of restricted stock units (“Parent RSUs”, and each such award, a “Parent RSU Award”) relating to shares of Parent Common Stock to certain Company Affiliates on terms set forth in the definitive documents relating to each such Parent RSU Award.

(iii)Cancellation of Treasury Stock (Dormant Shares). Each Company Share held by the Company as treasury stock (dormant shares) immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be due or delivered in exchange therefor or in respect thereof.

(iv)Conversion of Merger Sub Share Capital. Each ordinary share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid ordinary share, no par value, of the Surviving Company and shall constitute the only outstanding share capital of the Surviving Company.

(b)Fractional Shares. Notwithstanding anything else in this Agreement, no certificates or scrip representing a fractional share of Parent Common Stock will be issued to any of the Company Shareholders or Company Warrantholder in connection with payment of the Merger Consideration, and to the extent a fractional share of Parent Common Stock is issuable as part of the Merger Consideration after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Company Shareholder or Company Warrantholder, such fraction shall be rounded down to one whole share of Parent Common Stock.

(c)Company Actions. Prior to the Effective Time, the Company Board or a committee thereof shall adopt applicable resolutions to give effect to the transactions contemplated by this Section 3.01.

3.02Payment Procedures.

(a)Payment Procedures with Respect to Company Shares. Substantially concurrently with the Effective Time, for payment to the Company Shareholders in accordance with this Article III, Parent shall instruct its transfer agent to issue to the Depositary Trust Company, for the account of the Tel Aviv Stock Exchange Clearinghouse (the “TASE CH”), book-entry shares representing the full number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for all of the outstanding Company Shares. Parent will endeavor to provide the TASE CH with at least four (4) Business Day’s prior notice of the Effective Time. Within approximately two Business Days following the receipt of such shares of Parent Common Stock, the TASE CH will credit the respective accounts of its members that hold Company Shares as of the Effective Time with whole shares of Parent Stock in a number equal to the Merger Consideration. Such members will, in turn, credit the respective accounts of their clients that beneficially own Company Shares as of the Effective Time with shares of Parent Stock in a number equal to the Merger Consideration and cancel the Book-Entry Shares in such accounts.

(b)Transfers; No Further Ownership Rights. From and after the Effective Time, all issued and outstanding Company Shares shall no longer be outstanding and shall be cancelled, retired and cease to exist, and each holder of a Book-Entry Share theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor, without interest, in accordance with the provisions of Section 3.02(a). The Merger Consideration issued to the TASE CH in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no registration of transfers of Company Shares that were outstanding immediately prior to the Effective Time.

3.03Withholding.

(a)Each of Parent, the Company and the Surviving Company (or anyone on their behalf, including an exchange agent) (each, a “Payor”), shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person (each, a “Payee”) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Ordinance, the Code or any provision of applicable Tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that, with respect to the withholding of Israeli Tax, in the event any holder of record of Company Shares or Company Warrants provides the Payor with a Valid Tax Certificate issued by the Israeli Tax Authority (the “ITA”) regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable in respect thereof in accordance with this Article III, then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration payable to such holder of record of Company Shares or Company Warrants, as applicable, shall be made only in accordance with the provisions of such Valid Tax Certificate. To the extent amounts are so withheld, they shall be paid to the appropriate Governmental Authority prior to the last day on which such payment is required, and then such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent any Payor withholds any amounts, such Payor shall provide the affected Person, as soon as practicable (but no later than within thirty (30) Business Days), with sufficient evidence regarding such withholding.

(b)Notwithstanding the foregoing, with respect to Israeli Taxes, and in accordance with the undertaking provided by an exchange agent to Parent as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Seller at Future Dates), the consideration payable to each Payee of the Company shall be retained by the exchange agent for the benefit of each such Payee for a period of up to one hundred and eighty (180) days from Closing (the “Withholding Drop Date”) (during which time no Payor shall make any payments to any Payee of the Company or withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement). If no later than five (5) Business Days prior to the Withholding Drop Date a Valid Tax Certificate is delivered to Payor, then, with respect to the affected Payee, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payment that is not withheld shall be paid to such shareholders concurrently therewith subject to any non-Israeli withholding which is applicable to the payment (if any). If any Payee of the Company (i) does not provide Payor with or is not the subject of a Valid Tax Certificate, by no later than five (5) Business Days before the Withholding Drop Date, or (ii) submits a written request with Payor to release its portion of the consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such shareholder’s portion of the consideration shall be calculated according to the applicable withholding rate as reasonably determined by Parent in accordance with applicable Law.

(c)For the avoidance of doubt, each Payor, as applicable, shall not be required to transfer any portion of the consideration payable under this Agreement to any payee, unless (i) a Valid Certificate providing for a full or partial exemption is delivered by such person and (ii) such person’s Company Share and/or Company Warrants to the extent necessary to satisfy the full amount due with regards to Israeli Taxes were sold and the Israeli Taxes were remitted to the appropriate Governmental Authority.

(d)With respect to holders of Company Options that are not Israeli residents for Israeli Tax purposes who were granted such Company Options in consideration solely for work or services performed outside of Israel and who were engaged by a non-Israeli Affiliate of the Company, a validly executed declaration regarding their non-Israeli residence and confirmation that they were granted such options in consideration solely for work or services performed outside of Israel for a non-Israeli Affiliate, in the form approved by the Parent, shall have been provided to the Parent. In case such valid declaration has been provided, such payments will not be subject to any withholding or deduction of Israeli Tax and will be made through the applicable company’s payroll system.

(e)In the event that the parties hereto have decided to pursue a 104 Interim Ruling or 104 Tax Ruling, Parent shall engage an Israeli exchange agent to hold the applicable shares of Parent Common Stock. If the 104 Interim Ruling or the 104 Tax Ruling is received and delivered to the agent prior to the applicable withholding date (in any event no later than three (3) Business Days prior to the Withholding Drop Date) in form and substance reasonably acceptable to Parent, then the provisions of such ruling will apply and all applicable withholding procedures with respect to the rollover contribution will be made in accordance with the provisions of such ruling and Section 104(8) of the Ordinance.

(f)In the event that the parties hereto have decided to pursue a 103 Tax Ruling and the 103 Tax Ruling is received in form and substance reasonably acceptable to Parent, the Israeli withholding tax procedures shall be made according to the provisions set under such ruling.

3.04Equitable Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock with a record date during such period, the number of shares of Parent Common Stock to be issued as the Merger Consideration shall be equitably adjusted to provide Parent, Merger Sub and the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such action.

3.05Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and board of directors of the Surviving Company will be fully authorized in the name of the Company or Merger Sub, as the case may be, to take and shall take any and all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the reports, schedules, forms, statements and other documents filed by the Company with the Israeli Securities Authority (“ISA”) and publicly available not later than two (2) Business Days prior to the date of this Agreement (excluding any forward-looking or risk factor disclosures set forth therein) or (b) the correspondingly numbered Section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as set forth below in this Article IV as follows:

4.01Organization and Qualifications; Subsidiaries. Each Company Entity (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, to the extent the concept of good standing or a similar concept is recognized under applicable Law, and is not a “defaulting company” as such term is defined under Israeli law, and (b) has all requisite corporate power and authority to own, operate or lease the properties, rights and assets now owned, operated or leased by it and to carry on its business as currently conducted. Schedule 4.01 of the Company Disclosure Schedule sets forth each Company Entity, its jurisdiction of organization, its directors and officers, and each jurisdiction in which such Company Entity is licensed or qualified to do business, and each Company Entity is duly licensed or qualified to do business and, to the extent the concept of good standing or a similar concept is recognized under applicable Law, is in good standing, in each jurisdiction in which the properties, rights and assets owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except such licenses or qualifications the absence of which would not reasonably be expected to be material to the Company Entities, taken as a whole. Except as set forth in Schedule 4.01 of the Company Disclosure Schedule, the Company owns all of the outstanding equity interests of its Subsidiaries, free and clear of all Liens, and there are no derivative securities or commitments to issue derivative securities in respect of such Subsidiaries. None of the Company Entities (i) owns any capital stock of, or any equity interests of any nature in, any other Person other than such Subsidiaries, (ii) has at any time been a general partner of any general or limited partnership and (iii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

4.02Organizational Documents. True and complete copies of the articles of association and any other similar governing documents, each as amended of each Company Entity (the “Company Organizational Documents”), as amended to date, have been made available to Parent. No Company Entity is in violation of any of the provisions of the Company Organizational Documents, including all amendments thereto, of such Company Entity, except where such violation would not reasonably be expected to be material to the Company Entities, taken as a whole.

4.03Due Authorization.

(a)The Company has all requisite corporate power and authority to execute, deliver, enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement and the Transactions, by the affirmative vote of the holders of a majority of the Company Shares voting on the matter (collectively, “Company Shareholder Approval”), to consummate the Transactions.

(b)The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which any Company Entity is a party and the consummation by the Company Entities of the Transactions have been duly authorized by all requisite corporate action on the part of the Company Entities (except for (i) the receipt of the Company Shareholder Approval in respect of the Merger and (ii) the filing and recordation of appropriate merger documents as required by the ICL) and no other corporate proceedings on the part of any Company Entity are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other Transactions. The Company Shareholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Agreements and approve and consummate the Merger and the other Transactions. This Agreement has been, and each Ancillary Agreement to which any Company Entity is a party will be, duly and validly executed and delivered by such Company Entities and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute, or will constitute, a valid and binding obligation of such Company Entities, enforceable against such Company Entities in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(c)The Company Board has, by resolutions unanimously adopted by the Company Board in accordance with the Company Organizational Documents, (i) approved the execution, delivery and performance by the Company of this Agreement and the Transactions, (ii) determined that this Agreement and the Transactions are advisable and fair to, and in the best interests of, the Company and the Company Shareholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors, (iii) directed that the adoption of this Agreement be submitted to a vote of the Company Shareholders at the Company Shareholder Meeting and (iv) resolved to recommend that the Company Shareholders adopt this Agreement and the Transactions (the “Company Board Recommendation”).

(d)The only vote of the holders of any securities of the Company necessary to approve this Agreement and the Transactions, including the Merger, is the affirmative vote of more than 50% of the voting power of the Company Shares present and voting at the Company’s shareholder meeting called to approve the Merger. The quorum required for the Company Shareholder Meeting is at least two (2) shareholders holding at least 25% of the voting rights of the Company. No vote or approval of (i) any creditor of the Company or its Subsidiaries in its capacity as such (subject to the rights of creditors under Section 319 of the Israeli Companies Law), (ii) any holder of any option or warrant granted by the Company or its Subsidiaries, or (iii) any shareholder of any Company Entity (other than the Company) is necessary in order to approve or permit the consummation of the Merger.

4.04No Conflict; Consents.
(a)The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) subject to, in the case of the Merger, obtaining the Company Shareholder Approval, contravene, conflict with or result in a violation or breach of, or default under, any Company Organizational Documents or any resolution adopted by the Company Shareholders or equityholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of any Company Entity; (ii) subject to, in the case of the Merger, obtaining the Company Shareholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, Permit or Governmental Order applicable to the Company, or give any Governmental Authority or other Person the right to challenge the Merger or any of the Transactions or to exercise any remedy or obtain any relief under any applicable Law or Governmental Order to which any Company Entity, or any of the assets owned or used by any Company Entity, is subject; (iii) subject to obtaining the Requisite Consents, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization of any Governmental Authority that is held by any Company Entity or that otherwise relates to the business of any Company Entity or to any of the assets owned or used by any Company Entity; (iv) subject to, in the case of the Merger, obtaining the Bank Mizrahi Consent, require the consent or notice by any Person under, contravene, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or give rise to a right of termination, cancellation, modification, acceleration or amendment under, any Contract of the type described in Section 4.12(a), whether or not set forth in Schedule 4.12(a) of the Company Disclosure Schedule, or any Permit or Company Real Estate Lease Documents to which any of the Company Entities is a party or by which any of them or any of their respective assets, rights or properties may be bound or affected or (v) result in the creation or imposition of any Lien other than Permitted Liens on any properties, rights or assets of any Company Entity, except, with respect to the foregoing clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to be material to the Company Entities, taken as a whole, and would not reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Transactions.
(b)Except as set forth in Schedule 4.04(b) of the Company Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with or notice to, any Governmental Authority is required to be obtained or made by any Company Entity in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transactions, other than the filing of the Merger Proposal with the Companies Registrar, filings or notifications required under the applicable rules and regulations of NASDAQ and the TASE, the IIA Notice and the public filing of the Shareholder Meeting Notice with the ISA (collectively, the “Requisite Consents”).
4.05Capitalization.
(a)Schedule 4.05(a) of the Company Disclosure Schedule sets forth, as of the date hereof:
(i)the authorized capital stock of the Company;
(ii)the number, class and series of authorized Company Shares owned by each Company Shareholder, together with the name of each registered holder thereof;

(iii)a list of all holders of outstanding Company Options, including the number of Company Shares subject to each such Company Option, the grant date, and exercise price for such Company Option, the vesting schedule and the date on which such Company Option expires;

(iv)with respect to the Company Options, which optionholders are Persons that are not current or former employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons); and

(v)a list of all holders of outstanding Company Warrants, including the number of Company Shares subject to each such Company Warrant, the grant date, and exercise price for such Company Warrant, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires.

(b)True, correct and complete copies of each Company Share Plan, and all standard form agreements and instruments relating to or issued under each Company Share Plan have been made available to Parent. All Company Options have been granted pursuant to such Company Share Plan and standard form agreements and instruments, and such Company Share Plans and form agreements and instruments have not been amended, modified or supplemented since being made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Share Plans or form agreements and instruments in any case from those made available to Parent. The terms of the

Company Share Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the optionholders, the shareholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options.

(c)Except as set forth in Schedule 4.05(c) of the Company Disclosure Schedule, all of the issued and outstanding Company Shares, Company Options and Company Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Laws, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except as set forth in Schedule 4.05(a) of the Company Disclosure Schedule, as of the date hereof, there are no other shares of Company capital stock, options, warrants, convertible notes or other equity interests of the Company authorized, reserved, issued or outstanding. Each Company Option was granted in accordance with the Company Share Plan with an exercise price per share that is equal to or greater than the fair market value of the underlying shares on the date of grant, and has a grant date identical to the date on which Company Board or its compensation committee actually awarded the Company Option. Each Company Option qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Financial Statements, respectively, and does not trigger any liability for the Company Option holder under Section 409A of the Code, if applicable. The Company has provided or made available to Parent (or Parent’s representatives) true and complete copies of the standard form of option agreement and any stock option agreements that materially differ from such standard form.

(d)Except for the Company Options and Company Warrants, as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Shares or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Shareholders may vote. Except as set forth in Schedule 4.05(d) of the Company Disclosure Schedule, as of the date hereof the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, and there is no Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Shares.

(e)As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth in Schedule 4.05(e) of the Company Disclosure Schedule, there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ shareholders may vote. Except as forth in Schedule 4.05(e) of the Company Disclosure Schedule, the Company’s Subsidiaries are not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(f)Except as set forth in Schedule 4.05(f) of the Company Disclosure Schedule, as of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens.

(g)All distributions, dividends, repurchases and redemptions in respect of the Company Shares (or other equity interests) of the Company were undertaken in compliance with the Company Organizational Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

4.06Company Reporting Documents; Financial Statements.

(a)As of June 7, 2021 through the date of this Agreement, each form, report, schedule, statement, exhibit and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required by it to be filed (or furnished) under the ISL or the rules and regulations of the TASE, as the case may be (collectively, the “Company Reporting Documents”) complied in all material respects with the applicable requirements of the ISL and TASE, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each Company Reporting Document filed did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)All of the audited financial statements and unaudited interim financial statements of the Company included in the Company Reporting Documents or made available to Parent prior to the date hereof, including as set forth on Section 4.06(b) of the Company Disclosure Schedule (the “Company Financial Statements”) (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the ISA and TASE, as the case may be, with respect thereto, (ii) have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements subject to normal year-end adjustments, as may be permitted by the ISA or under the ISL or the rules and regulations of the TASE, as the case may be) and (iii) fairly present in all material respects the financial position, changes in the shareholders’ equity, the results of operations and cash flows of the Company Entities as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments). No financial statements other than those of the Company Entities are required by IFRS to be included in the consolidated financial statements of the Company. Except as set forth in Sections 4.08 or 4.07 of the Company Disclosure Schedule and other than as expressly required by the terms of this Agreement or the Ancillary Agreements, the audited financial statements and unaudited interim financial statements prepared by the Company for inclusion in Company Reporting Documents to be filed (or furnished) under the ISL or the rules and regulations of the TASE after the date hereof do not, and as of the date of such filing (or furnishing) will not, contain Liabilities significantly or materially in excess of those Liabilities set forth in the Company Financial Statements or otherwise significantly or materially deviate from the Company Financial Statements. For the purposes of this Section 4.06(b), “significantly or materially” means an excess, shortfall or other deviation (as applicable) of ten percent (10%) or more.

(c)The Company is in compliance in all material respects with the applicable provisions of the ISL and the applicable listing and governance rules and regulations of the TASE. As of the date of this Agreement, there are no outstanding unresolved comments with respect to any of the Company Reporting Documents received by the Company from the ISA or TASE.

(d)Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off- balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reporting Documents (including any Company Financial Statements included therein).

(e)The Company Entities maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in conformity with IFRS. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company

Reporting Document or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.

(f)The Company maintains disclosure controls and procedures designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the ISL or the rules and regulations of the TASE, as the case may be, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the ISA and TASE, as the case may be and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosures.

(g)As of the date of this Agreement, there are no ISA inquiries or investigations or other inquiries or investigations by Governmental Authorities or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or, to the Knowledge of the Company, any of its Subsidiaries, and the Company has not received notice from the ISA or any Governmental Authority of any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since December 31, 2020 through the date of this Agreement, other than as has been resolved as of the date of this Agreement, the Company has not received from its independent auditors any written notification of a material weakness in the Company’s internal controls and there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company or, to the Knowledge of the Company, the Company Board or any committee thereof.

(h)Other than in connection with this Agreement and the Transactions, neither the Company nor any of its Subsidiaries is now, or has been at any time, subject to any filing requirements under the Securities Act relating to an offering of securities by the Company or the periodic reporting requirements under the Exchange Act or the rules and regulations promulgated thereunder or securities laws of any jurisdiction other than Israel.
(i)Since December 31, 2020, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any director, officer, auditor, accountant or other representative of the Company has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.07Undisclosed Liabilities. The Company Entities have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”) that would be required to be set forth or reserved for on a balance sheet of the Company Entities (and the notes thereto) prepared in accordance with IFRS consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since June 30, 2022 (the “Balance Sheet Date”) in the ordinary course of the operation of the Business of the Company, (c) disclosed in the Company Disclosure Schedule, (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

4.08Litigation and Proceedings. Except as set forth in Schedule 4.08 of the Company Disclosure Schedule, as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened, Actions and, to the Knowledge of the Company, there are no pending or threatened investigations, in each case, against any Company Entity, or otherwise affecting any Company Entity or its assets, including any condemnation or similar proceedings (or, to the Knowledge of the Company, against any of the officers or directors of any Company Entity related to their business duties, which interfere with their business duties, or as to which any Company Entity has any indemnification obligations), in each case which would reasonably be expected to result in any material Liabilities to such party. No Company Entity nor any property, asset or business of any Company Entity is subject to any Governmental Order, or, to the Knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, at Law, in equity or otherwise. There is no unsatisfied judgment or any open injunction binding upon any Company Entity.

4.09Compliance with Laws.

(a)Each Company Entity is now, and for the past three (3) years has been, in compliance in all respects with all Laws applicable to it and to the Business of the Company, except for such non-compliance that has not and would not reasonably be expected to result in Liabilities that are material to the Company Entities, taken as a whole.

(b)No Company Entity nor, to the Knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of any Company Entity, in each case, acting on behalf of a Company Entity, has, in the past three (3) years, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable Anti-Corruption Law, (ii) paid, accepted, or received any unlawful contributions, payments, or expenditures, (iii) taken any other action in material violation of any applicable Anti-Corruption Law or Trade Law in any jurisdiction in which any Company Entity conducts business, (iv) been the subject of any investigation, inquiry, litigation, audit, review, or administrative or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under any Anti-Corruption Laws or Trade Law, or (v) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law or Trade Law. Each Company Entity has instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Law and Trade Law.

4.10Company Intellectual Property.

(a)Schedule 4.10(a) of the Company Disclosure Schedule lists all the Company IP Registrations as of the date hereof, indicating as to each item, as applicable: (i) the owner; (ii) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, and (iv) the dates of application, issuance or registration of the item. All filings and fees required to maintain the Company IP Registrations that have or will come due prior to the Closing Date, as the case may be, have been or will be timely filed with or paid to, respectively, the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)Except as set forth in Schedule 4.10(b) of the Company Disclosure Schedule, a Company Entity is the sole and exclusive owner of all right, title and interest in and to the Company Intellectual Property, and has the right to use all other Intellectual Property used in the conduct of the Business of the Company, in each case, free and clear of Liens other than Permitted Liens. Without limiting the generality of the foregoing, the Company Entities have entered into written agreements with every Company Associate who has created material Intellectual Property for the Company Entities whereby such Company Associates assign to the Company Entities any ownership interest and right they may have in such Intellectual Property. No current or former employee who has created Intellectual Property for the Company Entities have any rights or claims for inventor compensation payments or other similar additional renumeration arising therefrom, other than pursuant to applicable Law or any ordinary course compensation from such Company Entities.

(c)The Intellectual Property owned by or validly licensed to any of the Company Entities constitutes all Intellectual Property necessary and sufficient for the Company Entities to conduct the Business of the Company as currently conducted and as currently proposed by the Company to be conducted (including the design, development, manufacture, having manufactured, use, import, export, sale, offering for sale, provision, reproduction, display, performance, modification, licensing, disclosure, support, maintenance, commercialization or other exploitation of any Company Product or Company Software).

(d)Each Company Entity’s rights in the Company Intellectual Property are subsisting and each Company Entity’s rights in the Company IP Registrations, other than pending applications, are valid and enforceable. The Company Entities have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property.

(e)The conduct of the Business of the Company, and the products and services of the Company Entities: (i) have not infringed, misappropriated or otherwise violated the Intellectual Property of any Person, (ii) do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person and (iii) as currently proposed by the Company to be conducted or offered, will not infringe, misappropriate or otherwise violate the Intellectual Property of any Person. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.

(f)Neither the execution and delivery of this Agreement or any Ancillary Agreements nor the consummation of the Transactions contemplated hereby will cause the Parent, any of its Affiliates, or any of the Company Entities to, immediately after the Closing, (i) grant to any other Person any rights under any Intellectual Property (including placement in or release from escrow of any Software source code) owned or exclusively licensed by the Parent, any of its Affiliates or any of the Company Entities; (ii) be bound by, or subject to, any covenant not to sue, non- compete, non-solicit or other restriction or right on the operation or scope of their respective businesses, or (iii) be obligated to pay any royalties or other fees or consideration with respect to the Intellectual Property of any other Person in excess of those payable by the Parent, any of its Affiliates or any of the Company Entities in the absence of this Agreement, any Ancillary Agreements or the consummation of the Transactions contemplated by this Agreement.

(g)Section 4.10(g) of the Company Disclosure Schedule sets forth a true, correct and complete list of all (i) Software owned by or developed by or for any of the Company Entities (“Company Software”), (ii) Software not owned by a Company Entity that is incorporated or embedded in or bundled with any Company Software, (iii) Software not owned by a Company Entity that are incorporated in, provided with or used by any of the Company Entities in connection with the development, use, exploitation, support or maintenance of any Company Software or Company Products and (iv) jurisdictions in which any Company Software has been developed by or on behalf of any of the Company Entities.

(h)Section 4.10(h) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Open Source Software that the Company Entities have combined, linked, distributed otherwise used with or in the Company Software, Company Products or Company Intellectual Property. None of the Company Entities have combined, linked, distributed otherwise used Open Source Software in a manner that would, with respect to any proprietary Software included in the Company Software, Company Products or Company Intellectual Property impose any requirement that any such Software: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; (iv) be redistributable at no charge; or (v) impose any other limitation, restriction, condition on the right of any of the Company Entities with respect to its use or distribution or impose any other requirement or obligation on any of the Company Entities to disclose, license or distribute any source code for any portion of such Software. The Company Entities utilize all Open Source Software in accordance with the applicable Contracts and licenses governing the Open Source Software.

(i)No Company Entity has disclosed or delivered to any escrow agent or any other Person any of the source code for any Company Software, and no Person (other than any employee, contractor or consultant that has executed a non-disclosure agreement) has any right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists (including the Transactions contemplated by this Agreement), that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the delivery, license or disclosure of any such source code to any Person who is not, as of the date of this Agreement, an employee, contractor or consultant of any of the Company Entities who has executed a nondisclosure agreement.

(j)Except as set forth in Schedule 4.10(j) of the Company Disclosure Schedule, there are no Actions (including any oppositions, interferences or re-examinations) settled within the last three (3) years, pending or threatened in writing: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by a Company Entity; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company Entities’ rights with respect to any Company Intellectual Property, other than ordinary-course prosecution of Company IP Registrations; or (iii) by the Company Entities alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company Entities are not subject to any Governmental Order that does or would restrict or impair the use of any Company Intellectual Property.
(k)Except as set forth on Schedule 4.10(k) of the Company Disclosure Schedule, no resources or funding, grants, facilities or services of a university, college, other educational institution, Governmental Authority or research center or funding from third parties was used in the development of any Company Intellectual Property. Notwithstanding the foregoing, no such entity has, or has asserted, any ownership interest or other right in any Company Intellectual Property.

(l)Section 4.10(l) of the Company Disclosure Schedule sets forth the status of account report from the IIA (titled “Keren Tmura Status of Account”) issued as of the date of this Agreement listing all amounts received in funding in support of Company’s research and development efforts received under the R&D Law, as well as all amounts repaid to-date as required by the R&D Law and all amounts remaining due to the IIA. Other than as stated in Section 4.10(l) of the Company Disclosure Schedule, neither the Company nor any of its Affiliates has received any Governmental Grants. The Company has made available to the Parent correct copies of all letters of approval, certificates of completion, undertakings, supplements or amendments thereto for all Governmental Grants granted to the Company and all material correspondence related thereto. The Company is in compliance, in all material respects, with the terms and conditions of all Governmental Grants and has duly fulfilled all the undertakings relating thereto, including all payment obligations relating thereto, and no event has occurred or circumstances exist that would reasonably be expected to result in the revocation or modification of any Governmental Grant. Other than the restrictions under the R&D Law there are no other restrictions whatsoever that impair the transfer, assignment, licensing or other disposition, whether inside or outside the State of Israel, by the Company or any Affiliate of any of the Company Intellectual Property.

(m)Neither the execution or performance of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions shall (i) contravene, conflict with or result in any termination of or new or additional limitations on Parent’s right, title or interest in or to the Company Intellectual Property, (ii) cause the Company to be obligated to pay any additional, increased or amended royalties or other fees or consideration with respect to Company Intellectual Property in excess of those listed in Section 4.10(m) to the Company Disclosure Schedule payable to the IIA, or (iii) cause any redemption fee or other payment (other than royalty payments in the ordinary course of business) to become due and payable (to the IIA or otherwise) within six (6) months following the Closing.

(n)Except for the restrictions set out in the R&D Law with respect to such Company Intellectual Property funded by the IIA all Company Intellectual Property is and will be fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any other Person.

4.11Company Software and IT.

(a)The Company Entities’ Systems are sufficient in all material respects for the current needs of the Business of the Company and for the immediate needs of the Business of the Company immediately after Closing. The Company Entities’ Systems are in good working condition materially to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all material Software, in each case as necessary for the conduct of the Business of the Company.

(b)None of the Company Products, Company Software or Company Entities’ Systems: (i) contains any bug, defect, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other similar code, design or documentation error or corruptant that materially affects the use, functionality or performance of such Company Products, Company Software or Company Entities’ Systems, other than those discovered and corrected in the normal course of any of the Company Entities’ Software maintenance procedures or (ii) with respect to the Company Products and Company Software, currently fails to operate or comply, in any material respect, with any applicable warranty, specifications or contractual commitment relating to the use, functionality or performance of such Company Products, Company Software or Company Entities’ Systems. Without limiting the generality of the foregoing, there have not been, and are no, claims asserted against any of the Company Entities or any of their customers related to bugs, errors or other defects in any Company Products or Company Software included in the Company Intellectual Property.

(c)There has been no unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any of the Company Entities’ Systems, that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in the conduct of the Business of the Company; (ii) substantial loss, destruction, damage or harm of any Company Entity or the Business of the Company or operations, personnel, property or other assets; or (iii) material liability of any kind to the Company Entities or the

Company’s Business. Each Company Entity has taken all reasonable actions to protect the integrity and security of the Company Entities’ Systems and the Company Data stored thereon.

(d)The Company Entities maintain (i) reasonable back-up and data recovery, disaster recovery and business continuity plans, procedures and facilities, and act in material compliance therewith and (ii) reasonable policies and procedures to protect the confidentiality, integrity and security of Personal Information, Company Data, and other data in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse.

(e)The Company Entities’ Systems and Company Products are free from any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Company Entities’ Systems and Company Products. None of the Company Entities’ Systems and Company Products contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in a material manner the operation of, or providing unauthorized access to, any software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device) that is managed or otherwise operated by such Company Entities’ Systems and Company Products or such code, or on which such Company Entities’ Systems and Company Products or such code is stored or installed; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company Entities or any other Person without the user’s consent. None of the Company Entities’ Systems and Company Products (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge or (C) employs a user’s internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company Entities have implemented industry standard procedures to mitigate against the likelihood that the Company Entities’ Systems and Company Products contain any malicious code, virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm software, hardware or data. The Company has made available to Parent a true, correct and complete list of all material reported errors or bugs in the Company Entities’ Systems and Company Products.

4.12Company Material Contracts; No Defaults.

(a)Schedule 4.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following Contracts to which any Company Entity is a party or by which it is bound, as of the date hereof (such Contracts, together with all Contracts concerning the Company Leased Real Property disclosed in Schedule 4.17(b) of the Company Disclosure Schedule and all Contracts falling into the following categories and entered into by a Company Entity after the date hereof in accordance with Section 6.02, being “Company Material Contracts”):

(i)Contracts for the sale or purchase of any of products or services of any Company Entity which provides for payments by or to such Company Entity in excess of $100,000 during calendar year 2022 or that are expected to involve more than such amount in calendar year 2023 (other than purchase orders entered into or issued in the ordinary course of business);

(ii)Contracts that: (A) grant to any Person any most-favored nations, priority, or exclusive rights to purchase, market, sell or deliver any of such products or services (other than in the ordinary course of business); (B) contain a material right of first refusal, first offer or first negotiation or any similar right with respect to an asset owned by any Company Entity; or (C) provide for a “sole source” or similar relationship or contain any provision that requires the purchase of all or a material portion of a Company Entity’s requirements from any third party; or any Contract that, following the Closing would grant, contain or provide, or purport to grant, contain or provide, any of the foregoing rights in respect of Parent or any Subsidiary of Parent (other than the Surviving Company);

(iii)Contracts for joint ventures, strategic alliances, partnerships or involving sharing of profits or revenue;

(iv)Contracts containing covenants that limit or restrict the right or ability of a Company Entity (or following the Closing would limit or restrict, or purport to limit or restrict, Parent or any Subsidiary of Parent (other than the Surviving Company)) to engage in any line of business or compete with, or provide any service to, any other Person in any geographical area;

(v)(A) Contracts granting to any Person a license or other right under any Company Intellectual Property, (B) Contracts granting to any Company Entity any license or other right under any Intellectual Property of any Person, and (C) Contracts providing for the development (including co-development or joint development) or acquisition of any Intellectual Property;

(vi)Contracts containing covenants obligating a Company Entity not to solicit or hire any Person with respect to employment (other than Contracts with contractor agencies or otherwise in the ordinary course of business);

(vii)Contracts, including any stock option plan, stock appreciation right plan, restricted stock or stock unit plan, stock purchase plan or other equity incentive plan, any of the benefits of which will be accelerated, by the consummation of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(viii)Contracts containing any standstill or similar provisions that limit or restrict the ability of a Person to acquire any securities or assets of any Company Entity;

(ix)Contracts relating to the acquisition or disposition by a Company Entity (by merger, purchase of stock or assets or otherwise) of any line of business or a material amount of stock or assets (other than Contracts to purchase inventory in bulk in the ordinary course of business) or under which any Liabilities, including any remaining “earn out” or other contingent payment or consideration, remain outstanding;

(x)Contracts evidencing Indebtedness;

(xi)except for standard indemnification provisions in Contracts entered in the ordinary course of business with customers or suppliers, any Contract under which any Company Entity is required to provide continuing indemnification or a guarantee of obligations of any Person (other than any other Company Entity) or the assumption of any Tax, environmental or other Liability of any Person;

(xii)any Contract under which any Company Entity has advanced or loaned any amount to any of its managers, directors or executive officers and such advance or loan remains outstanding;

(xiii)any Contract between any Company Entity, on the one hand, and any of their respective directors or executive officers, on the other hand (other than the Company Employee Agreements and indemnification agreements that have been made available to Parent);

(xiv)all Company Employee Agreements which are not cancellable without material penalty or without more than thirty (30) days’ notice (other than offer letters that do not deviate in any material respect from the standard offer letter provided to Parent);

(xv)Contracts with independent contractors or consultants that require annual cash payments in excess of $100,000 to which a Company Entity is a party and which are not cancellable without material penalty or without more than thirty (30) days’ notice;

(xvi)collective bargaining or similar labor agreements;

(xvii)any Contract with a Governmental Authority;

(xviii)any Contract under which any Company Entity is obligated to make any capital commitment or expenditure in excess of $50,000 individually or $150,000 in the aggregate, during any twelve (12)-month period; and

(xix)any settlement, conciliation or similar Contract arising out of any Action or threatened Action: (A) that materially restricts or imposes any material obligation on any Company Entity or materially disrupts the business of any Company Entity as currently conducted; or (B) that would require any Company Entity to pay consideration valued at more than $100,000 in the aggregate following the date of this Agreement.

(b)Except as set forth in Schedule 4.12(b) of the Company Disclosure Schedule and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, each Company Material Contract is valid, binding and enforceable on the applicable Company Entity in accordance with its terms, assuming the validity and enforceability of such agreement against the counterparties and except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to or affecting creditors’ rights generally and applicable equitable principles (whether considered in a proceeding at Law or in equity). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, none of the Company Entities or, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Company Material Contract. To the Knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, no event or circumstance has occurred that, with notice or lapse of time or both, would reasonably be expected to: (i) constitute a breach or event of default under any Company Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Material Contract; (iii) give any Person the right to receive or require a penalty under any Company Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Material Contract or cause other changes of any right or obligation or the loss of any material benefit thereunder; or (v) give any Person the right to cancel, terminate or modify any Company Material Contract. Complete and correct copies of each Company Material Contract (including all modifications, amendments and supplements thereto) have been made available to Parent.

4.13Employee and Labor Matters; Company Benefit Plans.

(a)Section 4.13(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each of the current Company Entities’ employees and Company Contract Workers, including those who signed an agreement with any Company Entity and has not started the engagement yet, and such list reflects, with respect to each such individual, their (i) name, (ii) employer and jurisdiction of employment, (iii) job title, (iv) hire date and seniority for rights, (v) status as an employee or consultant and full- or part-time, (vi) whether active or on leave (and, if on leave, the nature of the leave and the expected return date), (vii) whether exempt or non-exempt from overtime requirements, (viii) current annual salary or wage rate (bifurcated to base salary and overtime for monthly employees and to hourly rate for hourly employees and the way the overtime is paid to such employees), or commission or consulting rate or fee (as applicable), (ix) most recent annual bonus received and current annual bonus opportunity, (x) date and amount of last increase and bonus or other incentive arrangement, (xi) any right to a profit or similar distribution any other material compensation payable to them including vacation entitlement and accrued vacation or paid time-off balance, recreation pay, travel pay, car maintenance or car entitlement, sick leave entitlement and accrual, entitlement to pension arrangement, (xii) any promises or commitments made, whether in writing or not, with respect to any future material changes or additions to their compensation or benefits and (xiii) any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the salary basis for such contributions, and whether such employee is subject to an arrangement under Section 14 of the Severance Pay Law 5723-1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to a Section 14 Arrangement, whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of his or her entire salary) and notice period entitlement. Except as indicated in Section 4.13(a) of the Company Disclosure Schedule, other than their salaries, the Company Entities’ current employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. No employee is entitled (whether by virtue of any Law, Contract or otherwise) to any material benefits, entitlement or compensation that is not listed in Section 4.13(a) of the Company Disclosure Schedule. The employment seniority for each employee for any employment purposes began as of the date of hire as listed in Section 4.13(a) of the Company Disclosure Schedule and prior to such date no employment relations existed between each employee or Company Contract Worker and the Company Entities for any matter or purpose. Except as indicated in Section 4.13(a) of the Company Disclosure Schedule, the founders of any Company Entity have no outstanding entitlements based on any period of engagement in whatever status prior to such date of hire. Five (5) Business Days prior to the Closing Date, the Company shall provide to Parent a written statement indicating any changes to the information set forth (or required to be set forth) in Section 4.13(a) of the Company Disclosure Schedule that are expected as of the Closing Date.

(b)No Company Entity is or has been a party to, subject to, or under any obligation to bargain for, or is currently negotiating in connection with entering into any Company Collective Bargaining Agreement, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employee or Company Contract Worker. There are no organizing, election, certification petitions, campaigns, or other activities pending or, to the Knowledge of the Company, threatened by or on behalf of any Union with respect to any Company Associate. No Union holds bargaining rights with respect to any Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or to the Knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company Associate. No Company Entity has been, and no employee thereof has benefited from any extension order (tzavei harchava), except for extension orders which generally apply to all employees in Israel. No Company Entity has failed to comply with the provisions of any Company Collective Bargaining Agreement or extension order that applies to the Company Entity. No Company Entity has agreed to recognize any Union, nor has any Union been certified as the exclusive bargaining representative of any Company Associate. No Company Entity is or has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or Union organizing activity, or any similar activity or dispute, affecting any Company Entity or any of their employees.

(c)Each of the Company Associates that currently render or have rendered services to any Company Entity that is classified as a Company Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes, including: (i) for purposes of the Fair Labor Standards Act, Enhancing Enforcement of Labor Laws Law, 2011 and similar applicable state, local, provincial and foreign Laws governing the payment of wages (including overtime and premium wages); labor benefits and rights; (ii) applicable Tax Laws (including social security); and (iii) unemployment insurance and worker’s compensation obligations, and the Company Entities have properly classified and treated each such individual in accordance with applicable laws and for purposes of all applicable Company Benefit Plans and perquisites. No Company Contract Worker is eligible to participate in any Company Benefit Plan. No Company Entity has engaged any personnel through manpower or other similar third-party agencies.

(d)Each Company Entity employee and Company Contract Worker has entered into confidentiality, non-competition, non-solicitation agreements and assignment of inventions agreements with the relevant Company Entity in the form that have provided by the Company to the Parent. To the Knowledge of the Company, no Person has claimed or has reason to claim that any Company Associate, or other individual affiliated or associated with any Company Entity: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement, non-solicitation agreement, nondisclosure agreement, any other restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company Associate has used or proposed to use any Trade Secret of any former employer or other Person for whom such individual performed services or violated any confidential relationship with any Person in connection with the development, marketing or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Company Entity.

(e)Each Company Entity is, and for the last three (3) years, has been, in compliance in all material respects with all applicable Laws and Contracts (including Company Collective Bargaining Agreement and extension orders) respecting labor and employment, including hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including relating to discrimination, equal pay, wages and hours, overtime, pension arrangement, enforcement of labor laws, notice to employees regarding employment terms, employee benefits, engagement of contractors (including catering, security and cleaning services), pay slips, meal and rest periods, working during rest days, payment date, business expense reimbursements, labor relations, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), classification of wage components as a salary, occupational health and safety, immigration, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, fair employment practices, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). Since January 1, 2021, none of the Company Entities has effectuated a “plant closing” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable law or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Authority or other Person with respect to the impact of the Transactions. Each of the Company Entities has properly accrued in the ordinary course of business and in accordance with IFRS, and has timely made all payments for, all wages, overtime, salaries, commissions, bonuses, pension and severance pay contributions, study fund contributions, settlement of account payments, fees and other compensation, together with any related Taxes and any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business), for any services performed, directly or indirectly, for any Company Entity.

(f)Without limiting the foregoing, the Company Entities’ liability towards employees regarding pension arrangements, severance pay, accrued vacation, recreation pay and contributions to all pension plans and/or Company Benefit Plan are fully funded or, solely with respect to accrued vacation, recreation pay, in case that such are not fully funded, such accrued benefits are accrued on the Company’s financial statements as of the date of such financial statements. The Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding mandatory pension arrangements regarding all Company’s employees based on 8.33% of their full salaries and from their commencement date of employment and, upon the termination of employment of any of the Company Entities’ employees, the Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement.

(g)To the Knowledge of the Company, no senior employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

(h)The Company Entities are, and since April 1, 2020, have been, in compliance in all material respects with applicable laws regarding COVID-19 health and safety protocols. The Company Entities have also used commercially reasonable efforts to adhere to applicable guidance from applicable Governmental Authorities such as the U.S. Centers for Disease Control and Prevention and the federal Occupational Safety and Health Administration and the Israeli Ministry of Health relating to COVID-19.

(i)Neither any Company Entity nor any of its directors or officers, nor any management level employees, is under administrative, civil or criminal (i) indictment or audit or (ii) to the Knowledge of the Company, investigation, in each case by any Governmental Authority relating to labor or employment matters at any Company Entity that reasonably would be expected to result in a notice of material violation, material finding of reasonable cause, or similar material adverse finding.

(j)Schedule 4.13(j) of the Company Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Benefit Plan. None of the Company Entities intends, and none of the Company Entities has committed, to establish or enter into any new arrangement that would constitute a Company Benefit Plan or Company Employee Agreement, or to materially modify any Company Benefit Plan or Company Employee Agreement (except to conform any such Company Benefit Plan or Company Employee Agreement to the requirements of any applicable laws, in each case as previously disclosed to Parent in writing or as required by this Agreement). The Company has made available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Benefit Plan and each material Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Benefit Plan; (iii) all trust agreements, insurance contracts and funding agreements, including all amendments thereto; (iv) all discrimination and compliance tests required under the Code for the most recent plan year; (v) the most recent IRS determination or opinion letter issued with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (vi) all current employee handbooks, manuals and policies (including relating to monitoring e-mail and code of preventing sexual harassment); and (vii) all material, non-routine filings, notices, correspondence or other communications relating to any Company Benefit Plan that was submitted to or received from the IRS, the ITA, the Pension Benefit Guaranty Corporation, the DOL, the Israel National Insurance Institute (Bituah Leumi), the SEC, ISA or any other Governmental Authority since January 1, 2020.

(k)Each Company Benefit Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws, Company Collective Bargaining Agreements and extension orders, including ERISA and the Code. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each other Company Benefit Plan intended to be tax qualified under applicable laws is so tax qualified, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Benefit Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent, the Company Entities or any Company ERISA Affiliates or Parent ERISA Affiliates (other than ordinary administration expenses). There is no audit, inquiry or legal proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL, PBGC or any other Person with respect to any Company Benefit Plan. None of the Company Entities or any Company ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980H of the Code or any material penalty or Tax under applicable Laws. Each of the Company Entities and Company ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Benefit Plan, except as would not result in material liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in accordance with IFRS in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company Reporting Documents. None of the Company Entities or any Company ERISA Affiliate sponsors, maintains, participates in, or contributes to, or has an obligation to contribute to or has any liability with respect to any Company Foreign Plan.

(l)None of the Company Entities, and no Company ERISA Affiliate, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any liability in respect of, any: (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3) (37) of ERISA; (iii) plan described in Section 413 of the Code; or (iv) a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No material liability under Title IV or Section 302 of ERISA (other than any liability for premiums due to the PBGC (which premiums have been paid when due)) has been incurred by the Company Entities or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company Entities or any Company ERISA Affiliate of incurring any such Liability. No Company Benefit Plan subject to ERISA holds stock issued by the Company or any of its current Company ERISA Affiliates as a plan asset.

(m)No Company Benefit Plan or Company Employee Agreement provides (except at no cost to the Company Entities), or reflects or represents any liability of any of the Company Entities to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable laws at the recipient’s sole premium expense. No Company Benefit Plan provides or reflects or represents any liability of any of the Company Entities to provide, life insurance, health benefits or other welfare benefits to any member of the Company Board for any reason, unless such director is also an employee of a Company Entity.

(n)Except as set forth in Schedule 4.13(n)(i) of the Company Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) create any limitation or restriction on the right of any Company Entity to merge, amend or terminate any Company Benefit Plan or Company Employee Agreement. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13(n)(ii) of the Company Disclosure Schedule, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Company Entities has any obligation to compensate any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(o)Each Company Benefit Plan, Company Employee Agreement or other Contract between any Company Entity and any Company Associate that is subject to U.S. law has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. None of the Company Entities is a party to or has any Liability under any Company Benefit Plan, Company Employee Agreement or other Contract to compensate any person for excise Taxes payable pursuant to any applicable Law, including Section 4999 of the Code or for Taxes payable pursuant to Section 409A or 457A of the Code.

(p)All amounts that the Company Entities are legally or contractually required either (i) to deduct from any Company Associate’s salary and/or to transfer to an employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance, or (ii) to withhold from any current Company Associate’s salary and benefits and to pay to any Governmental Authority as required by the Code, the Ordinance or any other Law have, in each case, been duly deducted, transferred, withheld and paid, and the Company Entities’ liability towards any Company Associate regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, Section 14 Arrangements and contributions to all Company Benefit Plans, and all contributions required to be made by any Company Entity to any arrangement that would be a Company Benefit Plan but for the fact that such arrangement is sponsored or maintained by a Governmental Authority, are fully funded to the extent required by applicable Law or if not required by any applicable Law to be funded, are accrued on the Company Financial Statements to the extent required by applicable accounting policies and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles and have been properly reflected on the balance sheet or disclosed in the notes thereto. There has been no amendment to, written interpretation of or announcement (whether or not written) by any Company Entity relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

4.14Taxes.

(a)All income and other Tax Returns required by Law to be filed by any Company Entity have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are, or will be, true, complete and correct in all material respects.

(b)All amounts of Taxes shown due on any Tax Returns of the Company Entities and all other amounts of Taxes owed by the Company Entities have been timely paid.

(c)Each of the Company Entities has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)Each of the Company Entities has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

(e)No deficiencies for Taxes against any Company Entity have been claimed, proposed or assessed in writing by any Governmental Authority that remain unpaid except for deficiencies with respect to which adequate reserves have been established in accordance with IFRS, and, to the knowledge of the Company, there are no ongoing or pending, nor has Company Entity received written notice of the expected commencement of any Actions with respect to any Taxes of any Company Entity. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of any Company Entity, and no written request for any such waiver or extension is currently pending.

(f)No Company Entity (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(g)No Company Entity has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)No Company Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; (v) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (vi) Section 965 of the Code.

(i)There are no Liens with respect to Taxes on any of the assets of any Company Entities, other than Permitted Liens.

(j)No Company Entity has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the common parent is the Company). No Company Entity has any liability for the Taxes of any Person (other than the Company Entities) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(k)No Company Entity is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(l)The entity classification of each of the Company Entities for U.S. federal income Tax purposes is set forth in Schedule 4.14(l) of the Company Disclosure Schedule.

(m)No Company Entity is, and has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(n)Each of the Company Entities is in compliance with applicable United States, Israel and other foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company Entities.

(o)The Company has not made an election under Section 965(h) of the Code.

(p)No Company Entity has deferred any payroll Taxes pursuant to the CARES Act or are the beneficiaries of any other COVID-19 related tax deferral relief of state and local Governmental Authorities.

(q)No Company Entity has incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise.

(r)No Company Entity has engaged in a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), or is otherwise a resident for Tax purposes in any country other than the country of its formation.

(s)No Company Entity has (i) applied for or received any Tax ruling, competent authority relief or similar agreement from any Governmental Authority, or (ii) entered into a closing agreement (including any “Heskem Shuma” with the ITA) or any other Contract with any taxing authority, or (iii) received a written Tax opinion from counsel with respect to any acquisition or divestiture transaction relating to any Company Entity.

(t)No Company Entity has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local Israeli Tax Law, and including with respect to VAT (as defined below).

(u)The Company is duly registered for the purposes of Israeli value added tax and has complied with all requirements concerning Israeli value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. None of the Company’s non-Israeli Subsidiaries is required to register in Israel for Israeli VAT purposes.

(v)No Company Entity is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(w)No Company Entity has ever been or is entitled to benefits under the Israeli Law for Encouragement of Capital Investments, 1959.

(x)No Company Entity has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(y)Each Company Share Plan that is intended to qualify as a capital gains route plan under Section 102 of the Ordinance has received a favorable determination or approval letter from the ITA or is otherwise deemed approved by passage of time without objection by the ITA. All Section 102 Securities were and are currently in compliance with the applicable requirements of Section 102 of the Ordinance and the written requirements and guidance of the ITA.

4.15Insurance. Schedule 4.15 of the Company Disclosure Schedule contains a complete and correct list of all policies and contracts currently in effect for insurance of which any Company Entity is the owner, insured or beneficiary or which has been bound by any Company Entity to cover any of the assets of any Company Entity as of the date hereof (the “Company Insurance Policies”). All premiums due and payable with respect to such Company Insurance Policies have been timely paid. All Company Insurance Policies are in full force and effect, and no Company Entity is currently in receipt of any notice of cancellation or non-renewal thereunder. Except as set forth in Schedule 4.15 of the Company Disclosure Schedule, there are no outstanding claims under the Company Insurance Policies.

4.16Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Company Entity or any of their Affiliates for which any Company Entity has any obligation.

4.17Real Property; Assets.

(a)No Company Entity owns any real property. No Company Entity is a party to any agreement or option to purchase any real property or material interest therein.

(b)Schedule 4.17(b) of the Company Disclosure Schedule contains a true, correct and complete list of all Company Leased Real Property including (i) the street address; (ii) the landlord, the rental amount currently being paid, and the expiration of the term; and (iii) the current use of such property. The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Company Leased Real Property to which any Company Entity is a party (the “Company Real Estate Lease Documents”).

(c)No Company Entity has subleased or otherwise granted any Person the right to use or occupy any Company Leased Real Property which is still in effect. No Company Entity has collaterally assigned or granted any other security interest in the Company Leased Real Property or any interest therein which is still in effect. A Company Entity has a good and valid leasehold title to each Company Leased Real Property subject only to Permitted Liens. Except as would not reasonably be expected to be material to the Company Entities, taken as a whole, no Company Entity has made any alterations, additions or improvements to the Company Leased Real Property that are required to be removed at the termination of the applicable lease term.

(d)Except for Permitted Liens and licenses of Intellectual Property and software, the Company Entities have good and valid title to the assets of the Company Entities.

4.18Environmental Matters. Except as set forth in Schedule 4.18 of the Company Disclosure Schedule, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole:

(a)the Company Entities are and, during the last three (3) years, have been in compliance with all Environmental Laws and have not received any: (i) written notice or claim in respect of Environmental Laws or violation thereof or non-compliance therewith; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved;

(b)no Company Entity is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by a Company Entity or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(c)no Action is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no investigation is pending or threatened with respect to any Company Entity’s compliance with or liability under Environmental Law; and

(d)no Company Entity has used any off-site Hazardous Materials treatment, storage, or disposal facilities or locations.

4.19Absence of Changes.

(a)Except as set forth in Schedule 4.19(a) of the Company Disclosure Schedule, since the Balance Sheet Date there has not been any Company Material Adverse Effect.
(b)Since the Balance Sheet Date through the date of this Agreement (x) the Company Entities have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (y) there has not been with respect to the Company Entities, any:
(i)amendment of the Company Organizational Documents of any Company Entity;

(ii)issuance, sale or other disposition of any equity security or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any equity security of any Company Entity other than the issuance of Company Shares upon the exercise of Company Options outstanding on the Balance Sheet Date in accordance with their terms as in effect on the Balance Sheet Date;
(iii)declaration or payment of any dividends or distributions on or in respect of any of its capital stock; redemption, purchase or acquisition of its capital stock; or split, combination, recapitalization or reclassification of its capital stock, except pursuant to the forfeiture conditions of Company Options or the cashless exercise or Tax withholding provisions of or authorizations related to Company Options pursuant to their terms as in effect on the Balance Sheet Date;
(iv)change in the Company Entities’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(v)change in any method of accounting or accounting practice of the Company Entities, except as required by IFRS, Securities Laws, or as otherwise disclosed in the notes to the Company Financial Statements;
(vi)except as set forth in Schedule 4.19(b)(vi) of the Company Disclosure Schedule, incurrence, assumption or guarantee of any Indebtedness (including the incurrence, acceptance, receipt or modification of any Governmental Grant) by any Company Entity;
(vii)except for write-offs required by IFRS, any transfer, assignment, sale or other disposition of any of any tangible or intangible asset shown or reflected in the balance sheet with a value in excess of $50,000 individually or $150,000 in the aggregate, or cancellation of any debts with a value in excess of $50,000 individually or $150,000 in the aggregate;

(viii)(A) transfer, assignment or grant of any license or sublicense of material rights under or with respect to any the Company Intellectual Property (other than nonexclusive licenses granted to customers in the ordinary course of the Business of the Company) or (B) abandonment or permitting to lapse any Company Intellectual Property, except in the reasonable business judgement of the Company;

(ix)capital investment in, or any loan to, any other Person, in each case in excess of $50,000 individually or $150,000 in the aggregate;

(x)except as set forth in Schedule 4.19(b)(vi)(x) of the Company Disclosure Schedule, acceleration, termination, material modification to or cancellation of any Company Material Contract to which a Company Entity is a party or by which it is bound;

(xi)entrance into or renewal of any Company Material Contract, other than, following reasonably prompt notice to Parent, any such Contract that is (A) entered into or renewed in the ordinary course of business consistent with past practice and on commercially reasonable terms given then-current market conditions and (B) not otherwise prohibited by another provision of this Section 4.19;

(xii)except as set forth in Schedule 4.19(b)(xii) of the Company Disclosure Schedule, and except as required by the terms of a Company Benefit Plan as in effect on the Balance Sheet Date or established, adopted, entered into or amended after the Balance Sheet Date in accordance with clause (B) below, as required to ensure that any Company Benefit Plan as in effect on the Balance Sheet Date was not then out of compliance with applicable laws, or as specifically required pursuant to this Agreement, (A) entrance into or amendment of any Company Collective Bargaining Agreement; (B) establishment, adoption, entrance into, amendment or termination of any Company Benefit Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would have been a Company Benefit Plan or Company Employee Agreement if it was in existence on the Balance Sheet Date; (C) payment of or making any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or any increase or making of any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate; (D) grant, payment or establishment of any severance, separation, change in control, termination, retention or similar compensation or benefits to, or increase in any manner the severance, separation, change in control, termination, retention or similar compensation or benefits of, any Company Associate; (E) entrance into any trust, annuity or insurance Contract or similar agreement or taking of any other action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; (F) taking of any action to accelerate the time of payment or vesting of any compensation, benefits or funding obligations under any Company Benefit Plan or otherwise; (G) making of any material determination under any Company Benefit Plan that is inconsistent with the ordinary course of business or past practice; (H) hiring of any individual who is a senior director or above or promoted any Company Associate to a senior director role or above; (I) termination of any Company Associate who is a senior director or above (other than a termination for “cause” as defined under any Company Benefit Plan as of the date of this Agreement); (J) effectuation of a “plant closing,” “mass layoff,” or similar action under the WARN Act; or (K) entrance into any new Contract covering any Company Associate or made any payment to any Company Associate that, considered individually or collectively with any other such Contracts or payments, will or reasonably would be expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

(xiii)waiver of any restrictive covenant obligations of any employee of any Company Entity;

(xiv)loan to (or cancellation or forgiveness of any loan to) any Company Shareholders or Company Associates, or entry into, or modification or termination of, any transaction, agreement or arrangement with any Company Shareholders (other than in any Company Shareholder’s capacity as an employee) or Company Associates;

(xv)except as set forth in Schedule 4.19(b)(xii) of the Company Disclosure Schedule and except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xvi)purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases or leases of inventory, services or supplies in the ordinary course of business;

(xvii)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof other than the acquisition of residuals done in the ordinary course of business;

(xviii)action by a Company Entity to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that, in each case, (A) is outside of the ordinary course of business and inconsistent with the any Company Entity’s past practices and (B) would reasonably be expected to have the effect of materially increasing the Tax liability of Parent or any Subsidiary in respect of any post-Closing Tax period;

(xix)except as set forth in Schedule 4.19(b)(xix) of the Company Disclosure Schedule, waiver, release, assignment, settlement or compromise of any Action for an amount not exceeding $100,000 or that otherwise imposes any non-monetary terms and conditions; or

(xx)binding commitments or agreements to any of the foregoing.

4.20Affiliate Agreements. Except as set forth in Schedule 4.20 of the Company Disclosure Schedule and except for, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company Entities is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any of the Company Entities, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company Entities or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

4.21Permits. Each Company Entity has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except as would not reasonably be expected to result in Liabilities that are, individually and in the aggregate, material to the Company Entities, taken as a whole. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Material Permit, except as would not reasonably be expected to result in Liabilities that are, individually and in the aggregate, material to the Company Entities, taken as a whole. Except as would not reasonably be expected to result in Liabilities that are, individually and in the aggregate, material to the Company Entities, taken as a whole, (a) each of the Company Entities’ Permits is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any of the Company Entities’ Permits has been received by any Company Entity, (c) to the Knowledge of the Company, none of the Company Entities’ Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any of the Company Entities’ Permits and (e) each of the Company Entities is in compliance with all of its Permits.

4.22Company Privacy and Data Security.

(a)Each Company Entity (i) has complied in all material respects with Applicable Data Protection Requirements of such Company Entity regarding the collection, retention, use and protection of Personal Information and Company Data, (ii) has implemented and maintained reasonable technical, physical, organization, and administrative measures and policies to protect Personal Information, Company Data, and Company Products against unauthorized access, use, modification, disclosure, or loss, and has timely and reasonably remediated any audit findings relating to its security safeguards, and (iii) there has been no breach, security incident or violation of any data security policy in relation to Personal Information and Company Data, nor actual or, to the Knowledge of the Company, threatened, unauthorized access, use, processing, transfer or disclosure, accidental or unlawful destruction, or any loss, theft or unauthorized alteration of Personal Information and Company Data. Each Company Entity has contractually obligated all third party service providers, outsourcers, processors or other third parties processing Personal Information and Company Data by or on behalf of Company Entity to terms that comply with all Applicable Data Protection Requirements.
(b)No Person (including any Governmental Authority) has, in the past two (2) years, (i) commenced any Action relating to any Company Entity’s information privacy or data security practices relating to Personal Information, including with respect to the access, disclosure or use of Personal Information maintained by or on behalf of any Company Entity, or (ii) to the Knowledge of the Company, threatened any such Action, or made any complaint or investigation relating to such practices.

4.23Registration Statement. None of the information relating to the Company Entities supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Registration Statement or any amendment or supplement thereto or the Israel Prospectus (if any) will, as of the time the Registration Statement becomes effective under the Securities Act or at the time such Israel Prospectus is published in accordance with the Israel Companies Law, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information included by the Company in the notice of the general meeting of the Company’s shareholders to be held in connection with the Merger, including the description of the Transactions (as amended or supplemented from time to time, the “Shareholder Meeting Notice”), will, at the published date and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The information supplied or to be supplied by the Company for inclusion in the Registration Statement and the Israel Prospectus will comply as to form in all material respects with the provisions of applicable Law pertaining to the Registration Statement. The Shareholder Meeting Notice will comply in all material respects with the provisions of applicable Law and the Company Organizational Documents. Notwithstanding the foregoing provisions of this Section 4.23, no representation or warranty is made by the Company with respect to information or statements made in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.24Power of Attorney. Except as set forth in Schedule 4.24 of the Company Disclosure Schedule and except as required in the ordinary course of business, no Person holds a power of attorney to act on behalf of any Company Entity.

4.25Parent Common Stock. No Company Entity owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock. To the Knowledge of the Company, no Company Shareholder owns beneficially or of record any shares of Parent Common Stock or any securities convertible into, exchangeable for or carrying the right to acquire, any shares of Parent Common Stock.

4.26No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE) AND ANY ANCILLARY AGREEMENT, THE COMPANY DOES NOT MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

4.27No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE), THE COMPANY ACKNOWLEDGES THAT NONE OF PARENT OR MERGER SUB, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF PARENT OR MERGER SUB, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE COMPANY ACKNOWLEDGES THAT IT IS NOT RELYING NOR HAS IT RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY PARENT AND MERGER SUB IN ARTICLE V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN ARTICLE V THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE) SHALL HAVE ANY LEGAL EFFECT, AND THAT THE COMPANY EXPRESSLY DISCLAIMS RELIANCE ON ANY OMISSIONS FROM PARENT’S AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES IN ARTICLE V THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE). WITHOUT LIMITING THE FOREGOING, NEITHER PARENT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE COMPANY’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY OR ANY OF ITS AFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION. THE PROVISIONS OF THIS SECTION 4.27 SHALL NOT, AND SHALL NOT BE DEEMED OR CONSTRUED TO, WAIVE OR RELEASE ANY CLAIMS FOR FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (a) set forth in the reports, schedules, forms, statements and other documents filed by the Parent with the SEC and publicly available not later than two (2) Business Days prior to the date of this Agreement (excluding any forward-looking or risk factor disclosures set forth therein) or (b) the correspondingly numbered Section of the Parent Disclosure Schedule, Parent represents and warrants to the Company as set forth below in this Article IV as follows:

5.01Organization and Qualifications; Subsidiaries. Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is duly organized and validly existing under the Laws of the State of Israel. Parent and Merger Sub have all requisite corporate power and authority to own, operate or lease the properties, rights and assets now owned, operated or leased by it and to carry on its business as currently conducted.

5.02Organizational Documents. True and complete copies of the Parent Organizational Documents, as amended to date, have been made available to the Company. Neither Parent nor Merger Sub is in violation of any of the provisions of such Parent Organizational Documents, including all amendments thereto, except where such violation would not reasonably be expected to be material to Parent.

5.03Due Authorization.

(a)The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub (except for the filing and recordation of appropriate merger documents as required by the ICL) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, any Ancillary Agreements to which it is a party or to consummate the Merger and the other Transactions. This Agreement has been, and each Ancillary Agreement to which Parent or Merger Sub is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by each other party hereto and thereto, constitute, or will constitute, a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (regardless of whether considered in a proceeding at Law or in equity).

(b)The Parent Board and the board of directors of Merger Sub, by written resolutions adopted by unanimous vote and not subsequently rescinded or modified in any way adverse to the Company, has, as of the date hereof, (i) approved the execution, delivery and performance by the Parent and Merger Sub, as applicable, of this Agreement and the Transactions and (ii) determined that this Agreement and the Transactions are advisable and in the best interests of Parent and Merger Sub and their respective shareholders, as applicable. Parent, acting in its capacity as the sole shareholder of Merger Sub, has approved and adopted this Agreement.

5.04No Conflict; Consents.

(a)The execution, delivery, and performance by Parent and Merger Sub of this Agreement, and any Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the Transactions, including the Merger, do not and will not, with or without the giving of notice or the lapse of time, or both: (i) contravene, conflict with or result in a violation or breach of, or default under, any Parent Organizational Document or any resolution adopted by the shareholders or equityholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) thereof; (ii) contravene, conflict with or result in a violation or breach of any provision of applicable Law, Permit or Governmental Order applicable to Parent or Merger Sub, or give any Governmental Authority or other Person the right to challenge the Merger or any of the Transactions or to exercise any remedy or obtain any relief under any applicable Law or Governmental Order to which Parent or Merger Sub, or any of the assets owned or used by Parent or Merger Sub, is subject; (iii) subject to any filings, notices or consents referenced in the following clause, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization of any Governmental Authority that is held by Parent or Merger Sub or that otherwise relates to the business of Parent or Merger Sub or to any of the assets owned or used by Parent or Merger Sub; (iv) require the consent or notice by any Person under, contravene, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or give rise to a right of termination, cancellation, modification, acceleration or amendment under, any material Contract or Permit to which Parent or Merger Sub is a party or by which either of them or any of their respective assets or properties may be bound or affected or (v) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of Parent or Merger Sub, except, with respect to the foregoing clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions.

(b)No consent, approval, Permit or authorization of, or exemption by, or filing with or notice to, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party and the consummation of the Transactions or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby, other than the Requisite Consents, the filing of the Registration Statement with the SEC, the SEC declaring the Registration Statement to be effective, the issuance by the ISA of a permit to publish the Registration Statement, the approval by the TASE of the listing of the Parent Common Stock on the TASE pursuant to Chapter E’5 of the Israeli Securities Law and such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the other Transactions.

5.05Capitalization. As of the Business Day immediately prior to the date of this Agreement:

(a)The authorized capital stock of Parent consists of 121,000,000 shares of capital stock, consisting of (i) 110,000,000 shares of Parent Common Stock and (ii) 11,000,000 shares of preferred stock (the “Parent Preferred Stock”), each with a par value of $0.01 per share. As of the date of this Agreement, the issued and outstanding capital stock of the Parent consists of 30,427,750 shares of capital stock, consisting of (A) 30,427,750 shares of Parent Common Stock issued and outstanding and (B) no shares of Parent Preferred Stock issued and outstanding. As of the date of this Agreement, Parent has 1,500,000 warrants outstanding, each such warrant entitling the holder thereof to purchase one share of Parent Common Stock. All of the issued and outstanding shares of Parent Common Stock and warrants to acquire shares of Parent Common Stock (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Securities Laws, and (3) were not issued in breach or violation of any preemptive rights or Contract. As of the date of this Agreement, there are 2,091,538 shares of Parent Common Stock subject to issuance and/or delivery pursuant to Parent RSU Awards granted and outstanding under the Parent Equity Plan. Schedule 5.05(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a list of all holders of outstanding Parent RSU Awards, including the number of shares of Parent Common Stock subject to each such Parent RSU Award, the grant date and the vesting schedule of such Parent RSU Award. Each Parent RSU Award was granted in accordance with the Parent Equity Plan.

(b)Except as set forth in the Parent SEC Documents, as of the date of this Agreement there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Common Stock or the equity interests of Parent, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Parent and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. Except as set forth in the Parent SEC Documents, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Parent’s stockholders may vote. Except as set described in the Parent SEC Documents, as of the date of this Agreement Parent is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests, and there is no Contract restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock.

(c)As of the date of this Agreement, Parent is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of Merger Sub free and clear of any Liens other than Permitted Liens.

(d)All distributions, dividends, repurchases and redemptions in respect of the capital stock (or other equity interests) of Parent were undertaken in compliance with the Parent Organizational Documents then in effect, any agreement to which Parent then was a party and in compliance with applicable Law.

(e)The shares of Parent Common Stock to be issued pursuant to this Agreement, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable.

For the avoidance of doubt, nothing contained in this Agreement or any Ancillary Agreement shall restrict Parent from conducting any capital raise, including issuing any debt, equity securities, or securities convertible into, exchangeable for, or carrying the right to acquire debt or equity securities of Parent prior to the Closing.

5.06Undisclosed Liabilities. Parent has no Liabilities that would be required to be set forth or reserved for on a balance sheet of Parent (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities (a) reflected or reserved for on the financial statements of Parent or disclosed in the notes thereto, (b) that have arisen since September 30, 2022 in the ordinary course of the operation of business of Parent, (c) disclosed in the Parent Disclosure Schedule, (d) arising under this Agreement and/or the performance by Parent of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to Parent.

5.07Litigation and Proceedings. As of the date hereof, there are no pending or, to the Knowledge of Parent, threatened, Actions and, to the Knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent or Merger Sub, or otherwise affecting Parent or Merger Sub or their assets, including any condemnation or similar proceedings (or, to the Knowledge of Parent, against any of the officers or directors of Parent or Merger Sub related to their business duties, which interfere with their business duties, or as to which Parent or Merger Sub has any indemnification obligations), in each case which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the other Transactions. Neither Parent nor Merger Sub or any property, asset or business of Parent or Merger Sub is subject to any Governmental Order, or, to the Knowledge of Parent, any continuing investigation by, any Governmental Authority, in each case that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, at Law, in equity or otherwise. There is no unsatisfied judgment or any open injunction binding upon the Parent or Merger Sub.

5.08Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Parent or Merger Sub or any of their respective Affiliates.

5.09SEC Filings and Financial Statements.

(a)Parent has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)The financial statements (including all related notes and schedules) of Parent contained or incorporated by reference in the Parent SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X, subject, in the case of interim financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including any notes thereto (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X. Parent has no off-balance sheet arrangements that are required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K under the Securities Act that have not been so disclosed in the Parent SEC Documents.
(c)Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are reasonably designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls and, to the Knowledge of Parent, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

5.10Nasdaq Listing. The Parent Common Stock is listed on Nasdaq. Parent is in compliance in all material respects with the requirements of Nasdaq for continued listing of the Parent Common Stock thereon and there is no action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Parent Common Stock on Nasdaq.

5.11Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

5.12Information Supplied. The information relating to Parent and Merger Sub furnished by or on behalf of Parent and Merger Sub in writing for inclusion in the Shareholder Meeting Notice will, at the date it, or any amendment or supplement to it, is published or at the time of the Company Shareholder Meeting, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference based on information supplied by the Company Entities for inclusion or incorporation by reference in the Shareholder Meeting Notice or Registration Statement, or (b) any projections or forecasts included in the Shareholder Meeting Notice or Registration Statement.

5.13No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE PARENT DISCLOSURE SCHEDULE) AND ANY ANCILLARY AGREEMENT, NEITHER PARENT NOR MERGER SUB MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, WITH RESPECT TO PARENT, MERGER SUB OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO.

5.14No Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE), PARENT AND MERGER SUB ACKNOWLEDGE THAT NONE OF THE COMPANY ENTITIES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, OR ANY OTHER PERSON ON BEHALF OF ANY COMPANY ENTITY, MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER INFORMATION PROVIDED TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, INCLUDING WITH RESPECT TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY, INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PARENT AND MERGER SUB ACKNOWLEDGE THAT THEY ARE NOT RELYING NOR HAVE THEY RELIED ON ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES EXCEPT FOR THOSE EXPRESSLY MADE BY THE COMPANY IN Article IV OF THIS AGREEMENT

(INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE), THAT ONLY THOSE REPRESENTATIONS OR WARRANTIES IN ARTICLE IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE) SHALL HAVE ANY LEGAL EFFECT, AND THAT PARENT AND MERGER SUB EXPRESSLY DISCLAIM RELIANCE ON ANY OMISSIONS FROM THE COMPANY’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE COMPANY DISCLOSURE SCHEDULE). WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO PARENT, MERGER SUB OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR THE PARENT’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY SUCH INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSIONS WITH RESPECT TO ANY OF THE FOREGOING INFORMATION. THE PROVISIONS OF THIS SECTION 5.14 SHALL NOT, AND SHALL NOT BE DEEMED OR CONSTRUED TO, WAIVE OR RELEASE ANY CLAIMS FOR FRAUD.

ARTICLE VI

COVENANTS

6.01Access and Information. From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, the Company shall, and shall ensure that each of its Subsidiaries and its and their respective representatives permit Parent and its advisers and other representatives to have reasonable access, during business hours and upon reasonable advance written notice, to the Company’s and its Subsidiaries’ personnel, properties and facilities and books and records (provided that they shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries). From the date hereof until the earlier of the Closing and the date this Agreement is terminated in accordance with Article VIII, the Company shall: (a) furnish, or cause to be furnished, to Parent financial and material operating data and other material information (including Tax information) with respect to any Company Entity as Parent may from time to time reasonably request in writing and subject to any applicable Law and (b) provide to Parent (i) monthly financial statements of the Company within fifteen (15) days following each month-end following the date hereof, in form and substance as historically provided to the Company Board or as otherwise reasonably requested by Parent and (ii) quarterly financial statements of the Company within thirty (30) days following each quarter end following the date hereof, in form and substance as historically provided to the Company Board or as otherwise reasonably requested by Parent. No information provided to or obtained by any party hereto pursuant to this Section 6.01 shall limit or otherwise affect the remedies available hereunder to such party, or act as a waiver or otherwise affect the representations or warranties of the disclosing party in this Agreement. Nothing herein shall limit or modify the obligations of the parties set forth in that certain Mutual Non-Disclosure Agreement, dated May 26, 2022, between Parent and the Company (the “Confidentiality Agreement”), and any information provided pursuant to this Section 6.01 shall be subject to the terms and conditions of the Confidentiality Agreement; provided, however, that any of the information provided pursuant to this Section 6.01 may be included in the Registration Statement or any Other Filing to the extent required by the rules and regulations of the SEC or other Governmental Authority. Notwithstanding anything herein to the contrary, no party hereto shall be required to take any action, provide any access or furnish any information to the extent that furnishing such information or affording such access would, in the opinion of such party’s outside counsel, (A) cause or constitute a waiver of the attorney-client or other privilege, (B) violate any Contract to which the Company is a party or bound or (C) violate applicable Law, provided that the parties hereto agree to cooperate in good faith to make alternative arrangements to allow for such access or furnishing in a manner that does not result in the events set out in clauses (A) through (C) above.

6.02Conduct of Business by the Company. From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII (the “Interim Period”), except as otherwise required or expressly permitted in this Agreement, required by applicable Law or any applicable COVID-19 Measures, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or as set forth in Schedule 6.02 of the Company Disclosure Schedule, the Company shall operate the Business of the Company in all material respects in the ordinary course of business and use reasonable best efforts to preserve the Company’s material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, lenders, Governmental Authorities and any other Persons having a material business relationship with the Company. Without limiting the foregoing, except as otherwise required or expressly permitted in this Agreement, required by applicable Law or any applicable COVID-19 Measures, consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 6.02 of the Company Disclosure Schedule, from the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with Article VIII, no Company Entity shall take or permit to occur any action described in Section 4.19(b)(ii) (except that references to the Balance Sheet Date shall be deemed to refer to the date of this Agreement).

6.03Efforts.

(a)Without limiting the conditions set forth in Article VII, the parties hereto shall cooperate with each other and use (and will cause their respective Subsidiaries to use) their respective reasonable best efforts to consummate the Transactions and to cause the conditions set forth in Article VII to be satisfied as promptly as reasonably practicable, including using reasonable best efforts to accomplish the following as promptly as reasonably practicable: (i) the obtaining of all Actions or nonactions, consents, approvals, registrations, waivers, permits, authorizations, orders, expirations or terminations of waiting periods and other confirmations from any Governmental Authority or other Person that are or may become necessary, proper or advisable in connection with the consummation of the Transactions; (ii) the preparation and making of all registrations, filings, forms, notices, petitions, statements, submissions of information, applications and other documents (including filings with Governmental Authorities) that are or may become necessary, proper or advisable in connection with the consummation of the Transactions; (iii) the taking of all steps as may be necessary, proper or advisable to obtain an approval from, or to avoid an Action by, any Governmental Authority or other Person in connection with the consummation of the Transactions; and (iv) the execution and delivery of any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the Transactions, and to carry out fully the purposes of this Agreement; provided, that no party hereto nor any of their respective Affiliates shall be obligated in the exercise of such efforts to (A) propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the assets, properties or businesses to be acquired by it pursuant to this Agreement or (B) pay any fee, penalty or other consideration (other than customary filing and notification fees with Governmental Authorities and other nominal amounts) to any Person for any consent or approval required for or triggered by the consummation of the Transactions under any Contract or otherwise.

(b)Each party hereto shall (i) promptly furnish to the other parties such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings, submissions or other documents; (ii) give the other parties reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any communication with or from any Governmental Authority regarding the Transactions, and permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation of, the other parties in connection with any such filing, submission, document or substantive communication; and (iii) cooperate in responding as promptly as reasonably practicable to any investigation or other inquiry from a Governmental Authority or in connection with any Action initiated by a Governmental Authority or private party, including informing the other party as soon as practicable of any such investigation, inquiry or Action, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority, or, in connection with any Action initiated by a private party, to any other Person. In addition, each of the parties hereto will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority, or, in connection with any Action by a private party, with any other Person, and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any communication, with any Governmental Authority or such other Person in respect of the Transactions without offering the other party the possibility to participate, attend or engage in such meetings, conferences or communications, and, in the event one party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such party apprised with respect thereto. To the extent not prohibited by applicable Law or by the applicable Governmental Authority, each party shall furnish to the other copies of all filings, submissions, correspondence and communications between it and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members of any Governmental Authority’s staff (or any other Person in connection with any Action initiated by a private party), on the other hand, with respect to the Transactions. Each party may, as it deems advisable and necessary, reasonably designate material provided to the other party as Outside Counsel Only Material, and also may reasonably redact the material as necessary to (A) remove personally sensitive information, (B) remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (C) comply with contractual arrangements, (D) prevent the loss of a legal privilege or (E) comply with applicable Law (the “Outside Counsel Only Material”).

(c)Notwithstanding anything to the contrary herein, without the prior consent of Parent, the Company and its Subsidiaries shall not undertake, or agree with or propose to any Governmental Authority or third party to undertake, any actions to obtain any consents, approvals, permits, waiting period expirations or authorizations of any Governmental Authority or non-governmental third party in connection with the Merger or the other Transactions.

6.04Merger Proposal; Certificate of Merger.

(a)Without limiting the generality of the foregoing Section 6.03, subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub shall take the following actions within the timeframes set forth in this Section 6.04(a); provided, however, that any such actions or the time frame for taking such action shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 6.04(a) accordingly): (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably acceptable to the parties hereto (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL, (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholder Meeting, (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar, (iv) (A) publish a notice to its creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers that are widely distributed in Israel, on the day that the Merger Proposal is submitted to the Companies Registrar and (y) in a widely distributed popular newspaper outside of Israel as may be required by applicable Law, within three (3) business days from the date of submitting the Merger Proposal to the Companies Registrar; (B) within four (4) business days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); and (C) as may be required by applicable Law, send to the Company’s and Merger Sub’s “employees committee” (Va’ad Ovdim), if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this Section 6.04(a) no later than three (3) business days following the day on which the Merger Proposal was submitted to the Companies Registrar, (v) promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) of this Section 6.04(a), but in any event no more than three (3) days following the date on which such notice was sent to the creditors, inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to their respective creditors under Section 318 of the ICL (and regulations promulgated thereunder), (vi) not later than three (3) days after the date on which the Company Shareholder Approval is received, inform (in accordance with Section 317(b) of ICL and the regulations thereunder) the Companies Registrar of such approval, and (vii) in accordance with the customary practice of the Companies Registrar, (A) as promptly as practicable after the determination of the date on which the Closing is expected to take place in accordance with Sections 2.03 and 2.04, in coordination with each other, deliver the Final Affidavit to the Companies Registrar, and (B) on the Closing Date, deliver the Final Confirmation to the Companies Registrar. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date. For purposes of this Section 6.04(a), “business day” shall have the meaning set forth in the Merger Regulations 5760-2000 promulgated under the ICL.

(b)Promptly following the date hereof, the sole shareholder of Merger Sub shall approve this Agreement, the Merger and the other Transactions. No later than three (3) days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval.

6.05No Solicitation.

(a)From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.01, except as provided in this Section 6.05, (i) the Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease all discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (ii) the Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (A) initiate, seek, solicit, facilitate or encourage (including by way of furnishing any information) the making or submission of a Company Acquisition Proposal, (B) enter into or engage in any negotiations or discussions with, or provide any information to, or afford access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries to, any Person (other than Parent or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions) or (C) grant any waiver or release under any standstill or similar agreement (except that if the Company Board determines in good faith that the failure to grant any waiver or release would be inconsistent with its fiduciary duties under Israeli Law, the Company may waive any such standstill provision in order to permit a third party to make and pursue a Company Acquisition Proposal), (iii) the Company shall not provide any third party and shall, immediately following the execution of this Agreement, terminate access of any Person who has access to any data room (virtual or actual), other than Parent or any of its Representatives and (iv) within one (1) day of the date of this Agreement, the Company shall demand the return or destruction of all confidential, non-public information and materials that have been provided to Persons that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of its Subsidiaries.

(b)Notwithstanding Section 6.05(a), at any time prior to obtaining the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), if the Company receives a bona fide Company Acquisition Proposal from a third party made after the date of this Agreement that did not result from a breach of Section 6.05(a), then the Company may (i) contact the Person or any of its Representatives who has made such Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (ii) afford access to or furnish information concerning itself and its business, properties or assets or provide access to a data room (virtual or actual) to such Person or any of its Representatives pursuant to a confidentiality agreement (which the Company and its Representatives shall be permitted to negotiate) with terms that are not less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions with such Person or any of its Representatives concerning such Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or result in a Company Superior Proposal. The Company shall (A) promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of all written proposals, draft agreements relating to, and/or other written materials that describe any such Company Acquisition Proposal, and (2) of any inquiries, proposals or offers by third parties received by, any requests by third parties for nonpublic information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) by third parties with, the Company or any of its Representatives concerning a Company Acquisition Proposal, and disclose the material terms of such offer, proposal or request, (B) make available to Parent, substantially concurrently with the time it is provided or made available to such party, all information, including copies of all material written materials, made available by the Company to such party but not previously made available to Parent (and written summaries of any such information provided orally) and (C) keep Parent informed on a reasonably prompt basis (and in any event no later than twenty-four (24) hours) of the status and material events (including any amendments and proposed amendments to any terms) regarding any such Company Acquisition Proposal or other inquiry, offer, proposal or request, providing to Parent unredacted copies of any additional or revised written proposals or draft agreements relating to such Company Acquisition Proposal or other inquiry, offer, proposal or request. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 6.05.

(c)Except as permitted by this Section 6.05, the Company Board shall not (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Board Recommendation, in each case in a manner adverse to Parent or Merger Sub, (ii) fail to include the Company Board Recommendation in the Shareholder Meeting Notice, (iii) publicly recommend or declare advisable any Company Acquisition Proposal, or (iv) adopt, authorize or approve any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for any Company Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.05(b)) (any action described in the foregoing clauses (i) through (iv) of this sentence being referred to as a “Company Adverse Recommendation Change”).

(d)Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the receipt of the Company Shareholder Approval (and in no event after receipt of the Company Shareholder Approval), the Company Board receives a Company Acquisition Proposal that did not result from a breach of Section 6.05(a) and that the Company Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes a Company Superior Proposal, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) cause the Company to terminate this Agreement pursuant to Section 8.01(d)(ii) in order to enter into a definitive agreement providing for such Company Superior Proposal if, in each case, (A) the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Israeli Law, (B) the Company has notified Parent in writing at least four (4) Business Days before taking such action that it intends to effect a Company Adverse Recommendation Change pursuant to this Section 6.05(d) or terminate this Agreement pursuant to Section 8.01(d)(ii), (C) the Company’s notice delivered pursuant to the foregoing clause (B) attaches the proposed definitive agreement or the most current version of any proposed agreement between the Company and the Person making such Company Superior Proposal, if any, or a reasonably detailed summary of all material terms of such Company Superior Proposal and the identity of the offeror, if no such agreement exists, (D) for a period of four (4) Business Days following the notice delivered pursuant to clause (B) of this Section 6.05(d), the Company and the Company’s relevant Representatives shall have discussed and negotiated in good faith (to the extent Parent desires to negotiate) with Parent and Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement in response to such Company Superior Proposal, and (E) no earlier than the end of such four-(4)-Business Day period, the Company Board shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after taking into account any proposal by Parent to amend or modify the terms of this Agreement irrevocably offered by Parent in writing, that the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal, a new written notification from the Company consistent with that described clause (B) of this Section 6.05(d) shall be required and a new notice period under clause (B) of this Section 6.05(d) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.05(d) anew, except that such new notice period shall be for two (2) Business Days (as opposed to four (4) Business Days)).

(e)Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its shareholders a position or opinion contemplated by Section 329 of the ICL or issuing a “stop, look and listen” or similar statement to its shareholders or (ii) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with its fiduciary duties under Israeli Law or would reasonably likely conflict with or violate any applicable Law or the rules or requirements of the TASE; provided, however, that (A) in no event shall this Section 6.05(e) affect or modify the definition of Company Adverse Recommendation Change and (B) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or by the ICL) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed.

(f)References in this Section 6.05 to the Company Board shall include any committee thereof.

6.06Stock Exchange Listing. Promptly following the date of this Agreement, Parent shall take those actions reasonably necessary in order to list the shares of Parent Common Stock on the TASE immediately prior to the Effective Time, and shall use its reasonable best efforts to obtain, prior to the Closing Date, the agreement of the TASE to list such shares of Parent Common Stock to be issued in connection with the Merger on the TASE.

6.07No Parent Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, no Company Entity shall engage in any transactions involving the securities of Parent without the prior written consent of Parent. The Company shall use reasonable best efforts to require each Company Shareholder and Interested Party of the Company to comply with the foregoing sentence.

6.08Public Announcements. Except as otherwise provided herein, the timing and content of all public announcements regarding any aspect of this Agreement, the Merger and the other Transactions, whether to the financial community, Governmental Authorities, the general public or otherwise shall be mutually agreed upon in advance by the Company and Parent; provided, however, that each party hereto may make any such announcement which, based on advice of counsel, is required by applicable Law. Notwithstanding the foregoing, each party hereto shall use its reasonable best efforts to consult with the other parties hereto prior to any such public announcement, and provide each other the reasonable opportunity (and, to the extent reasonably practicable, at least twenty-four (24) hours) to review and comment upon, any such public announcement primarily relating to this Agreement or the Transactions, and shall in any event promptly provide the other parties hereto with copies of any such public announcement. This Section 6.08 shall not apply to communications by any party hereto to its directors, officers, employees, counsel, accountants or other advisors or, if the substance of such communication would not reasonably be expected to require Parent to file a Form 8-K and/or make a disclosure under Regulation FD promulgated under the Exchange Act, to employees.

6.09Registration Statement.

(a)As promptly as reasonably practicable after the date of this Agreement, but, to the extent any financial statements of the Company are required to be included therein, no earlier than the date that the Company has provided such requisite financial statements in a form necessary to be included therein, Parent shall prepare and file with the SEC, with the cooperation of the Company and its representatives, a registration statement on Form S-4 (as such filing is amended or supplemented, the “Registration Statement”), for the purposes of registering under the Securities Act the Merger Consideration (the “Registration Shares”). Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective and updated as long as is necessary to consummate the Transactions. As promptly as reasonably practicable after the execution of this Agreement, Parent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Laws relating to the Transactions (collectively, the “Other Filings”). Parent shall notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for amendments or supplements to the Registration Statement. As promptly as practicable after receipt thereof, unless otherwise prohibited by law, Parent shall provide the Company and its counsel with copies of all written correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement or any Other Filing. Parent shall permit the Company and its counsel to review the Registration Statement, and any exhibits, amendments or supplements thereto, as well as any Other Filings, and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto; provided, further that Parent shall reasonably consider and take into account the reasonable suggestions, comments or opinions of the Company and its advisors, and shall not file the Registration Statement, or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that Parent shall be permitted to make such filing or response in the absence of such consent if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to Parent, is required by the SEC and United States securities Laws to be included therein. Whenever any event occurs which would reasonably be expected to result in the Registration Statement containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall promptly inform the other party hereto of such occurrence and cooperate in filing with the SEC or its staff or any other government officials an amendment or supplement to the Registration Statement. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Parent from making any filings with or submissions to the SEC which the Parent reasonably believes to be required by applicable law, rule or regulation.

(b)The Company shall provide Parent, as promptly as reasonably practicable, all of the information concerning the Company and its business reasonably requested by Parent or otherwise required by the rules and regulations of the SEC to be included in the Registration Statement and the Other Filings or necessary for the information concerning the Company in the Registration Statement and the Other Filings to comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and the Delaware General Corporation Law, including without limitation, to the extent required to be included therein, any audited or unaudited financial statements of any Company Entity required to be included in the Registration Statement by the rules and regulations of the SEC in the form contemplated by the rules and regulations of the SEC. To the extent pro forma financial statements are required to be included in the Registration Statement and Other Filings, the Company shall cooperate with Parent in connection with the preparation of such pro forma financial statements. To the extent the Company’s audited financial statements are required to be included in the Registration Statement, the Company shall use its commercially reasonable efforts (including delivery of any required representation letters) to cause the auditor of such financial statements to provide all “consents” required by the rules and regulations of the SEC to be included in the Registration Statement and any Other Filings. The Company agrees to furnish to Parent all information concerning itself, its Subsidiaries, and its and their respective officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Other Filings or any other statement, filing, notice or application made by or on behalf of the Company to any regulatory authority (including Nasdaq) in connection with the Transactions, including the Transaction Form 8-K to be filed by Parent after the Closing. Without limiting the foregoing, (i) to the extent the Company’s audited financial statements are required to be included in the Registration Statement or any Other Filings, the Company shall provide such audited financial statements as promptly as practicable, together with the auditor’s report thereon, which shall have been audited by the Company’s auditors in accordance with applicable accounting guidelines and shall comply in all material respects with all applicable requirements of the Securities Act, Exchange Act and Regulation S-X and shall be in an appropriate form for inclusion in the Registration Statement, (ii) to the extent the Company’s unaudited financial statements are required to be included in the Registration Statement or any Other Filings, the Company shall provide such unaudited financial statements as promptly as practicable, which shall have been reviewed by the Company’s auditors in accordance with applicable accounting guidelines and shall comply in all material respects with all applicable requirements of the Securities Act, Exchange Act and Regulation S-X and shall be in an appropriate form for inclusion in the Registration Statement and (iii) to the extent the Company’s audited or unaudited financial statements which are required to be included in the Registration Statement go “stale” in accordance with the rules and regulations of the SEC, the Company shall provide updated audited or unaudited financial statements, as applicable, in accordance with the requirements of (i) and (ii) above. The information relating to the Company furnished by or on behalf of the Company for inclusion in the Registration Statement will not, as of the time it is furnished to Parent, and as of the date of effectiveness of the Registration Statement, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Without limiting the foregoing, Parent shall use reasonable best efforts to ensure that the Registration Statement does not, as of the date of effectiveness of the Registration Statement, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished in writing by the Company for inclusion in the Registration Statement).

(c)The Company shall cooperate with Parent and provide all information concerning itself, its Subsidiaries, and its and their respective officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by Parent or otherwise required by the rules and regulations of the SEC (including financial information and financial statements) in connection with any registration statement filed by the Company with the SEC following the date of this Agreement. The Company shall use its commercially reasonable efforts (including delivery of any required representation letters) to cause the auditor of the Company Financial Statements to provide all “consents” required by the rules and regulations of the SEC to be included in such registration statement.

(d)As promptly as reasonably practicable after the execution of this Agreement, the Company (with Parent’s reasonable cooperation) shall prepare the Shareholder Meeting Notice. The Company shall use its reasonable best efforts to cause the Shareholder Meeting Notice to comply with applicable Law. No filing of, or amendment or supplement to, the Shareholder Meeting Notice will be made by the Company without providing the Parent with a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith). The Company shall notify the Parent promptly of the receipt of any comments from the ISA or TASE or the staff of the ISA or TASE and of any request by the ISA or TASE or the staff of the ISA or TASE for amendments or supplements to the Shareholder Meeting Notice or for additional information and shall supply the Parent with copies of all correspondence between the Company and any of its representatives, on the one hand, and the ISA or TASE or their respective staff, as applicable, on the other hand, (or detailed summaries of oral communications, as the case may be) with respect to the Shareholder Meeting Notice or the Merger or the Company Shareholder Meeting.

(e)Subject to the earlier termination of this Agreement in accordance with Section 8.01, the Company shall, as soon as reasonably practicable, and in any event within two (2) Business Days, following the effectiveness of the Registration Statement, publish the Shareholder Meeting Notice and set a record date for, duly call, give notice of, convene and hold a special meeting of the Company Shareholders (together with any adjournment or postponement thereof, the “Company Shareholder Meeting”) for the purpose of seeking the Company Shareholder Approval, and shall submit such proposal to such holders at the Company Shareholder Meeting and shall not submit any other proposal to such holders in connection with the Company Shareholder Meeting without the prior written consent of Parent, other than a customary proposal regarding adjournment of the Company Shareholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholder Meeting without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided that, without Parent’s prior written consent, the Company may adjourn or postpone the Company Shareholder Meeting (A) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Shareholder Meeting Notice is published within a reasonable amount of time in advance of the Company Shareholder Meeting or (B) to a date that is in the aggregate not more than thirty (30) days following the originally scheduled date (or the date rescheduled pursuant to clause (A) hereof) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Shareholder Meeting or to obtain the Company Shareholder Approval, to allow reasonable additional time for solicitation of votes or proxies for purposes of obtaining a quorum or the Company Shareholder Approval. If the Company Board has not made a Company Adverse Recommendation Change in accordance with Section 6.05, the Company shall, through the Company Board, make the Company Board Recommendation, include such Company Board Recommendation in the Shareholder Meeting Notice, and use its reasonable best efforts to (1) solicit from its shareholders votes or proxies in favor of the approval of this Agreement and the Merger in accordance with Israeli Law and (2) otherwise seek to obtain the Company Shareholder Approval at the Company Shareholder Meeting. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with Section 8.01, the obligations of the parties hereunder shall continue in full force and effect. For the avoidance of doubt, unless this Agreement is terminated in accordance with Section 8.01, neither the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Company Superior Proposal) nor the making of any Company Adverse Recommendation Change shall obviate or otherwise affect the obligation of the Company to set a record date for, duly call, give notice of, convene and hold a special meeting of the Company’s shareholders in accordance with this Section 6.09(e).

6.10Form 8-K Filings. Parent and Company shall cooperate in good faith with respect to the preparation of, and as promptly as practicable after the execution of this Agreement, Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement; provided that Parent shall accept reasonable comments of the Company to such Form 8-K prior to filing. Parent and Company shall cooperate in good faith with respect to the preparation of, and prior to the Closing, Parent shall prepare and use reasonable best efforts to provide to the Company for review at least two (2) Business Days prior to the Closing, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, to the extent required by the rules and regulations of the SEC, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (“Transaction Form 8-K”). Prior to Closing, Parent and Company shall prepare the press release announcing the consummation of the Transactions (“Press Release”). Promptly following the Closing, Parent shall file the Transaction Form 8-K with the SEC and distribute the Press Release; provided that Parent shall accept reasonable comments of Company to the Transaction Form 8-K prior to filing. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Parent from making any filings with or submissions to the SEC which the Parent reasonably believes to be required by applicable Law, rule or regulation.

6.11Director and Officer Indemnification.

(a)For a period of seven (7) years following the Effective Time, the Surviving Company shall not take any action to waive, eliminate or amend in an adverse manner to Company Indemnified Persons any rights to indemnification, advancement of expenses, and limitation of liability in favor of any individual who, at or prior to the Effective Time, was a director, officer, employee or agent of the Company (collectively, with such individual’s heirs, executors or administrators, the “Company Indemnified Persons”) as provided in the Company Organizational Documents or any indemnification Contract between such Person and the Company (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Parent prior to, the date of this Agreement).

(b)Prior to the Closing, the Company shall, in consultation with Parent, obtain a “tail” officers’ and directors’ liability insurance policy with a claims period of seven (7) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are, in the aggregate, not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Transactions) (the “Company D&O Tail Policy”). In no event shall Parent or the Surviving Company be required to pay an annual premium for such insurance in excess of 310% of the aggregate annual premium payable by the Company for such insurance in effect at the Closing.

(c)This Section 6.11 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each Company Indemnified Person, and their respective successors, heirs and representatives.

6.12Termination of Company 401(k) Plan. If requested by Parent in writing at least five (5) Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the Closing Date, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and comment of Parent, which comments shall be considered in good faith), effective no later than the day prior to the Effective Time. The Company shall also consider in good faith taking such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

6.13Employee Communications. Prior to the Effective Time, none of the Company Entities shall communicate with any employees of any Company Entity or Parent or any of their respective Affiliates regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by the Merger (whether alone or in combination with additional events), without the prior written approval of Parent, which shall not be unreasonably withheld. Prior to the Effective Time, neither Parent nor any of its Affiliates shall communicate with any employees of any Company Entity or Parent or any of their respective Affiliates regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by the Merger (whether alone or in combination with additional events), without the prior written approval of the Company, which shall not be unreasonably withheld.

6.14Parent Public Filings; Parent Nasdaq Listing.

(a)From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
(b)From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, Nasdaq.

(c)Parent shall use reasonable best efforts to cause the Parent Common Stock to be issued in connection with the Transactions to be listed on Nasdaq. The Company shall cooperate in connection with the preparation of all documentation to be submitted to Nasdaq with respect to the listing of the Parent Common Stock and shall provide any information regarding the Company, its business and its directors and officers required or requested by Nasdaq.

6.15Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Parent following the Closing (or who may be deemed to become a director of Parent by deputization) shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

6.16Tax Matters.

(a)103 Tax Ruling. Promptly following the execution of this Agreement, the Company shall instruct its legal counsels, advisors and accountants to prepare and file with the ITA, in full coordination with Parent and Parent’s Israeli counsel and tax advisors, an application for a tax ruling confirming the Merger under this Agreement, for Israeli tax purposes, as a tax free merger pursuant to Section 103(20) of the Ordinance, subject to statutory or customary conditions regularly associated with such a ruling to be included within the ruling (the “103 Tax Ruling”). Notwithstanding anything in this Agreement to the contrary, the right of the Company to obtain the 103 Tax Ruling shall be conditioned on each of the following: (i) neither Parent nor Parent’s stockholders, nor any of their respective Affiliates or Representatives, shall be obligated to propose, negotiate, commit to or enter into any Contract, consent or approval required or requested by any Governmental Authority or other Person in connection with obtaining the 103 Tax Ruling; and (ii) Parent and each holder of 5% or more of the issued and outstanding shares of Parent Common Stock shall receive from each holder of 5% or more of the issued and outstanding Company Shares a written undertaking, in form and substance satisfactory to Parent, not to sue for any Liabilities arising in connection with the 103 Tax Ruling (including from a breach by such Person of a condition of the 103 Tax Ruling). Subject to the terms and conditions hereof, the Company will use best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the 103 Tax Ruling, as promptly as practicable. If, within two months following the Signing Date, the Company has not received assurances from the ITA, reasonably satisfactory to Parent, that the ITA will grant the 103 Ruling on the terms contemplated above, the Company shall instead pursue the Interim 104 Ruling as promptly as practicable.

(b)104 Tax Ruling. Any holder of Company Shares to be issued Parent Common Stock pursuant to this Agreement (or the Company on their behalf) may prepare and file with the ITA an application for a ruling (or a104 Interim Ruling) permitting such holder to elect to become a party to a tax ruling (each, an “Electing Seller”) to defer any applicable Israeli Tax with respect to any consideration in the form of Parent Common Stock that such Electing Seller will receive pursuant to this Agreement until the sale, transfer or other conveyance for cash of such Parent Common Stock by such Electing Seller or such other date set forth in Section 104 of the Ordinance (the “104 Tax Ruling” and, together with the 103 Tax Ruling, the “Tax Rulings”). Parent will reasonably cooperate with the Company, the Electing Sellers and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104 Tax Ruling, provided, that the 104 Tax Ruling will not impose any restrictions or obligations on Parent, its Affiliates or the Company. Subject to the terms and conditions hereof, the Company will use best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the 104 Tax Ruling, as promptly as practicable.

(c)Each party shall promptly furnish to the other parties such necessary information and reasonable assistance as the other may request in connection with obtaining the Tax Rulings, provided, that no party shall independently apply to, approach or conduct any discussions with the ITA with respect to such matters, unless coordinated in advance and in agreement with the other Party and its advisors.

(d)For the avoidance of doubt, neither the Company nor the Electing Sellers, including their legal advisors, shall make any application to, or any material communication with, the ITA with respect to any matter relating to the Tax Rulings without first consulting with Parent and granting Parent and its advisors the opportunity to review, comment and approve the draft application prior to its submission to the ITA and review and comment on any related material communications, and the Company (including on behalf of the Electing Sellers) and its legal counsels will inform Parent and its advisors of the substance of any discussions and meetings relating thereto. Notwithstanding anything to the contrary set forth in this Section 6.16, the Company shall not withdraw any application filed by the Company with respect to the Tax Rulings, without the prior consent of Parent (not to be unreasonably withheld, conditioned or delayed).

6.17Takeover Statute. If any state takeover Law or similar applicable Law may become, or may purport to be, applicable to this Agreement, the Merger or any of the other Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

6.18Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts, in accordance with applicable rules and policies of the TASE, to facilitate the commencement of the delisting of the Company and of the Company Shares from the TASE, in each case as promptly as practicable after the Effective Time.

6.19Transaction Litigation. Each of the Company and Parent shall give the other notice, as soon as reasonably practicable under the circumstances, of any shareholder Action brought by any shareholder of the Company or Parent, as applicable, against the Company, Parent or Merger Sub as applicable, or their respective directors or executive officers in connection with the Merger or the other Transactions. Subject to entry by the Company and Parent into a customary joint defense agreement with one another, the Company and Parent shall have the right to participate in the defense of any such Action. The Company shall not settle or offer to settle any such Action without the prior written consent Parent, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall not settle or offer to settle any such Action without the prior written consent the Company, if such settlement would reasonably be expected to prevent or materially delay the consummation of any of the Merger or the other Transactions.

6.20Resignations. Prior to the Effective Time, upon Parent’s written request, the Company shall cause any director of the Company to execute and deliver to the Company a letter effectuating his or her resignation as a director, officer and member of any committee or similar position of the Company and each other Company Entity effective as of the Effective Time.

6.21Notification of Certain Matters. Subject to applicable Law, each of the Company and Parent shall give prompt notice to the other of (a) the occurrence or non-occurrence of any event that has resulted or would reasonably be expected to result in any condition set forth in Sections 7.01 or 7.02 (in the case of the Company) and Sections 7.01 or 7.03 (in the case of Parent) not being satisfied, and (b) any notice or other communication received from any Governmental Authority in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such notice or other communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Company or Parent. Notwithstanding anything in this Agreement to the contrary, (A) no such notification shall, in and of itself, affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder and (B) failure to provide such notification under this Section 6.21 shall not, in and of itself, be deemed to implicate any of the conditions to the Closing under this Agreement.

6.22IIA Matters. Each of the Company and Parent shall use its reasonable best efforts to obtain as promptly as practicable the IIA Approval. Parent shall execute and deliver to the IIA an undertaking in customary form to comply with the provisions of the R&D Law.

6.23Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

ARTICLE VII

CONDITIONS TO OBLIGATIONS

7.01Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)No Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion thereof, and no Law shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority that, in any case, prohibits or makes illegal the Transactions.
(b)Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.
(c)Registration Statement. The Registration Statement (i) shall have become effective, no stop-order suspending effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC, and (ii) shall have been issued a permit by the ISA to be published and no withdrawal of such permit shall be in effect and no proceedings for that purpose shall be pending before or threatened by the ISA.
(d)Nasdaq. The Parent Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.
(e)Merger Waiting Periods. Fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and at the Company Shareholder Meeting and the sole shareholder of Merger Sub (together, the “Merger Waiting Periods”).
(f)Tax Ruling. A Tax Ruling shall have been issued and in full force and effect.

7.02Additional Conditions to Obligations of Parent. The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by Parent:

(a)Representations and Warranties. (A) Each of the representations and warranties set forth in Section 4.01 (Organization and Qualifications; Subsidiaries), Section 4.03 (Due Authorization), Section 4.05 (Capitalization), Section 4.06(b) (Financial Statements), and Section 4.16 (Brokers’ Fees) shall be true and correct in all respects except for de minimis inaccuracies, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (B) each of the other representations and warranties set forth in Article IV (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “Company Material Adverse Effect” or words of similar import or effect set forth therein, except the reference to Company Material Adverse Effect in Section 4.19 (Absence of Changes) and the word “Material” in any references to “Company Material Contracts”) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not have (and would not reasonably be expected to have), individually or in the aggregate, a Company Material Adverse Effect.

(b)Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Sections 7.02(a) and Section 7.02(b) have been satisfied.

(d)FIRPTA Certificate. The Company shall have delivered to Parent a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(e)Lender Agreements. (i) The Parent Lender Consent and the Bank Mizrahi Consent shall be in full force and effect at, from and after the Closing, in each case, without any amendments having been made (other than with Parent’s prior written consent), and (ii) all documents and agreements required to be entered into or delivered under or in connection with the Parent Lender Consent and the Bank Mizrahi Consent (including, for the avoidance of doubt, a guarantee agreement and subordination agreement) (collectively, the “Lender Agreements”), (A) shall be in form and substance reasonably satisfactory to Parent, (B) shall have been entered into, (C) shall be in full force and effect at, from and after the Closing, and (D) all conditions thereunder shall have been satisfied.

(f)No Default Under Certain Contracts. No default shall have occurred and be continuing under (i) any Contract between the Parent, on one hand, and any Parent Lender, on the other hand, or (ii) any Contract between the Company, on one hand, and Bank Mizrahi, on the other hand.

(g)Minimum Cash. The Company shall have an aggregate cash balance of at least $400,000 on the Closing Date; provided, that, subject to the Company’s compliance with its obligations under the Technology Collaboration Agreement and Distribution Agreement, Parent shall have paid any amounts due and payable by Parent under the Technology Collaboration Agreement and Distribution Agreement.

(h)Dual-Listing. The Parent Common Stock to be issued in connection with the Transactions shall have been approved for listing on the TASE pursuant to Chapter E’5 of the Israeli Securities Law and ISA and TASE dual listing rules.

(i)Lock-Up Agreements. Each of the Lock-Up Agreements shall be in full force and effect at, from and after the Closing.

(j)IIA Matters. The IIA Approval shall have been obtained.

7.03Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (if legally permitted) in writing by the Company:

(a)Representations and Warranties. Each of the representations and warranties set forth in Section 5.01 (Organization and Qualifications; Subsidiaries), Section 5.03 (Due Authorization), Section 4.05 (Capitalization) and Section 5.08 (Brokers’ Fees) shall be true and correct in all respects except for de minimis inaccuracies, in each case as of the Closing Date with the same effect as though made at and as of such date (except to the extent that such representations address matters only as of a specified date, the accuracy of which shall be determined as of such specified date), and (ii) each of the other representations and warranties set forth in Article V (in each case without giving effect to any qualification as to “material,” “materiality,” “material respects,” “material adverse effect” or words of similar import or effect set forth therein) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the other Transactions by Parent or Merger Sub.

(b)Agreements and Covenants. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)Officer’s Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

7.04Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article VII to be satisfied to excuse such party’s obligation to effect the Closing if such failure was caused by such party’s breach of a covenant or agreement of this Agreement by such party.

ARTICLE VIII

TERMINATION/EFFECTIVENESS

8.01Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company:

(i)if the Closing has not occurred on or before 5:00 P.M. Israel Standard Time on September 30, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i)shall not be available to any party whose material breach of this Agreement has been the proximate cause of the failure of the Closing to occur on or before the Outside Date;

(ii)if a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which has become final and non-appealable, and which permanently restrains, enjoins or otherwise prohibits the Transactions; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to a party if a breach by such party of its obligations under this Agreement has proximately caused the issuance of such Governmental Order or the enactment or promulgation of such Law; or

(iii)if the Company Shareholder Approval shall not have been obtained upon a vote taken thereon at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)by Parent:
(i)if neither it nor Merger Sub is in material breach of their obligations under this Agreement and if (A) the Company in breach of any of the representations and warranties of the Company contained herein such that Section 7.02(a) could not be satisfied; or (B) the Company is in breach of any of its covenants or agreements contained in this Agreement such that Section 7.02(b) could not be satisfied), and, with respect to both clause (A) and clause (B), if curable, such breach has not been cured by the earlier of (1) within twenty (20) days after written notice thereof to the Company and (2) the Outside Date;
(ii)at any time prior to the receipt of the Company Shareholder Approval, if the Company shall have breached Section 6.05; or

(iii)at any time prior to the receipt of the Company Shareholder Approval, if (A) the Company Board shall have made a Company Adverse Recommendation Change or (B) at any time after a Company Acquisition Proposal is publicly announced or becomes generally known to the public, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of a written request from Parent to do so; provided that Parent shall not make such request more than one (1) time for any such Company Acquisition Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Company Superior Proposal that is publicly announced or becomes generally known to the public, Parent shall be entitled to make one (1) additional such request).

(d)by the Company:

(i)if the Company is not in material breach of its obligations under this Agreement and if (A) Parent or Merger Sub is in breach of any of the representations and warranties of Parent and Merger Sub contained herein such that Section 7.03(a) could not be satisfied; or (B) Parent or Merger Sub is in breach of any of their covenants or agreements contained in this Agreement such that Section 7.03(b) could not be satisfied, and, with respect to both clause (A) and clause (B), if curable, such breach has not been cured by the earlier of (1) within twenty (20) days after written notice thereof to Parent and (2) the Outside Date;

(ii)at any time prior to receipt of the Company Shareholder Approval, in order for the Company to enter into a definitive agreement with respect to a Company Superior Proposal as contemplated by Section 6.05(c) if (A) prior to or substantially concurrently with such termination the Company pays the Termination Fee due to Parent in accordance with Section 8.03 and (B) substantially concurrently with such termination, the Company enters into such definitive written agreement for such transaction that constitutes a Company Superior Proposal.

8.02Effect of Termination. In the event that this Agreement is terminated pursuant to Section 8.01, written notice thereof shall forthwith be given by the terminating party to the other parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of any party hereto; provided that no such termination shall relieve any party hereto of any liability or damages resulting from any Willful Breach of its obligations under this Agreement prior to such termination or fraud, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that the Confidentiality Agreement, Section 6.08, this Section 8.02, Section 8.03, Section 8.04 and Article IX shall survive any termination of this Agreement. For purposes of this Agreement, “Willful Breach” shall mean with respect to any covenant or agreement set forth in this Agreement, an intentional action or omission by a party hereto that both (a) causes such party to be in material breach of such covenant or agreement and (b) such party knows as the time of such intentional action or omission that such action or omission is, or would reasonably be expected to result in, a material breach of such covenant or agreement.

8.03Termination Fee.

(a)Any provision in this Agreement to the contrary notwithstanding, if:
(i)the Company shall have terminated this Agreement pursuant to Section 8.01(d)(ii);
(ii)Parent shall have terminated this Agreement pursuant to Sections 8.01(c)(ii) or 8.01(c)(iii); or

(iii)(A) in the case of a termination pursuant to Section 8.01(b)(iii), a Company Acquisition Proposal is publicly proposed or publicly disclosed after the date of this Agreement and prior to the Company Shareholder Meeting, or in the case of a termination pursuant to Section 8.01(b)(i), a Company Acquisition Proposal has become known to, disclosed or communicated to the Company Board or the Company’s senior management prior to the Outside Date, or in the case of a termination pursuant to or Section 8.01(c)(i), a Company Acquisition Proposal has become known to, disclosed or communicated to the Company Board or the Company’s senior management prior to the date of the breach giving rise to the termination event pursuant to Section 8.01(c)(i), (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i), Section 8.01(b)(iii) or Section 8.01(c)(i) and (C) concurrently with, or within twelve (12) months after, such termination, the Company shall have entered into a definitive agreement for a transaction that constitutes a Company Acquisition Proposal or completed a transaction that constitutes a Company Acquisition Proposal (it being understood that the transaction for a Company Acquisition Proposal under clause (C) need not be with the same counterparty that made the Company Acquisition Proposal under clause (A);

then the Company shall pay, by wire transfer of immediately available funds to an account designated by Parent, the Termination Fee, such payment to be made concurrently with, and as a condition to the effectiveness of, termination in the case of clause (i) above, within three (3) Business Days after such termination in the case of clause (ii) above, or within three (3) Business Days after the last to occur of the events set forth in clause (iii) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b)Notwithstanding anything to the contrary set forth in this Agreement, except in the case of fraud or Willful Breach of any covenant or agreement of this Agreement, if Parent receives payment from the Company of the Termination Fee pursuant to Section 8.03, such payment (together with amounts owed, if any, pursuant to Section 8.03(c)) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company Related Parties for all losses and damages suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(c)Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transactions, (ii) without these agreements, the parties would not enter into this Agreement and (iii) the Termination Fee does not constitute a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to timely pay the Termination Fee pursuant to this Section 8.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of the Termination Fee set forth in this Section 8.03, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

8.04Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS

9.01Survival. The representations, warranties and covenants of the parties hereto contained herein shall not survive the Closing, except for those covenants contained herein that by their explicit terms apply or are to be performed in whole or in part after the Closing. There are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement after the Closing, except for covenants explicitly to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to the other party for any consequential, special or punitive damages.

9.02Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after having been sent by registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)If to Parent or Merger Sub, to:

Molekule Group, Inc.

10455 Riverside Dr.

Palm Beach Gardens, Florida 33410 Attn : Ryan Tyler

E-mail: ryan.tyler@molekule.com

with copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue; 31st Floor

New York, NY 10022

Attn: Valerie Ford Jacob; Paul K. Humphreys

E-mail: valerie.jacob@freshfields.com; paul.humphreys@freshfields.com and to:

Goldfarb Seligman & Co. 98 Yigal Alon Street

Tel Aviv, Israel 67891

Attn: Adam Klein; Hod Mimun

Email: adam.klein@goldfarb.com; hod.mimun@goldfarb.com

(b)If to the Company to:

Aura Smart Air Ltd.

Yigal Alon St 86

Tel Aviv-Yafo,Israel

Attn: Ofer Bluemenfeld

Email: ofer@auraair.io

with copy (which shall not constitute notice) to:

Arnon, Tadmor-Levy

132 Begin Road, Azrieli Center Tel Aviv, 6702101

Attn: David Schapiro

Email: DavidS@ArnonTL.com

or to such other address or addresses as the parties may from time to time designate in writing.

9.03Annexes, Exhibits and Schedules. All annexes, exhibits and schedules attached hereto, including the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.04Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the Transactions.

9.05Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Company Indemnified Persons who are not otherwise party to this Agreement shall be third party beneficiaries of Section 6.11. Notwithstanding the foregoing, Parent and/or Merger Sub may assign this Agreement without the consent of any Person to any lender (or agent therefor) to Parent or Merger Sub or their Subsidiaries or Affiliates thereof as security for obligations to such lender (or lenders) in respect of any financing agreements or arrangements entered into by Parent, Merger Sub or its Subsidiaries and Affiliates with such lenders or to an acquirer of all or substantially all of the assets or business of Parent or Merger Sub in any form of transaction, which assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

9.06Governing Law. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed solely in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law provisions thereof, except that (a) the internal affairs of the corporations party hereto that are organized and existing under the ICL and (b) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the ICL shall be governed by the ICL. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and, if such court does not have jurisdiction, the any other federal or state court located in Wilmington, Delaware, in any action arising out of or relating to this Agreement. The parties hereto irrevocably agree that the jurisdiction of such courts will be exclusive. Each party hereto hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

9.07Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY ACTION OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

9.08Counterparts. This Agreement may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page, including any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), to this Agreement by e-mail in “portable document format” shall be effective as delivery of a mutually executed counterpart to this Agreement.

9.09Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement with respect to the subject matter contained herein and therein, and supersede all prior agreements and understandings, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Agreements and the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement shall control.

9.10Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

9.11Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court specified in Section 9.06, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) any party hereto has an adequate remedy at Law or (b) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each party hereto further agrees that no party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.12Amendments. This Agreement may be amended, at any time prior to the Effective Time, by an instrument in writing signed on behalf of Parent, Merger Sub and Company; provided, however, that after the Company Shareholder Approval is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Company Shareholders, without the receipt of such further approvals.

9.13Certificates. In executing any certificate or other documentation in connection with this Agreement, directors, officers and employees of Parent, Merger Sub and the Company are acting in their capacities as such and are not assuming personal liability in connection therewith.

9.14Schedules. The Schedules shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, as well as (a) any other representation or warranty where such information is cross-referenced in the applicable part of the Disclosure Schedules; or (b) any other representation or warranty where it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies such other representation and warranty of the Company or Parent, as applicable, in this Agreement. Certain information set forth in the Schedules is or may be included solely for informational purposes, is not material or an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules does not imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

MOLEKULE GROUP, INC.

By:	/s/ Ryan Tyler
	Name:	Ryan Tyler
	Title:	Chief Financial Officer

AVATAR MERGER SUB LTD.

By:	/s/ Ryan Tyler
	Name:	Ryan Tyler
	Title:	Chief Financial Officer

AURA SMART AIR LTD.

By:	/s/ Aviad Shnaiderman
	Name:	Aviad Shnaiderman
	Title:	Co-Founder and CEO

By:	/s/ Ofer Blumenfeld
	Name:	Ofer Blumenfeld
	Title:	CFO

[Signature Page to Agreement and Plan of Merger]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit or, with respect to any officer, any action by or in the right of the corporation. The Molekule Charter provides that no director or officer of Molekule shall be personally liable to Molekule or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

The Molekule Charter and the Molekule Bylaws provide indemnification for Molekule directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Molekule Charter and the Molekule Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We maintain a general liability insurance policy that covers certain liabilities of Molekule directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statement Schedules.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index, which is hereby incorporated by reference.

Item 22. Undertakings.

The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(7)	That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(9)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(10)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1+

Agreement and Plan of Merger, dated October 3, 2022, by and among the Company, Molekule Merger Sub and Legacy Molekule (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-41086) filed with the SEC on October 4, 2022)

2.2+

Agreement and Plan of Merger, dated February 26, 2023, by and among the Company, Merger Sub and Aura (included as Annex A to the prospectus that forms a part of this Registration Statement on Form S-4)

3.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K (File No. 001-41086) filed with the SEC on March 31, 2023)

3.2	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-41086) filed with the SEC on January 12, 2023)
4.1

Form of Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-8 (File No. 333-269209) filed with the SEC on January 13, 2023)

4.2	Form of 2022 Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 30, 2022)
4.2.1	2022 Warrant Amendment (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023)
4.3	Series A Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023)
4.4	Series B Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023)
4.5	Pre-Funded Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023)
5.1*	Opinion of Freshfields Bruckhaus Deringer US LLP regarding the validity of the securities being registered
10.1	Form of Share Purchase Option (incorporated by reference to Exhibit 3.2 to Amendment No. 1 of the Company’s Offering Statement on Form 1-A (File No. 024-11650) filed with the SEC on October 8, 2021)
10.2

Amended and Restated Registration Rights Agreement, dated as of January 12, 2023, by and among the Company, Amin J. Khoury, Crosslink Capital, Inc., Foundry Group Next, L.P. and the other Molekule stockholders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41096), filed with the SEC on January 12, 2023)

10.3

Stockholders Agreement, dated as of January 12, 2023, by and among the Company and the Molekule stockholders named in Schedule I thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41096), filed with the SEC on January 12, 2023)

10.4

Form of Restricted Stock Unit Agreement for Directors (incorporated by reference to Exhibit 6.10 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A (File No. 367-00296) submitted to the SEC on September 3, 2021)

10.5

Form of Restricted Stock Unit Agreement for Non-directors (incorporated by reference to Exhibit 6.11 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A (File No. 367-00296) submitted to the SEC on September 3, 2021)

10.6

Form of Registration Rights Agreement between the Company and the Purchaser (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41096) filed with the SEC on June 30, 2022)

10.7	Registration Rights Agreement between the Company and the Purchaser (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on May 9, 2023)
10.8

Molekule Group, Inc. 2021 Incentive Award Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-261396) filed with the SEC on November 29, 2021)

Exhibit Number	Exhibit Description

10.9

Molekule Group, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-8 (File No. 333-261396) filed with the SEC on November 29, 2021)

10.10

Molekule Group, Inc. Non-Employee Directors Stock and Deferred Compensation Plan (incorporated by reference to Exhibit 99.3 to the Company’s Registration Statement on Form S-8 (File No. 333-261396) filed with the SEC on November 29, 2021)

10.11

Molekule Group, Inc. 2021 Deferred Compensation Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-261395) filed with the SEC on November 29, 2021)

10.12

Amended and Restated Employment Agreement between the Company and Jason DiBona, dated as of October 3, 2022 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-41096) filed with the SEC on October 4, 2022)

10.13

Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of November 1, 2020, by and between the Company and Jason DiBona (incorporated by reference to Exhibit 6.4 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A (File No. 367-00296) submitted to the SEC on September 3, 2021)

10.14

Amended and Restated Employment Agreement by and among Ryan Tyler and AeroClean Technologies, Inc., dated October 3, 2022 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K (File No. 001-41096) filed with the SEC on October 4, 2022)

10.15

Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of November 1, 2020, by and between the Company and Ryan Tyler (incorporated by reference to Exhibit 6.6 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A (File No. 367-00296) submitted to the SEC on September 3, 2021)

10.16

Executive Employment Agreement, dated as of October 3, 2022, between the Company and Ritankar Pal (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K (File No. 001-41096) filed with the SEC on October 4, 2022)

10.17

Confidentiality, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, dated as of October 3, 2022, by and between the Company and Ritankar Pal (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Company’s Annual Report on Form 10-K/A (File No. 001-41096) filed with the SEC on April 3, 2023)

10.18˄˄

License Agreement, originally dated as of August 11, 2008, between Advanced Technologies & Testing Labs, Inc. and the University of Florida Research Foundation, Inc. and amendments thereto (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.19˄˄

License Agreement, originally dated as of July 15, 2015, between Transformair, Inc. and the University of South Florida Research Foundation, Inc. and amendment thereto (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.20˄˄

Confirmatory Assignment Agreement, dated as of February 20, 2019, by and between Advanced Technologies & Testing Laboratories and Legacy Molekule (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.21#

Mezzanine Loan and Security Agreement, dated as of March 22, 2021, between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.21.1#

First Loan Modification Agreement to the Mezzanine Loan and Security Agreement, dated as of May 19, 2022, by and between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.21.2#

Second Loan Modification Agreement to Mezzanine Loan and Security Agreement, dated as of October 1, 2022, by and between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

Exhibit Number	Exhibit Description

10.21.3#

Joinder and Third Loan Modification Agreement, dated as of January 12, 2023, by and among SVB, Legacy Molekule and the Company (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.21.4#

Fourth Loan Modification Agreement, dated as of May 31, 2023, by and between SVB and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41096) filed with the SEC on June 1, 2023)

10.22#

Amended and Restated Loan and Security Agreement, dated as of August 29, 2019, between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.22.1#

First Loan Modification Agreement to the Amended and Restated Loan and Security Agreement, dated as of March 9, 2020, by and between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.22.2#

Second Loan Modification Agreement to the Amended and Restated Loan and Security Agreement, dated as of June 19, 2020, by and between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.22.3#

Third Loan Modification Agreement to the Amended and Restated Loan and Security Agreement, dated as of March 22, 2021, by and between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.22.4#

Fourth Loan Modification Agreement to the Amended and Restated Loan and Security Agreement, dated as of May 19, 2022, by and between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.22.5#

Fifth Loan Modification Agreement to the Amended and Restated Loan and Security Agreement, dated as of October 1, 2022, by and between SVB and Legacy Molekule (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.22.6#

Joinder and Sixth Loan Modification Agreement to the Amended and Restated Loan and Security Agreement, dated as of January 12, 2023, by and among SVB, Legacy Molekule and the Company (incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.22.7#

Seventh Loan Modification Agreement to the Amended and Restated Loan and Security Agreement, dated as of May 31, 2023, by and between SVB and the Company (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41096) filed with the SEC on June 1, 2023)

10.23#

Master Lease Agreement, dated as of June 19, 2020, between Trinity and Legacy Molekule (incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.23.1#

First Amendment to Master Lease Agreement, dated August 25, 2021, by and among Trinity Funding 1, LLC and Legacy Molekule (incorporated by reference to Exhibit 10.28 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.23.2#

Second Amendment to Lease Documents, dated June 1, 2022, by and among Trincap Funding, LLC and Legacy Molekule (incorporated by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

10.23.3#

Joinder to Master Lease Agreement, dated as of January 12, 2023, by and among Trinity, Legacy Molekule and the Company (incorporated by reference to Exhibit 10.30 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)

21	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K (File No. 001-41096) filed with the SEC on March 31, 2023)
23.1*	Consent of Citrin Cooperman & Company, LLP, Independent Registered Public Accounting Firm for the Company

Exhibit Number	Exhibit Description

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Legacy Molekule
23.3*	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1)
24*	Power of Attorney (included on signature pages)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107*	Filing Fee Table
+	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC.
*	Filed herewith.
˄˄	Portions of the exhibit (indicated by asterisks) have been omitted in accordance with the rules of the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on June 14, 2023.

MOLEKULE GROUP, INC.

By:	/s/ Jason DiBona
Jason DiBona
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason DiBona, Ryan Tyler and Ryan Patch, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 14, 2023.

/s/ Jason DiBona	Chief Executive Officer (Principal Executive Officer)
Jason DiBona

/s/ Ryan Tyler	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Ryan Tyler

/s/ Amin J. Khoury, PhD (Hon)	Chairman of the Board
Amin J. Khoury, PhD (Hon)

/s/ David Helfet, M.D.	Director
David Helfet, M.D.

/s/ Michael Senft	Director
Michael Senft

/s/ Thomas P. McCaffrey	Director
Thomas P. McCaffrey

/s/ Heather Floyd	Director
Heather Floyd

/s/ Timothy J. Scannell	Director
Timothy J. Scannell

/s/ Stephen M. Ward, Jr.	Director
Stephen M. Ward, Jr.

/s/ Brad Feld	Director
Brad Feld